     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 26, 1999


                                                      REGISTRATION NO. 333-78435
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                           --------------------------


                                AMENDMENT NO. 2
                                       TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                           --------------------------

                       CORT BUSINESS SERVICES CORPORATION
             (Exact name of Registrant as specified in its charter)

               DELAWARE                                  7359                                 54-1662135
     (State or Other Jurisdiction            (Primary Standard Industrial        (I.R.S. Employer Identification No.)
  of Incorporation or Organization)          Classification Code Number)

                           --------------------------

                             4401 FAIR LAKES COURT
                            FAIRFAX, VIRGINIA 22033
                                 (703) 968-8524
         (Address, Including Zip Code, and Telephone Number, Including
            Area Code, of Registrant's Principal Executive Offices)
                           --------------------------

                                 PAUL N. ARNOLD
                                 PRESIDENT AND
                            CHIEF EXECUTIVE OFFICER
                       CORT BUSINESS SERVICES CORPORATION
                             4401 FAIR LAKES COURT
                            FAIRFAX, VIRGINIA 22033
                                 (703) 968-8524
            (Name, address including zip code, and telephone number,
                   including area code, of agent for service)
                           --------------------------

With Copies to:

           DANIEL O'DONNELL, ESQ.                         LANCE C. BALK, ESQ.
           Dechert Price & Rhoads                           Kirkland & Ellis
          4000 Bell Atlantic Tower                         153 E. 53rd Street
              1717 Arch Street                             New York, NY 10022
           Philadelphia, PA 19103                            (212) 446-4800
               (215) 994-4000

                           --------------------------


    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after this Registration Statement becomes effective and the effective time of the merger of CBF Mergerco Inc., a Delaware corporation, with and into CORT Business Services Corporation, pursuant to the Agreement and Plan of Merger among CBF Holding LLC, CBF Mergerco Inc. and CORT Business Services Corporation dated as of March 25, 1999, as amended as of July 26, 1999, which is attached as Annex A to the Proxy Statement/Prospectus forming a part of this Registration Statement.


    If any of the securities being registered on this form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /


    If this form is filed to register additional securities for an offering pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. / /


    If this form is a post-effective amendment filed pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                     [LOGO]

                        4401 FAIR LAKES COURT, SUITE 300
                            FAIRFAX, VIRGINIA 22033


                                          , 1999

Dear Stockholder:


    You are cordially invited to attend a special meeting of the stockholders of CORT Business Services Corporation to consider the important matter of the acquisition of CORT by Bruckmann, Rosser, Sherrill & Co. II, L.P., Citicorp Venture Capital Ltd. and some of CORT's directors and officers. The meeting will
be held on           , 1999, at   .m., local time, at           .



    The purpose of the special meeting is to consider and vote upon a proposal to adopt an Agreement and Plan of Merger, dated as of March 25, 1999, as amended as of July 26, 1999, among CORT, CBF Holding LLC, and CBF Mergerco, Inc. If the merger is completed, each stockholder (other than those who are retaining shares under the terms of the merger agreement) will have the right to receive per share consideration of:


    - $24.00 in cash, without interest, and

    - one share of a series of preferred stock of CORT as the surviving company in the merger, with an initial liquidation preference of $2.50,

unless appraisal rights are exercised and perfected as required by Delaware law. The preferred stock will not be listed on any national securities exchange or the Nasdaq Stock Market.


    Details of the merger agreement, including the treatment in the merger of outstanding stock options to buy shares of common stock of CORT, and other important information appear in the attached Proxy Statement/Prospectus. A copy of the merger agreement is attached as Annex A to the Proxy Statement/ Prospectus. You are urged to read carefully the Proxy Statement/Prospectus. WE ESPECIALLY ENCOURAGE YOU TO READ THE SECTION ENTITLED "RISK FACTORS" WHICH BEGINS ON PAGE 8.


    The Board of Directors has unanimously approved and declared advisable the merger agreement, has determined that the merger is fair to, and in the best interests of, the stockholders of CORT and has recommended that the stockholders vote in favor of adoption of the merger agreement. A financial advisor retained by CORT, SunTrust Equitable Securities Corporation, has found the consideration to be received by CORT's stockholders (other than those who are retaining shares under the terms of the merger agreement) fair from a financial point of view. A copy of the opinion of SunTrust Equitable Securities Corporation is contained as Annex B to the Proxy Statement/Prospectus.

    Under Delaware law, the affirmative vote of the holders of a majority of the outstanding shares of CORT's voting common stock is required to adopt the merger agreement. In addition, the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of voting common stock that are not owned beneficially by members of the investor group or their affiliates or associates. This voting requirement gives CORT's "public" stockholders the opportunity to approve or reject the merger.


    We would like your shares to be represented, and we hope you can attend the special meeting. Whether or not you plan to attend the special meeting, please complete, sign and date your proxy card and return it in the enclosed envelope as soon as possible. If after submitting your proxy, you decide to change your vote or that you would rather vote your shares in person, you may do so at any time before or at the special meeting. Please do not send in your stock certificates at this time.


                                Sincerely,
                                /s/ Paul N. Arnold
                                ------------------------------------------
                                Paul N. Arnold
                                President and Chief Executive Officer

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROXY STATEMENT/ PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

          This Proxy Statement/Prospectus is dated            , 1999.

                       CORT BUSINESS SERVICES CORPORATION
                        4401 FAIR LAKES COURT, SUITE 300
                            FAIRFAX, VIRGINIA 22033

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                            TO BE HELD       , 1999

To the Stockholders of CORT Business Services Corporation:

    A special meeting of stockholders of CORT Business Services Corporation will
be held on           , 1999, at   .m., eastern time, at
                         , Fairfax, Virginia 22033, for the following purposes:


    1. To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of March 25, 1999, as amended as of July 26, 1999, among CORT, CBF Holding LLC, and CBF Mergerco Inc., a wholly-owned subsidiary of CBF, under which:


       - CBF Mergerco Inc. will be merged with and into CORT and CORT will be the surviving corporation in the merger, and

       - each share of CORT's common stock that is issued and outstanding immediately before the effective time of the merger will be converted into the right to receive

           -  $24.00 in cash, without interest, and

           - one share of 12% Series A-1 Preferred Stock of CORT, as the surviving corporation in the merger, with an initial liquidation preference of $2.50 per share.

       Shares held in CORT's treasury or by any CORT subsidiary will be canceled without payment. Shares retained under the terms of the merger agreement and shares for which appraisal rights are perfected in accordance with Delaware law will not be converted into the right to receive the above consideration; and


    2. To transact other business that may come properly before the special meeting or any adjournments or postponements thereof.


    These transactions and other related matters are more fully described in the accompanying Proxy Statement/Prospectus. A copy of the merger agreement is attached as Annex A to, and described in, the Proxy Statement/Prospectus. The Board of Directors has approved the merger agreement and declared its advisability, has determined that the merger is fair to, and in the best interests of, the stockholders of CORT and recommends that the stockholders vote in favor of adoption of the merger agreement.


    The Board of Directors has fixed the close of business on July 22, 1999 as the record date for determination of the holders of shares entitled to notice of and to vote at the special meeting. Only stockholders of record at the close of business on July 22, 1999 are entitled to receive notice of, and only holders of record of voting shares at the close of business on July 22, 1999 are entitled to vote their voting shares at, the special meeting and any adjournments or postponements of the special meeting. A list of stockholders will be available at the time and place of the meeting and, during the 10 days before the meeting, at the office of the Corporate Secretary, 4401 Fair Lakes Court, Suite 300, Fairfax, Virginia 22033. Under Delaware law, the affirmative vote of the holders of a majority of the outstanding voting shares is required to adopt the merger agreement. In addition, the merger agreement requires the affirmative vote of holders of a majority of the outstanding voting shares that are not owned beneficially by members of the investor group or any of their respective affiliates or associates to adopt the merger agreement. See "INTRODUCTION--Voting at the Special Meeting" in the accompanying Proxy Statement/Prospectus.


    Stockholders of CORT who do not vote in favor of adoption of the merger agreement and who comply with the requirements of Section 262 of the Delaware General Corporation Law will have the right to demand appraisal of their shares in connection with the merger. Generally, to preserve appraisal rights, a stockholder must:

    - before the vote with respect to the merger agreement is taken at the special meeting, deliver to CORT a written demand for appraisal of his, her or its shares,

    - not vote in favor of adoption of the merger agreement and

    - cause a petition for appraisal to be filed in the Delaware Court of Chancery within 120 days after the effective time of the merger.

    For a description of appraisal rights, see the information provided in the accompanying Proxy Statement/Prospectus under the caption "APPRAISAL RIGHTS." See also Annex C to the accompanying Proxy Statement/Prospectus for a copy of
Section 262 of the Delaware General Corporation Law.

    CORT is party to litigation challenging the merger. See "SPECIAL FACTORS--Litigation Challenging the Merger" in the accompanying Proxy Statement/Prospectus.

    A stockholder who has given a proxy may revoke it at any time before it is voted at the special meeting by filing with the Secretary of CORT a written revocation bearing a later date than the date of the proxy being revoked, by submitting a subsequent proxy bearing a later date than the date of the proxy being revoked or by voting in person at the special meeting. Revocation of a proxy is more fully described in the accompanying Proxy Statement/Prospectus under the caption "INTRODUCTION-- Proxies." Properly executed but unmarked proxies will be voted FOR adoption of the merger agreement.

    Whether or not you intend to be personally present at the special meeting, please complete, sign and date the enclosed proxy and return it promptly in the enclosed postage prepaid envelope. Stockholders who attend the special meeting may vote in person even if they have returned a proxy card.

                                By Order Of The Board of Directors

                                /s/ Frances Ann Ziemniak
                                ------------------------------------------
                                Frances Ann Ziemniak
                                Secretary

Fairfax, Virginia

          , 1999

 YOUR VOTE IS IMPORTANT. PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED, WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE SPECIAL MEETING.

           PLEASE DO NOT SEND IN ANY STOCK CERTIFICATES AT THIS TIME.

                               TABLE OF CONTENTS


                                                                                                                PAGE
                                                                                                                -----
Summary....................................................................................................           1
  Date, Time and Place of Special Meeting..................................................................           1
  Purpose of the Special Meeting...........................................................................           1
  What You Will Receive in the Merger......................................................................           1
  The Merger...............................................................................................           1
  Effective Time of the Merger.............................................................................           1
  Eligibility to Vote and Required Vote....................................................................           2
  Recommendation of the Board of Directors.................................................................           2
  Opinion of Financial Advisor.............................................................................           2
  Interests of Certain Persons in the Merger...............................................................           3
  Conditions to Completion of the Merger...................................................................           4
  Expenses.................................................................................................           4
  Financing of the Merger..................................................................................           5
  Appraisal Rights.........................................................................................           5
  Federal Income Tax Consequences..........................................................................           5
  Regulatory Matters.......................................................................................           5
  Market Information.......................................................................................           5
  Litigation Challenging the Merger........................................................................           6
  Business and Principal Executive Offices.................................................................           6
Selected Consolidated Historical and Pro Forma Financial Data..............................................           7
Risk Factors...............................................................................................           8
  We Will Have A High Level Of Debt After The Merger Which Could Impede Our Ability to Obtain Additional
    Financing, Restrict the Use Of Our Cash Flow and Limit Our Flexibility And We May Not Pay You..........           8
  The Inability To Repay Our Debt And Interest Obligations May Affect Our Ability To Implement Our Business
    Strategy and Reduce Our Cash Flow Available To Pay You.................................................           8
  Our Debt Obligations May Contain Covenants That Will Restrict How We Operate Our Business Which Could
    Impair Our Ability To Respond To Changing Conditions Or Could Lead To Declines In Operating Results....           9
  After The Merger, We Will Be Controlled By A Small Number Of Stockholders Who Will Not Be Required To
    Vote In The Best Interests Of Holders Of Our Series A-1 Preferred Stock................................           9
  We Will Delist Our Common Stock From The NYSE And There Is Uncertainty Regarding The Liquidity And Market
    Price For The Series A-1 Preferred Stock You Will Be Entitled To Receive In Connection With The
    Merger.................................................................................................          10
  Our Other Liabilities And Obligations Are Senior In Right Of Payment To The Series A-1 Preferred Stock
    You Will Be Entitled To Receive In Connection With The Merger..........................................          10
  Your Series A-1 Preferred Stock Will Have Limited Voting Rights And You Will Not Be Able To Control Key
    Business Decisions That May Impact The Value Of Your Preferred Stock...................................          10
  Our Board, Delaware Law And Our Debt Obligations May Impose Limitations On Our Ability To Pay Dividends
    On The Series A-1 Preferred Stock You Will Be Entitled To Receive In Connection With The Merger........          11
  After The Merger, It Is Possible That We Will No Longer File Reports With The Securities And Exchange
    Commission And That It Will Be Difficult For Preferred Stockholders To Obtain Information Regarding Our
    Financial Condition....................................................................................          11
  Our Business Is In A Highly Competitive Industry And The Value Of Our Series A-1 Preferred Stock May
    Decrease And We May Be Unable To Pay You If We Fail To Successfully Compete............................          12

                                                                                                                PAGE
                                                                                                                -----
  We Cannot Assure That We Will Be Able To Implement Key Components Of Our Business Strategy And Achieve
    Anticipated Financial Performance......................................................................          12
  We Depend On Key Personnel Who Have Important Relationships With Our Customers...........................          12
Introduction...............................................................................................          13
Special Factors............................................................................................          17
  Background of the Merger.................................................................................          17
  Contacts with Third Parties..............................................................................          23
  Fairness of the Merger; Recommendation of the Board of Directors; Position of CBF........................          26
  Opinion of Financial Advisor.............................................................................          30
  Purpose of the Merger....................................................................................          35
  Interests of Certain Persons in the Merger; Conflicts of Interest........................................          36
  Change of Control Agreements.............................................................................          39
  Effects of the Merger....................................................................................          40
  Plans for the Company After the Merger...................................................................          40
  Risk that the Merger Will Not Be Completed...............................................................          40
  Risks in the Event of Bankruptcy.........................................................................          41
  Litigation Challenging the Merger........................................................................          42
  Projections..............................................................................................          42
The Merger.................................................................................................          44
  General..................................................................................................          44
  Effective Time of the Merger.............................................................................          44
  Stockholder Adoption of the Merger Agreement.............................................................          44
  Payment for Shares.......................................................................................          45
  The Exchange Fund........................................................................................          46
  Regulatory Matters.......................................................................................          47
  Conditions to Completion of the Merger...................................................................          47
  Covenants................................................................................................          48
  Termination..............................................................................................          50
  Expenses.................................................................................................          51
  Indemnification of Directors and Officers; Directors' and Officers' Liability Insurance..................          51
  Accounting Treatment of the Merger.......................................................................          52
Financing of the Merger....................................................................................          52
  Debt Financing...........................................................................................          53
  Equity Financing.........................................................................................          55
  Fees and Expenses........................................................................................          56
Federal Income Tax Consequences............................................................................          57
Appraisal Rights...........................................................................................          61
Information Concerning CBF, CBF Sub and Affiliates.........................................................          63
Pro Forma Condensed Consolidated Financial Statements......................................................          63
Capitalization.............................................................................................          70
Management's Discussion and Analysis of Financial Condition and Results of Operations......................          72
Business of the Company....................................................................................          78
Information Regarding the Directors and Executive Officers of CORT Following the Merger and CBF............          87
Market Prices and Dividends on the Shares..................................................................          90
Description of Capital Stock Prior to the Merger...........................................................          90
Description of Capital Stock After the Merger..............................................................          91
Transactions in the Common Stock...........................................................................         100
Security Ownership of Beneficial Owners and Directors and Officers.........................................         100
Security Ownership of the Surviving Corporation............................................................         102

                                                                                                                PAGE
                                                                                                                -----
Incorporation of Documents by Reference....................................................................         103
Additional Available Information...........................................................................         103
Legal Matters..............................................................................................         104
Experts....................................................................................................         104
Stockholder Proposals......................................................................................         104
Forward-Looking Statements.................................................................................         104
Other Matters..............................................................................................         104
Index to Consolidated Financial Statements.................................................................         F-1
ANNEXES
Annex A--Agreement and Plan of Merger......................................................................
Annex B--Opinion of STES Securities Corporation............................................................
Annex C--Section 262 of the Delaware General Corporation Law...............................................
SCHEDULES
Schedule I--Purchases of Shares by CORT and Affiliates.....................................................

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q: What will CORT stockholders be entitled to receive in connection with the merger for each CORT share?

A: Each CORT stockholder (other than those who are retaining shares) will be entitled to receive in exchange for each share of CORT common stock $24.00 in cash and one share of Series A-1 Preferred Stock of the surviving corporation with an initial liquidation preference of $2.50 per share.

Q: Will the new preferred stock of CORT be listed on the New York Stock
    Exchange?

A: No. We do not expect that the shares of preferred stock of CORT will be listed on any national securities exchange or any inter-dealer quotation system.

Q: What do I need to do now?

A: If you are a holder of voting common stock, after carefully reading and considering the information contained in this document, please fill out and sign your proxy card. Then mail your completed, signed and dated proxy card in the enclosed return envelope as soon as possible so that your shares can be voted at the CORT special meeting.

Q: If my shares are held in "street name" by my broker, will my broker vote my shares for me?

A: Your broker will not be able to vote your shares without instructions from you. You should follow the directions provided by your broker to vote your shares.

Q: How do I change my vote after I have mailed my signed proxy card?

A: You may change your vote by sending a written notice stating that you would like to revoke your proxy or by completing and submitting a new, later dated proxy card to the Corporate Secretary of CORT. You also can attend the CORT special meeting and vote in person.

Q: Should I send in my stock certificates now?

A: No. After the merger is completed, CORT stockholders will receive written instructions for exchanging their CORT stock certificates for cash and stock certificates representing the Series A-1 Preferred Stock issued in connection with the merger.

Q: What are appraisal rights?

A: In lieu of receiving $24.00 in cash and one share of Series A-1 Preferred
    Stock of the surviving corporation with an initial liquidation preference of $2.50 per share, you may elect to have the fair value of your stock (whether voting or non-voting common stock) appraised by the Delaware Court of Chancery and paid to you in cash. In order to demand appraisal, you must make a written demand for appraisal prior to the vote on the merger agreement at the special meeting, you must not vote in favor of adoption of the merger agreement, and you must satisfy the other requirements under Delaware law which are described in this Proxy Statement/Prospectus.

Q: When do you expect the merger to be completed?


A: We are working toward completing the merger as quickly as possible after the CORT special meeting. We hope to complete the merger in the third calendar quarter of 1999.


Q: Who can help answer my questions?

A: If you have any questions, please contact us at:

CORT Business Services Corporation
4401 Fair Lakes Court
Fairfax, Virginia 22033
(703) 968-8524
Attention: Corporate Secretary

                                    SUMMARY

    THE FOLLOWING IS ONLY A SUMMARY OF MATTERS DISCUSSED IN THIS PROXY STATEMENT/PROSPECTUS. THIS SUMMARY IS QUALIFIED BY THE DETAILED INFORMATION IN THIS PROXY STATEMENT/PROSPECTUS AND THE ATTACHED ANNEXES AND SCHEDULES. YOU ARE URGED TO REVIEW CAREFULLY THIS PROXY STATEMENT/PROSPECTUS AND THE ATTACHED ANNEXES AND SCHEDULES IN THEIR ENTIRETY. THE TERMS "CORT," THE "COMPANY," "WE," "OUR," AND "US" REFER TO CORT BUSINESS SERVICES CORPORATION (BOTH BEFORE THE COMPLETION OF THE MERGER AND AFTER THE COMPLETION OF THE MERGER AS THE SURVIVING CORPORATION OF THE MERGER) AND ITS SUBSIDIARIES. WE HAVE INCLUDED CROSS REFERENCES IN THIS SUMMARY TO CAPTIONS IN THE PROXY STATEMENT/PROSPECTUS TO DIRECT YOU TO ADDITIONAL INFORMATION.

DATE, TIME AND PLACE OF THE SPECIAL MEETING

    A special meeting of our stockholders will be held at             Fairfax,
Virginia 22033 on       , 1999, at   .m., eastern time.

PURPOSE OF THE SPECIAL MEETING

    At the special meeting, we will ask holders of our voting common stock to adopt a merger agreement. The merger agreement is attached as Annex A to this Proxy Statement/Prospectus. We encourage you to read it as it is the legal document that governs the merger. See "INTRODUCTION--Matters to be Considered at the Special Meeting."

WHAT YOU WILL RECEIVE IN THE MERGER

    For each share of CORT common stock owned before the merger, CORT stockholders who do not perfect their appraisal rights will be entitled to receive $24.00 in cash, without interest, and one share of Series A-1 Preferred Stock of our company, as the surviving corporation in the merger, with a liquidation preference of $2.50 per share. The merger will have the effect of canceling shares held in our treasury or by any of our subsidiaries without payment. In lieu of receiving the merger consideration, some of the stockholders will be retaining an equity interest in CORT. See "THE MERGER."

THE MERGER


    Under the merger agreement, a corporation named CBF Mergerco Inc. will merge into CORT. CBF Mergerco Inc. is a Delaware corporation formed solely to be a party to the merger. It is a subsidiary of CBF Holding LLC, which is a Delaware limited liability company formed in connection with the merger and owned by Bruckmann, Rosser, Sherrill & Co. II, L.P. CBF Mergerco Inc. will not exist after the merger. We will be the surviving corporation in the merger. CBF Holding LLC will be one of our stockholders after the merger. See "THE MERGER."


EFFECTIVE TIME OF THE MERGER

    The merger will become effective when we file a Certificate of Merger with the Secretary of State of the State of Delaware as required by Delaware law, or at a later time specified in the Certificate of Merger. We expect to file promptly after the merger agreement is adopted at the special meeting of our stockholders and after the other conditions to completion of the merger in the merger agreement are satisfied or waived. See "THE MERGER--Effective Time of the Merger," "--Conditions to Completion of the Merger" and "--Covenants." See also "SPECIAL FACTORS--Risk that the Merger Will Not Be Completed."

ELIGIBILITY TO VOTE AND REQUIRED VOTE


    You may vote at the special meeting if you were the record owner of CORT voting common stock at the close of business on July 22, 1999. On July 22, there were a total of 13,096,560 shares of voting common stock outstanding and entitled to vote, held by 200 holders of record. The holders of a majority of the outstanding shares of voting common stock entitled to vote must be present in person or by properly executed proxy to have a quorum at the special meeting.


    Under Delaware law, the affirmative vote of the holders of a majority of the outstanding shares of our voting common stock is required to adopt the merger agreement. In addition, the terms of the merger agreement require the affirmative vote of holders of a majority of outstanding shares of voting common stock that are not owned beneficially by members of the investor group. See "INTRODUCTION--Voting at the Special Meeting" and "THE MERGER--Stockholder Adoption of Merger Agreement."

    All shares of voting common stock represented at the special meeting by properly executed and timely proxies, which have not been revoked, will be voted in accordance with their instructions. If no instructions are given, proxies will be voted FOR adoption of the merger agreement. If you have given a proxy, you may revoke it at any time before it is voted at the special meeting (or any postponement or adjournment thereof). You may revoke a proxy by

    - filing with our Secretary a written revocation bearing a later date than the proxy being revoked;

    - submitting a validly executed proxy bearing a later date than the proxy being revoked; or

    - attending the special meeting and voting in person. However, your attendance at the special meeting will not in and of itself revoke a proxy.

RECOMMENDATION OF THE BOARD OF DIRECTORS


    Our Board of Directors unanimously approved the merger agreement. The Board believes the proposed merger is fair to, and in the best interests of, all of CORT's stockholders. The Board recommends that you vote in favor of adoption of the merger agreement. The Board of Directors, in reaching its conclusions, considered a number of factors, which are described in "SPECIAL FACTORS--Fairness of the Merger; Recommendation of the Board of Directors." You should recognize that because of the nature of the transaction all but two of the members of our Board of Directors have actual or potential conflicts of interests. See "SPECIAL FACTORS--Interests of Certain Persons in the Merger; Conflicts of Interest."


OPINION OF FINANCIAL ADVISOR

    We retained SunTrust Equitable Securities to evaluate the proposed merger. On March 25, 1999, SunTrust Equitable Securities delivered its opinion orally to the Board of Directors. It found the consideration proposed to be paid to the stockholders, other than certain of our directors, officers and stockholders retaining shares of CORT's common equity in connection with the merger, fair from a financial point of view.

    SunTrust Equitable Securities' written opinion dated March 25, 1999, describes the procedures followed, the matters considered, the scope of review undertaken and the assumptions made in arriving at the opinion that the proposed merger consideration is fair to the stockholders (other than members of the investor group). The full text of this opinion is attached to this Proxy Statement/Prospectus as Annex B. You are urged to read it in its entirety. For purposes of its opinion, SunTrust Equitable Securities relied, without independent verification, on the accuracy and completeness of all financial and other information that it reviewed. For more information about SunTrust Equitable Securities' services as financial advisor, its opinion and its fee and expense arrangements, see "SPECIAL FACTORS--Opinion of Financial Advisor."


INTERESTS OF CERTAIN PERSONS IN THE MERGER; CONFLICTS OF INTEREST


    In considering the merger and the Board of Directors' conclusions, you should be aware that directors and officers of CORT have interests that present them with actual or potential conflicts of interest in connection with the merger.


    The options held by some of our officers, directors, employees and members of our management including options that have not yet vested will be vested in connection with the merger. Director options held by members of the investor group will be exchanged for options of the surviving corporation rather than exchanged for the merger consideration.



    We expect that members of our management will acquire in connection with the merger a total of approximately 825,000 shares of the surviving corporation's common stock representing approximately 16.5% of the outstanding shares of the surviving corporation's common stock. In addition, members of our management will receive approximately 2,527,778 shares of Series B Preferred Stock of the surviving corporation, par value $.01 per share, representing approximately 7.22% of the outstanding shares of this series of preferred stock and approximately 2,166,667 shares of Series C Preferred Stock of the surviving corporation, par value $.01 per share, representing approximately 7.22% of the outstanding shares of this series of preferred stock. The members of our senior management who we expect to acquire shares are Paul Arnold, President and Chief Executive Officer, Anthony J. Bellerdine, Senior Group Vice President, Charles Egan, our Chairman, Kenneth W. Hemm, Executive Vice President and Chief Operating Officer--Division II, Steven Jobes, Executive Vice President and Chief Marketing Officer, Lloyd Lenson, Executive Vice President and Chief Operating Officer--Division I, and Frances Ann Ziemniak, Executive Vice President and Chief Financial Officer. Other employees who we, Bruckmann, Rosser, Sherrill & Co. II, L.P. and Citicorp Venture Capital Ltd. select before the effective time of the merger may also acquire some of these shares.



    Citicorp Venture Capital Ltd. and some of its affiliates including James Urry and Michael Delaney, who are members of our Board, will receive preferred stock in connection with their ongoing investment in CORT that will entitle them to a special dividend preference over the Series A-1 Preferred Stock you will be entitled to receive in connection with the merger. These special dividends will have preference over our Series A-1 Preferred Stock of up to $4 million in the first year after the merger and up to $1 million in each subsequent year.


    Upon completion of the merger, as the surviving corporation, we expect to pay a bonus of approximately $3.5 million in total to some members of management.


    In addition, at the effective time of the merger, an affiliate of Bruckmann, Rosser, Sherrill & Co. II, L.P. will receive from us a closing fee of approximately $3.4 million. After the effective time of the merger, the same affiliate will receive an annual management fee from us of $500,000 per year in the aggregate for management, business and organization strategy and merchant and investment banking services rendered to us. The amount of the annual management fee may be increased based upon our performance or other criteria to be established by our Board of Directors.


    Under the merger agreement, as the surviving corporation, we will provide officers' and directors' liability insurance for six years after the merger becomes effective. This insurance will cover each of our, or our subsidiaries, present and former directors, officers, employees and agents who is currently covered by our officers' and directors' liability insurance with respect to actions and omissions occurring before the merger. The insurance coverage is on terms no less favorable than the insurance we provided on the date of signing the merger agreement, subject to limitations.

    The merger agreement also provides that, as the surviving corporation, we, and CBF Holding LLC, will indemnify and hold harmless the above individuals against any losses, claims, damages, liabilities, costs, expenses, judgments and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to any action or omission occurring before the merger occurs to the full extent permitted under Delaware law, our Certificate of Incorporation or By-Laws in effect when the merger occurs. See "THE MERGER--Indemnification of Directors and Officers."


    For a more detailed description of the conflicts of interest of certain of our officers and directors, see "SPECIAL FACTORS--Interests of Certain Persons in the Merger; Conflicts of Interest."


CONDITIONS TO COMPLETION OF THE MERGER

    The completion of the merger depends on the satisfaction of a number of conditions, including without limitation, the following:

    - The holders of a majority of our outstanding voting common stock, and the holders of a majority of the outstanding voting common stock held by stockholders other than directors, officers and stockholders retaining shares of our common equity in connection with the merger, must adopt the merger agreement at the special meeting;

    - CBF Holding LLC must receive financing in an amount necessary to complete the merger;

    - Stockholders must not demand appraisal of shares representing more than 5% of the total number of shares outstanding on a fully-diluted basis; and

    - CORT, CBF Holding LLC and CBF Mergerco Inc. must comply with other covenants and conditions contained in the merger agreement.

    Unless prohibited by law, the parties may elect to waive any condition that has not been satisfied and complete the merger anyway. The parties do not anticipate waiving any material condition to the merger. If a material condition is waived or if a material condition is not satisfied and not waived, the parties will notify our stockholders by issuing a press release describing the waiver or failure to satisfy the condition. If the waiver would have an adverse impact on your decision to approve the merger and acquire our Series A-1 Preferred Stock, we may resolicit your vote for adoption of the merger agreement. See "THE MERGER--Conditions to Completion of the Merger." See also "SPECIAL FACTORS--Risk that the Merger Will Not Be Completed."

EXPENSES

    We have agreed to pay CBF Holding LLC and CBF Mergerco Inc. for their out-of-pocket expenses incurred in connection with the merger agreement and related transactions, including financing, in the event that:

    - we exercise our right to terminate the merger agreement in accordance with a provision of the merger agreement that allows us to approve another acquisition proposal, or

    - CBF Holding LLC terminates the merger agreement because (a) we violate provisions in the merger agreement or (b) we or our Board of Directors approve another acquisition proposal.

    Reimbursement for expenses shall not exceed a total of $2,000,000 plus reasonable fees and expenses that may be incurred in connection with obtaining the financing for the transaction. See "FINANCING OF THE MERGER."

FINANCING OF THE MERGER


    CBF Holding LLC and CBF Mergerco Inc. require approximately $472.1 million in funds to complete the merger and pay related fees and expenses. These funds will be raised by the corporation surviving in the merger as successor to CBF Merger Co., Inc. through the issuance of debt securities and preferred stock, borrowings under a new credit facility and contributions to its equity capital by the equity investors. The equity investors are expected to include Bruckmann, Rosser, Sherrill & Co. II, L.P., Citicorp Venture Capital Ltd., Bruce C. Bruckmann, James A. Urry, Michael A. Delaney, Paul N. Arnold, Anthony J. Bellerdine, Charles M. Egan, Kenneth W. Hemm, Lloyd Lenson, Frances Ann Ziemniak and Steven Jobes as well as other principals of Bruckmann, Rosser, Sherrill & Co. II, L.P., and of Citicorp Venture Capital Ltd. and other employees of ours. We have received commitment letters from Bruckmann, Rosser, Sherrill & Co. II, L.P. and Citicorp Venture Capital Ltd., our largest stockholder, providing that these firms have agreed, subject to conditions, to contribute in total up to $105 million in cash and property to the equity of CBF Mergerco Inc. or the surviving corporation in the merger. All of the obligations arising from the debt financing will be obligations of the surviving corporation's wholly-owned subsidiary, CORT Furniture Rental Corporation, following the merger. See "FINANCING OF THE MERGER" for a description of this debt and equity financing.


    The receipt of financing proceeds sufficient to complete the merger and to pay related fees and expenses is a condition to the completion of the merger. See "THE MERGER--Conditions to Completion of the Merger."

APPRAISAL RIGHTS

    Delaware law allows holders of CORT common stock to elect to have the fair value of their stock appraised and paid to them in cash. If you hold shares of CORT common stock and you elect to exercise your appraisal rights and you follow the required formalities, you will receive neither the $24.00 cash price nor shares of Series A-1 Preferred Stock of the surviving corporation. Instead, your only right will be to receive the appraised value of your shares of CORT in cash. See "APPRAISAL RIGHTS."

FEDERAL INCOME TAX CONSEQUENCES

    Your receipt of cash for shares in connection with the merger or the exercise of appraisal rights and your receipt of Series A-1 Preferred Stock in connection with the merger will be taxable transactions for United States federal income tax purposes and also may be taxable transactions for state, local, foreign and other tax purposes. See "FEDERAL INCOME TAX CONSEQUENCES." STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISERS.

REGULATORY MATTERS


    Other than the requirements of the Securities Exchange Act of 1934 and the filing of the Certificate of Merger under Delaware law and the expiration or early termination of the waiting period under the Hart Scott Rodino Antitrust Improvements Act of 1976, we, and CBF Holding LLC and CBF Mergerco Inc., are not aware of any federal or state regulatory approvals or consents that must be obtained in connection with the merger.


MARKET INFORMATION

    Our common stock is traded on the New York Stock Exchange under the symbol "CBZ." On March 25, 1999, the last day of trading before the public announcement of the execution of the merger agreement, the closing price was $16 3/4 per
share. On       , 1999, the last full day of trading at the time of printing of
this Proxy Statement/Prospectus, the closing price was $           per share.

    For historical information on prices for the shares, see "MARKET PRICES AND DIVIDENDS ON THE SHARES."

LITIGATION CHALLENGING THE MERGER


    Three alleged stockholders have separately filed suit against us, all of our directors, Citicorp Venture Capital Ltd. and, in two of the cases, Bruckmann, Rosser, Sherrill & Co. II, L.P. in the Delaware Court of Chancery. Each lawsuit alleges breaches of fiduciary duties in connection with the directors' approval of the merger. The complaints purport to be class action complaints and the plaintiffs seek to enjoin the merger or, in the alternative, to rescind the merger and also seek to recover rescissory and/or compensatory damages. We believe that the claims are without merit and intend to vigorously defend such lawsuits. See "SPECIAL FACTORS--Litigation Challenging the Merger."


BUSINESS AND PRINCIPAL EXECUTIVE OFFICES

    Through our wholly-owned subsidiary CORT Furniture Rental Corporation, we are the leading national provider of rental furniture, accessories and related services in the "rent-to-rent" segment of the furniture rental industry. See "BUSINESS OF THE COMPANY." The address and telephone number of our principal executive offices are 4401 Fair Lakes Court, Fairfax, VA 22033, (703) 968-8524.

         SELECTED CONSOLIDATED HISTORICAL AND PRO FORMA FINANCIAL DATA


    The following table contains selected consolidated historical financial data of CORT for the last five completed fiscal years. The Statement of Operations Data for the years ended December 31, 1994 through 1998 and the Balance Sheet Data as of December 31, 1994 through 1998 were derived from the audited Consolidated Financial Statements of CORT. The Statement of Operations Data for the three months ended March 31, 1999 and 1998 and the Balance Sheet Data as of March 31, 1999 were derived from the unaudited condensed consolidated financial statements of CORT. The selected pro forma financial data has been derived from the unaudited pro forma financial statements included elsewhere in this Proxy Statement/ Prospectus. The Pro Forma Balance Sheet Data gives effect to the merger as if it was completed on March 31, 1999. The Pro Forma Statement of Operations Data gives effect to the merger as if it was completed on January 1, 1998. The pro forma financial information is based on assumptions that management believes are reasonable. This information is presented for comparative and informational purposes only. The pro forma financial information does not purport to represent what CORT's results of operations or financial condition would actually have been had the merger in fact occurred on these dates or to project CORT's results of operations for any future period or financial condition on any future date. This table should be read with the pro forma financial statements included elsewhere in this Proxy Statement/ Prospectus and CORT's Annual Report on Form 10-K for the year ended December 31, 1998 as amended, the Consolidated Financial Statements of CORT and related notes, and the other financial information included in this Proxy Statement/Prospectus or in the documents attached as exhibits.


                                                                                                             THREE MONTHS
                                                                                   YEAR ENDED DECEMBER 31,       ENDED
                                                YEAR ENDED DECEMBER 31,                      1998              MARCH 31,
                                       ------------------------------------------  ------------------------  -------------
                                         1994       1995      1996(1)     1997     HISTORICAL    PRO FORMA       1998
                                       ---------  ---------  ---------  ---------  -----------  -----------  -------------

                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
Statement of Operations Data:
Furniture rental revenue.............  $ 130,026  $ 141,988  $ 191,560  $ 237,212   $ 265,871    $ 265,871     $  62,814
Furniture sales revenue..............     34,534     37,321     42,589     50,006      53,093       53,093        12,629
                                       ---------  ---------  ---------  ---------  -----------  -----------  -------------
  Total revenue......................    164,560    179,309    234,149    287,218     318,964      318,964        75,443
Cost of furniture rental.............     25,771     27,950     36,958     45,634      47,863       47,863        11,087
Cost of furniture sales..............     20,649     22,203     25,207     30,257      32,354       32,354         7,615
                                       ---------  ---------  ---------  ---------  -----------  -----------  -------------
  Total cost of goods................     46,420     50,153     62,165     75,891      80,217       80,217        18,702
Selling, general and administrative
  expenses...........................     95,526    102,435    136,536    165,019     186,100      186,600        44,166
                                       ---------  ---------  ---------  ---------  -----------  -----------  -------------
Operating earnings...................     22,614     26,721     35,448     46,308      52,647       52,147        12,575
Interest expense, net................     16,246     15,917      8,251      8,374       7,837       35,650         1,967
Income before extraordinary loss.....      3,546      6,218     15,936     22,326      25,903        8,915         6,191
Net income...........................  $   3,546  $   2,075  $  15,936  $  22,326   $  23,395           --         6,191
Earnings (loss) per common share
  before extraordinary loss..........  $    0.91  $    1.26  $    1.40  $    1.74   $    1.99    $   (1.77)    $    0.48
Earnings (loss) per common share
  before extraordinary loss--assuming
  dilution...........................  $    0.85  $    1.11  $    1.31  $    1.67   $    1.92    $   (1.77)    $    0.46
Other Data:
Book value per share(2)..............       1.46      11.28      10.96      11.66       13.49       (36.62)        12.13
Earnings to combined fixed charges
  and preferred stock dividends
  (3)................................       1.33       1.57       3.21       3.77        4.14           --          4.05


                                       THREE MONTHS ENDED MARCH
                                               31, 1999
                                       ------------------------
                                       HISTORICAL    PRO FORMA
                                       -----------  -----------

Statement of Operations Data:
Furniture rental revenue.............   $  71,795    $  71,795
Furniture sales revenue..............      14,569       14,569
                                       -----------  -----------
  Total revenue......................      86,364       86,364
Cost of furniture rental.............      12,489       12,489
Cost of furniture sales..............       9,229        9,229
                                       -----------  -----------
  Total cost of goods................      21,718       21,718
Selling, general and administrative
  expenses...........................      51,292       51,417
                                       -----------  -----------
Operating earnings...................      13,354       13,229
Interest expense, net................       1,421        8,805
Income before extraordinary loss.....       6,893        2,388
Net income...........................   $   6,893           --
Earnings (loss) per common share
  before extraordinary loss..........   $    0.53    $   (0.47)
Earnings (loss) per common share
  before extraordinary loss--assuming
  dilution...........................   $    0.51    $   (0.47)
Other Data:
Book value per share(2)..............       13.96       (35.22)
Earnings to combined fixed charges
  and preferred stock dividends
  (3)................................        4.67           --



                                                                         DECEMBER 31,                            MARCH 31, 1999
                                                     -----------------------------------------------------  ------------------------
                                                       1994       1995       1996       1997       1998     HISTORICAL    PRO FORMA
                                                     ---------  ---------  ---------  ---------  ---------  -----------  -----------
Balance Sheet Data:
Total assets.......................................  $ 178,275  $ 173,722  $ 247,199  $ 277,841  $ 332,896   $ 344,812    $ 364,313
Total debt.........................................    123,645     53,800     65,600     63,132     90,800      88,800      337,036
Mandatorily Redeemable Preferred Stock.............         --         --         --         --         --          --      130,021
Stockholders' equity (deficit).....................      6,963     75,421    125,152    149,332    175,662     182,639     (176,117)


----------------------------------

(1) Income statement data for the year ended December 31, 1996 include the results of operations of Evans Rents from the date of acquisition, April 24, 1996. The acquisition of Evans Rents was accounted for as a purchase business combination. Revenue of Evans Rents for the period of April 25, 1996 through December 31, 1996 was approximately $22,500,000.

(2) Represents stockholders' equity (deficit) divided by weighted average shares outstanding.


(3) Represents the ratio of earnings to combined fixed charges and preferred stock dividends. Earnings were inadequate to cover combined fixed charges and preferred stock dividends in the pro forma periods ended December 31, 1998 and March 31, 1999 by $13,081 and $3,433, respectively.

                                  RISK FACTORS

    By voting in favor of the merger and holding your shares of our common stock until the merger, you will be choosing to invest in our Series A-1 Preferred Stock. An investment in our Series A-1 Preferred Stock involves a high degree of risk. You should carefully consider the following risks, as well as the other information appearing in this Proxy Statement/Prospectus, before deciding whether to vote to adopt the merger agreement.


    WE WILL HAVE A HIGH LEVEL OF DEBT AFTER THE MERGER WHICH COULD IMPEDE OUR ABILITY TO OBTAIN ADDITIONAL FINANCING, RESTRICT THE USE OF OUR CASH FLOW, AND LIMIT OUR FLEXIBILITY AND WE MAY NOT BE ABLE TO PAY YOU.



    After the merger, we will have a high level of debt. We will incur debt through the issuance of senior subordinated notes and borrowings under a new senior credit facility in order to finance part of the cash you will receive in connection with the merger, refinance part of our debt, pay some of our fees and expenses and provide for working capital. We expect to issue $250 million aggregate principal amount of senior subordinated notes and borrow $87.0 million under our new senior credit facility at the time of the merger. The amount drawn on the new credit facility may be increased by an additional $35 million and the equity contributions of Bruckmann, Rosser, Sherrill & Co. II, L.P. and Citicorp Venture Capital Ltd. reduced by the same amount. See "PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS" and "FINANCING OF THE MERGER--Debt Financing--The New Credit Facility." In the future, we may incur even more debt. We expect to make borrowings under our new credit facility to fund seasonal working capital, capital expenditures and acquisitions. The total debt available at any time under the credit facility will initially be $225 million. Our new credit facility will include an expandability clause providing for additional commitments of up to $100 million to be available at our election. We would expect to use this additional availability to fund more significant acquisitions if we are able to identify appropriate candidates.


    Our high level of debt could have important consequences to you as a holder of our Series A-1 Preferred Stock. For example, it could:

    - make it more difficult for us to obtain additional debt financing in the future for working capital, capital expenditures, acquisitions or general corporate purposes;

    - require us to dedicate a substantial portion of our cash flow from operations to make interest payments on our indebtedness, reducing the availability of our cash flow to fund working capital, capital expenditures, acquisitions or general corporate expenses;

    - limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate, including limiting our ability to take advantage of significant business opportunities;

    - increase our vulnerability to general adverse economic and industry conditions; and

    - place us at a competitive disadvantage as compared to some of our competitors that have less debt.

    Our high level of debt could limit our ability to make dividend or other payments to you that may be required by the terms of our Series A-1 Preferred Stock. We may not pay you.

    THE INABILITY TO REPAY OUR DEBT AND INTEREST OBLIGATIONS MAY AFFECT OUR ABILITY TO IMPLEMENT OUR BUSINESS STRATEGY AND REDUCE OUR CASH FLOW AVAILABLE TO PAY YOU.

    Our ability to pay interest and principal on our debt obligations will depend on our future performance. Our ability to generate cash will depend on many factors which may be beyond our control, including general economic, financial and regulatory conditions. If we cannot generate enough cash flow in the future to service our debt, we may need to delay capital expenditures and acquisitions, refinance all or a portion of our debt, obtain additional financing or sell assets. We might not be able to implement any of these strategies on satisfactory terms or on a timely basis, if at all. If we are unable to meet our debt service obligations or are unable to comply with covenants required under our debt obligations, a default under our debt agreements would result. See "FINANCING OF THE MERGER." Our obligations to our creditors take priority over our obligation to holders of our Series A-1 Preferred Stock.

    OUR DEBT OBLIGATIONS MAY CONTAIN COVENANTS THAT WILL RESTRICT HOW WE OPERATE OUR BUSINESS WHICH COULD IMPAIR OUR ABILITY TO RESPOND TO CHANGING CONDITIONS OR COULD LEAD TO DECLINES IN OPERATING RESULTS.

    Under the terms and conditions that we expect our lenders will require under our debt obligations after the merger, we expect to agree to certain limitations on our ability to make certain investments, create liens, make asset sales and merge with another company. These limitations, as well as our high debt levels, could significantly limit our ability to respond to changing business or economic conditions or to substantial declines in operating results. A breach of any of these limitations could result in an event of default under our debt obligations. Our ability to comply with these limitations may be affected by events beyond our control. See "FINANCING OF THE MERGER." As stated above, our obligations to our creditors take priority over our obligations to holders of our Series A-1 Preferred Stock.

    AFTER THE MERGER, WE WILL BE CONTROLLED BY A SMALL NUMBER OF STOCKHOLDERS WHO WILL NOT BE REQUIRED TO VOTE IN THE BEST INTERESTS OF HOLDERS OF OUR SERIES A-1 PREFERRED STOCK.


    Upon completion of the merger, it is expected that Bruckmann, Rosser, Sherrill & Co. II, L.P., Citicorp Venture Capital Ltd. and some of their affiliates together with some of our affiliates collectively will own the following percentages of the common and preferred stock of the surviving corporation in the merger:



                                                                                               PERCENTAGE OWNERSHIP
                                                                                              -----------------------
Series A-1 Preferred Stock..................................................................              42.0%
Series A-2 Preferred Stock..................................................................               100%
Series B Preferred Stock....................................................................               100%
Series C Preferred Stock....................................................................               100%
Common Stock................................................................................               100%


    Accordingly, these persons will have the power to elect a majority of our directors and appoint new management. They will also have the power to approve any action requiring the approval of the holders of any class of capital stock other than Series A-1 Preferred Stock. These actions include the adoption of most amendments to the Certificate of Incorporation and the approval of mergers or sales of substantially all of our assets. The directors will have the authority to make decisions affecting our capital structure, including the issuance of additional capital stock, the implementation of stock repurchase programs and the declaration of dividends. We have no intent to issue more capital stock senior to the Series A-1 Preferred Stock. While we cannot assure that we will not issue such stock in the future, any issuance will require the approval of the holders of a majority of the outstanding shares of Series A-1 Preferred Stock. CORT has no present intent to engage in any transaction that would eliminate our Series A-1 Preferred Stock issued in connection with the merger to our existing stockholders. However, we cannot assure that a transaction will not occur in the future.

    In addition, our controlling stockholders may make it more difficult for a third party to acquire, or may discourage a third party from seeking to acquire, a majority of our outstanding equity securities. A third party must negotiate any transaction with these stockholders. The interests of these stockholders may be different from the interests of other stockholders. Our controlling stockholders might oppose an offer from a third party that would be in the best interests of the holders of our Series A-1 Preferred Stock. Our controlling stockholders will not have any obligation to vote in favor of the interests of our preferred stockholders.

    WE WILL DELIST OUR COMMON STOCK FROM THE NYSE AND THERE IS UNCERTAINTY REGARDING THE LIQUIDITY AND MARKET PRICE FOR THE SERIES A-1 PREFERRED STOCK YOU WILL BE ENTITLED TO RECEIVE IN CONNECTION WITH THE MERGER.

    After the merger, our common stock will be delisted from the New York Stock Exchange. The Series A-1 Preferred Stock you will be entitled to receive in connection with the merger will not be listed on any securities exchange nor quoted on the NASDAQ. Thus, we cannot assure that any trading market will exist for shares of our Series A-1 Preferred Stock after the merger.

    Shares of the Series A-1 Preferred Stock held by you will trade, if at all, only in the over-the-counter market. At present, the National Association of Securities Dealers, Inc. periodically publishes prices regarding trades in thinly-traded securities in the "pink sheets." However, there is no assurance that this publication will continue. In any case, quotes for shares of our Series A-1 Preferred Stock may not be readily available.

    Although the stated value of the Series A-1 Preferred Stock you will be entitled to receive in connection with the merger is set at its liquidation preference of $2.50 per share, the valuation of the Series A-1 Preferred Stock is subject to uncertainties and contingencies. The stated value of the Series A-1 Preferred Stock and the amounts at which the Series A-1 Preferred Stock are reflected in the pro forma financial information contained in this Proxy Statement/Prospectus do not necessarily reflect the prices at which they will actually trade at or after the time of their issuance. You should expect the liquidity of and the market prices for the Series A-1 Preferred Stock to vary with

    - changes in market and economic conditions;

    - our and our subsidiaries' financial condition and prospects; and

    - other factors that generally influence the market prices of securities.

In addition, the Series A-1 Preferred Stock may trade at prices that do not fully reflect the value of accrued but undeclared dividends. See "SPECIAL FACTORS."

    OUR OTHER LIABILITIES AND OBLIGATIONS ARE SENIOR IN RIGHT OF PAYMENT TO THE SERIES A-1 PREFERRED STOCK YOU WILL BE ENTITLED TO RECEIVE IN CONNECTION WITH THE MERGER.


    The Series A-1 Preferred Stock will rank junior to indebtedness under our new credit facility, our new senior subordinated notes, and all of our other indebtedness. Indebtedness under our new credit facility will be secured by a lien on substantially all of our assets. This will permit the lenders under the new credit facility to be paid from the proceeds of our assets before any of our other creditors or equity holders may be paid. The Series A-1 Preferred Stock will rank PARI PASSU with each other series of the Series A Preferred Stock and will have a liquidation priority over any other series or class of equity securities of the surviving corporation (except any senior preferred approved by holders of Series A Preferred Stock). However, the Series A-1 Preferred Stock will rank junior to payments in respect of our Series B-2 Preferred Stock and our Series C-2 Preferred Stock of up to $4.0 million in the first year following the Merger and up to $1.0 million per year in each subsequent year.


    YOUR SERIES A-1 PREFERRED STOCK WILL HAVE LIMITED VOTING RIGHTS AND YOU WILL NOT BE ABLE TO CONTROL KEY BUSINESS DECISIONS THAT MAY IMPACT THE VALUE OF YOUR PREFERRED STOCK.

    As holders of Series A-1 Preferred Stock, you will have limited voting rights. You will have the right to vote only

    - as required by law;

    - with respect to the authorization of any series of our stock with a dividend or liquidation preference senior to Series A-1 Preferred Stock;

    - with respect to any change to the terms of the Series A-1 Preferred Stock; and

    - if cash dividends are in arrears for four quarterly periods (whether or not consecutive) beginning on or after the fifth anniversary of the date of issuance of the Series A-1 Preferred Stock, the holders of a majority of the outstanding shares of Series A-1 Preferred Stock voting as a class will be entitled to elect one of our directors. SEE "DESCRIPTION OF CAPITAL STOCK AFTER THE MERGER."

    We can make important decisions that may affect the value of our Series A-1 Preferred Stock without the consent of the holders of the Series A-1 Preferred Stock. For example, we can borrow additional funds, make acquisitions and capital expenditures or elect not to do any of these things without obtaining your approval.

    OUR BOARD, DELAWARE LAW AND OUR DEBT OBLIGATIONS MAY IMPOSE LIMITATIONS ON OUR ABILITY TO PAY DIVIDENDS ON THE SERIES A-1 PREFERRED STOCK YOU WILL BE ENTITLED TO RECEIVE IN CONNECTION WITH THE MERGER.


    The Series A-1 Preferred Stock you will be entitled to receive in connection with the merger will accrue dividends at the annual rate of $.30 per share. However, the declaration and payment of cash dividends will be subject to the Board of Directors' discretion. See "DESCRIPTION OF CAPITAL STOCK AFTER THE MERGER." Our Board's ability to declare and pay dividends will depend upon the financial condition, cash requirements, future prospects, and other factors found relevant by our Board of Directors. The terms of any financing arrangements which we may enter into in connection with the merger or after the merger may also limit our Board of Directors' ability to declare and pay dividends. See "FINANCING OF THE MERGER."



    Under Delaware law, we may pay dividends on our capital stock, including the Series A-1 Preferred Stock you will be entitled to receive in connection with the merger, only out of our surplus. If we have no surplus, we may pay dividends out of our net profits for the year in which a dividend is declared or for the immediately preceding fiscal year. Surplus is defined as the excess of a company's total assets over the sum of its total liabilities plus the par value of its outstanding capital stock. In order to pay dividends in cash, we must have surplus or net profits equal to the full amount of the cash dividend at the time the dividend is declared and paid. In determining our ability to pay dividends, Delaware law permits the Board of Directors to revalue our assets and liabilities from time to time to reflect their fair market values. We cannot predict what the value of our assets or the amount of our liabilities will be in the future. Thus, we cannot assure that we will be able to pay cash dividends on the Series A-1 Preferred Stock. See "PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS." Even if we are able to pay cash dividends on the Series A-1 Preferred Stock you will hold after the merger, the declaration and payment of the dividends will remain subject to the discretion of the Board of Directors. We cannot assure that the Board of Directors will declare and pay cash dividends in any given dividend payment period. In any event, following the fifth anniversary of the date of issuance of the Series A-1 Preferred Stock you will be entitled to receive in connection with the merger, if cash dividends are in arrears for four quarterly periods (whether or not consecutive), the holders of a majority of the outstanding shares of Series A-1 Preferred Stock voting as a class will be entitled to elect one of our directors.


    AFTER THE MERGER, IT IS POSSIBLE THAT WE WILL NO LONGER FILE REPORTS WITH THE SECURITIES AND EXCHANGE COMMISSION AND THAT IT WILL BE DIFFICULT FOR PREFERRED STOCKHOLDERS TO OBTAIN INFORMATION REGARDING OUR FINANCIAL CONDITION.

    After the merger occurs, we may not, depending upon the number of holders of our Series A-1 Preferred Stock, be subject to the reporting requirements of the Securities Exchange Act of 1934. As a result, the information available to stockholders regarding our financial condition could be reduced, which could have a material adverse effect on the value of the Series A-1 Preferred Stock you will be entitled to receive in connection with the merger. We anticipate that the terms of our indebtedness may require us to file periodic reports under the Exchange Act. However, these securities may be repaid after the merger occurs and our obligation to file periodic reports under the Exchange Act in respect of these securities may end.


    OUR BUSINESS IS IN A HIGHLY COMPETITIVE INDUSTRY AND THE VALUE OF OUR SERIES A-1 PREFERRED STOCK MAY DECREASE AND WE MAY BE UNABLE TO PAY YOU IF WE FAIL TO SUCCESSFULLY COMPETE.


    The "rent-to-rent" segment of the furniture rental industry is highly competitive. Our principal competitors are national, regional and local "rent-to-rent" furniture companies and retailers offering residential and office furniture. With respect to sales of furniture through our clearance centers, we compete with many used and new furniture retailers. Some of these retailers are larger than us and have greater financial resources. Because our business is very dependent on our reputation and customer relationships rather than on long-term customer contracts, our business could rapidly deteriorate if our reputation or relationships are impaired. As a result, the value of our Series A-1 Preferred Stock may decrease and we may not be able to pay dividends or make other payments to you.

    WE CANNOT ASSURE THAT WE WILL BE ABLE TO IMPLEMENT KEY COMPONENTS OF OUR BUSINESS STRATEGY AND ACHIEVE ANTICIPATED FINANCIAL PERFORMANCE.

    Key components of our business strategy are:

    - growth by acquiring companies in similar lines of business;

    - initiation of operations in new markets and the addition of showrooms and clearance centers in existing markets;

    - expansion of our corporate customer base; and

    - continued investment in the development of new products and services.


    We cannot assure that we will have the necessary funds to pursue these strategies or that other opportunities will be available in the future. In order to pursue these strategies, we may need more capital and federal and/or state regulatory approvals. To raise more capital, we may undertake more debt. More debt would result in more leverage and reduced working capital. Also, we expect that the terms of our debt financing after the merger will restrict the issuances of more debt. We cannot assure that we will be able to get the necessary approvals or financing on acceptable terms, if at all. This could have a material adverse effect on our ability to implement our strategies and capitalize on profitable opportunities. As a result, our financial condition could be adversely affected.


    WE DEPEND ON KEY PERSONNEL WHO HAVE IMPORTANT RELATIONSHIPS WITH OUR
     CUSTOMERS.


    The success of our business strategy and our ability to operate profitably may depend on the continued employment of our senior management team. We do not have life insurance to protect us against the loss of our executives. The loss of the services of some of our key executives could have a material adverse effect on us because our business is very dependent on relationships between our customers and our employees. We do not have long-term contracts with our major customers. We cannot assure you that in the future we will be able to retain our existing senior management, attract additional qualified executives or fill new senior management positions or vacancies created by expansion or turnover.

                                  INTRODUCTION

    This Proxy Statement/Prospectus is being furnished to CORT stockholders in connection with the solicitation by the Board of Directors of proxies from the holders of our voting common stock for use at the special meeting to be held at
            Fairfax, Virginia 22033, on       , 1999, at   .m., eastern time,
and at any adjournments or postponements of the special meeting. This Proxy Statement/ Prospectus, the attached Notice of Special Meeting and the enclosed
form of proxy are first being mailed to the stockholders on or about       ,
1999.

    CORT's principal executive offices are located at 4401 Fair Lakes Court, Suite 300, Fairfax, Virginia 22033. Our telephone number is (703) 968-8524.

MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING


    At the special meeting, the holders of our voting common stock will be asked to consider and vote upon a proposal to adopt a merger agreement dated as of March 25, 1999, as amended as of July 26, 1999, by and among CBF Holding LLC ("CBF"), CBF Mergerco Inc. ("CBF Sub") and CORT (the "Merger Agreement"). If the required votes in favor of the proposal are obtained, and other conditions are satisfied or waived, the terms of the Merger Agreement provide that:


    - CBF Sub will be merged with and into CORT (the "Merger") and

    - each share of CORT's common stock, par value $.01 per share, and Class B common stock, par value $.01 per share (collectively, the "Shares"), that is issued and outstanding immediately prior to the effective time of the Merger will be converted into the right to receive per Share consideration of $24.00 in cash, without interest, and one share of Series A-1 Preferred Stock with an initial liquidation preference of $2.50 (the "Series A-1 Preferred Stock").

    Shares held at the effective time of the Merger in CORT's treasury or by any subsidiary of CORT will be canceled without payment. Shares of CORT's common equity retained under the terms of the Merger Agreement and Shares in respect of which appraisal rights are properly perfected under Delaware law will not be converted into the right to receive the cash consideration and Series A-1 Preferred Stock.


    CORT anticipates that the Merger will occur as soon as practicable after adoption of the Merger Agreement by the holders of our voting common stock at the special meeting and the satisfaction or, where permissible, waiver of the other conditions to the completion of the Merger. There can be no assurance that, even if the required stockholder approval is obtained, the other conditions to the Merger will be satisfied or waived, or that the Merger will be completed. See "SPECIAL FACTORS-- Risk that the Merger Will Not Be Completed." A copy of the Merger Agreement and the amendment to the Merger Agreement is attached to this Proxy Statement/Prospectus as Annex A. For additional information concerning the terms and conditions of the Merger, see "THE MERGER."



    CBF and CBF Sub are newly formed entities organized by Bruckmann, Rosser, Sherrill & Co. II, L.P. ("BRS") for the purpose of effecting the transaction described in this Proxy Statement/Prospectus. These entities are more fully described in "INFORMATION CONCERNING CBF, CBF SUB AND AFFILIATES". Prior to the effective time of the Merger, CBF is expected to be owned entirely by BRS.


    The Board of Directors unanimously approved the Merger Agreement and declared its advisability, determined that the Merger is fair to, and in the best interests of, all of the stockholders, including the directors, officers and stockholders of CORT retaining shares of CORT's common equity under the Merger Agreement, (the "Affiliated Stockholders") and their affiliates and associates. The Board recommends that the holders of our voting common stock vote in favor of adoption of the Merger Agreement. For a discussion of the factors considered by the Board of Directors in reaching its conclusions, see "SPECIAL FACTORS--Fairness of the Merger; Recommendation of the Board of Directors; Position of CBF." For a description of the interests of some of CORT's directors and officers that may have presented them with actual or potential conflicts of interest in connection with the Merger, see "SPECIAL FACTORS--Background of the Merger," "--Purpose of the Merger" and "--Interests of Certain Persons in the Merger; Conflicts of Interest."


VOTING AT THE SPECIAL MEETING


    The Board of Directors has fixed the close of business on July 22, 1999, as the Record Date for determining the stockholders entitled to notice of, and the holders of voting common stock entitled to vote at, the special meeting. Only holders of record of Shares as of the Record Date will be entitled to notice of and to vote their voting Shares at the special meeting. On the Record Date, there were 13,096,560 voting Shares, held by approximately 200 holders of record, outstanding and entitled to vote. Stockholders may cast one vote per voting Share, either in person or by properly executed proxy, on each matter to be voted on at the special meeting.



    Under Delaware law, the affirmative vote of at least a majority of the votes that all holders of voting common stock are entitled to cast with respect to the Merger Agreement is required to adopt the Merger Agreement. In addition to the requirements under Delaware law, the Merger Agreement requires the affirmative vote of holders of a majority of the outstanding shares of voting common stock that are held by stockholders other than the Affiliated Stockholders and their affiliates and associates (the "Unaffiliated Stockholders") to adopt the Merger Agreement. The presence of a majority of the Shares entitled to vote, represented in person or by proxy, is necessary to have a quorum at the special meeting. As of the Record Date, the Affiliated Stockholders beneficially owned an aggregate of 6,281,522 voting Shares, constituting approximately 48.0% of the voting Shares outstanding on that date. See "SPECIAL FACTORS--Interests of Certain Persons in the Merger; Conflicts of Interest" and "SECURITY OWNERSHIP OF BENEFICIAL OWNERS AND DIRECTORS AND OFFICERS."



    In the event that less than a majority of the outstanding voting Shares owned by Unaffiliated Stockholders are voted for adoption of the Merger Agreement and there are Unaffiliated Stockholders who did not deliver a proxy or otherwise vote at the special meeting and whose voting Shares, if voted in favor of the adoption of the Merger Agreement, would cause the required majority vote to be obtained, it is expected that the special meeting will be adjourned. Additional proxies from those Unaffiliated Stockholders who have not previously delivered a proxy or otherwise voted at the special meeting will be solicited until the time a definitive vote is obtained.



    As of the Record Date, Unaffiliated Stockholders hold 6,815,038 voting Shares, the affirmative vote of 3,407,520 of these voting Shares is required to adopt the Merger Agreement. This special voting requirement contained in the Merger Agreement has the effect of neutralizing the ability of the Affiliated Stockholders that otherwise would exist to effectively control the outcome of the vote through their ownership of a large percentage of voting Shares. The Unaffiliated Stockholders who hold a majority of the outstanding voting Shares will have the power to decide whether or not to adopt the Merger Agreement. See "SPECIAL FACTORS--Fairness of the Merger; Recommendation of the Board of Directors; Position of CBF" and "THE MERGER--Stockholder Adoption of the Merger Agreement."



    Votes cast in person or by proxy at the special meeting will be tabulated by American Stock Trust & Transfer Co., which will determine whether a quorum is present and act as transfer agent. The transfer agent will treat abstentions as voting Shares that are present and entitled to vote. However, abstentions will have the effect of a vote against the adoption of the Merger Agreement. In addition, if a broker submits a proxy indicating that it does not have discretionary authority as to some voting Shares to vote on a particular matter, those voting Shares will be treated as present for purposes of determining whether a quorum is present at the special meeting, but will have the effect of a vote against the adoption of the Merger Agreement.

    THE MERGER INVOLVES A MATTER OF GREAT IMPORTANCE TO CORT'S STOCKHOLDERS. IF THE MERGER AGREEMENT IS ADOPTED AND THE MERGER IS COMPLETED, EACH SHARE OF CORT'S COMMON STOCK WILL BE CONVERTED INTO THE RIGHT TO RECEIVE $24.00 IN CASH AND ONE SHARE OF SERIES A-1 PREFERRED STOCK OF CORT AS THE SURVIVING CORPORATION. SHARES HELD IN CORT'S TREASURY OR BY ANY CORT SUBSIDIARY WILL BE CANCELED WHEN THE MERGER IS EFFECTIVE. SHARES OF CORT'S COMMON EQUITY RETAINED UNDER THE TERMS OF THE MERGER AGREEMENT AND SHARES IN RESPECT OF WHICH APPRAISAL RIGHTS ARE PROPERLY PERFECTED UNDER DELAWARE LAW WILL NOT BE CONVERTED INTO THE RIGHT TO RECEIVE THE CASH CONSIDERATION AND THE SERIES A-1 PREFERRED STOCK. THE STOCKHOLDERS' COMMON EQUITY INTEREST IN CORT (OTHER THAN THE ONGOING INTEREST OF THE AFFILIATED STOCKHOLDERS IN THE SURVIVING CORPORATION) WILL CEASE. STOCKHOLDERS ARE URGED TO READ AND CONSIDER CAREFULLY THE INFORMATION SUMMARIZED BELOW AND PRESENTED ELSEWHERE IN THIS PROXY STATEMENT/PROSPECTUS.

PROXIES

    All voting Shares represented at the special meeting by properly executed proxies received before or at the special meeting, and not revoked before their use, will be voted as instructed. If no instructions are given, properly executed proxies will be voted FOR adoption of the Merger Agreement. If any other matters are properly presented to the special meeting or any adjournments or postponements of the special meeting, the persons named in the enclosed form of proxy as acting under the proxy will have discretion to vote on these matters using their best judgment. We do not know of any matters other than the adoption of the Merger Agreement that will be presented at the special meeting.

    A stockholder who has given a proxy may revoke it at any time before it is voted at the special meeting, or any postponements or adjournments of the special meeting. A proxy is revoked by filing with the Secretary of CORT, at CORT's address contained on the first page of this Proxy Statement/ Prospectus, a written revocation bearing a later date than the proxy being revoked, or by submission of a validly executed proxy bearing a later date than the proxy being revoked, or by attending the special meeting, or any postponements or adjournments of the special meeting, and voting in person. However, attendance at the special meeting, or any postponements or adjournments of the special meeting, will not in and of itself be a revocation of a proxy.


    If less than a majority of the outstanding voting Shares owned by Unaffiliated Stockholders are voted for the adoption of the Merger Agreement and there are Unaffiliated Stockholders who did not deliver a proxy or otherwise vote at the special meeting and whose voting Shares, if voted in favor of adoption of the Merger Agreement, would cause the requisite majority vote to be obtained, it is expected that the special meeting will be adjourned. Additional proxies from those Unaffiliated Stockholders who have not previously delivered a proxy or otherwise voted at the special meeting will be solicited until the time a definitive vote is obtained. Adjournment of the special meeting is expected under these circumstances because the Affiliated Stockholders have indicated to CORT that, in the event that less than a majority of the voting Shares owned by Unaffiliated Stockholders are voted for adoption of the Merger Agreement and there are Unaffiliated Stockholders who did not deliver a proxy or otherwise vote at the special meeting and whose voting Shares, if voted in favor of adoption of the Merger Agreement, would cause the required majority vote to be obtained, they would vote for adjournment of the special meeting. If the special meeting is postponed or adjourned, a stockholder who has given a proxy may revoke it any time before it is voted at any postponement or adjournment of the special meeting in the manner described above.


    Proxies are being solicited by and on behalf of the Board of Directors. We will bear the cost of the special meeting and the cost of soliciting proxies, including the cost of printing and mailing the proxy material. In addition to the solicitation of proxies by mail, we may use the services of some of our directors, officers and regular employees to solicit proxies personally or by telephone, telegram or other form of wire or facsimile communication. Our directors, officers and employees will receive no compensation for these services in addition to their regular remuneration. We intend to request brokers and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of Shares held of record by these persons. We will reimburse these brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses.


    In connection with the Merger, the stockholders have the right to exercise appraisal rights if they

    - do not vote for the adoption of the Merger Agreement,

    - deliver a written demand for appraisal to CORT before the taking of a vote on the Merger Agreement, and

    - otherwise comply with the requirements of Section 262 of the Delaware General Corporation Law, a copy of which is included in this Proxy Statement/Prospectus as Annex C.

    See "APPRAISAL RIGHTS" for a summary of the rights of stockholders to demand appraisal and a description of the procedure required to be followed to exercise these rights.

                                SPECIAL FACTORS

BACKGROUND OF THE MERGER

    On November 17, 1995, CORT completed its initial public offering of 3,076,923 Shares at an initial price to the public of $12.00 per Share. The Shares traded between a high price of $48 per Share on April 1, 1998 and a low price of $13 1/4 per Share on November 17, 1995 during the period beginning with the initial public offering and ending on the day before the announcement of the proposed Merger.

    From time to time after CORT's initial public offering, representatives of CORT spoke informally with Salomon Smith Barney regarding identification of potential strategic partners for CORT. However, CORT did not believe that a strategic alliance with any of the candidates identified by Salomon Smith Barney was appropriate at the time and did not pursue these informal discussions any further.

    At various times beginning in the second half of 1998, the Board of Directors of CORT discussed the desirability of pursuing alternatives for CORT to increase stockholder value. Among the factors that the Board discussed in this context were:

    - that the growth rate of revenue in CORT's core business was declining;

    - that the trading market for CORT's common stock had remained relatively illiquid; and

    - that conditions in the mergers and acquisitions market generally were favorable.

The Board considered a stock repurchase program but determined that it would not be in the best interests of the stockholders because it would reduce further the liquidity of CORT's common stock.

    In November of 1998, representatives of CORT met with representatives of J.
P. Morgan to discuss the process that would be appropriate to follow if CORT were to determine that it was in the best interest of the stockholders to combine with or sell to another entity. After several discussions, J. P. Morgan indicated that the most likely acquirer for CORT was Aaron Rents, Inc. CORT determined that it was unnecessary to engage J. P. Morgan to discuss an acquisition with Aaron because Mr. Paul Arnold, Chief Executive Officer and President of CORT, had a long-standing professional relationship with R. Charles Loudermilk, Sr., Chief Executive Officer and Chairman of Aaron, and in the past Mr. Arnold had held various informal discussions concerning the potential combination of CORT and Aaron.

    At regular meetings of the Board of Directors held in October and December, 1998, the Board discussed the decline in the trading prices of CORT's stock and considered alternatives available to improve these trading prices, including a stock repurchase program which was rejected because of its likely impact on liquidity. The Board asked management to explore a transaction with Aaron. At the time of these discussions, Bruce C. Bruckmann, a director of CORT and a principal of BRS, indicated to officers of CORT that, depending on several factors which included the conditions of capital markets and the support of management and CORT's stockholders, BRS might be willing to pursue a recapitalization transaction that would give stockholders an opportunity to receive a cash price for their shares at a premium to market.

    In December of 1998, Mr. Arnold met with representatives of Aaron for a preliminary discussion of a potential combination of CORT and Aaron. The representatives of Aaron indicated that it considered any potential combination to be a "merger of equals," and that Aaron did not intend to pay any premium over the then current trading price ($24 15/16 per share) for CORT's stock. During conversations between Mr. Arnold and employees of CVC, the employees indicated that CVC was not interested in participating in a transaction with a third party unless the transaction would deliver a substantial premium over the current market price. Shortly after this time, discussions with Aaron regarding a potential combination were terminated by CORT. In view of the fact that Aaron was not willing to pay a premium for CORT, CORT did not resume discussions with Aaron when CORT later received offers for its common stock.

    On December 16, 1998, Messrs. Arnold, Bruckmann, James A. Urry, a Board member who is an employee of CVC, and Ms. Frances Ann Ziemniak, Executive Vice President and Chief Financial Officer of CORT, met with representatives of Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") to discuss capital market conditions and what type of recapitalization transaction could be structured and financed in this environment. The representatives of DLJ indicated that markets were strong and a transaction could likely be financed through a variety of different structures.


    On February 9, 1999, Mr. Bruckmann and Mr. Arnold discussed the possibility of CORT entering into a recapitalization transaction with BRS in order to, among other things, deliver to stockholders a substantial premium over the then current trading price of CORT's common stock. During this conversation, Mr. Arnold indicated to Mr. Bruckmann his belief that members of CORT's management might, depending on various factors, support this type of transaction. Mr. Bruckmann indicated to Mr. Arnold that, given the support of management, BRS would be interested in investigating the viability of a recapitalization transaction.


    On February 16, 1999, Messrs. Bruckmann and Urry again met with representatives from DLJ to receive an update on capital market conditions and to get a better understanding of how a recapitalization transaction involving CORT would be structured. The representatives of DLJ described several transactions that they believed could be financed in the then current financial environment. To CORT's knowledge, neither the December 16th discussion between CORT and DLJ nor the February 16th discussion resulted in any contacts with third parties.


    On March 3, 1999, a special meeting of the Board of Directors was held via conference call. Representatives of CORT's special counsel, Dechert Price & Rhoads, were invited to participate in this meeting. At this meeting, Mr. Bruckmann informed the Board that BRS was considering making an offer for a recapitalization of CORT in a transaction in which holders of CORT's stock would receive a price of between $22 to $23 per Share, conditioned on the favorable vote of the holders of a majority of CORT's voting stock who were not participants in the proposed transaction or affiliates of these participants. In the course of this meeting, Mr. Arnold and Mr. Charles Egan, CORT's Chairman, indicated that they would support this transaction with BRS, depending on the ultimate structure of the transaction and intended to be equity participants with BRS in the recapitalization transaction. Mr. Urry and Michael A. Delaney, a Board member who is an employee of CVC, stated that, although CVC supported the idea of having BRS and management explore the possibility of a recapitalization transaction, CVC had not made any decision as to whether it would be an equity participant with BRS in a recapitalization transaction, if proposed, or whether it would ultimately support a recapitalization transaction as a stockholder of CORT. Keith E. Alessi and Gregory B. Maffei stated that they had not been approached and did not intend to be investors or participants in a recapitalization transaction. Messrs. Urry and Delaney also indicated that they would not vote, as directors, in favor of any recapitalization transaction that was not supported by Messrs. Alessi and Maffei. The Board decided that it would require approval of a majority of the disinterested stockholders for any recapitalization transaction with BRS and that it would not appoint a special committee or unaffiliated representative. Because Messrs. Alessi and Maffei were the only directors who did not have a financial interest in the potential transaction, the Board agreed that although they were not acting as a special committee, Messrs. Alessi and Maffei would act on behalf of CORT in evaluating the transaction and in any negotiations. After a general discussion, it was decided that all directors other than Messrs. Alessi and Maffei would recuse themselves from the meeting and that the meeting would continue with the representatives of Dechert to discuss procedures to be followed in responding to any proposal, including the selection and engagement of an investment banking firm to advise with respect to a recapitalization proposal if formally made.


    Following the March 3 meeting, Messrs. Alessi and Maffei determined that they would interview representatives of SunTrust Equitable Securities ("STES") regarding its possible engagement as investment adviser. STES and its predecessor firm, Equitable Securities Corporation, had provided research coverage for CORT's common stock since August, 1996. Messrs. Alessi and Maffei also considered interviewing representatives of the two other investment banking firms that have, at various times, provided research coverage for CORT's stock, but concluded not to interview those firms because one of them (Salomon Smith Barney) is now an affiliate of CVC and the other (Nationsbanc Montgomery Securities LLC, now Banc of America Securities LLC) is now an affiliate of Bank of America Corporation and Mr. Bruckmann had indicated that Bank of America Corporation would be a possible participant in the senior financing for any proposed recapitalization transaction.

    Between March 4 and March 11, Messrs. Alessi and Maffei and representatives of Dechert had numerous discussions with representatives of STES regarding the potential engagement of STES by CORT. These discussions included STES' qualifications and experience in similar transactions, its familiarity with the rental industry and its proposed staffing and fee structure for the engagement.

    On March 8, Kirkland & Ellis ("Kirkland"), special counsel to BRS, delivered a draft merger agreement to Dechert and Messrs. Alessi and Maffei. Also during that week, the terms of a proposed confidentiality and standstill agreement between CORT and BRS were negotiated and representatives of Dechert discussed with Messrs. Alessi and Maffei the principal issues raised by the draft merger agreement that had been presented to them.


    On March 12, a special meeting of the Board of Directors was held via conference call (Mr. Delaney was absent). Messrs. Alessi and Maffei informed the Board that they recommended the engagement of STES. The Board approved the engagement and delegated to Messrs. Alessi and Maffei the authority to conclude the final terms. The Board then, at the suggestion of CORT's Compensation Committee, considered the desirability of entering into "change of control" agreements with some of the members of CORT's senior management. After discussion, it was decided that Messrs. Alessi and Maffei would have additional discussions with representatives of Dechert regarding appropriate provisions for these agreements.


    On March 12, terms of the engagement of STES were finalized and representatives of STES began their due diligence investigation of CORT. This continued through March 22, 1999 and included meetings with Mr. Arnold and Ms. Ziemniak at CORT's headquarters in Fairfax, Virginia.


    On March 15, representatives of Dechert and Kirkland began negotiations with respect to the terms of the draft merger agreement. Substantial changes were made to the draft merger agreement as a result of the negotiations, including the elimination of some of the representations and warranties of CORT, the elimination of some of the conditions to BRS' obligation to complete the transaction and the inclusion of a provision specifically allowing Messrs. Alessi and Maffei to require CORT to furnish information to, or enter into discussions or negotiations with, any person in connection with an unsolicited, bona fide acquisition proposal, provided that this person had entered into a standstill and confidentiality agreement with CORT on terms no less favorable to CORT than those contained in the confidentiality agreement between CORT and BRS. On behalf of CORT, Dechert requested, among other things, to:



    - eliminate provisions in the draft merger agreement for a termination or "break up" fee equal to 2.5% of the proposed merger consideration to be paid by CORT to BRS under some circumstances in the event that the merger was not completed;


    - modify a provision in the draft providing for expenses of BRS in connection with the merger to be reimbursed if the merger was not completed;

    - condition completion of the merger on the receipt by the Board of Directors of an opinion rendered by a firm experienced in these matters, substantially to the effect that the surviving corporation would be solvent following completion of the merger;

    - require BRS to make additional payments to CORT's stockholders if CORT was sold or engaged in any public offering of its common stock within two years after the merger was completed;

    - eliminate provisions in the draft conditioning BRS' obligation to complete the merger on the availability of recapitalization accounting for the transaction and on the absence of any material adverse change in capital markets generally; and

    - require BRS to deliver, before execution of the merger agreement, definitive commitment letters for all of the debt and equity financing required to complete the proposed transaction.

On behalf of BRS, Kirkland refused these requests.

    On March 17, the Board of Directors met via conference call. Representatives of STES and Dechert participated in this meeting. At this meeting, Mr. Arnold reviewed the history of CORT's prior contacts with third parties and investment banking firms regarding a possible sale of CORT. Representatives of Dechert reviewed with the Board the legal standards applicable to their conduct and reported to the Board generally on the status of negotiations regarding the draft merger agreement. Representatives of STES reviewed for the Board what due diligence investigations had been completed and what remained to be done. They also discussed generally the methodologies that they expected to use to analyze the fairness, from a financial point of view, of any price proposed to be paid in a transaction, but they did not provide any quantitative analysis of prices or valuations. In the course of this meeting, Messrs. Urry and Delaney advised the Board that CVC had not reached any conclusion as to whether it would be a participant with BRS in any proposed recapitalization transaction, but that CVC had decided that if it did not so participate, it would not be interested in selling its equity interest in CORT other than for a price that it believed was not realistically obtainable. In the course of this meeting, Mr. Urry, as Chairman of the Compensation Committee, also reported on proposed terms of "change of control" agreements for senior management, and these terms were generally discussed and were approved by the Board. Following these presentations, all of the directors except for Messrs. Alessi and Maffei were excused, and Messrs. Alessi and Maffei continued discussions with representatives of STES and Dechert. In the course of these discussions, it was decided that Mr. Maffei would request additional information from Mr. Bruckmann regarding the contemplated terms of the proposed transaction, the proposed capital structure and amount of equity, and the status of financing to complete the transaction. It was also decided that Messrs. Alessi and Maffei would meet again with representatives of STES on March 19 to review preliminary valuation materials.

    On Friday, March 19, representatives of STES discussed preliminary valuations with Messrs. Alessi and Maffei and representatives of Dechert. These discussions included preliminary analyses of comparable public company multiples, comparable industry transactions, a discounted cash flow analysis, a leveraged buyout analysis and analyses of premiums paid in acquisition transactions. Representatives of STES indicated that they planned to continue work on these analyses over the weekend and it was decided to arrange an in-person meeting with Mr. Bruckmann on the following Tuesday, March 23, in New York.

    Following the March 19 meeting, Mr. Bruckmann informed Mr. Maffei that BRS intended to offer consideration consisting of $21 in cash and $2 liquidation amount of a newly-created series of preferred stock of the recapitalized company that would have a dividend rate of 12% per annum payable in cash after the fifth anniversary of the merger. Mr. Bruckmann also provided some general information regarding capital structure and financing.

    Between March 17 and March 22, representatives of Dechert and Kirkland had numerous discussions concerning the draft merger agreement. During the course of these discussions, it was agreed that:

    - the availability of recapitalization accounting as a condition to BRS' obligation to complete the transaction would be eliminated; and

    - the receipt of an opinion on the solvency of the surviving corporation as a condition to CORT's obligation to complete the transaction would be eliminated.

    It was also agreed that before signing the definitive merger agreement, BRS would provide executed commitment letters for all of the equity required for the transaction, although Kirkland, on behalf of BRS, continued to reject a request for signed commitment or highly confident letters covering the debt portion of the financing.

    On March 23, Messrs. Alessi and Maffei met with representatives of STES and Dechert in Dechert's offices in New York. Mr. Bruckmann initially joined this meeting and described in detail BRS' proposed capital structure for the transaction. Mr. Bruckmann then retired to an adjoining conference room where he remained with another representative of BRS. Representatives of STES reviewed the results of their analyses in detail with Messrs. Alessi and Maffei and representatives of Dechert. STES was not requested to, and did not, express any opinion as to the fairness, from a financial point of view, of the consideration suggested by Mr. Bruckmann, nor did STES indicate any minimum price per share at which it would be prepared to opine that an offer would be fair from a financial point of view to CORT's stockholders. Following this presentation, there was a discussion of tactics and alternatives at the conclusion of which Messrs. Alessi and Maffei decided to inform Mr. Bruckmann that, in their opinion, his offer of $21 in cash and $2 liquidation value in preferred stock was insufficient and that they would not recommend it to the Board.

    Messrs. Alessi and Maffei then met with Mr. Bruckmann and the other BRS representatives and informed them of their conclusion. Mr. Bruckmann replied that he believed his initial offer was fair but that he would be willing to consider increasing his per share offer to $21.25 in cash and $2.25 liquidation value in preferred stock if Messrs. Alessi and Maffei would support that proposal. Messrs. Alessi and Maffei replied that they would not. Messrs. Alessi and Maffei then conferred again with representatives of STES and Dechert and determined that they would inform Mr. Bruckmann that they would support a per share offer of $27 in cash.

    Messrs. Alessi and Maffei then met again with Mr. Bruckmann and informed him that they would support a per share offer of $27 in cash. Mr. Bruckmann indicated that he would not under any circumstances be prepared to make this offer. After extensive discussion, Mr. Bruckmann indicated that he would be willing to increase the BRS offer to $23 per share in cash. Messrs. Alessi and Maffei replied that they would not support this offer, but, subject to further discussion with representatives of STES, they would be prepared to support an all cash price of $26 per share. Mr. Bruckmann responded that he did not have authority from his partners at BRS to accept a price that high and suggested that further negotiations be postponed until after he could confer with his partners.


    Messrs. Alessi and Maffei then conferred again with representatives of STES and Dechert and discussed alternatives, including the alternative of accepting a lower cash offer combined with a distribution to CORT's stockholders of CORT's equity investment in All Apartments, Inc. (now known as SpringStreet, Inc.). SpringStreet, Inc. is an internet-based apartment locator service in which CORT has invested approximately $3.3 million. Springstreet, Inc. recently merged with HomeStore.com, Inc. HomeStore.com, Inc. has filed a registration statement with the Securities and Exchange Commission in connection with its proposed initial public offering of its common stock.


    After this, Messrs. Alessi and Maffei rejoined Mr. Bruckmann who had conferred with his partners. Mr. Bruckmann stated that he would be prepared to increase his per share offer to $24 in cash and $1 liquidation value in preferred stock. Messrs. Alessi and Maffei responded that they would support an offer of $24 in cash, $3 liquidation value in preferred stock and the distribution of CORT's investment in All Apartments pro rata to the stockholders. Mr. Bruckmann stated that he was unwilling to make that offer.

    Messrs. Alessi and Maffei next met again separately with representatives of STES and Dechert. Messrs. Alessi and Maffei concluded on the basis of their negotiations that Mr. Bruckmann might be willing to increase BRS' per share offer to $24 in cash and $2.50 liquidation value in preferred stock if Messrs. Alessi and Maffei could indicate their support for such an offer, but that BRS would likely not be willing to make any offer higher than that. In the course of these discussions, representatives of

STES indicated that, if asked, they believed that they would be able to opine that per share consideration of $24 in cash plus $2.50 liquidation value in preferred stock would be fair, from a financial point of view, to CORT's stockholders (other than those participating as acquirers in the transaction as to which they would offer no opinion). Messrs. Alessi and Maffei determined that this would be their final proposal to Mr. Bruckmann and would be presented to him as such and be conditioned upon satisfactory resolution of the remaining open issues related to the draft merger agreement and the preferred stock terms.

    Messrs. Alessi and Maffei then met with Mr. Bruckmann and communicated this final proposal to him. After conferring with his partners, Mr. Bruckmann advised Messrs. Alessi and Maffei that he would accept this offer but that his acceptance was likewise subject to satisfactory resolution of all non-price open issues. Mr. Bruckmann indicated that he would instruct Kirkland to resume discussion of the draft merger agreement immediately. The parties determined that it would be appropriate to schedule a Board of Directors meeting for 3:30 p.m. on March 25 to consider the proposed transaction.

    During the night of March 23, 1999 and throughout March 24, 1999, representatives of Dechert and Kirkland continued negotiations over the draft merger agreement and preferred stock terms and conferred with their clients about the resolution of open items. In connection with discussions of the terms of the newly-created preferred stock proposed to be included in the merger consideration, a number of issues were left unresolved, including:

    - whether the holders of the preferred stock would be entitled to elect any directors of CORT if CORT failed to pay cash dividends when required;

    - whether CORT's obligation to pay dividends on the preferred stock would be subject to any covenants contained in CORT's financing agreements with its senior lenders; and


    - whether CORT would have the option to convert the preferred stock into a debt instrument without first paying in cash all previously accrued but unpaid dividends.


Negotiations continued throughout the day on March 25, 1999, and the Board meeting originally scheduled for 3:30 p.m. was postponed until 6:00 p.m. so that open items could be resolved and copies of a final draft merger agreement could be provided to the directors before the meeting.

    In the final negotiations over the merger agreement, the representatives of Dechert and Kirkland agreed on behalf of CORT and BRS, respectively, that:

    - no termination or "break up" fee would be payable under any circumstances;


    - CORT's obligation to reimburse expenses in the event the merger was not completed would be limited to circumstances in which CORT terminated the merger agreement to pursue an alternative transaction or breached its obligations under specified provisions of the agreement;


    - the acquiring entities would covenant that they would not sell CORT nor engage in a public offering of CORT's stock for one year after the merger was completed;

    - the acquiring entities' obligations to complete the merger would be conditioned on the absence of any material adverse change in capital market conditions, but only if the change had a material adverse effect on the syndication of bank credit facilities or completion of high-yield debt offerings; and


    - BRS would not be required to deliver definitive commitment or highly confident letters for the debt portion of the financing prior to execution of the merger agreement, but the merger agreement would include a provision by which it would terminate automatically unless commitment or highly confident letters were obtained within 30 days after the execution of the merger agreement.



See "THE MERGER." With respect to the preferred stock, it was agreed that:

    - the holders of the preferred stock would be entitled under some circumstances to elect one director of CORT if CORT fails to pay cash dividends when required;

    - CORT's obligation to pay cash dividends on the preferred stock would be subject to any covenants contained in CORT's financing agreements with its senior lenders; and

    - CORT would not have the option to convert preferred stock into a debt instrument without first paying in cash all previously accrued but unpaid dividends.


See "DESCRIPTION OF CAPITAL STOCK AFTER THE MERGER."


    Later on March 25, 1999, the full Board of Directors met with representatives of STES and Dechert to review the proposed final merger agreement. At this meeting, Messrs. Urry and Delaney indicated that CVC had decided that it would participate with BRS in the transaction by retaining a portion of its existing equity in CORT and would as a result provide a part of the equity financing in the transaction. After a presentation by STES and the delivery by STES of its oral fairness opinion to the Board of Directors (which was subsequently confirmed in writing), and after a discussion of the terms of the merger agreement and the interests of CVC, BRS and members of CORT's management in the transaction, the Board of Directors voted unanimously to approve the merger agreement and declare its advisability and to recommend that the stockholders vote in favor of adoption of the merger agreement. Immediately following the meeting, the merger agreement was executed.

    On March 26, 1999, CORT made a public announcement of the execution of the definitive merger agreement.

CONTACTS WITH THIRD PARTIES

    From time to time after CORT's initial public offering, and again in November, 1998, representatives of CORT had discussions with investment banking firms regarding the possible sale of CORT or combination of CORT with another entity. These discussions were preliminary and, to CORT's knowledge, none of these discussions resulted in any contacts with third parties. Also, in December, 1998, a representative of CORT met with representatives of Aaron Rents, Inc. and had a preliminary discussion of a potential combination of CORT and Aaron. These discussions were terminated by CORT and did not result in any transaction which CORT wished to pursue. See "SPECIAL FACTORS--Background of the Merger." In view of the fact that Aaron was not willing to pay a premium for CORT, CORT did not resume discussions with Aaron when CORT later received offers for its common stock.

    On December 16, 1998, Messrs. Arnold, Bruckmann, and Urry and Ms. Ziemniak met with representatives of DLJ to discuss capital market conditions and what type of recapitalization transaction could be structured and financed in this environment. The representatives of DLJ indicated that markets were strong and a recapitalization transaction could likely be financed through a variety of different structures.


    On February 9, 1999, Mr. Bruckmann and Mr. Arnold discussed the possibility of CORT entering into a recapitalization transaction with BRS in order to, among other things, deliver to stockholders a substantial premium over the then current trading price of CORT's common stock. During this conversation, Mr. Arnold indicated to Mr. Bruckmann his belief that members of CORT's management might, depending on various factors, support a recapitalization transaction. Mr. Bruckmann indicated to Mr. Arnold that, given the support of management, BRS would be interested in investigating the viability of a recapitalization transaction.


    On February 16, 1999, Messrs. Bruckmann and Urry again met with representatives from DLJ to receive an update on capital market conditions and to get a better understanding of how a recapitalization transaction involving CORT would be structured. The representatives of DLJ described several transactions that they believed could be financed in the then current financial environment. To

CORT's knowledge, neither the December 16th discussion between CORT and DLJ nor the February 16th discussion resulted in any contacts with third parties.

    Following the announcement of the Merger Agreement, Mr. Arnold received a telephone call on April 14, 1999 from Robert W. Crawford, Chief Executive Officer and sole stockholder of Brook Furniture Rental, Inc. ("Brook"), informing him that Brook, in combination with Fremont Partners ("Fremont"), was going to propose that CORT be recapitalized and combined with Brook in a transaction that Mr. Crawford said would provide stockholders of CORT with consideration of $28 per share in cash. Brook is a privately-held furniture rental company headquartered in Illinois that is believed to be considerably smaller than CORT. Fremont is a San Francisco-based private equity fund. On April 15, 1999, Mr. Arnold received a letter from Fremont confirming Fremont's interest in pursuing the transaction that had been described by Mr. Crawford. The proposal was subject to numerous conditions, including confirmatory due diligence, approval by CORT's board of directors, termination of the Merger Agreement, funding of financing commitments and eligibility for recapitalization accounting treatment. Although not expressly stated as a condition, in order to accomplish the transaction described in the April 15 letter, CVC would have to agree to participate in the transaction by retaining a significant equity interest in CORT or effectively sell its entire equity interest in CORT for $28 per share. As required by the Merger Agreement, Mr. Arnold notified CBF of this proposal. Because the Fremont/Brook proposal appeared to be specifically conditioned upon CVC's participation in the transaction, Mr. Arnold separately provided a copy of the April 15 letter to CVC with a request that CVC, as a stockholder, advise CORT whether CVC was willing to participate in the transaction described in the letter.


    On April 16, 1999, Mr. Arnold was advised by CVC that CVC was unwilling to pursue either of the alternatives for participating in the Fremont/Brook transaction that had been described by Mr. Arnold. CVC separately sent copies of Mr. Arnold's April 15 letter and its April 16 response to a representative of Fremont. On April 19, 1999, Mr. Arnold received a letter from Fremont purporting to clarify its earlier proposal. The April 19 letter stated that no separate agreement by CVC to participate in a transaction would be required so long as the transaction could be structured to qualify for recapitalization accounting treatment. The letter suggested that this requirement could be satisfied if all stockholders received $28 per share for approximately 97% of the shares they held. Mr. Arnold provided a copy of this letter to CVC. CVC subsequently reiterated its position to Mr. Arnold and to Fremont that, whether or not the transaction with CBF was approved by stockholders, CVC would not support the Fremont/Brook proposal and would take all steps legally available to it to oppose the proposal and to protect its investment in CORT. CVC stated that these steps could include converting CVC's shares of non-voting CORT common stock into voting shares so that CVC would then hold approximately 44% of CORT's outstanding voting stock.



    On April 20, 1999, the Board of Directors met by conference call to discuss the Fremont/Brook letters. Representatives of Dechert and STES also participated in this call. The Directors were informed of CVC's responses to Fremont and were told that some other stockholders of CORT were similarly opposed to any transaction with Fremont/Brook. These other stockholders included affiliates of CVC and BRS, who hold approximately 2.4% of CORT's outstanding voting shares, and members of CORT's senior management who hold approximately 1.3% of these shares, and, in addition, hold currently exercisable options that if exercised would result in CVC and these other stockholders owning in excess of 50% of CORT's outstanding shares. Messrs. Arnold and Egan informed the Board that they were opposed to pursuing a transaction with Brook. They were concerned that members of management as well as other employees would leave CORT in the face of a possible transaction with Brook because of differences in management style and culture between CORT and Brook. After discussion, the Board of Directors unanimously rejected the Fremont/Brook proposal. The Board's decision was based principally on its conclusion that it was unlikely that any transaction with Fremont/ Brook could be completed in the face of the significant opposition expressed by CORT's management and major stockholders. In the course of the Board's consideration of these matters, representatives of

STES reconfirmed their opinion that the consideration proposed to be paid under the Merger Agreement was fair from a financial point of view to the Unaffiliated Stockholders. The Merger Agreement prohibits the Board from soliciting other proposals. The Board did not ask BRS if it would be willing to match the Fremont/Brook offer or otherwise increase its offer because CORT was already bound by the terms of the Merger Agreement to solicit stockholder approval of the Merger at the per share price of $24 in cash and one share of Series A-1 Preferred Stock. While the Merger Agreement allows CORT in some circumstances to terminate the Merger Agreement, the termination provision requires, among other things, that an alternative transaction be reasonably likely to be completed. As discussed further above, in light of CORT's major stockholders' and management's opposition to the Fremont/Brook proposal and the highly conditioned nature of the offer, it was unlikely that a transaction with Fremont/Brook could be completed.



    In a letter dated April 28, 1999 to CORT's Board of Directors, Mr. Crawford stated that in evaluating the Fremont/Brook proposal, the Board should take into account advice that Brook had received from its counsel that, because CVC is a licensed small business investment company, CVC would not be permitted to convert its non-voting CORT common stock into voting stock. Mr. Crawford sent a copy of this letter directly to CVC. On April 29, 1999, CVC formally notified CORT that it was converting its non-voting stock into voting stock pursuant to CORT's certificate of incorporation and that this conversion was permissible under the regulations applicable to small business investment companies. Pursuant to CVC's notice, the conversion became effective on May 7, 1999 following termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvement Act of 1976. CVC has notified the Small Business Administration of this conversion and complied with the SBA's inquiries as to the background of the conversion and its basis for determining that it was permissible. On May 10, 1999, the Board of Directors convened by conference call to review its earlier conclusion regarding the Fremont/Brook proposal in light of Mr. Crawford's contentions and CVC's conversion of its shares. After discussion, the Board unanimously reaffirmed its earlier decision to reject the Fremont/ Brook proposal. On May 12, 1999 CORT sent a letter to Fremont and Brook to inform them of the Board's action. On June 18, Brook sent CORT a letter reiterating Brook's interest in pursuing a transaction with CORT.

FAIRNESS OF THE MERGER; RECOMMENDATION OF THE BOARD OF DIRECTORS; POSITION OF
  CBF

    THE BOARD OF DIRECTORS. At its special meeting on March 25, 1999, the Board unanimously determined that the Merger is in the best interest of and fair to all of the stockholders, authorized and approved entering into the Merger Agreement and recommended that the stockholders vote in favor of adoption of the Merger Agreement.

    In approving the Merger Agreement, and in determining the fairness of the Merger to the Unaffiliated Stockholders, the Board of Directors considered various factors, including, among others, the following (these factors were considered over a period of time at various meetings):

    (i) information with respect to the financial condition and results of operations of CORT, and current industry, economic and market conditions and the prices and volumes at which the Shares have traded historically;

    (ii)  the presentations by STES and the opinion of STES;


    (iii) possible alternatives to the Merger, the possible values to stockholders of these alternatives and the timing and likelihood of achieving those values, particularly in light of the position of CVC, CORT's largest stockholder, that it generally was not interested in a third party sale transaction and would consider discussing this type of transaction only at a premium that CVC believed was not realistically attainable from a third party acquirer, and the unlikelihood of a third party sale transaction, and in light of the fact that CORT was unable to identify any viable alternative acquisition transactions;


    (iv)  the terms of the Merger Agreement (see "THE MERGER");


    (v) the fact that, by reason of conditions to the obligations of CBF and CBF Sub to complete the Merger, including conditions concerning financing, it is possible that the Merger may not be completed and the consequences under the Merger Agreement of the failure to satisfy the conditions;


    (vi) the possible conflicts of interest of some of CORT's directors and members of management;

    (vii) the absence of any recommendation of a special committee of independent directors and the failure to retain any unaffiliated representative to act solely on behalf of the Unaffiliated Stockholders;

    (viii) the fact that the adoption of the Merger Agreement is subject to receiving approval by the affirmative vote of a majority of the outstanding voting Shares held by Unaffiliated Stockholders; and

    (ix) the ability of stockholders to exercise appraisal rights if the Merger is completed.


    In view of the wide variety of factors considered in evaluating the transaction, the Board found it impracticable to, and did not, quantify or attempt to assign relative weights to the specific factors considered in reaching its determination. On balance, however, it viewed the matters stated in items (i), (ii), (iii), (iv), (viii) and (ix) as favorable to its decision, the matters stated in items (v) and (vii) as unfavorable to its decision, and the matters stated in item (vi) as neutral to its decision.


    The factors listed above were considered by the Board of Directors in the manner discussed below.


    (i) On balance the Board considered as favorable to its decision the matters stated in item (i). The Board reviewed the historical operating results of CORT, including the most recently available quarterly results. The Board noted in particular that the rate of revenue growth attributable to CORT's core business had declined over the last six quarters. The Board compared these operating results to movements in the market price of the Shares over the same period of time. See "MARKET PRICES AND DIVIDENDS ON THE SHARES." The Board also considered that CORT became public as of

November 17, 1995, at an initial price to the public of $12.00 per Share, that the market price for the Shares immediately before the public announcement of the Merger Agreement was $16 3/4 per Share and that the Shares had traded at an all time high price of $48 per share on April 1, 1998 and an all-time low price of $13 1/4 per share on November 17, 1995.

    The Board considered that the per Share consideration of $24.00 in cash plus one share of Series A-1 Preferred Stock represented a premium of approximately 58% over the $16 3/4 market price for the Shares immediately before the public announcement of the Merger. See "MARKET PRICES AND DIVIDENDS ON THE SHARES." STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THEIR SHARES.

    The Board also noted statistics showing the trading volumes and closing prices for the Shares during the period from November 17, 1995 through March 25, 1999, which demonstrated a relative illiquidity in the Shares. The Board concluded that the proposed cash consideration of $24.00 per share would give the Unaffiliated Stockholders an opportunity to realize immediate value for their Shares at a substantial premium.

    The Board recognized that while completion of the Merger would result in the stockholders being entitled to receive per Share consideration of $24.00 in cash and one share of Series A-1 Preferred Stock, it also would eliminate the opportunity for the current stockholders (other than the Affiliated Stockholders) to participate in the future growth, if any, of the business of CORT and potential market appreciation in the Shares.

    On balance, and considering CORT's future prospects, as well as its historical results of operations, the Board concluded that the uncertain prospect for appreciation over the next few years did not justify depriving CORT's stockholders of the opportunity to obtain an immediate cash premium for their Shares. In light of these conclusions and the other matters discussed below, the Board determined that the per Share consideration of $24.00 in cash and one share of Series A-1 Preferred Stock payable in connection with the Merger was fair and presented the stockholders with an attractive opportunity and potentially greater benefit than maintaining their current ownership interests in CORT.


    (ii) The Board considered as favorable to their decision the matters stated in item (ii). At the Board's March 25, 1999 special meeting, STES delivered orally its opinion, later confirmed in writing, that the per Share consideration consisting of $24.00 in cash and one share of Series A-1 Preferred Stock to be received in connection with the Merger is fair from a financial point of view to the Unaffiliated Stockholders. See "--Opinion of Financial Advisor."


    (iii) On balance the Board considered as favorable to their decision the matters in item (iii). The Board considered that CVC had indicated that it generally was not interested in a third party sale transaction and would consider discussing a transaction only at a premium that CVC believed was not realistically attainable from a third party acquirer. See "--Background of the Merger." The Board did not consider CVC's stated position to have any meaningful bearing on CORT's value or the fairness of the price offered in the Merger. Rather, the Board understood this position to indicate that CVC intended to continue holding its investment in CORT and would consider a sale only at a price that was in excess of any price that CVC believed was realistically achievable.

    The Board accordingly concluded that it was unlikely that CORT could be sold in a transaction, or any transaction could be completed, in which the stockholders would have an opportunity to obtain a significant premium to market price for the Shares other than the Merger or a similar transaction with the Affiliated Stockholders. The Board, therefore, determined that the only meaningful comparison was between the combined per Share consideration of $24.00 in cash and one share of Series A-1 Preferred Stock and the potential for market appreciation in the Shares if CORT continued as a public company pursuing its present business plan. See "--Background of the Merger."

    After the Board's decision to approve the Merger, CVC and members of management informed the Board that they were not interested in pursuing an offer from Fremont/Brook for a per Share consideration of $28.00 in cash. This affirmed the Board's earlier conclusion that the only meaningful comparison was between the consideration offered in the Merger Agreement and the potential for market appreciation in the Shares if CORT continued as a public company pursuing its present business plan. See "--Contacts with Third Parties."

    (iv) On balance the Board considered as favorable to their decision the matters in item (iv). The Board noted that the Merger Agreement does not preclude CORT from furnishing (and it in fact requires CORT, at the request of Messrs. Alessi and Maffei, to furnish) information to or participating in negotiations with persons making unsolicited bona fide proposals to acquire CORT. Third parties receiving information or negotiating with CORT must enter into a confidentiality agreement with CORT on terms no less favorable to CORT than those contained in the confidentiality agreement executed by BRS. The Merger Agreement permits the Board of Directors to terminate the Merger Agreement if CORT receives a bona fide third party offer to effect an acquisition transaction that the Board of Directors determines after consultation with its advisors is more favorable than the Merger and is reasonably likely to be completed. The Merger Agreement also does not contain any provision requiring the payment of any termination or "break up" fee by CORT if the Merger Agreement is terminated, including by reason of a breach by CORT. However, if the Merger Agreement is terminated under certain circumstances, CBF and CBF Sub will be entitled to have their expenses reimbursed by CORT. The Board also noted that the amount of reimbursable expenses was limited to $2,000,000, plus up to 2% of the maximum amount of committed debt financing paid by CBF if CORT requests one or more executed financing letters. See "THE MERGER--Expenses."

    In all other respects, with the exception of conditions to completion of the Merger, including a financing condition, discussed in (v) below, the Board considered the terms of the Merger Agreement to be generally favorable.

    (v) The Board viewed as unfavorable to its decision the matters in item (v). The conditional nature of various aspects of the Merger Agreement was reviewed by the Board. The Merger Agreement contains conditions to the obligations of CBF to complete the Merger. These conditions include principally

       - the completion of the necessary financing,

       - the assertion of appraisal rights under Delaware law by holders of no more than 5% of the Shares,

       - the adoption of the Merger Agreement by the stockholders as required under Delaware law and by a majority of the outstanding voting Shares held by Unaffiliated Stockholders,

       - the making of all filings and the obtaining of all consents from governmental authorities or third parties, which, if not obtained or made, would have a material adverse effect on the financial condition, results of operation or business of CORT,


       - the absence of any effective restraining order, injunction or order preventing completion of the Merger and


       - the absence of any material adverse change in CORT's business, results of operations or financial position.


The Board noted that any or all of the conditions to the completion of the Merger may be waived by the party whose obligations are subject to the satisfaction of the condition; provided that some conditions would be required to be satisfied by applicable law, notwithstanding any waiver. The Board was able to accept the conditions of the Merger Agreement based on their conclusion that they had a reasonable basis to believe that these conditions, including the condition relating to financing, would be satisfied, and their understanding and belief that the other conditions were customary for transactions of this kind, were required as a matter of law or were otherwise essential to one or both parties to the transaction. In particular, in evaluating the acceptability of the financing condition, the Board considered the experience and past success of BRS and CVC in structuring and closing transactions similar to the Merger. In addition, while the Board recognized that the Merger Agreement may be terminated by CBF if there is a material disruption of or a material adverse change in conditions in the banking or capital markets which has a material adverse effect on the syndication of bank credit facilities or completion of high yield debt offerings, the Board was able to accept this provision. See "--Background of Merger" and "FINANCING OF THE MERGER." The Board also noted that termination of the Merger Agreement due to a failure to satisfy these conditions would not entitle CBF or CBF Sub to reimbursement of their expenses, nor entitle CORT to reimbursement of its expenses.


    (vi) On balance the Board viewed as neutral to its decision the matters in item (vi). The possible conflicts of interest of the directors were considered at various meetings of the Board. The Board considered significant the fact that adoption of the Merger Agreement requires an affirmative vote of a majority of the outstanding voting Shares held by Unaffiliated Stockholders.



    (vii) The Board viewed as unfavorable to its decision the matters in item
(vii). The Board felt, however, that because


    - completion of the Merger is conditioned upon receiving the affirmative vote of a majority of the outstanding voting Shares held by Unaffiliated Stockholders,

    - the Board had retained an independent financial advisor to evaluate the fairness of the Merger to the Unaffiliated Stockholders from a financial point of view and

    - the terms of the Merger Agreement and the price to be paid to CORT's public stockholders were negotiated by two members of the Board who will not be equity participants in the transaction and were unanimously approved by the entire Board, the absence of a special committee and an unaffiliated representative was acceptable.


    (viii) The Board viewed the matters in item (viii) to be favorable to its decision. The Board considered one of the paramount factors in approving the Merger Agreement to be that the Merger Agreement requires that the Unaffiliated Stockholders determine for themselves whether they prefer to receive the consideration contemplated by the Merger, and the substantial premium to market prices reflected in the Merger Agreement, or to continue as stockholders in CORT.



    (ix) The Board viewed as favorable to its decision the matters in item (ix). The Board considered that even if the required majority of the Unaffiliated Stockholders approves the Merger, some stockholders may not support the Merger and wish to exercise appraisal rights. The Board felt it to be important that Delaware law provides stockholders with the opportunity to exercise appraisal rights and to seek a judicial determination of the fair value of their Shares, despite the approval of a majority of similarly situated Unaffiliated Stockholders.


    In evaluating the fairness of the Merger, the Board did not consider valuations of CORT based solely on net book value or liquidation value, because it considered the valuation methodologies undertaken by STES, after discussion with the Board, to be the most relevant to the values that would be realistically available to stockholders. Although the information STES presented to the Board regarding comparable companies and comparable transactions included multiple of book value calculations, STES believed and the Board concurred that the valuations were driven by earnings growth and earnings power rather than book value. The Board did not perform, or ask STES to perform, a liquidation analysis because the Board believed higher values could be achieved for stockholders by focusing on CORT's value as a going concern given the nature of CORT's tangible assets--primarily used rental furniture.

    CBF. CBF and the Affiliated Stockholders have not undertaken any independent formal evaluation of the fairness of the proposal to the Unaffiliated Stockholders. Based, however, upon their consideration of, among other things,

    - historical market prices for the Shares, including the Shares' initial public offering price,


    - the analysis of the Board described in the above discussion and



    - that the Board had received the written opinion of STES to the effect that, as of the date of the opinion, the per Share consideration of $24.00 in cash and one share of Series A-1 Preferred Stock to be received by the Unaffiliated Stockholders in connection with the Merger is fair to the Unaffiliated Stockholders from a financial point of view,


CBF and the Affiliated Stockholders believe that the Merger is fair to the Unaffiliated Stockholders from a financial point of view. CBF and the Affiliated Stockholders believe the structure of the Merger is fair to the Unaffiliated Stockholders because it provides for the approval of at least a majority of the outstanding voting shares held by the Unaffiliated Stockholders. This belief should not, however, be construed as a recommendation to CORT's stockholders by CBF or the Affiliated Stockholders to vote to adopt the Merger Agreement.

    CVC believes the Merger is fair to the Unaffiliated Stockholders from a financial point of view because it is within the range of fair values identified by STES, provides a significant premium to the trading value of the shares prior to the announcement of the Merger, and gives the Unaffiliated Stockholders the opportunity to approve the Merger by requiring the vote of a majority of the outstanding shares held by the Unaffiliated Stockholders.


    CBF, BRS and the Affiliated Stockholders considered as most significant to their determination of the fairness of the Merger, the premium to the trading value of CORT's shares at the time the Merger Agreement was agreed. CBF, BRS and the Affiliated Stockholders also place great weight on the fact that the Board undertook a detailed examination of the Merger, including receipt of the fairness opinion of STES, and determined that the transaction was fair to the Unaffiliated Stockholders from a financial point of view. Each of CBF, BRS and Affiliated Stockholders is aware of the Board's analysis described in items (i),
(ii), (iii), (iv), (viii) and (ix) of the preceding discussion and gave due consideration to these items and adopts the Board's analysis.


OPINION OF FINANCIAL ADVISOR


    In connection with the Merger, CORT engaged SunTrust Equitable Securities to provide an opinion as to the fairness, from a financial point of view, of the merger consideration to the Unaffiliated Stockholders. STES is a nationally recognized firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with merger transactions and other types of acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. CORT selected STES to render a fairness opinion on the basis of its experience and expertise in transactions similar to the Merger and its reputation and experience in the rental industry. STES was not engaged to solicit or evaluate, nor did it solicit or evaluate, any alternative transaction to the Merger.


    STES has no material relationships with CORT, BRS, CVC or their respective affiliates. SunTrust Banks, Inc., STES' parent company, may have lending relationships with companies in which BRS and CVC have investments. In the fall of 1997, Equitable Securities Corporation, which is a predecessor to STES, acted as financial advisor to Davco Restaurants, Inc. in rendering a fairness opinion to Davco in connection with a going private transaction sponsored by Citicorp Venture Capital Ltd. and members of management of Davco. Davco paid Equitable a fee of $225,000 for its services and its fairness opinion in that transaction.

    At the March 25, 1999 meeting of the Board of Directors, STES delivered its oral opinion (as subsequently confirmed in writing as of that date, the "STES Opinion") that, as of that date, and based upon and subject to the limitations, assumptions and qualifications stated in the opinion, the merger consideration was fair, from a financial point of view to the Unaffiliated Stockholders. No limitations were imposed by the Board of Directors upon STES with respect to the investigations made or the procedures followed by it in rendering its opinion.



    The full text of the STES opinion, which states the assumptions made, matters considered and limitations of review by STES, is attached to this Proxy Statement/Prospectus as Annex B and is incorporated by reference. The opinion should be read carefully and in its entirety in connection with this Proxy Statement/Prospectus. The following summary of the STES Opinion is qualified by the full text of the STES Opinion. The STES Opinion is not a recommendation to any stockholder of CORT as to how the stockholder should vote at the special meeting.


    In connection with its opinion, STES, among other things:

    - reviewed publicly available financial and other financial information, reports, forecasts and other internal information that were provided to STES by or on behalf of CORT;

    - reviewed the Merger Agreement;

    - compared financial positions and operating results of CORT to other companies in the rental industry;

    - considered, to the extent available, the financial terms of other similar transactions recently effected which it believed to be comparable to the Merger;

    - reviewed and discussed the historical and current operations of CORT, its financial condition and prospects with management and representatives of CORT; and


    - conducted other financial studies, analyses and investigations and reviewed other information and factors as it found appropriate for purposes of the STES Opinion.



    In connection with its review, STES did not independently verify and relied on the accuracy and completeness in all material respects of all of the financial and other information and data publicly available or furnished to or otherwise reviewed by it. With respect to the financial forecasts for CORT, STES assumed for purposes of the STES Opinion that the forecasts were reasonably prepared on bases reflecting the best available estimates at the time of preparation as to the future financial performance of CORT and good faith judgments of the management of CORT. STES did not express an opinion with respect to the forecasts or the assumptions on which they were based. STES also assumed that there were no material changes in CORT's assets, financial condition, results of operations, business or prospects since the date of the last financial statements made available to STES. STES relied on advice of counsel to CORT as to all legal matters with respect to CORT, the Merger and the Merger Agreement. STES has assumed that the Merger will be completed in a manner that complies in all respects with the applicable provisions of the Securities Exchange Act of 1934 and all other applicable federal and state statutes, rules and regulations. In addition, STES did not assume responsibility for making an independent evaluation, appraisal or physical inspection of the assets or liabilities (contingent or otherwise) of CORT and was not furnished with any appraisals. Finally the STES Opinion was based on economic, monetary, market and other conditions as they existed and could be evaluated on the date of the STES Opinion and did not address the fairness of the Merger Consideration as of any other date. Where the following analyses present information regarding the multiples implied by the merger consideration, the merger consideration has been valued for purposes of analysis at $26.50 per Share, based on the $24 in cash plus the $2.50 initial liquidation value of the Series A-1 Preferred Stock.

    The following is a summary of material financial analyses performed by STES in connection with the STES Opinion and included in its presentation to CORT's Board of Directors.


    ANALYSIS OF PREMIUMS PAID


    STES calculated the acquisition premiums represented by the merger consideration over the market price of the CORT Common Stock at various intervals prior to the announcement of the Merger. STES also performed the same analysis for 77 transactions since January 1, 1998, involving public companies in which cash was the acquisition consideration and the transaction value was between $200 million and $500 million. STES then compared the acquisition premiums represented by the merger consideration to the median acquisition premiums for the comparison group of transactions at the same intervals. The results of this comparison are shown in the following table:


                                                           INTERVAL PRIOR TO ANNOUNCEMENT
                                                    --------------------------------------------
                                                    1 DAY   1 WEEK   4 WEEKS   6 MONTHS   1 YEAR
                                                    -----   ------   -------   --------   ------
Median Premium....................................  25.4%    31.4%    37.7%      36.0%     57.3%
CORT Premium......................................  69.5%    62.5%    62.5%      (3.8%)   (41.1%)

    STES also reviewed 22 transactions where the market price of the target's stock had declined during the year preceding the transaction and calculated the acquisition premium over the market price on the day preceding the announcement of the transaction. The table below shows the median percentage decline in market price for the 22 companies in the comparison group to the decline in the market price of the CORT Common Stock over the year preceding the Merger, and compares the median acquisition premium for the 22 companies to the acquisition premium represented by the merger consideration over the market price of the CORT Common Stock on the day preceding the public announcement of the Merger.

                                                          STOCK PRICE DECLINE DURING YEAR   PREMIUM ONE DAY PRIOR TO
                                                               PRIOR TO ANNOUNCEMENT              ANNOUNCEMENT
                                                          -------------------------------  ---------------------------
Median Premium..........................................                 (25.1%)                         35.6%
CORT Premium............................................                 (64.8%)                         69.5%

    STES viewed this analysis as supporting fairness since the implied premium was comparable to premiums in similar transactions.

    COMPARABLE COMPANIES ANALYSIS


    STES analyzed two groups of publicly-traded rental companies. The first group consisted of five consumer rental companies that included Aaron Rents, Inc., Globe Business Resources, Inc., Rainbow Rentals, Inc., Rent-A-Center, Inc. and Rent-Way, Inc. The second group consisted of six equipment rental companies that included Electro Rent Corp., McGrath Rentcorp, National Equipment Services, Inc., Neff Corp., Rental Service Corp. and United Rentals, Inc. The table below presents, for the companies in each group, the maximum and minimum multiples of total market capitalization to the latest twelve months' ("LTM") revenue, LTM earnings before interest, taxes, depreciation and amortization ("EBITDA"), LTM earnings before interest and taxes ("EBIT"), LTM price to earnings ratio ("P/E"), 1998 P/E (other than Electro Rent, for which this information was not available) and

1999 P/E (other than Electro Rent, for which this information was not available). The multiples are compared to the multiples for CORT implied by the merger consideration.


                                                                 CONSUMER RENTAL           EQUIPMENT RENTAL
                                                             ------------------------  ------------------------
MULTIPLE OF:                                                   MINIMUM      MAXIMUM      MINIMUM      MAXIMUM       CORT
-----------------------------------------------------------  -----------  -----------  -----------  -----------  -----------
LTM Revenues...............................................        0.9x         1.9x         1.4x         2.6x         1.5x
LTM EBITDA.................................................        6.7x        26.8x         6.2x        11.0x         7.6x
LTM EBIT...................................................        8.4x        33.6x         6.6x        13.1x         8.8x
LTM P/E....................................................       13.6x        21.7x         8.2x        21.5x        14.0x
1998 P/E...................................................       11.9x        21.5x        10.9x        21.5x        13.8x
1999 P/E...................................................       10.1x        17.3x         8.8x        16.9x        12.1x


    STES judged this analysis as supporting fairness since the valuation multiples implied by the merger consideration were within the range of the valuation multiples of comparable companies. No company or transaction used in the above analysis is identical to CORT or the Merger. Accordingly, an analysis of the results of the above involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the companies to which CORT and the Merger are being compared. Mathematical analysis (such as determining the minimum, maximum, average or median) is not, in itself, a meaningful method of using comparable company data.


    COMPARABLE TRANSACTIONS ANALYSIS

    STES developed a list of 13 merger and acquisition transactions involving selected rental companies and compared transaction value as a multiple of revenue, EBITDA, EBIT, net income and book value for these transactions to the transaction value multiples for CORT. STES examined this group of pending and completed merger transactions in the rental industry from January 1996 to the present. The following list of merger transactions was examined in STES' comparable transactions analysis (Acquiror/Target): Rental Service Corp./NationsRent, Rent-Way/Home Choice Holdings, United Rentals/US Rentals, Renters Choice/Thorn Americas, EVI/Weatherford Enterra, Alrenco/RTO, Rent-Way/Champion Rentals (only revenue multiple information was available), Rent-Way/Ace TV Rentals (only revenue multiple information was available), Atlas Copco North America/Prime Service, TCF Financial/Winthrop Resources, Medical Resources/NMR of America, RTO/Action TV & Appliance Rentals and Thorn EMI Unit/Advantage Companies. The minimum and maximum multiples paid for these other rental company transactions are presented in the table below.

                                                                   MINIMUM       MAXIMUM       CORT
                                                                -------------  -----------  -----------
Revenues......................................................         1.0x          4.3x         1.4x
EBITDA........................................................         4.7x         37.6x         7.5x
EBIT..........................................................         7.5x         30.9x         8.6x
Net Income....................................................         7.4x         68.9x        13.8x
Book Value....................................................         1.3x          4.1x         2.1x


    No company or transaction used in the above analysis is identical to CORT or the Merger. Accordingly, an analysis of the results of the above involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the companies to which CORT and the Merger are being compared. Mathematical analysis (such as determining the minimum, maximum, average or median) is not, in itself, a meaningful method of using comparable transaction data. STES judged this analysis as supporting fairness since the valuation multiples implied by the transaction value were within the range of the valuation multiples of comparable transactions.

    The companies in the comparable companies analysis and comparable transaction analysis were selected because their products, customers or strategy were similar to that of CORT. However, none of the companies operate solely in the segments that CORT does and none serve the same customer base. For instance, the consumer rental companies generally rent furniture and electronics, like CORT. However, the consumer rental companies generally rent products to individual consumers at higher prices for shorter terms than CORT offers to its mostly corporate customer base. In addition, many of the consumer rental companies focus on rental-purchase transactions, unlike CORT. The equipment rental companies generally rent heavy equipment and other products to business customers on both a short and long-term basis. While the customers and transactions are more similar to CORT's, the equipment rental companies operate in a much larger market segment that has experienced greater growth and consolidation activity than CORT's segment of the rental industry.

    DISCOUNTED CASH FLOW ANALYSIS

    Using certain projected financial information supplied by CORT for calendar years 1999 and 2001 and arithmetically extended by STES to 2003 using assumptions provided by CORT, STES calculated the net present value of free cash flows of CORT through 2003 using discount rates ranging from 9.3% to 11.3%. STES' estimate of the appropriate discount rate was based on the estimated weighted average cost of capital for comparable rental companies. STES also calculated the terminal value of CORT in the year 2003 based on multiples of 2003 EBITDA ranging from 5.1x to 7.5x and discounted these terminal values using the assumed range of discount rates. This analysis indicated a range of per share values indicated in the table below.

                                                                                LOW       HIGH
                                                                             ---------  ---------
Implied Equity Value Per Share.............................................  $   23.40  $   36.33

    Inherent in any discounted cash flow valuation are the use of a number of assumptions, including the accuracy of projections, and the subjective determination of an appropriate terminal value and discount rate to apply to the projected cash flows of the entity under examination. Variations in any of these assumptions or judgments could significantly alter the results of a discounted cash flow analysis. STES judged this analysis as supporting fairness since the transaction value was within the range of values generated by this analysis.

    LEVERAGED BUYOUT ANALYSIS

    STES applied a leveraged buyout analysis to the projected financial information supplied by CORT for calendar years 1999 to 2001 and arithmetically extended by STES to 2003 using assumptions provided by CORT to calculate the rate of return the Affiliated Stockholders would receive in a leveraged transaction. STES utilized the capital structure assumed by the Affiliated Stockholders. The analysis assumes that the business is sold at the end of a five-year time period at a value, the "exit valuation", equal to 7.0x to 8.0x EBITDA. The range of exit valuation multiples approximates the valuation implied by the merger consideration in this transaction. This analysis suggested that the equity provided by the Affiliated Stockholders would receive an internal rate of return shown in the table below.

                                                                                      ASSUMED EXIT
                                                                                       VALUATION
                                                                                        MULTIPLE
                                                                                  --------------------
                                                                                    7.0X       8.0X
                                                                                  ---------  ---------
Implied Internal Rate of Return.................................................       27.1%      33.1%

    Inherent in any leveraged buyout analysis are the use of a number of assumptions, including the accuracy of projections, the appropriate capital structure and the exit multiple used in the analysis. Variations in any of these assumptions or judgments could significantly alter the results of a leveraged buyout analysis. STES judged this analysis as supporting fairness because the returns implied by the transaction value are consistent with the returns that in STES' experience are expected by equity investors in leveraged transactions of this type.

    The above summary does not purport to be a complete description of the presentation by STES to the Board of Directors or the analyses performed by STES. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. STES believes that the analyses and the above summary must be considered as a whole and that selecting portions of its analyses and of the factors considered, without considering all such analyses and factors, would create an incomplete or misleading view of the evaluation process underlying its opinion. In addition, STES may have given various analyses more or less emphasis than other analyses, so that the ranges of valuations resulting from any particular analysis described above should not be taken to be STES' view of the actual value of CORT.


    In performing its analyses, STES made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of CORT. The analyses performed by STES are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by the analyses. The analyses were prepared solely as part of STES' analysis of the fairness of the merger consideration and were provided to the Board of Directors in connection with the delivery of the STES Opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at the present time or at any time in the future. STES used in its analyses various projections of future performance prepared by the management of CORT. The projections are based on numerous variables and assumptions, which are inherently unpredictable and must be considered not certain of occurrence as projected. Accordingly, actual results could vary significantly from those in the projections.


    STES was engaged by CORT to render its fairness opinion pursuant to an engagement letter dated March 12, 1999. Under the terms of the engagement letter, CORT agreed to pay STES

    - a retainer fee of $100,000,

    - an additional fee of $200,000 following the delivery of its oral opinion to the Board of Directors and

    - an additional fee of $200,000 following the delivery of the Proxy Statement to the stockholders.


CORT has also agreed to reimburse STES for its reasonable out-of-pocket expenses. CORT has paid $300,000 in fees to STES and will be paying another $200,000 in fees and an estimated $25,000 in expenses to STES following the delivery of this Proxy Statement/Prospectus to CORT's stockholders. Under a separate letter agreement, CORT has agreed to indemnify STES, its affiliates, and their respective partners, directors, officers, agents, consultants, employees and controlling persons against certain liabilities, including liabilities under the federal securities laws. In the ordinary course of its business, STES actively trades securities of CORT for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in the securities.


PURPOSE OF THE MERGER

    CORT has entered into the Merger Agreement because the Board of Directors concluded that the Merger was fair to, and in the best interests of, the Unaffiliated Stockholders. In particular, the Board concluded that it was unlikely that any transaction could be completed, other than the Merger or a similar transaction with the Affiliated Stockholders, in which the stockholders would have an opportunity to obtain a significant premium to historical and current market prices. The per Share consideration of $24.00 in cash plus one share of Series A-1 Preferred Stock payable in connection with the Merger represented an attractive alternative to the potential for future market appreciation of the Shares. For a discussion of the various factors considered by the Board in reaching these conclusions, see "SPECIAL FACTORS--Background of the Merger" and "--Fairness of the Merger; Recommendation of the Board of Directors; Position of CBF."

    The purpose of CBF, CBF Sub, BRS and the Affiliated Stockholders in proceeding with the Merger is to acquire the entire common equity interest in CORT so that they may implement their business strategy and realize a substantial return on their equity investment in CORT. See "INFORMATION CONCERNING CBF, CBF SUB AND AFFILIATES" and "--Interests of Certain Persons in the Merger." BRS and the Affiliated Stockholders regard the acquisition of the Shares in the Merger as an attractive investment opportunity. They believe CORT's future business prospects are favorable and that the substantial increase in the debt to equity ratio of CORT after the Merger, although importing greater investment risks, will create the potential for the stockholders' equity value of CORT to increase more rapidly on a percentage basis than the stockholders' equity value of an identical corporation with a larger equity base and less debt. BRS and the Affiliated Stockholders could earn a substantial return on their equity investment in CORT. In addition, the flexibility inherent in a closely-held corporation to implement a long-term business strategy, without concentrating on short-term, reported quarterly earnings reports, should render more feasible these results.



    While BRS and the Affiliated Stockholders are looking to achieve substantial returns on their investment in CORT, they believe that these returns are available only to those long-term investors who are willing to bear the substantial risks associated with a highly leveraged investment. BRS and the Affiliated Stockholders chose to make the offer for CORT now because they believe CORT's common stock is currently undervalued as a result of the market's focus on short-term earnings instead of long-term prospects. The Affiliated Stockholders do not believe that the value of their equity interest in CORT will increase as rapidly if CORT remains a publicly-traded company as it will if CORT becomes a closely-held corporation again.


    As a result of the Merger, the Affiliated Stockholders will increase their percentage beneficial ownership of the common equity interests in CORT, on a fully diluted basis, from approximately 51% to 100%. The Affiliated Stockholders' percentage interests in CORT's net book value and net earnings will increase correspondingly. Payments in connection with the Merger and related financing will reduce substantially CORT's net book value and net earnings. See "FINANCING OF THE MERGER."

    The acquisition has been structured as a merger in order to provide a prompt and orderly transfer of ownership of CORT from the stockholders to BRS and the Affiliated Stockholders, give disinterested stockholders the opportunity to approve the acquisition, allow continuing stockholders to carryover their tax basis in their rolled investment and defer the payment of income taxes, and to receive leveraged recapitalization accounting treatment. If the Merger Agreement is adopted by the required vote of the stockholders, and the other conditions are satisfied, CBF Sub will be merged with and into CORT. Outstanding Shares will be converted into the right to receive per Share consideration of $24.00 in cash, without interest, and one share of Series A-1 Preferred Stock, unless holders elect to pursue appraisal rights under Delaware law. Shares held in CORT's treasury or by any CORT subsidiary and Shares of CORT's common equity retained under the terms of the Merger Agreement will not be converted. See "THE MERGER" and "APPRAISAL RIGHTS."

INTERESTS OF CERTAIN PERSONS IN THE MERGER; CONFLICTS OF INTEREST

    In considering the recommendation of the Board of Directors with respect to the Merger, stockholders should be aware that members of CORT's Board of Directors have interests that present them with actual or potential conflicts of interest in connection with the Merger. The Board of Directors was aware of these conflicts and considered them among the other matters described under "SPECIAL FACTORS--Fairness of the Merger; Recommendation of the Board of Directors."

    INTEREST IN COMMON STOCK. As of the Record Date, CORT's directors, Paul Arnold, Bruce Bruckmann, Keith Alessi, Gregory Maffei, Charles Egan, James Urry, and Michael Delaney, beneficially owned an aggregate of 541,938 Shares, as follows:

                                                                                         PERCENTAGE OF OUTSTANDING
                                                                                        SHARES (* DENOTES LESS THAN
                                                                NUMBER OF SHARES(1)                 1%)
                                                                -------------------  ---------------------------------
Paul Arnold...................................................         209,429                         1.6%
Bruce Bruckmann...............................................         182,506                         1.4%
Keith Alessi..................................................          51,660                           *
Gregory Maffei................................................          42,526                           *
Charles Egan..................................................          31,382                           *
James Urry....................................................          13,934                           *
Michael Delaney...............................................          10,501                           *

------------------------

(1) Includes all stock options which are exercisable within 60 days of the Record Date. See "SECURITY OWNERSHIP OF BENEFICIAL OWNERS AND DIRECTORS AND OFFICERS."

    In addition, as of the Record Date, Citicorp Venture Capital Ltd. beneficially owned 5,778,518 Shares, representing approximately 44.1% of the outstanding Shares.


    If the Merger is completed, the directors of CORT, as stockholders, are expected to receive aggregate net proceeds (net of the exercise price of Shares held under those options that will receive the merger consideration) of approximately $10,482,000 in respect of the conversion of their Shares in connection with the Merger, assuming no one exercises the option to retain shares, see "THE MERGER--Payment for Shares," and $1,278,415 in a liquidation preference of Series A-1 Preferred Stock as follows:



Paul Arnold......................................     $ 516,280
Bruce Bruckmann..................................       436,263
Keith Alessi.....................................       127,148
Gregory Maffei...................................       103,313
Charles Egan.....................................        74,328
James Urry.......................................        14,833
Michael Delaney..................................         6,250



    OPTIONS. Some of the stock options held by the Affiliated Stockholders, (including options which have not yet vested), will be treated differently from options held by employees of CORT. See "THE MERGER--Payment for Shares." In lieu of receiving the net merger consideration after deduction of the applicable exercise price of these options, some of the options held by Affiliated Stockholders will be converted into options of the surviving corporation having an intrinsic value equal to the aggregate merger consideration to which the optionholder would be entitled to receive in connection with the Merger but for the conversion and will be exercisable for shares of common stock, Series B Preferred Stock and Series C Preferred Stock of the surviving corporation.



    ROLLOVER EQUITY INVESTMENT. The Affiliated Stockholders are expected to exchange some of the securities of CORT that they currently own on a tax deferred basis for stock of the surviving corporation at an implied value of $26.50 per share. Shares of the surviving corporation will be acquired for a purchase price of $1.00 per share (other than the Series A-2 Preferred Stock which will be purchased for $2.50 per share, if any is issued), the same prices per share as the securities of CBF Sub purchased by CBF with the proceeds of the BRS equity investment. For more information about the ownership of securities of the surviving corporation, see "SECURITY OWNERSHIP OF THE SURVIVING CORPORATION."

    The shares of Series B Preferred Stock of the surviving corporation that CVC will obtain in connection with the conversion of Shares of CORT's common equity that it retained under the terms of the Merger Agreement will have a special liquidation premium that will entitle CVC and its affiliates and employees holding these shares to approximately $3.4 million, in the aggregate, upon the liquidation of CORT or redemption of these shares, plus accrued and unpaid dividends, in addition to the liquidation preference and accrued and unpaid dividends otherwise payable on the shares of Series B Preferred Stock. It is anticipated that during the first year following the Merger, CORT will declare and pay cash dividends of $3.4 million in the aggregate payable to CVC and the other holders of Series B-2 Preferred Stock and Series C-2 Preferred Stock of CORT. In addition, the shares of Series C Preferred Stock of the surviving corporation to be issued to CVC and its affiliates and employees in exchange for its retained Shares will entitle the holder of these shares to a special dividend preference in an aggregate amount per annum equal to the greater of (i) $500,000 and (ii) .75% of CORT's earnings before interest, taxes, depreciation (other than rental depreciation) and amortization. This special dividend will have preference over CORT's other Preferred Stock to the extent that it does not exceed $1 million per year. It is expected that this dividend will be paid annually in cash.


    MANAGEMENT. Members of CORT's management are expected to receive cash bonuses from the surviving corporation in an aggregate amount of up to $3.5 million.

    Over a three-year period beginning on the effective time of the Merger, it is also expected that some of CORT's employees will have the opportunity to receive options to buy shares of the surviving corporation common stock representing approximately 5% of the outstanding surviving corporation common stock on a fully diluted basis at a price per share equal to the then current fair value of surviving corporation common stock. The options are expected to vest over a three-year period.


    MANAGEMENT FEE. CBF anticipates that BRS, or an affiliate of BRS, will enter into a management agreement with CORT at the effective time of the Merger. The management agreement will provide that BRS or an affiliate will receive an annual management fee of $500,000 from CORT or its subsidiaries for management, business and organizational strategy and merchant and investment banking services rendered to CORT. The amount of the annual management fee may be increased in some circumstances based upon performance or other criteria to be established by CORT's Board of Directors. In addition, an affiliate of BRS will receive from CORT a closing fee of approximately $3.4 million in the aggregate, at the effective time of the Merger. See "FINANCING OF THE MERGER."


    EQUITY OWNERSHIP OF CORT AFTER THE MERGER. The Affiliated Stockholders are expected to own 100% of the common equity interests in CORT after the Merger. See "INFORMATION CONCERNING CBF, CBF SUB AND AFFILIATES" and "SECURITY OWNERSHIP OF THE SURVIVING CORPORATION."


    INSURANCE AND INDEMNIFICATION. Under the Merger Agreement, CBF or CORT as the surviving corporation in the Merger is required to provide, for a period of six years after the effective time of the Merger, directors' and officers' liability insurance policies. These policies are in favor of the present and former directors, officers, employees and agents of CORT who are presently covered under policies by CORT with respect to actions or omissions occurring before the effective time of the Merger on terms no less favorable than the insurance maintained by CORT as of the date of the Merger Agreement. CBF and the surviving corporation, however, will not be required to pay an annual premium for this insurance in excess of 200% of the last annual premium paid before the date of the Merger Agreement.


    The Merger Agreement also provides that CBF and the surviving corporation will indemnify and hold harmless the above parties against any losses, claims, damages, liabilities, costs, expenses, judgments and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to any action or omission in connection with the performance of their duties to CORT (including, without limitation, in connection with the Merger) and occurring prior to the effective time to the full extent permitted under Delaware law, or the surviving corporation's Certificate of Incorporation or By-Laws in effect as of the effective time. In addition, under the Merger Agreement, CBF, CBF Sub and CORT have agreed that all rights to indemnification existing in favor of an indemnified party under an indemnification agreement in effect on the date of the Merger Agreement will survive the Merger. The Certificate of Incorporation and Bylaws of the surviving corporation will include substantially similar indemnification provisions as those contained in the Restated Charter and Bylaws of CORT in effect as of the effective time of the Merger. The Merger Agreement also provides that all existing indemnification agreements between CORT and its directors, officers, employees and agents will continue after the effective time of the Merger. See "THE MERGER--Indemnification of Directors and Officers."


    OTHER. BRS is the sole member and manager of CBF. CBF, as the sole stockholder of CBF Sub, is expected to elect a new slate of directors to the board of CBF Sub immediately before the completion of the Merger. This board is anticipated to include representatives designated by BRS, CVC and CORT's management. See "INFORMATION CONCERNING CBF, CBF SUB AND AFFILIATES." The Merger Agreement provides that the directors of CBF Sub will be the directors of the surviving corporation, and that the officers of CORT will be the officers of the surviving corporation upon the completion of the Merger. See "INFORMATION REGARDING THE DIRECTORS AND EXECUTIVE OFFICERS OF CORT FOLLOWING THE MERGER AND CBF." The compensation levels and employee benefit plans and programs for directors, officers and employees of CORT after the Merger are expected to be substantially the same as those currently provided by CORT.


CHANGE OF CONTROL AGREEMENTS


    CORT has entered into change of control agreements with several executive officers. These agreements terminate one year from March 25, 1999, the date on which they were entered into. Under the agreement with Chief Executive Officer Paul Arnold, Mr. Arnold will receive a cash payment within three days of a change of control of CORT in the amount of $1,200,000. In addition to the payment, if Mr. Arnold is terminated by CORT within one year of a change of control other than for "cause" or by Mr. Arnold for "good reason," Mr. Arnold is entitled to a continuation of welfare benefits for three years after his termination at the same cost and coverage level as in effect on his date of termination. Other executives are entitled to payments in amounts of either $150,000 or $400,000 in the event they are terminated by CORT within one year of a change of control other than for "cause" or by them for "good reason." These executives also would receive welfare benefits for three years after their termination at the same cost and coverage level as in effect on their dates of termination.



    In addition, pursuant to a Change of Control Bonus Plan, additional management employees are eligible for payments if they are terminated within one year of a change of control by CORT other than for "cause" or by the management employee for "good reason." The Compensation Committee, in its sole discretion, will determine the amount of the payment, if any, payable to each management employee on or before the date of a change of control. The aggregate amount of all payments under the plan will not exceed $400,000.


    The Merger will not result in a change of control under the change of control agreements or the plan. However, some of the executives are expected to receive payments as a result of the Merger. See "SPECIAL FACTORS--Interests of Certain Persons in the Merger; Conflicts of Interest."

EFFECTS OF THE MERGER


    Upon completion of the Merger, the stockholders will be entitled to receive per Share consideration of $24.00 in cash, without interest, and one share of Series A-1 Preferred Stock, or to exercise appraisal rights under Delaware law if properly demanded before the vote on the adoption of the Merger Agreement at the special meeting. The stockholders (other than the Affiliated Stockholders), as of the effective time of the Merger, will have no continuing ownership interest in CORT other than the Series A-1 Preferred Stock and will no longer participate in the future earnings and potential growth of CORT. BRS and the Affiliated Stockholders, as the holders of outstanding common stock of CORT, will be entitled to all of the benefits, and subject to all of the risks, that will result from this ownership.



    From the effective time of the Merger, the Shares will no longer be traded on the NYSE. Price quotations for sales of Shares in the public market will no longer be available. The registration of the Shares under the Securities Exchange Act of 1934 will terminate and this termination will substantially reduce the information required to be filed by CORT with the Securities and Exchange Commission and will make some of the provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) and the requirement, under the proxy rules of Regulation 14A, of furnishing a proxy or information statement in connection with stockholders meetings no longer applicable to CORT. CORT anticipates being required to file periodic reports under the Exchange Act under the terms of its indebtedness. See "FINANCING OF THE MERGER." However, these securities may be repaid after the Merger occurs and the obligation to file periodic reports under the Exchange Act in respect of these securities may end.


    Under the terms of the Merger Agreement, the board of directors of CBF Sub shall become, upon completion of the Merger, the board of directors of CORT as the surviving corporation. See "INFORMATION REGARDING THE DIRECTORS AND EXECUTIVE OFFICERS OF CORT FOLLOWING THE MERGER AND CBF."

PLANS FOR THE COMPANY AFTER THE MERGER

    It is expected that following the Merger CORT's business and operations will, except as described in this Proxy Statement/Prospectus, be conducted by the surviving corporation substantially as they are currently conducted. Under the Merger Agreement, other than in connection with the Merger, CBF and CBF Sub have agreed (a) not to sell, dispose or otherwise transfer, or cause to be sold, disposed of or otherwise transferred, directly or indirectly, within one year of the time the Merger becomes effective (i) more than 50% of the beneficial ownership of the outstanding voting capital stock of the surviving corporation or (ii) assets constituting more than 50% of the earning power of CORT and its subsidiaries or with a book value in excess of 50% of the book value of all assets of CORT and its subsidiaries and (b) that CORT shall not engage in any public offering of its common equity securities (other than in connection with any offering of an "equity kicker" which is part of the financing obtained to complete the Merger) within one year of the effective time of the Merger.

RISK THAT THE MERGER WILL NOT BE COMPLETED

    Completion of the Merger is subject to the satisfaction or waiver of conditions, including receipt of the required stockholder approval, the absence of an injunction or other order restraining completion of the transactions contemplated by the Merger Agreement, receipt by CBF and/or CBF Sub of the required financing to complete the Merger and to pay related fees and expenses, holders of not more than 5% of the outstanding Shares on a fully-diluted basis electing to demand appraisal rights, the absence of certain legal proceedings, and the performance of obligations under the Merger Agreement. The parties do not anticipate waiving any material condition to the Merger. In addition, the Merger Agreement may be terminated by CBF if there is a material disruption or material adverse change in conditions in the banking or capital markets which has a material adverse effect on the syndication of bank credit facilities or completion of high yield debt offerings. See "THE MERGER--Conditions to Completion of the Merger." Although, as described in "FINANCING OF THE MERGER," CBF has obtained commitment or highly confident letters for the required financing, they contain several conditions. Therefore, even if the requisite stockholder approval is obtained, there can be no assurance that the Merger will be completed.


    The Merger Agreement provides that CBF and CBF Sub are entitled to reimbursement from CORT for their expenses incurred in connection with the Merger Agreement and completion of the transactions contemplated in the Merger Agreement in the following circumstances. CORT must reimburse CBF and CBF Sub if it terminates the Merger Agreement because the Board of Directors approves an alternative transaction. However, CORT's ability to terminate the Merger Agreement in connection with an alternative transaction is limited by various conditions, including a reasonable likelihood that an alternative transaction will be completed. In addition, CORT must reimburse CBF and CBF Sub if the Merger Agreement is terminated by CBF because the Board of Directors or CORT solicits, initiates or encourages the submission of any acquisition proposal, or participates in any discussions or negotiations regarding, or furnishes to any person any non-public information with respect to, or takes any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any acquisition proposal. However, among other things, the above shall not prohibit the independent directors from furnishing information or requiring CORT to furnish information to, or entering into discussions or negotiations with, any person in connection with an unsolicited bona fide acquisition proposal by the person if, and to the extent that the person first enters into a standstill and confidentiality agreement with CORT on terms no less favorable to CORT than those contained in the confidentiality agreement with BRS. CORT must also reimburse CBF and CBF Sub if the Merger Agreement is terminated by CBF because the Board of Directors or CORT shall have approved another acquisition proposal or alternative transaction. However, reimbursement for expenses shall not exceed an aggregate of $2,000,000 plus any fees and expenses incurred in connection with obtaining the financing for the Merger if CORT requests one or more executed highly confident letters and/or commitment letters in respect of bank financing which fees and expenses shall not exceed 2.0% of the maximum amount of any financing. See "THE MERGER--Expenses."


    It is expected that if the Merger Agreement is not adopted by the stockholders, or if the Merger is not completed for any other reason, CORT's current management, under the direction of the Board of Directors, will continue to manage CORT as an on-going business. No other transaction is currently being considered by CORT as an alternative to the Merger.

RISKS IN THE EVENT OF BANKRUPTCY


    If CORT is insolvent at the effective time of the Merger or becomes insolvent as a result of the Merger, the transfer of the per Share consideration of $24.00 in cash plus one share of Series A-1 Preferred Stock upon completion of the Merger may be deemed to be a "fraudulent conveyance" under applicable law, and therefore may be subject to claims of creditors of CORT. If a claim is asserted by the creditors of CORT after the Merger, there is a risk that persons who were stockholders of CORT at the effective time of the Merger will be ordered by a court to turn over to CORT's trustee in bankruptcy all or a portion of the per Share consideration they received upon the completion of the Merger.


    Based upon the projected capitalization of CORT at the time of the Merger and projected results of operations and cash flow after the Merger, CORT's management has no reason to believe that CORT and its subsidiaries, on a consolidated basis, will be insolvent immediately after giving effect to the Merger.

LITIGATION CHALLENGING THE MERGER


    On March 26, 1999 and April 1, 1999, respectively, Harbor Finance Partners and Michael Sternberg, alleged stockholders of CORT, each filed suit against CORT, CVC, CORT's Chief Executive Officer and Director Paul Arnold, and Directors Charles Egan, Michael Delaney, James Urry, Gregory Maffei, Keith Alessi and Bruce Bruckmann in the Delaware Court of Chancery. The complaints purport to be class action complaints and plaintiffs seek to enjoin the Merger or, in the alternative, to rescind the transaction and/or seek compensatory damages and/or rescissory damages. Plaintiffs allege breaches of fiduciary duties owed by the defendants to CORT's stockholders and claim that the price to be paid for shares under the Merger Agreement is unfair and inadequate. On June 24, 1999, Harbor Finance Partners filed an amended complaint adding BRS as a defendant.



    On March 26, 1999, Harold Shapiro, an alleged stockholder of CORT, filed a similar class action lawsuit in the Delaware Court of Chancery. Plaintiff Shapiro also names as a defendant BRS. Plaintiff Shapiro also claims that the defendants breached their fiduciary duties, or aided and abetted any breach, and alleges that the defendants failed to make an informed decision with respect to CORT's value and that the price to be paid for Shares under the Merger Agreement is unfair and inadequate. Plaintiff Shapiro seeks injunctive, rescissory and/or compensatory relief.



    The time for defendants to respond to these complaints has been extended until the cases are consolidated and a consolidated complaint is designated. CORT believes that these claims are without merit. CORT, the directors, CVC and BRS intend to vigorously defend the actions. Copies of these complaints, with the exception of Harbor Finance Partners' amended complaint which is attached as an exhibit to this Proxy Statement/Prospectus, are filed as exhibits to CORT's Form 8-K filed on April 29, 1999. See "ADDITIONAL AVAILABLE INFORMATION."


PROJECTIONS


    CORT provided STES, in connection with its analyses described above under "SPECIAL FACTORS--Opinion of Financial Advisor," and BRS with certain non-public financial projections for CORT prepared by its management. The material portions are shown below:


                                                                                     PROJECTED FISCAL YEARS
                                                                               ----------------------------------
                                                                                     (AMOUNTS IN THOUSANDS,
                                                                                   EXCEPT PER SHARE AMOUNTS)
                                                                               ----------------------------------

                                                                                 FISCAL      FISCAL      FISCAL
                                                                                  1999        2000        2001
                                                                               ----------  ----------  ----------
Furniture rental revenue.....................................................  $  298,145  $  319,015  $  344,537
Furniture sales revenue......................................................      61,046      65,930      71,863
                                                                               ----------  ----------  ----------
  Total revenue..............................................................     359,191     384,945     416,400
Cost of furniture rentals....................................................      53,896      57,742      62,361
Cost of furniture sales......................................................      37,353      40,217      43,837
                                                                               ----------  ----------  ----------
  Total cost of goods........................................................      91,249      97,959     106,198
  Total gross profit.........................................................     267,942     286,986     310,202
Selling, general and administrative expenses.................................     209,988     223,268     239,846
                                                                               ----------  ----------  ----------
  Operating earnings.........................................................      57,954      63,718      70,356
Interest expense, net........................................................       6,682       7,125       7,363
                                                                               ----------  ----------  ----------
  Income before income taxes.................................................      51,272      56,593      62,993
Income taxes.................................................................      21,637      23,882      26,583
                                                                               ----------  ----------  ----------
  Net income.................................................................  $   29,635  $   32,711  $   36,410
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------
Average common shares........................................................      13,522      13,700      13,800
Earnings per common share--assuming dilution.................................  $     2.19  $     2.39  $     2.64
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------

    Since the preparation of these projections, CORT's performance has not been consistent with some of the assumptions upon which the projections were based, primarily as they relate to core rental revenue growth. As a result, CORT revised these projections, the material portions of which are shown below:


                                                                                     PROJECTED FISCAL YEARS
                                                                               ----------------------------------
                                                                                     (AMOUNTS IN THOUSANDS,
                                                                                   EXCEPT PER SHARE AMOUNTS)
                                                                               ----------------------------------

                                                                                 FISCAL      FISCAL      FISCAL
                                                                                  1999        2000        2001
                                                                               ----------  ----------  ----------
Furniture rental revenue.....................................................  $  293,500  $  315,100  $  332,800
Furniture sales revenue......................................................      59,500      63,700      68,800
                                                                               ----------  ----------  ----------
  Total revenue..............................................................     353,000     378,800     401,600
Cost of furniture rentals....................................................      37,000      56,200      59,200
Cost of furniture sales......................................................      52,200      39,400      42,000
                                                                               ----------  ----------  ----------
  Total cost of goods........................................................      89,200      95,600     101,200
  Total gross profit.........................................................     263,800     283,200     300,400
Selling, general and administrative expenses.................................     206,800     221,800     234,400
                                                                               ----------  ----------  ----------
  Operating earnings.........................................................      57,000      61,400      66,000
Interest expense, net........................................................       6,000       6,800       7,300
                                                                               ----------  ----------  ----------
  Income before income taxes.................................................      51,000      54,600      58,700
Income taxes.................................................................      21,500      23,000      24,800
                                                                               ----------  ----------  ----------
  Net income.................................................................  $   29,500  $   31,600  $   33,900
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------
Average common shares........................................................      13,500      13,600      13,700
Earnings per common share--assuming dilution.................................  $     2.19  $     2.32  $     2.47
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------



    CORT does not usually publicly disclose projections of future revenues, earnings or other financial information. We are not including these projections in this Proxy Statement/Prospectus to influence your vote with respect to the Merger. Our projections were based upon a variety of assumptions, including our ability to achieve strategic goals, objectives and targets over the applicable periods. These assumptions involve judgments with respect to, among other things, future economic, competitive and regulatory conditions, financial market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. CORT's projections were not prepared with a view to public disclosure, use in this Proxy Statement/Prospectus or compliance with published guidelines of the Securities and Exchange Commission, nor were they prepared under the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial projections. Neither CORT's independent auditors, nor any other independent accountants or financial advisors, have compiled, examined or performed any procedures with respect to the projections contained in this Proxy Statement/Prospectus, nor have they expressed any opinion or any form of assurance on the information or its achievability, and assume no responsibility for, and disclaim any association with, the projections. Neither CORT nor the Board can assure you that CORT's performance will be consistent with these projections, although we have no reason to doubt the reasonableness of the underlying assumptions upon which the revised projections are based. In the past, we have made projections which we did not achieve. Stockholders are cautioned not to rely on the projections.

                                   THE MERGER

    THE FOLLOWING IS A SUMMARY OF THE MERGER AGREEMENT, WHICH IS INCORPORATED BY REFERENCE INTO THIS PROXY STATEMENT/PROSPECTUS. A COPY OF THE MERGER AGREEMENT IS ATTACHED TO THIS PROXY STATEMENT/ PROSPECTUS AS ANNEX A. YOU ARE URGED TO READ THE MERGER AGREEMENT AS IT AND NOT THIS SUMMARY DEFINES YOUR RIGHTS.

GENERAL

    The Merger Agreement contains the terms and conditions upon which the Merger is to be effected. The Merger will be completed only if the conditions contained in the Merger Agreement are satisfied or waived (see "Conditions to Completion of the Merger" below) including receipt of the required stockholder approval (see "Stockholder Adoption of the Merger Agreement" below).


    The Merger Agreement provides that at the effective time of the Merger, CBF Sub will merge with and into CORT and the separate existence of CBF Sub will cease. CORT will be the surviving corporation in the Merger. Each Share which is outstanding immediately before the effective time of the Merger will be converted into the right to receive per Share consideration of $24.00 in cash, without interest, and one share of Series A-1 Preferred Stock. However, shares held at the effective time in CORT's treasury or by any subsidiary of CORT will be cancelled without payment. Shares of CORT's common equity retained under the Merger Agreement and Shares in respect of which appraisal rights are properly perfected under Delaware law will not be converted into the right to receive the merger consideration. Shares of stock of CBF Sub (other than the Series A-1 Preferred Stock of CBF Sub) issued and outstanding immediately before the effective time of the Merger will be converted into Series A-2 Preferred Stock (if any), Series B Preferred Stock, Series C Preferred Stock and Common Stock of the surviving corporation. Each share of Series A-1 Preferred Stock of CBF Sub issued and outstanding immediately before the effective time will be converted into one share of Series A-1 Preferred Stock of the surviving corporation. Upon completion of the Merger, stockholders, other than CBF and the Affiliated Stockholders, will possess no further interest in, or rights as stockholders of, CORT, other than their right to receive per Share consideration of $24.00 in cash and one share of Series A-1 Preferred Stock, or to exercise appraisal rights.


EFFECTIVE TIME OF THE MERGER


    The Merger Agreement provides that the Merger will become effective at the time the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware as required by Delaware law or at a later time as specified in the Certificate of Merger. The required filing is expected to be made promptly following adoption of the Merger Agreement by the stockholders at the special meeting and the satisfaction, or where permissible, waiver of the other conditions contained in the Merger Agreement. Upon the effectiveness of the Merger, the Restated Certificate of Incorporation of CORT will be amended to read as provided in an exhibit to the Merger Agreement. As amended, it will be the Restated Certificate of Incorporation of the surviving corporation, and the By-Laws of CBF Sub in effect at the effective time will become the By-Laws of the surviving corporation. The Merger Agreement provides that, at the effective time, the directors of CBF Sub will be the directors of the surviving corporation and the officers of CORT will be the officers of the surviving corporation.


STOCKHOLDER ADOPTION OF THE MERGER AGREEMENT

    Under the Delaware General Corporation Law, the affirmative vote of holders of a majority of the outstanding shares of voting common stock is required for adoption of the Merger Agreement. In addition to this requirement, the Merger Agreement requires the affirmative vote of holders of a majority of the outstanding shares of voting common stock held by Unaffiliated Stockholders. See

"INTRODUCTION--Voting at the Special Meeting," "SPECIAL FACTORS--Interests of Certain Persons in the Merger; Conflicts of Interest."


PAYMENT FOR SHARES

    COMPANY SHARES. After completion of the Merger, stockholders must surrender their stock certificates to a bank or trust company to be designated by CBF Sub as the exchange agent in order to receive cash merger consideration and certificates for shares of Series A-1 Preferred Stock. No interest will be paid or accrued on the cash payable upon the surrender of the certificates.

    Detailed instructions with regard to the surrender of certificates, together with a letter of transmittal, will be forwarded to holders of Shares by the exchange agent promptly following the effective time of the Merger. Stockholders should not submit their certificates to CORT or the exchange agent until they have received these materials.

    Payment for Shares will be made to former stockholders as soon as practicable following receipt by the exchange agent of the certificates and other required documents. Until stock certificates and other required documents are received by the exchange agent, each certificate formerly representing Shares will represent solely (i) the right to receive per Share consideration of $24.00 in cash, without interest, and one share of Series A-1 Preferred Stock or
(ii) in the case of stockholders who properly perfect appraisal rights with respect to their Shares, the right to seek payment under Section 262 of the Delaware General Corporation Law. See "APPRAISAL RIGHTS."


    STOCK OPTIONS. Each stock option, other than some options held by the Affiliated Stockholders, that has an exercise price which is less than $26.50 per share, will be extinguished and represent at the effective time of the Merger the right to receive one share of Series A-1 Preferred Stock for each share of common stock issuable upon exercise of the option, and a cash amount equal to the product of


    - the excess, if any, of (a) $24.00 over (b) the exercise price of the option multiplied by

    - the aggregate number of shares of common stock issuable upon the exercise in full of the option as of the effective time.

    However, each option with an exercise price in excess of $24.00 will entitle the holder to receive only a number of shares of Series A-1 Preferred Stock equal to the product of

    - a fraction, the numerator of which is equal to $26.50 minus the exercise price and the denominator of which is $2.50 (the initial liquidation preference of the Series A-1 Preferred Stock), multiplied by

    - the aggregate number of shares of common stock issuable upon the exercise in full of the option as of the effective time.

    Each holder will be entitled to receive cash in lieu of any fractional shares of Series A-1 Preferred Stock. Each option that has an exercise price that is greater than or equal to $26.50 per share will be extinguished without payment of consideration of any kind.

    RETAINED SHARES. BRS, CBF and the Affiliated Stockholders have the right to elect, by notice to CORT and CBF before the effective time of the Merger, to exchange some of their shares of common stock for the right to receive, in lieu of the per Share consideration of $24.00 in cash, and one share of Series A-1 Preferred Stock, quantities and classes of CORT's Series A-2 Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, and common stock. In the event that all eligible shares are converted, CVC and its affiliates will own 7,000,000 shares of Series A-2 Preferred Stock, 17,500,000 shares of Series B Preferred Stock, 15,000,000 shares of Series C Preferred Stock, and 2,500,000 shares of common stock. In the event CVC and its affiliates convert all eligible shares, BRS and its affiliates will also own 7,000,000 shares of Series A-2 Preferred Stock, 17,500,000 shares of Series B Preferred Stock, 15,000,000 shares of Series C Preferred Stock, and 2,500,000 shares of common stock in CORT. It is expected that members of CORT's management will own 2,527,778 shares of Series B Preferred Stock, 2,166,667 shares of Series C Preferred Stock, and 825,000 shares of common stock. The number of shares of each of the Series B Preferred Stock, Series C Preferred Stock and common stock held by BRS, CVC and each of their affiliates or employees will be reduced proportionately by the number of shares of each class or series held by the management investors.



    If the surviving corporation is able to successfully complete its Note offering with a lower equity capitalization, the surviving corporation may not issue any shares of Series A-2 Preferred Stock and borrowings under the New Credit Facility may be increased by up to $35 million. See "FINANCING OF THE MERGER--Debt Financing."



    BRS and CBF intend to elect to exchange any shares of common stock they may hold into shares of stock of CORT after the Merger. Affiliated Stockholders are expected to elect to exchange shares of common stock that will result in them owning shares of the surviving corporation as described in "FINANCING OF THE MERGER--Equity Financing." The election will be conditioned upon the closing of the Merger. The common stock will be valued at $26.50 per share for purposes of determining the amount of securities of the surviving corporation received per share of common stock exchanged. BRS, and to the extent that the Affiliated Stockholders do not own enough Shares to allow them to acquire their entire equity interest in the surviving corporation, those Affiliated Stockholders, are expected to acquire their equity interest with cash. Prior to the Merger, CBF may acquire some Shares from Affiliated Stockholders and CBF will be entitled to exchange these shares as described above, or receive the merger consideration for these Shares.


THE EXCHANGE FUND

    As of the effective time of the Merger, CBF Sub (or CORT, as the surviving corporation) will deposit, or will cause to be deposited, with a bank or trust company designated before the effective time of the Merger by CBF Sub, which shall be reasonably satisfactory to CORT, for the benefit of the holders of Shares and options

    - cash in an aggregate amount equal to the sum of

       - the product of (A) the number of Shares issued and outstanding at the effective time (other than Shares held at the effective time in CORT's treasury or by any subsidiary of CORT, other than the retained shares of common stock discussed above and other than Shares in respect of which appraisal rights are properly perfected under Delaware law) multiplied by (B) $24.00 plus


       - the aggregate product with respect to some of the options, as discussed in "--Payment for Shares", of (A) the number of shares of common stock issuable upon exercise in full of the options as of the effective time multiplied by (B) the excess of $24 over the exercise price of the options and

    - a stock certificate issued in the name of the exchange agent or its nominee representing the number of shares of Series A-1 Preferred Stock deliverable for the Shares and options (including any fractional shares).

REGULATORY MATTERS


    Other than the requirements of the Exchange Act, and the filing of the Certificate of Merger as required by Delaware law and the expiration or early termination of the waiting period under the Hart Scott Rodino Antitrust Improvements Act of 1976, neither CORT, CBF nor CBF Sub is aware of any federal or state regulatory approvals or consents that must be obtained in connection with the Merger.


CONDITIONS TO COMPLETION OF THE MERGER

    The respective obligations of CBF, CBF Sub and CORT to effect the Merger are subject to the satisfaction or waiver, at or before the effective time of the Merger, of each of the following conditions:


    - the representations and warranties contained in the Merger Agreement, subject to exceptions, are true and correct as of the date of the Merger Agreement and the date of the closing of the Merger;


    - the performance in all material respects of all obligations contained in the Merger Agreement that are required to be performed at or before the Closing Date;

    - the stockholders shall have adopted the Merger Agreement as required under the laws of the State of Delaware, and the holders of a majority of the outstanding voting Shares that are held by the Unaffiliated Stockholders shall have voted for the adoption of the Merger Agreement;

    - all filings with and all approvals, consents, authorizations and waivers from governmental and other regulatory agencies and other third parties required to complete the transactions contemplated by the Merger Agreement, which, if not obtained, would have a material adverse effect, or would prevent the completion of the Merger, shall have been made or obtained;

    - there shall be no effective restraining order, injunction or any other order of any nature issued by a court of competent jurisdiction or other legal restraint or prohibition preventing the completion of the Merger and the transactions contemplated by the Merger Agreement;


    - no action, proceeding, application or counterclaim by any governmental entity before any court or governmental regulatory or administrative agency, authority or tribunal, and which (x) if adversely determined would have a material adverse effect on the surviving corporation or the ability of any party to the Merger Agreement to perform its obligations under the Merger Agreement or (y) challenges or seeks to challenge, restrain or prohibit the completion of the Merger, shall have been threatened, instituted or be pending; and


    - (x) the registration statement of which this Proxy Statement/Prospectus is a part shall have become effective under the Securities Act and shall not be the subject of any stop order or related proceeding, (y) any material "blue sky" and other state securities laws applicable to the registration and qualification of, and any rules or regulations of any self-regulatory organization applicable to, the Series A-1 Preferred Stock to be issued in connection with the Merger shall have been complied with, and (z) this Proxy Statement/Prospectus and the Schedule 13E-3 (filed with the Securities Exchange Commission with the Registration Statement of which this Proxy Statements/Prospectus is a part) shall have been disseminated to the extent, and for the minimum time period required by, the Exchange Act and its related rules and regulations.


    The obligation of CBF and CBF Sub to effect the Merger is also subject to the satisfaction or waiver, at or prior to the effective time of the Merger, of the following conditions: (i) CBF and/or CBF Sub will have completed their arrangements for the financing of the Merger and received the cash proceeds; and (ii) the holders of not more than 5% of the total number of Shares outstanding immediately prior to the effective time of the Merger, on a fully diluted basis, will have demanded an appraisal of the Shares under Section 262 of the Delaware General Corporation Law.



    Each of the conditions to the completion of the Merger may be waived by the party whose obligations are subject to the satisfaction of the condition; although some conditions would be required to be satisfied by applicable law, notwithstanding any waiver. The parties do not anticipate waiving any material condition to the Merger. If a material condition is waived or if a material condition is not satisfied and not waived, the parties will notify CORT's stockholders by issuing a press release describing the waiver or failure to satisfy the condition. If the waiver would have an adverse impact on the stockholders' decision to approve the Merger and acquire Series A-1 Preferred Stock, CORT may resolicit votes for adoption of the Merger.


COVENANTS

    CONDUCT OF CORT'S BUSINESS PRIOR TO THE MERGER. The Merger Agreement provides that, before the effective time of the Merger, except as contemplated by the Merger Agreement or otherwise permitted by the Merger Agreement:

    - CORT will use its reasonable best efforts to operate, and will cause its subsidiaries to use their reasonable best efforts to operate, its business in the ordinary course;

    - CORT shall not without CBF's consent, declare, set aside or pay any dividends on, or make any other distributions in respect of, its outstanding capital stock; it shall not split, combine or reclassify any of its outstanding capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its outstanding capital stock, and it shall not purchase, redeem or otherwise acquire any shares of its outstanding capital stock or any rights, warrants or options to acquire any stock;

    - CORT shall not issue, sell, grant, pledge or otherwise encumber any shares of its capital stock, or other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any shares, voting securities or convertible securities, except for the issuance of shares of common stock upon exercise of options outstanding before the date of the Merger Agreement and disclosed in the Merger Agreement, or take any action that would make CORT's representations and warranties not true in all material respects;

    - CORT shall not amend its Restated Charter or By-laws;


    - CORT shall not acquire any business or any corporation, partnership, joint venture, association or other business organization or division of a business organization (or any interest in a business organization) in a transaction involving aggregate consideration in excess of $25 million, or form any subsidiaries;


    - CORT shall not sell or otherwise dispose of any of its substantial assets, except in the ordinary course of business or in a transaction or series of transactions involving assets with an aggregate value of less than $5 million;


    - CORT shall not make any capital expenditures or commitments with respect to capital expenditures, except capital expenditures or commitments not exceeding the CORT's budget by more than $1 million in the aggregate as CORT may, in its discretion, find appropriate;



    - CORT shall not (x) incur any indebtedness for borrowed money or guaranty any indebtedness of another person, other than (A) borrowings in the ordinary course under existing lines of credit (or under any refinancing of existing lines), (B) indebtedness owing to, or guaranties of indebtedness owing to, CORT or (C) in connection with the financing of the Merger, or (y) make any loans or advances to any other person, other than to CORT and other than routine advances to employees, except in the case of either (x) or (y) as disclosed in the Disclosure Schedule to the Merger Agreement;

    - CORT shall not grant or agree to grant to any employee any increase in wages or bonus (other than in the ordinary course of business consistent with past practices), severance, profit sharing, retirement, deferred compensation, insurance or other compensation or benefits, or establish any new compensation or benefit plans or arrangements, or amend or agree to amend any existing Company stock option plans, except as may be required under existing agreements disclosed in the Disclosure Schedule to the Merger Agreement;

    - CORT shall not merge, amalgamate or consolidate with any other entity in any transaction, or sell all or substantially all of its business or assets;

    - CORT shall not enter into or amend any employment, consulting, severance or similar agreement with any individual which provides for the payment of an annual base salary in excess of $125,000;

    - CORT shall not change its accounting policies in any material respect, except as required by generally accepted accounting principles;

    - CORT shall not cancel, terminate, amend, modify or waive any of the terms of any confidentiality or standstill agreement executed with respect to a proposed acquisition of the capital stock or substantially all of the assets of CORT or any of its subsidiaries by any other party prior to the date of the Merger Agreement;

    - CORT shall not, with certain exceptions, authorize, recommend, propose or announce an intention to authorize, recommend or propose, or enter into an agreement in principle or an agreement with respect to any merger, consolidation or business combination (other than the Merger), any acquisition or disposition of a material amount of assets or securities (including, without limitation, the assets or securities of any subsidiary and other than inventory in the ordinary course); and


    - CORT shall not, with some exceptions, commit or agree to take any of the above actions.


    OTHER AGREEMENTS. Upon receipt of financing letters described further below, CORT has agreed to take all action necessary under applicable law and its Restated Certificate of Incorporation and By-laws to call, give notice of and convene the special meeting of stockholders to consider and vote upon the adoption of the Merger Agreement. CORT, CBF and CBF Sub have agreed to use their commercially reasonable efforts to take all actions and to otherwise cooperate in doing all things necessary to complete the Merger. In particular, CBF and CBF Sub have agreed to use their commercially reasonable efforts to obtain financing on terms satisfactory to them. CORT has agreed, subject to provisos, that it will not, and will not permit any of its representatives, directly or indirectly, to solicit, initiate or encourage the submission of any acquisition proposal, as defined below, or to participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, or to take any other action to facilitate any inquiries or the making of any proposal that constitutes, or reasonably may be expected to lead to, any acquisition proposal. However, the above shall not prohibit Messrs. Alessi and Maffei from furnishing information or requiring CORT to furnish information to, or entering into discussions or negotiations with, any person in connection with an unsolicited bona fide acquisition proposal if that person first enters into a standstill and confidentiality agreement with CORT on terms no less favorable to CORT than those contained in the confidentiality agreement with BRS.

TERMINATION

    The Merger Agreement may be terminated and abandoned at any time before the effective time of the Merger, whether before or after adoption of the Merger Agreement by the stockholders of CORT or CBF Sub:

    - by mutual written consent of CBF and CORT;


    - by either CORT or CBF if the Merger has not been completed on or before October 31, 1999, provided that the failure to complete the Merger is not attributable to the failure of the terminating party to fulfill its obligations under the Merger Agreement;


    - by either CORT or CBF if at the special meeting or any adjournment of the special meeting, the stockholders fail to adopt the Merger Agreement as required by Delaware law or a majority of the Unaffiliated Stockholders do not adopt the Merger Agreement;

    - by either CORT or CBF if a governmental entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree ruling or other action shall have become final and nonappealable;


    - by CORT, subject to a proviso, if the Board of Directors of CORT shall have approved any agreement, arrangement or understanding requiring it to abandon, terminate or fail to complete the Merger or any other transactions contemplated by the Merger Agreement, after determining, in good faith, after consultation with its advisors, that the transaction is more favorable to the stockholders, is not subject to any material contingency as to which the other party has not reasonably demonstrated its ability to obtain, and is reasonably likely to be completed and is in the best interests of the stockholders, and CORT has received advice that there is a material risk that failure to approve the transaction will be a breach of the Board of Directors' fiduciary duties, and CORT has received a written opinion from an investment banking firm that the transaction is fair from a financial point of view;


    - by CBF, if CORT or the Board of Directors of CORT shall have (i) solicited, initiated or encouraged the submission of any acquisition proposal, defined as any proposal with respect to a merger, consolidation, share exchange, business combination or similar transaction involving CORT or any of its subsidiaries, or any purchase of all or any significant portion of the assets of CORT or any of its subsidiaries, or any equity interest in CORT or any of its subsidiaries, other than the transactions contemplated by the Merger Agreement, or participated in any discussions or negotiations regarding, or furnished to any person any non-public information with respect to, or taken any other action to facilitate any inquiries or made any proposal that constitutes, or reasonably may be expected to lead to, any acquisition proposal. However, this shall not prohibit Messrs. Alessi and Maffei from furnishing information or requiring CORT to furnish information to, or entering into discussions or negotiations with, any person in connection with an unsolicited bona fide acquisition proposal if that person first enters into a standstill and confidentiality agreement with CORT on terms no less favorable to CORT than those contained in the confidentiality agreement with BRS; (ii) withdrawn or modified, in a manner adverse to CBF or CBF Sub, the approval or recommendation by the Board of Directors of the Merger Agreement or the transactions contemplated in the Merger Agreement; or (iii) approved another acquisition proposal or alternative transaction;


    - by CBF, if any of the conditions to CBF or CBF Sub's obligations contained in the Merger Agreement shall have become incapable of fulfillment, and shall not have been waived by CBF;



    - by CORT, if any of the conditions to CORT's obligations contained in the Merger Agreement shall have become incapable of fulfillment, and shall not have been waived by CORT;

    - by CBF, if there shall have occurred a material disruption of or a material adverse change in conditions in the banking or capital markets which has a material adverse effect on the syndication of bank credit facilities or completion of high yield debt offerings; or



    - automatically without further action by any party in the event that one or more executed highly confident letters and/or commitment letters in respect of financing in each case, which are in customary, executable form, from one or more reputable commercial or investment banks indicating the willingness to underwrite, syndicate or otherwise provide, subject to their terms and conditions, debt financing to the surviving company, the net proceeds of which shall not be less than $335,000,000 in the aggregate shall not have been delivered within the time period required by the Merger Agreement. These financing letters were timely delivered and are filed as exhibits to the Registration Statement of which this Proxy Statement/Prospectus is a part.


EXPENSES

    The Merger Agreement provides that CBF and CBF Sub are entitled to reimbursement from CORT for expenses incurred in connection with the Merger Agreement in the event that the Merger Agreement:

    - is terminated by CORT after it approves an alternative transaction; or

    - is terminated by CBF because the Board of Directors of CORT initiated or encouraged the submission of any acquisition proposal or participated in any discussions or negotiations regarding, or furnished to any person any non-public information with respect to, or took any other action to facilitate any inquiries or the making of any proposal that constituted, or may reasonably be expected to lead to, any acquisition proposal in violation of the terms of the Merger Agreement;

    Any reimbursement for expenses will not exceed an aggregate of $2,000,000 plus any fees and expenses incurred in connection with obtaining the financing if CORT requests one or more executed financing letters, which fees and expenses will not exceed 2.0% of the maximum amount of any financing. See "FINANCING OF THE MERGER--Fees and Expenses."

INDEMNIFICATION OF DIRECTORS AND OFFICERS; DIRECTORS' AND OFFICERS' LIABILITY
  INSURANCE

    Under the Merger Agreement, CBF or the surviving corporation is required to provide, for a period of six years after the effective time of the Merger, directors' and officers' liability insurance policies. These policies are in favor of the present and former directors, officers, employees and agents of CORT who are presently covered under such policies by CORT with respect to actions or omissions occurring prior to the effective time on terms no less favorable than the insurance maintained by CORT as of the date of the Merger Agreement. CBF and the surviving corporation, however, shall not be required to pay an annual premium for this insurance in excess of 200% of the last annual premium paid before the date of the Merger Agreement.

    The Merger Agreement also provides that CBF and the surviving corporation will indemnify and hold harmless the above parties against any losses, claims, damages, liabilities, costs, expenses, judgments and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to any action or omission occurring before the effective time to the full extent permitted under Delaware law, or the surviving corporation's Certificate of Incorporation or By-Laws in effect as of the effective time. In addition, under the Merger Agreement, CBF has agreed that all rights to indemnification existing in favor of the employees, agents, directors and officers of CORT under any indemnification agreement in effect on the date of the Merger Agreement will survive the Merger, and that the Certificate of Incorporation and Bylaws of the surviving corporation will include indemnification provisions substantially similar to those in CORT's

Restated Certificate of Incorporation and Bylaws as of the effective time of the Merger. The Merger Agreement also provides that all existing indemnification agreements between CORT and its directors, officers, employees and agents will be continued after the effective time of the Merger. See "THE
MERGER--Indemnification of Directors and Officers."

ACCOUNTING TREATMENT OF THE MERGER

    The transaction has been structured as a merger so that CORT's stockholders will have an opportunity to vote for or against the transaction before any transfer of control and so that it can qualify and be accounted for as a recapitalization. If the transaction is accounted for as a recapitalization, the historical basis of CORT's assets and liabilities will not be affected by the transaction. See "PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS."

                            FINANCING OF THE MERGER


    The completion of the Merger is subject to, among other things, receipt by CBF and CBF Sub of proceeds of the financing necessary to pay the consideration payable to the stockholders in the Merger and to pay fees and expenses incurred in connection with the Merger. The total amount of financing expected to be required is approximately $472.1 million and is expected to be obtained from the issuance of debt securities and preferred stock, borrowings under the new credit facility and contributions to its equity capital by BRS, stockholders of CORT and some of their respective affiliates or employees, as described below.



    The expected sources and uses of funds in connection with the Merger are as follows (in thousands)*:



SOURCES
New Credit Facility...............................................  $  87,036
Senior Subordinated Notes.........................................    250,000
Equity Contribution...............................................     52,038
Equity Rollover...................................................     52,962
Series A-1 Preferred Stock........................................     30,021
                                                                    ---------
TOTAL SOURCES OF FUNDS............................................  $ 472,057
                                                                    ---------
                                                                    ---------
USES
Payment for Shares in the Merger..................................  $ 266,304
Equity Rollover...................................................     52,962
Series A-1 Preferred Stock........................................     30,021
Management, Director and Employee Options.........................     13,470
Repayment of Existing Indebtedness................................     88,800
Fees and Expenses.................................................     20,500
                                                                    ---------
TOTAL USES OF FUNDS...............................................  $ 472,057
                                                                    ---------
                                                                    ---------


--------------------------


    * In the event that the Series A-2 Preferred Stock is not issued and the new credit facility is increased by $35 million, the expected sources and uses would be as follows (in thousands):

SOURCES
New Credit Facility..............................................................  $ 120,385
Senior Subordinated Notes........................................................    250,000
Equity Contribution..............................................................     34,538
Equity Rollover..................................................................     35,462
Series A-1 Preferred Stock.......................................................     31,672
                                                                                   ---------
Total Sources of Funds...........................................................  $ 472,057
                                                                                   ---------
                                                                                   ---------



USES
Payment for Shares in the Merger.................................................  $ 282,153
Equity Rollover..................................................................     35,462
Series A-1 Preferred Stock.......................................................     31,672
Management, Director and Employee Options........................................     13,470
Repayment of Existing Indebtedness...............................................     88,800
Fees and Expenses................................................................     20,500
                                                                                   ---------
Total Uses of Funds..............................................................  $ 472,057
                                                                                   ---------
                                                                                   ---------


DEBT FINANCING

THE NEW CREDIT FACILITY


    In connection with the Merger, the surviving corporation's wholly-owned subsidiary, CORT Furniture Rental Corporation will enter into the New Credit Facility with Bank of America, N.A., Bankers Trust Company and Credit Suisse First Boston. The New Credit Facility will consist of a 6-year senior secured revolving loan facility in an aggregate principal amount not to exceed $225 million, which will include a $10 million sublimit for the issuance of letters of credit. Advances under the New Credit Facility are referred to as "Revolving Loans."


    The New Credit Facility will include an expandability clause providing for additional commitments of up to $100 million to be available at CORT Furniture Rental's election from existing lenders or from other lenders which would otherwise constitute eligible assignees under the New Credit Facility. This $100 million of availability would increase the aggregate principal amount available under the New Credit Facility to $325 million.


    Revolving Loans in the aggregate principal amount of $87.0 million, are anticipated to be drawn on the closing date of the New Credit Facility in connection with the Merger. If the surviving corporation is able to successfully complete its Note offering with a lower equity capitalization, the surviving corporation may not issue any shares of Series A-2 Preferred Stock and borrowings under the New Credit Facility may be increased by up to $35 million. This would result in initial borrowings under the New Credit Facility of up to $120.4 million. Subject to compliance with customary conditions, Revolving Loans will be available at any time before the final maturity of the New Credit Facility. Amounts repaid under the New Credit Facility may be reborrowed before the final maturity of the New Credit Facility, provided that availability requirements are met.


    All obligations of CORT Furniture Rental under the New Credit Facility will be unconditionally guaranteed by the surviving corporation and each existing and each subsequently acquired or organized domestic subsidiary of surviving corporation (other than CORT Furniture Rental) and, to the extent no adverse tax consequences would result, foreign subsidiary of the surviving corporation. The New Credit Facility and the related guarantees will be secured by substantially all the assets of CORT Furniture Rental and its subsidiaries, including but not limited to (a) a first priority pledge of all the capital stock of CORT Furniture Rental and each guarantor of its domestic subsidiaries and, to the extent no adverse tax consequences would result therefrom, foreign subsidiaries and (b) perfected first priority security interests in substantially all of the tangible assets of CORT Furniture Rental and its subsidiaries.

    Borrowings under the New Credit Facility will bear interest at a floating rate based upon, at CORT Furniture Rental's option, (i) the higher of the prime rate of Bank of America, N.A., or the federal funds effective rate plus .50%, plus, a margin equal to .75%, or (ii) the London Interbank Offered Rate ("LIBOR"), plus an initial margin equal to 2.00% (subject to adjustment as provided below). CORT Furniture Rental may elect interest periods of one, two, three or six months for LIBOR borrowings. Interest shall be payable at the end of each interest period.


    In addition to paying interest on outstanding principal under the New Credit Facility, CORT Furniture Rental will be required to pay a commitment fee to the lenders in the New Credit Facility. This fee is equal to .50% per annum of the undrawn portion of the commitments in respect of the facilities beginning to accrue upon the acceptance of the commitment letter, and initially payable upon the execution and delivery of the credit agreement governing the New Credit Facility and payable quarterly in arrears after that time, in each case for the actual number of days elapsed in a 360-day year. The credit agreement will contain provisions under which margins on interest rates under the facilities will be adjusted in increments to be agreed upon based on performance goals to be agreed upon.


    Principal amounts outstanding under the New Credit Facility will be due and payable in full at maturity. The New Credit Facility will be subject to mandatory prepayments and reductions in the event of some extraordinary transactions or issuances of debt and equity by CORT Furniture Rental or any guarantor.



    The New Credit Facility will contain representations and warranties, covenants, events of default and other provisions customary for credit facilities of this type. CORT Furniture Rental will pay the lenders syndication and administration fees, reimburse some expenses and provide indemnities, in each case which are customary for credit facilities of this type.


THE NOTES


    CORT Furniture Rental will issue Notes in an aggregate principal amount of $250 million in an offering in which Credit Suisse First Boston Corporation will act as the initial purchaser. The Notes will bear interest from the date of issuance at the then prevailing market rate, which interest will be payable semi-annually. The Note offering will be made pursuant to a Rule 144A distribution that will be completed concurrently with the closing of the Merger.


    The Notes will be senior subordinated obligations of CORT Furniture Rental, subordinated to all existing and future senior indebtedness, including indebtedness pursuant to the New Credit Facility. The Notes will be unconditionally guaranteed on a senior subordinated basis by each subsidiary of CORT Furniture Rental that guarantees the New Credit Facility.


    The Notes will mature on the tenth anniversary of the date of issuance and will contain other terms and conditions that are usual and customary for high yield securities of this type including those regarding redemption and change of control provisions.



    The indenture governing the Notes will contain covenants customary for high yield securities so that, among other things, it will limit the ability of CORT Furniture Rental and the guarantors to:


    - incur additional indebtedness or permit subsidiaries to incur additional indebtedness;

    - create liens;

    - permit the issuance of capital stock by subsidiaries;

    - enter into transactions with affiliates;

    - issue preferred stock, pay dividends or make other payments or permit subsidiaries to pay dividends or make other distributions; or

    - enter into mergers, consolidations and agreements to sell assets or permit other asset sales.


    CORT Furniture Rental will, concurrently with the Note offering, enter into a registration rights agreement with the initial purchasers of the Notes pursuant to which CORT Furniture Rental will agree to file a registration statement with respect to an offer to exchange the Notes for new issues of debt securities of CORT Furniture Rental registered under the Securities Act, with terms substantially identical to those of the Notes. CORT Furniture Rental may be required to provide a shelf registration statement to cover resales of the Notes by the holders of the Notes. If CORT Furniture Rental fails to satisfy these registration obligations, it may be required to pay liquidated damages to the holders of Notes.


EQUITY FINANCING


    In connection with the Merger, the surviving corporation will procure up to $135.0 million through equity financing which will include approximately $30.0 million of Series A-1 Preferred Stock issued to the stockholders as part of the merger consideration. CVC and its affiliates have agreed to provide equity financing to the surviving corporation by converting up to 1.9 million Shares of CORT's common stock into stock of the surviving corporation. If and to the extent that BRS or CBF owns any shares of common stock prior to the effective time of the Merger, in lieu of all or any portion of BRS' equity investment, it will have the option to convert that number of Shares into shares of Series A-2 Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and common stock of the surviving corporation in the same ratio as CVC's conversion of Shares. Alternately, CBF will be entitled to receive the merger consideration in exchange for any Shares held by it or CBF Sub as of the effective time including shares of Series A-1 Preferred Stock. The number of shares of each of the Series B Preferred Stock, Series C Preferred Stock and common stock of the surviving corporation held by each of BRS, CVC and their respective affiliates and employees will be reduced proportionately by the number of shares of each class or series of stock held by the management investors. See "THE MERGER--Payment for Shares." If the surviving corporation is able to successfully complete its Note offering with a lower equity capitalization, the surviving corporation may not issue any shares of Series A-2 Preferred Stock and borrowings under the New Credit Facility may be increased by up to $35 million. See "FINANCING OF THE MERGER--Debt Financing." Correspondingly, the surviving corporation will be even further leveraged.



    BRS has provided CBF Sub with a commitment letter under which BRS and related investors have committed to invest up to $52.5 million in securities of CBF Sub which will be converted in the Merger into equity securities of the surviving corporation. The investment will be made on a PARI PASSU basis with the investment by CVC to be retained in CORT and is conditioned upon the fulfillment to BRS's satisfaction of all of the conditions to CBF and CBF Sub's obligations under the Merger Agreement.



    CVC has provided CBF Sub with a commitment letter under which CVC has committed to invest up to $52.5 million in securities of CBF Sub or the surviving corporation by means of a rollover of shares of CORT into the equity capital of the surviving corporation. This investment will be made on PARI PASSU basis with the investment by BRS and is contingent upon the fulfillment to CVC's satisfaction of all of the conditions to CBF and CBF Sub's obligations under the Merger Agreement.



    Based on current expectations of management participation, at the time of the Merger, it is currently expected that BRS and the Affiliated Stockholders will acquire stock of the surviving corporation as follows:



CVC and its affiliates will exchange in the Merger approximately 1.9 million Shares for



    - 7.0 million shares of Series A-2 Preferred Stock;



    - 16.2 million shares of Series B Preferred Stock;

    - 13.9 million shares of Series C Preferred Stock; and



    - 2.1 million shares of common stock;



BRS and its affiliates will acquire for approximately $49.7 million in cash (through the acquisition by CBF of stock of CBF Sub and stock of CORT which will be exchanged in the Merger):



    - 7.0 million shares of Series A-2 Preferred Stock;



    - 16.2 million shares of Series B Preferred Stock;



    - 13.9 million shares of Series C Preferred Stock; and



    - 2.1 million shares of common stock; and



Members of management will exchange approximately 123,000 Shares for, and will acquire from the surviving corporation for approximately $2.3 million in cash, an aggregate of:



    - 2.5 million shares of Series B Preferred Stock;



    - 2.2 million shares of Series C Preferred Stock; and



    - 0.8 million shares of common stock.



    In the event the Merger is completed (see "SPECIAL FACTORS--Interests of Certain Persons in the Merger") BRS will be entitled to a transaction fee in the amount of approximately $3.4 million and an annual management fee in the amount of $500,000. The amount of the annual management fee may be increased in some circumstances based upon performance or other criteria to be established by the Board of Directors of CORT. The shares of Series B Preferred Stock and Series C Preferred Stock that CVC and its affiliates will own will entitle them to a liquidation and dividend preference over all other classes of stock including the Series A-1 Preferred Stock. See "SPECIAL FACTORS--Interests of Certain Persons in the Merger; Conflicts of Interest."


    The commitment letters have been filed as exhibits to the Schedule 13E-3 of which this Proxy Statement/Prospectus is a part and reference is made to them.

FEES AND EXPENSES

    The fees and expenses paid and estimated to be paid by CBF and CORT in connection with the Merger, the financing and related transactions are as follows:


Financing Fees.................................................  $3,938,000
Investment Banking.............................................  $7,375,000
Legal and Accounting...........................................  $1,500,000
Management and Employee Bonuses................................  $3,500,000
BRS............................................................  $3,392,000
Printing and Distribution......................................  $  500,000
SEC Filings....................................................  $   72,600
Miscellaneous..................................................  $  222,400
                                                                 ----------
TOTAL..........................................................  $20,500,000
                                                                 ----------
                                                                 ----------


    Whether or not the Merger is completed, each party will bear its respective fees and expenses incident to carrying out the Merger Agreement except as provided in the Merger Agreement. See "THE MERGER--Expenses."

                        FEDERAL INCOME TAX CONSEQUENCES


    The following summary of federal income tax consequences is based on current law and provides the material federal income tax consequences of the Merger. The tax treatment of a stockholder may vary depending upon his, her or its particular situation. Some holders (including, but not limited to, insurance companies, tax-exempt organizations, financial institutions, S Corporations, employees of CORT, broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) may be subject to special rules not discussed below. Furthermore, the following discussion does not address the tax treatment of persons who have the right to receive the retained Share merger consideration pursuant to the Merger. EACH STOCKHOLDER SHOULD CONSULT HIS, HER OR ITS OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO HIM, HER OR IT OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS.


THE MERGER

    The receipt of cash and shares of Series A-1 Preferred Stock for Shares in connection with the Merger or the exercise of appraisal rights by stockholders will be treated as a redemption of CORT stock for federal income tax purposes. Except as described below, the stockholder will realize gain or loss equal to the difference between (i) the sum of (A) the amount of cash received and (B) the fair market value of the shares of Series A-1 Preferred Stock received and
(ii) the stockholder's tax basis for his, her or its Shares. The gain or loss will be capital gain or loss if the stockholder holds his, her or its Shares as a capital asset, and will be treated as long-term capital gain or loss if the Shares have been held for more than one year.


    Some stockholders in CORT would not qualify for sale or exchange treatment as described above if the redemption were considered "essentially equivalent to a dividend" and if the redemption is not treated as "substantially disproportionate" with respect to the stockholder, applying the rules of Section 302 of the Internal Revenue Code of 1986. While application of these rules depends upon the facts and circumstances applicable to a particular stockholder (taking into account shares of stock that stockholder may be considered to own pursuant to the constructive ownership rules of Section 318 of the Internal Revenue Code), persons who retain no interest in the voting or common stock of CORT following the Merger (or whose interest in the stock is materially reduced) should qualify for sale or exchange treatment, as described above. Stockholders are urged to consult with their tax advisors about the application of the
Section 302 rules to the Merger.



    If the transaction did not qualify for sale or exchange treatment as described above, the payment for Shares would be treated as a distribution by CORT with respect to its stock, taxable as a dividend (without any reduction for the stockholder's basis in the Shares) to the extent that CORT has current or accumulated earnings and profits for federal income tax purposes. Any unrecovered basis in the Shares would be reallocated to other stock that the holder owns or is treated as owning under the constructive ownership rules. If the amount of the payment exceeds CORT's earnings and profits, it would be treated first as a return of capital (and would reduce the stockholder's basis in his, her or its Shares) and then, to the extent it exceeds his, her or its basis, as gain or loss from the sale or exchange of the Shares.


DISTRIBUTIONS ON SERIES A-1 PREFERRED STOCK


    Cash distributions on the Series A-1 Preferred Stock will be taxable to a holder as ordinary dividend income to the extent that the cash amount does not exceed CORT's then current or accumulated earnings and profits (as determined for federal income tax purposes). To the extent that the amount of any distribution on the outstanding Series A-1 Preferred Stock exceeds CORT's then current or accumulated earnings and profits (as determined for federal income tax purposes), the distribution will be treated as a return of capital, thus reducing the holder's adjusted tax basis in the outstanding Series A-1 Preferred Stock. The amount of any excess distribution that is greater than the holder's adjusted tax basis in the outstanding Series A-1 Preferred Stock will be taxed as capital gain and will be long-term capital gain if the holder's holding period for the outstanding Series A-1 Preferred Stock exceeds one year.



    To the extent that dividends are treated as ordinary income, dividends received by corporate holders generally will be eligible for the 70% dividends-received deduction under Section 243 of the Internal Revenue Code. There are, however, many exceptions and restrictions relating to the availability of the dividends-received deduction, such as restrictions relating to (i) the holding period of the stock on which the dividends are sought to be deducted, (ii) debt-financed portfolio stock, and (iii) taxpayers that pay alternative minimum tax. Corporate stockholders should consult their own tax advisor regarding the extent, if any, to which these exceptions and restrictions may apply to their particular factual situations.



    Under Section 1059 of the Internal Revenue Code, the tax basis of Series A-1 Preferred Stock that has been held by a corporate stockholder for two years or less is generally reduced (but not below zero) by the non-taxed portion of an "extraordinary dividend" for which a dividends-received deduction is allowed. To the extent that a corporate holder's tax basis in its Series A-1 Preferred Stock would have been reduced below zero, the holder must generally recognize gain upon receipt of this "extraordinary dividend." Generally, an "extraordinary dividend" is a dividend that (i) equals or exceeds 5% of the holder's basis in the Series A-1 Preferred Stock (treating all dividends that have ex-dividend dates within an 85-day period as a single dividend) or (ii) exceeds 20% of the holder's adjusted basis in the Series A-1 Preferred Stock (treating all dividends having ex-dividend dates within 365-day period as a single dividend). "Extraordinary dividend" also includes a non-pro-rata redemption of Series A-1 Preferred Stock, regardless of length of the corporate stockholder's holding period.


    CORPORATE STOCKHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE POSSIBLE APPLICATION OF SECTION 1059 OF THE INTERNAL REVENUE CODE TO THEIR OWNERSHIP OF PREFERRED STOCK.


    The declaration and payment of cash dividends with respect to shares of Series A-1 Preferred Stock will, after the effective time of the Merger, be limited under the terms of the financing arrangements of CORT. Dividends that are not declared currently will, under the terms of the Series A-1 Preferred Stock, be required to be paid at the time the Series A-1 Preferred Stock is redeemed or exchanged or the surviving corporation is liquidated, unless previously declared and paid. CORT intends to take the position that, under current law, holders of Series A-1 Preferred Stock are not required to include any accrued and unpaid dividends in income until the dividends are declared or paid in cash, and CORT does not intend to treat any accruing but undeclared and unpaid dividends as distributions to holders of Series A-1 Preferred Stock under the information reporting rules. Stockholders should be aware that the Internal Revenue Service could take the position that these dividends are includible in income as they accrue prior to the time that the dividends are declared or paid in cash.


SERIES A-1 PREFERRED STOCK DISCOUNT

    The Series A-1 Preferred Stock is subject to mandatory redemption on the twelfth anniversary of the date of its issuance. In addition, subject to restrictions, the Series A-1 Preferred Stock is redeemable at any time or from time to time at the option of CORT at specified redemption prices. In the event that the fair market value of a share of Series A-1 Preferred Stock is determined to be less than its stated liquidation preference at the time of the Merger, holders of Series A-1 Preferred Stock may be required, pursuant to
Section 305(c) of the Internal Revenue Code, to treat a portion of the difference between the Series A-1 Preferred Stock's issue price and its redemption price as constructive distributions of property includible in income on a periodic basis as it accrues.

    Section 305(c) of the Internal Revenue Code provides that the entire amount of a redemption premium with respect to preferred stock that is subject to mandatory redemption is treated as being distributed to the holders of the preferred stock on an economic accrual basis over the period from issuance to the date of the mandatory redemption. Preferred stock generally is considered to have a redemption premium for this purpose if the price at which it must be redeemed exceeds its issue price (its fair market value at the time of issuance) by more than a DE MINIMIS amount. For this purpose, the excess (the "Series A-1 Preferred Stock Discount") will be treated as zero if it is less than 1/4 of 1% of the redemption price multiplied by the number of complete years from the date of issuance of the stock until the stock must be redeemed. Series A-1 Preferred Stock Discount is taxable as a constructive distribution to the holder (treated as a dividend to the extent of CORT's current and accumulated earnings and profits and otherwise subject to the treatment described above for distributions) over the term of the preferred stock using a constant interest rate method.



    Under recently issued regulations, some optional redemption features may also result in constructive distributions over the period from the date of issue to the date of the optional redemption distribution. CORT does not believe that the optional redemption rights will result in constructive distributions to holders of Series A-1 Preferred Stock under these rules.


SALE OR REDEMPTION OF SERIES A-1 PREFERRED STOCK


    A redemption of shares of Series A-1 Preferred Stock for cash would be a taxable event. A redemption of shares of Series A-1 Preferred Stock for cash will generally be treated as a sale or exchange if the holder does not own, actually or constructively within the meaning of Section 318 of the Internal Revenue Code, any stock of CORT other than the redeemed Series A-1 Preferred Stock. If a holder does own, actually or constructively, other stock of CORT (including Series A-1 Preferred Stock not redeemed), a redemption of Series A-1 Preferred Stock may, in some circumstances, be treated as a dividend to the extent of CORT's current and accumulated earnings and profits (as determined for federal income tax purposes). This dividend treatment would not be applied if the redemption is "not essentially equivalent to a dividend" with respect to the holder under Section 302(b)(1) of the Internal Revenue Code. A distribution to a holder will be "not essentially equivalent to a dividend" if it results in a "meaningful reduction" in the holder's stock interest in CORT. For this purpose, a redemption of Series A-1 Preferred Stock that results in a reduction in the proportionate interest in CORT (taking into account any actual ownership of common stock of CORT and any stock constructively owned) of a holder whose relative stock interest in CORT is sufficiently minimal and who exercises no control over corporate affairs should be regarded as a meaningful reduction in the holder's stock interest in CORT.



    If the redemption of the Series A-1 Preferred Stock for cash is not treated as a distribution taxable as a dividend, the redemption would result in capital gain or loss equal to the difference between the amount of cash received and the holder's adjusted tax basis in the Series A-1 Preferred Stock redeemed, except to the extent that the redemption price includes dividends which have been declared by the Board of Directors of CORT before the redemption (the dividends being separately taxable as described above). Similarly, upon the sale of the Series A-1 Preferred Stock, the difference between the sum of the amount of cash and the fair market value of other property received and the holder's adjusted basis in the Series A-1 Preferred Stock would result in capital gain or loss. This gain or loss would be long-term capital gain or loss if the holder's holding period for the Series A-1 Preferred Stock exceeds one year.



    If a redemption of Series A-1 Preferred Stock is treated as a distribution that is taxable as a dividend, the amount of the distribution will be measured by the amount of cash received by the holder. The holder's adjusted tax basis in the redeemed Series A-1 Preferred Stock will be transferred to any remaining stock holdings in CORT. If the holder does not retain any actual stock ownership in CORT (only having a stock interest constructively), the holder may lose the basis entirely. Under the

"extraordinary dividend" provision of Section 1059 of the Internal Revenue Code, a corporate holder may, under some circumstances, be required to reduce its basis in its remaining shares of stock of CORT (and possibly recognize gain) to the extent the holder claims the dividends-received deduction with respect to the dividend. See the discussion above under "--Distributions on Series A-1 Preferred Stock."


EXCHANGE OF SERIES A-1 PREFERRED STOCK FOR 12% JUNIOR SUBORDINATED NOTES


    If CORT elects to cause the exchange of shares of Series A-1 Preferred Stock for 12% Junior Subordinated Notes of CORT, the exchange will be treated as a redemption subject to rules similar to the rules described above applicable to the redemption of the Series A-1 Preferred Stock for cash. If the exchange is treated as a sale or exchange of the shares of Series A-1 Preferred Stock, and if at the time of the exchange neither the Series A-1 Preferred Stock or the 12% Junior Subordinated Notes are publicly traded, gain, if any, recognized upon the exchange may be eligible for installment sale reporting for federal income tax purposes. Generally, the amount realized in connection with an exchange of the shares of Series A-1 Preferred Stock for 12% Junior Subordinated Notes will be equal to the principal amount of the 12% Junior Subordinated Notes received, unless either Series A-1 Preferred Stock or the 12% Junior Subordinated Notes are publicly traded at the time of the exchange. If the shares of Series A-1 Preferred Stock are exchanged for 12% Junior Subordinated Notes before the time that interest on the 12% Junior Subordinated Notes is required to be paid in cash at least as frequently as annually, the 12% Junior Subordinated Notes will likely be considered to bear original issue discount for federal income tax purposes, with the effect that holders will be required to include accruing interest in income as it accrues, regardless of the holder's method of accounting for federal income tax purposes. EACH STOCKHOLDER IS URGED TO CONSULT WITH HIS, HER OR ITS OWN TAX ADVISOR WITH RESPECT TO THE POSSIBLE TAX EFFECTS OF AN EXCHANGE FOR NOTES AND OF HOLDING NOTES.


BACKUP WITHHOLDING

    Owners of Shares should be aware that CORT will be required in some cases to withhold and remit to the United States Treasury 31% of amounts payable in the Merger or as dividends on Series A-1 Preferred Stock to any person

    - who has provided either an incorrect tax identification number or no number at all,

    - who is subject to backup withholding by the Internal Revenue Service for failure to report the receipt of interest or dividend income properly, or

    - who has failed to certify to CORT that he is not subject to backup withholding or that he is an "exempt recipient."

Backup withholding is not an additional tax, but rather may be credited against the taxpayer's tax liability for the year.

                                APPRAISAL RIGHTS


    Each holder of record of Shares has the right to demand appraisal of his Shares in connection with the Merger, to have his Shares appraised by the Delaware Court of Chancery and to receive the fair value of his Shares as determined by the Court, in cash, if the stockholder follows the procedures under Delaware law which are summarized below.



    Holders of record of Shares who desire to exercise appraisal rights must satisfy all of the conditions contained in Section 262 of the Delaware General Corporation Law. A written demand for appraisal of the Shares owned by a stockholder seeking appraisal must be delivered to CORT by the record holder of the Shares before the taking of the vote on the Merger Agreement at the special meeting. Any demands should be directed to: CORT Business Services Corporation, 4401 Fair Lakes Court, Suite 300, Fairfax, Virginia 22033, Attention: Secretary. This written demand for appraisal must be separate from any proxy or vote abstaining from or voting against adoption of the Merger Agreement. Voting against adoption of the Merger Agreement, abstaining from voting or failing to vote with respect to adoption of the Merger Agreement will not constitute a written demand for appraisal within the meaning of Section 262.


    STOCKHOLDERS ELECTING TO EXERCISE APPRAISAL RIGHTS UNDER SECTION 262 MUST NOT VOTE FOR ADOPTION OF THE MERGER AGREEMENT. A VOTE BY A STOCKHOLDER AGAINST ADOPTION OF THE MERGER AGREEMENT IS NOT REQUIRED IN ORDER FOR THAT STOCKHOLDER TO EXERCISE APPRAISAL RIGHTS. HOWEVER, IF A STOCKHOLDER RETURNS A SIGNED PROXY BUT DOES NOT SPECIFY A VOTE AGAINST ADOPTION OF THE MERGER AGREEMENT OR A DIRECTION TO ABSTAIN, THE PROXY, IF NOT REVOKED, WILL BE VOTED FOR ADOPTION OF THE MERGER AGREEMENT, WHICH WILL HAVE THE EFFECT OF WAIVING THAT STOCKHOLDER'S APPRAISAL RIGHTS.

    A demand for appraisal will be sufficient if it reasonably informs CORT of the identity of the stockholder and that the stockholder intends to demand appraisal of the stockholder's Shares.


    Only a holder of record of Shares is entitled to assert appraisal rights for the Shares registered in that holder's name. A demand for appraisal should be executed by or on behalf of the holder of record fully and correctly, as the holder's name appears on the stock certificates. If Shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand for appraisal should be made in that capacity, and if the Shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand for appraisal should be executed by or on behalf of all joint owners. An authorized agent, including one or more joint owners, may execute a demand for appraisal on behalf of a holder of record. However, the agent must identify the record owner or owners and expressly disclose the fact that in executing the demand, the agent is agent for the owner or owners. A record holder such as a broker who holds Shares as nominee for several beneficial owners may exercise appraisal rights with respect to the Shares held for one or more beneficial owners while not exercising these rights with respect to the Shares held for other beneficial owners; in this case, the written demand should set forth the number of Shares as to which appraisal is sought and where no number of Shares is expressly mentioned the demand will be presumed to cover all Shares held in the name of the record owner. Holders of Shares who hold their shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by the nominee.



    Within 10 days after the effective time of the Merger, the surviving corporation must send a notice as to the effectiveness of the Merger to each person who has properly demanded appraisal as required by Section 262 of the Delaware General Corporation Law. Within 120 days after the effective time, the surviving corporation, or any record holder of shares entitled to appraisal rights under Section 262 and who has complied with the above procedures, may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the Shares. The surviving corporation is not under any obligation, and CORT has no present intention, to file a petition with respect to the appraisal of the fair value of the Shares. It is the obligation of the stockholders to initiate all necessary action to perfect their appraisal rights within the time prescribed in Section 262 of the Delaware General Corporation Law.


    Within 120 days after the effective time, any record holder of Shares who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from the surviving corporation a statement setting forth the aggregate number of Shares not voted in favor of the Merger with respect to which demands for appraisal were received and the aggregate number of holders of the Shares. These statements must be mailed within 10 days after a written request has been received by the surviving corporation.



    If a petition for an appraisal is timely filed, after a hearing on the petition, the Delaware Court of Chancery will determine the stockholders entitled to appraisal rights and will appraise the "fair value" of the Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. Stockholders considering seeking appraisal should be aware that the fair value of their Shares as determined under Section 262 of the Delaware General Corporation Law could be more than, the same as or less than the value of the consideration that they would otherwise receive in the Merger if they did not seek appraisal of their Shares. The Delaware Supreme Court has stated that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in the appraisal proceedings. In addition, the Delaware courts have stated that the statutory appraisal remedy under Section 262 may not be a stockholder's exclusive remedy, depending on the factual circumstances.



    The Delaware Court of Chancery will also determine the amount of interest, if any, to be paid upon the amounts to be received by persons whose Shares have been appraised. The costs of the action may be determined by the court and taxed upon the parties as the court finds equitable. Upon application of a stockholder, the court may also order that all or a portion of the expenses incurred by any holder of Shares in connection with an appraisal, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all of the Shares entitled to appraisal.



    Any stockholder who has duly demanded an appraisal in compliance with
Section 262 of the Delaware General Corporation Law will not, after the effective time, be entitled to vote the Shares subject to the demand for any purpose or be entitled to the payment of dividends or other distributions on those Shares (except dividends or other distributions payable to holders of record of Shares as of a date prior to the effective time).



    If any stockholder who demands appraisal of Shares under Section 262 of the Delaware General Corporation Law fails to perfect, or effectively withdraws or loses, the right to appraisal, as provided in the Delaware General Corporation Law, the Shares of the holder will be converted into the right to receive the merger consideration without interest under the Merger Agreement. A holder of Shares will fail to perfect, or will effectively lose, the right to appraisal if no petition for appraisal is filed within 120 days after the effective time. A holder may withdraw a demand for appraisal by delivering to the surviving corporation a written withdrawal of the demand for appraisal and acceptance of the Merger, except that any attempt to withdraw made more than 60 days after the effective time will require the written approval of the surviving corporation and, after a petition for appraisal has been filed, the appraisal proceeding may not be dismissed as to any stockholder without the approval of the Court.



    Failure to follow the steps required by Section 262 of the Delaware General Corporation Law for perfecting appraisal rights may result in the loss of these rights.

    The above is a summary of some of the provisions of Section 262 of the Delaware General Corporation Law and is qualified by the full text of the Section, a copy of which is attached as Annex C.


    It is a condition to the obligations of CBF and CBF Sub to complete the Merger, which condition may be waived by CBF and CBF Sub, that the holders of not more than five percent of the outstanding Shares on a fully-diluted basis properly demand appraisal under the Delaware General Corporation Law.

               INFORMATION CONCERNING CBF, CBF SUB AND AFFILIATES


    CBF is a newly formed Delaware limited liability company, and its wholly-owned subsidiary, CBF Sub, is a newly formed Delaware corporation organized at the direction of BRS for the purpose of completing the Merger. The address of CBF's and CBF Sub's principal executive offices is c/o Bruckmann, Rosser, Sherrill & Co., II, L.P., 126 East 56(th) Street, New York, NY 10022. It is not anticipated that, before the Merger, CBF or CBF Sub will have any significant assets or liabilities (other than those obtained or incurred in connection with the Merger, including the financing of the Merger) or will engage in any activities other than those incident to their formation and capitalization, the arrangement of the financing and the Merger.



    All of the outstanding capital stock of CBF Sub is owned by CBF. All of the outstanding membership interests of CBF are, and immediately prior to the completion of the Merger are, expected to be owned by BRS and some of its affiliates. The Affiliated Stockholders include CVC, James Urry, Michael Delaney, Bruce Bruckmann, Paul Arnold, Anthony Bellerdine, Warren Hemm, Lloyd Lenson, Steven Jobes, Charles Egan, and Frances Ann Ziemniak and other CORT employees approved by CBF and CORT.



    Information regarding the directors and officers of CBF and CBF Sub is set forth in "INFORMATION REGARDING THE DIRECTORS AND EXECUTIVE OFFICERS OF CORT FOLLOWING THE MERGER AND CBF."


             PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

    The following unaudited pro forma condensed financial statements are based on CORT's historical consolidated financial statements.

    The pro forma condensed consolidated balance sheet gives effect to the Merger as if it was completed on March 31, 1999. The pro forma condensed consolidated statements of operations give effect to the Merger as if it was completed on January 1, 1998. The pro forma adjustments are described more fully in the accompanying notes.


    The pro forma financial statements are presented for informational purposes only and do not purport to be indicative of the results of operations that actually would have been achieved had the Merger been completed on the date or for the periods indicated and do not purport to be indicative of the financial position or results of operations as of any future date or for any future period. The pro forma financial statements should be read in conjunction with CORT's Annual Report on Form 10-K for the year ended December 31, 1998, as amended, the Consolidated Financial Statements of CORT and these related notes and the other financial information contained in the documents included in this Proxy Statement/Prospectus or in the documents attached as exhibits.


    The pro forma adjustments were applied to the respective historical statements to reflect and account for the Merger as a recapitalization. Accordingly, the historical basis of CORT's assets and liabilities has not been affected by the Merger.

                       CORT BUSINESS SERVICES CORPORATION

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1998

                             (DOLLARS IN THOUSANDS)


                                                                                        PRO FORMA
                                                                           HISTORICAL  ADJUSTMENTS   ADJUSTED
                                                                           ----------  -----------  ----------
Revenue:
  Furniture rental.......................................................  $  265,871          --   $  265,871
  Furniture sales........................................................      53,093          --       53,093
                                                                           ----------  -----------  ----------
    Total revenue........................................................     318,964          --      318,964
Operating costs and expenses:
  Cost of furniture rental...............................................      47,863          --       47,863
  Cost of furniture sales................................................      32,354          --       32,354
  Selling, general and administrative expenses...........................     186,100         500(a)    186,600
                                                                           ----------  -----------  ----------
  Total costs and expenses...............................................     266,317         500      266,817
                                                                           ----------  -----------  ----------
Operating earnings.......................................................      52,647        (500)      52,147
Interest expense, net....................................................       7,837      27,813(b)     35,650
                                                                           ----------  -----------  ----------
Income before income taxes...............................................      44,810     (28,313)      16,497
Income tax expense.......................................................      18,907     (11,325)(c)      7,582
                                                                           ----------  -----------  ----------
  Income before extraordinary loss.......................................      25,903     (16,988)       8,915
Preferred stock dividends and accretion..................................          --      17,747(d)    (17,747)
                                                                           ----------  -----------  ----------
  Income (loss) before extraordinary loss available to common
    stockholders.........................................................  $   25,903   $ (34,735)  $   (8,832)
                                                                           ----------  -----------  ----------
                                                                           ----------  -----------  ----------
Earnings (loss) per common share before extraordinary loss...............  $     1.99               $    (1.77)
                                                                           ----------               ----------
                                                                           ----------               ----------
Weighted average number of common shares used in computation.............      13,019                    5,000
                                                                           ----------               ----------
                                                                           ----------               ----------
Earnings (loss) per common share before extraordinary loss-- assuming
  dilution...............................................................  $     1.92               $    (1.77)
                                                                           ----------               ----------
                                                                           ----------               ----------
Weighted average number of common shares used in computation--assuming
  dilution...............................................................      13,491                    5,000
                                                                           ----------               ----------
                                                                           ----------               ----------

                       CORT BUSINESS SERVICES CORPORATION

       UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                       THREE MONTHS ENDED MARCH 31, 1999

                             (DOLLARS IN THOUSANDS)


                                                                                        PRO FORMA
                                                                           HISTORICAL  ADJUSTMENTS   ADJUSTED
                                                                           ----------  -----------  ----------
Revenue:
  Furniture rental.......................................................  $   71,795          --   $   71,795
  Furniture sales........................................................      14,569          --       14,569
                                                                           ----------  -----------  ----------
    Total revenue........................................................      86,364          --       86,364
Operating costs and expenses:
  Cost of furniture rental...............................................      12,489          --       12,489
  Cost of furniture sales................................................       9,229          --        9,229
  Selling, general and administrative expenses...........................      51,292         125(a)     51,417
                                                                           ----------  -----------  ----------
  Total costs and expenses...............................................      73,010         125       73,135
                                                                           ----------  -----------  ----------
Operating earnings.......................................................      13,354        (125)      13,229
Interest expense, net....................................................       1,421       7,384(b)      8,805
                                                                           ----------  -----------  ----------
Income before income taxes...............................................      11,933      (7,509)       4,424
Income tax expense.......................................................       5,040      (3,004)(c)      2,036
                                                                           ----------  -----------  ----------
  Income before extraordinary loss.......................................       6,893      (4,505)       2,388
Preferred stock dividends and accretion..................................          --       4,714(d)     (4,714)
                                                                           ----------  -----------  ----------
  Income (loss) before extraordinary loss available to common
    stockholders.........................................................  $    6,893   $  (9,219)  $   (2,326)
                                                                           ----------  -----------  ----------
                                                                           ----------  -----------  ----------
Earnings (loss) per common share before extraordinary loss...............  $     0.53               $    (0.47)
                                                                           ----------               ----------
                                                                           ----------               ----------
Weighted average number of common shares used in computation.............      13,087                    5,000
                                                                           ----------               ----------
                                                                           ----------               ----------
Earnings (loss) per common share before extraordinary loss-- assuming
  dilution...............................................................  $     0.51               $    (0.47)
                                                                           ----------               ----------
                                                                           ----------               ----------
Weighted average number of common shares used in computation--assuming
  dilution...............................................................      13,394                    5,000
                                                                           ----------               ----------
                                                                           ----------               ----------

     NOTES TO THE PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS


(a) Reflects the $500,000 annual management fee pursuant to the Management Agreement. See "SPECIAL FACTORS--Interests of Certain Persons in the Merger, Conflicts of Interest."


(b) Reflects the increased interest cost related to the New Credit Facility and the Senior Subordinated Notes, as follows:


                                                           YEAR ENDED      THREE MONTHS ENDED
                                                        DECEMBER 31, 1998    MARCH 31, 1999
                                                        -----------------  -------------------
New Credit Facility:
  Interest............................................      $   6,625           $   1,547
  Unused Line Fee.....................................            690                 173
Senior Subordinated Notes.............................         26,875               6,720
Amortization of financing fees/debt issue costs over
  the period of the related financing.................          1,460                 365
                                                              -------             -------
    Total pro forma interest expense..................      $  35,650           $   8,805
Historical interest costs.............................         (7,837)             (1,421)
                                                              -------             -------
    Pro forma adjustment..............................      $  27,813           $   7,384
                                                              -------             -------
                                                              -------             -------



    The New Credit Facility is assumed to bear interest at an annual rate of LIBOR plus margins of 2.00% on amounts borrowed; bear interest at 2.00% for amounts reserved for letters of credit; and bear a fee of 0.5% for the undrawn portion of the unused commitments. LIBOR is based on the average rate for 1998 and 1999 of 5.50% and 5.00%, respectively. $87.0 million was assumed to be utilized to complete the Merger. Approximately $5.0 million is assumed to be reserved for letters of credit. The Senior Subordinated Notes are assumed to bear interest at 10.75%. A 0.125% change in the interest rate on the above loans would increase or decrease interest expense and net income as follows:



                                                                    YEAR ENDED DECEMBER 31, 1998
                                                                  --------------------------------
                                                                  INTEREST EXPENSE    NET INCOME
                                                                  -----------------  -------------
New Credit Facility.............................................      $     109        $      65
Senior Subordinated Notes.......................................            313              188



                                                             THREE MONTHS ENDED MARCH 31, 1999
                                                            ------------------------------------
                                                             INTEREST EXPENSE      NET INCOME
                                                            -------------------  ---------------
New Credit Facility.......................................       $      27          $      16
Senior Subordinated Notes.................................              78                 47


    Deferred financing fees on the New Credit Facility and the Senior Subordinated Notes are amortized over six and ten years, respectively.


(c) Reflects the effect on income tax expense of the pro forma adjustments described in the footnotes in this Proxy Statement/Prospectus at an incremental effective tax rate of 40%.


(d) Reflects accrued dividends on mandatorily redeemable preferred stock.


(e) The amount drawn on the New Credit Facility may be increased by an additional $35 million and the equity contributions of Bruckmann, Rosser, Sherrill & Co. II, L.P. and Citicorp Venture Capital

     NOTES TO THE PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (CONTINUED)


    Ltd. reduced by the same amount. In the event that this occurs, the unaudited pro forma condensed consolidated statement of operations would be as follows:



                                                           YEAR ENDED      THREE MONTHS ENDED
                                                        DECEMBER 31, 1998    MARCH 31, 1999
                                                        -----------------  -------------------
Operating earnings....................................     $    52,147         $    13,229
Interest expense......................................          37,990               9,345
                                                              --------             -------
Income before income taxes............................          14,157               3,884
Income tax expense....................................           6,646               1,820
                                                              --------             -------
Income before extraordinary loss......................           7,511               2,064
Preferred stock dividends and accretion...............         (13,561)             (3,587)
                                                              --------             -------
Income (loss) before extraordinary loss available to
  common stockholders.................................     $    (6,050)        $    (1,523)
                                                              --------             -------
                                                              --------             -------
Earnings (loss) per common share before extraordinary
  loss................................................     $     (1.21)        $     (0.30)
                                                              --------             -------
                                                              --------             -------
Earnings (loss) per common share before extraordinary
  loss-assuming dilution..............................     $     (1.21)        $     (0.30)
                                                              --------             -------
                                                              --------             -------

                       CORT BUSINESS SERVICES CORPORATION

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                              AS OF MARCH 31, 1999

                             (DOLLARS IN THOUSANDS)


                                                                 HISTORICAL    PRO FORMA ADJUSTMENTS    ADJUSTED
                                                                -------------  ----------------------  -----------
Assets:
  Cash and cash equivalents...................................  $       1,567                  --      $     1,567
  Accounts receivable, net....................................         17,385                  --           17,385
  Prepaid expenses............................................          6,216                  --            6,216
  Rental furniture, net.......................................        193,394                  --          193,394
  Property, plant and equipment, net..........................         43,954                  --           43,954
  Investment..................................................          3,300                  --            3,300
  Other receivables and assets, net...........................          2,015              11,960(a)        21,516
                                                                                            7,541(f)
  Goodwill, net...............................................         76,981                  --           76,981
                                                                -------------        ------------      -----------
                                                                $     344,812      $       19,501      $   364,313
                                                                -------------        ------------      -----------
                                                                -------------        ------------      -----------
Liabilities:
  Accounts payable............................................  $       5,289                  --      $     5,289
  Rental security deposits....................................          9,697                  --            9,697
  Accrued expenses............................................         24,392                  --           24,392
  Deferred rental revenue.....................................         13,168                  --           13,168
  Existing credit facility....................................         88,800             (88,800)(b)           --
  New credit facility.........................................             --              87,036(c)        87,036
  Senior subordinated notes...................................             --             250,000(c)       250,000
  Deferred income taxes.......................................         20,827                  --           20,827
                                                                -------------        ------------      -----------
                                                                      162,173             248,236          410,409
Mandatorily redeemable preferred stock:
  Series A-1..................................................             --              30,021(d)        30,021
  Series A-2..................................................             --              35,000(d)        35,000
  Series B....................................................             --              35,000(d)        35,000
  Series C....................................................             --              30,000(d)        30,000

Stockholders' equity (deficit):
  Common stock................................................            131                  50(d)
                                                                                             (131)(e)           50
  Additional paid in capital..................................        106,023            (106,023)(e)
                                                                                            4,950(d)         4,950
  Retained earnings (deficit).................................         76,485            (256,603)(e)
                                                                                             (999)(f)     (181,117)
                                                                -------------        ------------      -----------
  Total stockholders' equity (deficit)........................        182,639            (358,756)        (176,117)
                                                                -------------        ------------      -----------
                                                                $     344,812      $       19,501      $   364,313
                                                                -------------        ------------      -----------
                                                                -------------        ------------      -----------

            NOTES TO PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

    (a) Reflects the payment of deferred financing fees related to the New Credit Facility and Senior Subordinated Notes. CORT has no significant deferred financing fees in its historical balance sheet.


    (b) Reflects the repayment of the borrowings outstanding under the existing credit facility with a portion of the proceeds from the New Credit Facility.


    (c) Reflects the borrowings under the New Credit Facility and Senior Subordinated Notes.


    (d) Reflects the presently anticipated issuance of securities of CORT to CVC, BRS and their affiliates (the "Investors") and Affiliated Stockholders excluding the Investors (the "Management Stockholders") as well as shares of Series A-1 Preferred Stock issued to holders of CORT shares before the effective time of the Merger, as follows:



                                                                              MANAGEMENT      EXISTING
                                                                  INVESTORS  STOCKHOLDERS   STOCKHOLDERS    TOTAL
                                                                  ---------  -------------  ------------  ---------
Mandatorily Redeemable Preferred Stock:
Series A-1......................................................  $  10,534    $   2,079     $   17,408   $  30,021
Series A-2......................................................     35,000           --             --      35,000
Series B........................................................     32,472        2,528             --      35,000
Series C........................................................     27,833        2,167             --      30,000
Common Stock:
  At Par........................................................         42            8             --          50
  Capital in Excess of Par......................................      4,133          817             --       4,950


    (e) Reflects the purchase of CORT shares for the Merger, assuming that no stockholders exercise appraisal rights in connection with the Merger.


    (f) Reflects the fees and expenses anticipated to be paid to effect the Merger, including a management bonus that will be paid upon completion of the Merger. These fees and expenses and related tax benefits are excluded from the unaudited pro forma condensed consolidated statement of operations since they are nonrecurring, result directly from the Merger and will have no impact on CORT's future operations. The tax benefits of the management bonus as well as the settlement of management, directors and employees stock options are reflected as a receivable.



    (g) The amount drawn on the New Credit Facility may be increased by an additional $35 million and the equity contributions of Bruckmann, Rosser, Sherrill & Co. II, L.P. and Citicorp Venture Capital Ltd. reduced by the same amount. In the event that this occurs, certain items would have balances as follows:



New Credit Facility........................................    120,385
Series A-1.................................................     31,672
Series A-2.................................................          0

                                 CAPITALIZATION


    The following table sets forth the historical capitalization of CORT as of March 31, 1999, and the pro forma capitalization of CORT as of March 31, 1999. The information below should be read in conjunction with the pro forma financial statements included elsewhere in this Proxy Statement/ Prospectus. See "PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS."


                                                                                            MARCH 31, 1999
                                                                                        -----------------------
                                                                                        HISTORICAL  AS ADJUSTED
                                                                                        ----------  -----------

                                                                                        (DOLLARS IN THOUSANDS)
Debt:
  Existing Credit Facility............................................................  $   88,800   $      --
  New Credit Facility(1)..............................................................          --      87,036
  Senior Subordinated Notes...........................................................          --     250,000
                                                                                        ----------  -----------
    Total Debt........................................................................      88,800     337,036

Mandatorily Redeemable Preferred Stock:
  Series A-1 (1)(2)...................................................................          --      30,021
  Series A-2 (1)(3)...................................................................                  35,000
  Series B (4)........................................................................          --      35,000
  Series C (5)........................................................................          --      30,000
  Total Mandatorily Redeemable
                                                                                        ----------  -----------
    Preferred Stock...................................................................          --     130,021

Stockholders' Equity (Deficit):
  Common Stock (6)....................................................................         131          50
  Capital in Excess of Par............................................................     106,023       4,950
  Retained Earnings (deficit).........................................................      76,485    (181,117)
                                                                                        ----------  -----------
    Total Stockholders' Equity (Deficit)..............................................     182,639    (176,117)
                                                                                        ----------  -----------
Total Capitalization..................................................................  $  271,439   $ 290,940
                                                                                        ----------  -----------
                                                                                        ----------  -----------


------------------------


(1) The Series A-2 Preferred Stock may be reduced and borrowings under the New Credit Facility may be increased by up to $35 million. In the event that this occurs, the pro forma capitalization would be as follows:



Total Debt..............................................     370,385
Total Mandatorily Redeemable Preferred Stock............      96,672
Total Stockholders' Deficit.............................    (176,117)
Total Capitalization....................................  $  290,940



See "FINANCING OF THE MERGER--Equity Financing."



(2) Assumes that no stockholders exercise appraisal rights in connection with the Merger. Upon the completion of the Merger it is currently anticipated that approximately 35.1% of these shares will be held by the Investors, approximately 6.9% will be held by the Management Stockholders and approximately 58.0% will be held by existing stockholders of CORT.

(3) Upon the completion of the Merger it is currently anticipated that 100% of these shares will be held by the Investors.



(4) Upon the completion of the Merger it is currently anticipated that approximately 92.8% of these shares will be held by the Investors and approximately 7.2% will be held by the Management Stockholders.



(5) Upon the completion of the Merger it is currently anticipated that approximately 92.8% of these shares will be held by the Investors and approximately 7.2% will be held by the Management Stockholders.



(6) Upon the completion of the Merger it is currently anticipated that approximately 83.5% of these shares will be held by the Investors and approximately 16.5% will be held by the Management Stockholders. These percentages do not give effect to any New Options which may be granted to management or employees.



See "SECURITY OWNERSHIP OF THE SURVIVING CORPORATION."

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS



    The following discussion should be read with the consolidated financial statements and notes to the consolidated financial statements included elsewhere in this Proxy Statement/Prospectus. All dollar amounts provided below are in thousands.



RESULTS OF OPERATIONS



    CORT is a holding company with no assets other than its investment in CFR. The following analysis compares the results of operations of CORT for the years ended December 31, 1996, 1997 and 1998. The following table presents, for the periods indicated, income statement data as a percentage of total revenue, unless otherwise indicated.



                                                                                               YEAR ENDED DECEMBER 31,
                                                                                           -------------------------------
                                                                                             1996       1997       1998
                                                                                           ---------  ---------  ---------
Rental revenue...........................................................................       81.8%      82.6%      83.4%
Sales revenue............................................................................       18.2       17.4       16.6
                                                                                           ---------  ---------  ---------
  Total revenue..........................................................................      100.0      100.0      100.0
Cost of rental (1).......................................................................       19.3       19.2       18.0
Cost of sales (1)........................................................................       59.2       60.5       60.9
Gross profit margin......................................................................       73.4       73.6       74.9
Selling, general and administrative expenses.............................................       58.3       57.5       58.4
                                                                                           ---------  ---------  ---------
Operating earnings.......................................................................       15.1       16.1       16.5
Interest expense, net....................................................................        3.5        2.9        2.5
Income taxes.............................................................................        4.8        5.4        5.9
                                                                                           ---------  ---------  ---------
Income before extraordinary loss.........................................................        6.8%       7.8%       8.1%
Net Income...............................................................................        6.8%       7.8%       7.3%


------------------------


(1) Cost of rental is calculated as a percentage of rental revenue. Cost of sales is calculated as a percentage of sales revenue.



COMPONENTS OF OPERATING EARNINGS



    REVENUE. Substantially all of CORT's revenue is derived from base rent and fees from its outstanding furniture leases and from the sale of rental furniture. Furniture rental revenue is recognized in the month in which it is due. Furniture sales revenue is recognized in the month of furniture delivery.



    COST OF FURNITURE RENTAL. The primary component of cost of furniture rental is depreciation of rental furniture which is a noncash charge included in the statements of cash flows as a component of cash provided by operating activities. CORT depreciates most of its rental furniture on a declining-balance method over five years, with an estimated salvage value of 25% to 40% of original cost. CORT also records the net book value of other disposals, primarily inventory shrinkage, as a component of the cost of furniture rental revenue.



    COST OF FURNITURE SALE. When furniture is sold, the depreciated book value of the furniture is recorded as cost of furniture sales and is also included in the statements of cash flows as a component of cash provided by operating activities.

    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses include employee, delivery, advertising, occupancy, utilities and other operating expenses, non-rental depreciation and amortization of goodwill.



THREE MONTHS ENDED MARCH 31, 1999 AS COMPARED TO THREE MONTHS ENDED MARCH 31,
  1998



    REVENUE. Total revenue increased 14.5% to $86,364 for the three months ended March 31, 1999 from $75,443 for the three months ended March 31, 1998. Furniture rental revenue for the three months ended March 31, 1999 was $71,795, a 14.3% increase from $62,814 in 1998. Rental revenue growth before the impact of acquisitions and trade show operations was approximately 2% which reflects growth in the number of leases as well as revenue per lease. Furniture sales increased 15.4% to $14,569 for the three months ended March 31, 1999. This increase reflects CORT's continued efforts to reduce the level of rental furniture.



    OPERATING COSTS AND EXPENSES. Cost of furniture rental has decreased from 17.7% of furniture rental revenue in 1998 to 17.4% of furniture rental revenue in 1999. This improvement is primarily attributed to the expansion of CORT's housewares business, a reduction in depreciation as a percent of revenue and improvements in inventory control from the continued installation of the perpetual system. Cost of furniture sales increased from 60.3% of furniture sales revenue in 1998 to 63.3% in 1999. Lower sales margins were the result of aggressive clearance sales designed to lower CORT's level of idle inventory.



    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses totaled $51,292 or 59.4% of total revenue for the quarter ended March 31, 1999 as compared to $44,166 or 58.5% of total revenue in 1998. This increase as a percentage of revenue is attributed to investments in personnel, facilities and marketing efforts which CORT believes are an integral part of its plans for future growth.



    OPERATING EARNINGS. As a result of the changes in revenue, operating costs and expenses discussed above, operating earnings were $13,354 or 15.5% of total revenue in the first quarter of 1999 compared to $12,575 or 16.7% of total revenue in the first quarter of 1998.



    FURNITURE PURCHASES. Furniture purchases, which totaled $21,399 in the three months ended March 31, 1999, were up from the $20,917 purchased in the three months ended March 31, 1998. Furniture purchases increased primarily due to purchases by acquired businesses to standardize the product offering with CORT's current line. The increase was largely offset by reduced furniture requirements for prior year acquisitions whose conversions to the CORT Furniture line are complete and the impact of merged cities.



YEAR ENDED DECEMBER 31, 1998 AS COMPARED TO YEAR ENDED DECEMBER 31, 1997



    REVENUE. Total revenue increased 11.1% to $318,964 in 1998 from $287,218 in 1997. Furniture rental revenue for the year was $265,871, a 12.1% increase from $237,212 in 1997. Rental revenue growth before the impact of acquisitions, trade show operations and merged markets was approximately 5% which reflects growth in the number of leases as well as revenue per lease. Furniture sales increased 6.2% to $53,093 in 1998 from $50,006 in 1997. Excluding the impact of an unusually large corporate sale in the second quarter of 1997, furniture sales would have shown an increase of 10.1%. This increase reflects CORT's continued efforts to maintain the quality of its rental furniture line-up.



    GROSS PROFIT. Gross profit margin on total revenue increased to 74.9% for the year ended December 31, 1998 from 73.6% for the year ended December 31, 1997. The gross profit margin on furniture rental revenue increased to 82.0% in 1998 from 80.8% in 1997. This improvement is primarily attributed to the expansion of CORT's housewares business, a reduction in depreciation as a percent of revenue and improvements in inventory control from the continued installation of the perpetual system.

Gross profit margin on furniture sales revenue decreased to 39.1% in 1998 from 39.5% in 1997. The gross profit margin on furniture sales revenue for 1997 would have been 40.1% without the unusually large corporate sale.



    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses totaled $186,100 or 58.4% of total revenue in 1998 as compared to $165,019 or 57.5% of total revenue in 1997. This increase as a percentage of revenue is attributed to investments in personnel, facilities and marketing efforts which CORT believes are an integral part of its plans for future growth.



    OPERATING EARNINGS. As a result of the changes in revenue, gross margin and selling, general and administrative expenses discussed above, operating earnings increased to $52,647, or 16.5% of total revenue in 1998 from $46,308, or 16.1% of total revenue in 1997.



    INTEREST EXPENSE, NET. Interest expense decreased to $7,837 in 1998 from $8,374 in 1997. This decrease is due to the replacement of CORT's senior notes with the lower interest rate debt of CORT's existing revolving credit facility and the effect of the lower market interest rate on the revolving credit facility, partially offset by additional borrowings for acquisitions.



    EXTRAORDINARY LOSS. As a result of the early retirement of the senior notes, CORT recognized a loss of $2,508, net of taxes, which has been reflected in CORT's consolidated statement of operations as an extraordinary loss for the year ended December 31, 1998. The extraordinary loss includes $3,495 of premiums on the senior note retirement, the write-off of $677 of deferred financing fees and $8 of other associated costs.



    FURNITURE PURCHASES. Furniture purchases totaled $81,671 in 1998, an increase of 7.4% from the $76,010 purchased in 1997. Furniture purchases increased primarily due to purchases in acquired businesses. The remaining increase reflects normal business requirements offset in part by a reduction for merged markets.



YEAR ENDED DECEMBER 31, 1997 AS COMPARED TO YEAR ENDED DECEMBER 31, 1996.



    REVENUE. Total revenue increased 22.7% to $287,218 in 1997 from $234,149 in 1996. Furniture rental revenue for the year was $237,212, a 23.8% increase from $191,560 in 1996. Rental revenue growth before the impact of acquisitions and merged markets was approximately 13% which reflects growth in the number of leases as well as revenue per lease. Furniture sales increased 17.4% to $50,006 in 1997 from $42,589 in 1996. Excluding the impact of an unusually large corporate sale in the second quarter of 1997, furniture sales would have shown an increase of 13.3%. This increase reflects CORT's continued efforts to maintain the quality of its rental furniture line-up.



    GROSS PROFIT. Gross profit margin on total revenue increased to 73.6% for the year ended December 31, 1997 from 73.4% for the year ended December 31, 1996. The gross profit margin on furniture rental revenue was 80.8% in 1997 and 80.7% in 1996. Gross profit margin on furniture sales revenue decreased to 39.5% in 1997 from 40.8% in 1996. The profit margin on furniture sales revenue for 1997 would have been 40.1% without the unusually large corporate sale.



    SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administration expenses totaled $165,019 or 57.5% of total revenue in 1997 as compared to $136,536 or 58.3% of total revenue in 1996. This percentage decrease is attributed to the efficiencies gained in California by integrating Evans Rents, as well as the growth and productivity of the startups CORT opened in prior years. In addition, 1996 included $425 of some charges associated with duplicate showroom closings related to the acquisition of Evans Rents.

    OPERATING EARNINGS. As a result of the changes in revenue, gross margin and selling, general and administrative expenses discussed above, operating earnings increased to $46,308, or 16.1% of total revenue in 1997 from $35,448, or 15.1% of total revenue in 1996.



    INTEREST EXPENSE, NET. Interest expense increased to $8,374 in 1997 from $8,251 in 1996.



    FURNITURE PURCHASES. Furniture purchases totaled $76,010 in 1997, a decrease of 1.7% from the $77,323 purchased in 1996. Purchases in 1996 were significantly higher as CORT converted the Evans Rents business to the CORT Furniture line. In 1997, furniture purchases supported normal growth and replenishment of furniture which had been sold or disposed.



LIQUIDITY AND CAPITAL RESOURCES



    HISTORICAL. CORT's primary capital requirements are for purchases of rental furniture. CORT purchases furniture throughout each year to replace furniture which has been sold and to maintain adequate levels of rental furniture to meet existing and new customer needs. Furniture purchases were $77,323, $76,010 and $81,671 in 1996, 1997 and 1998, respectively and $20,917 and $21,399 in the three months ended March 31, 1998 and 1999, respectively. As CORT's growth strategies continue to be implemented, furniture purchases are expected to increase accordingly.



    CORT's other capital requirements consist of purchases of property, plant and equipment, including leasehold improvements, warehouse and office equipment, standard programming enhancements and computer hardware necessary for installation of the management information system in additional districts. Net purchases of property, plant and equipment were $5,652, $7,638 and $8,898 in 1996, 1997 and 1998, respectively, and $1,869 and $1,801 in the three months ended March 31, 1998 and 1999, respectively.



    During 1996, 1997 and 1998, net cash provided by operations was $78,374, $100,639 and $108,189, respectively, and, during the three months ended March 31, 1998 and 1999, net cash provided by operations was $23,783 and $32,940, respectively. During 1996, 1997 and 1998, net cash used in investing activities was $122,927, $100,665 and $132,234, respectively, and, during the three months ended March 31, 1998 and 1999, net cash used by investing activities was $31,961 and $30,160, respectively, consisting primarily of purchases of rental furniture and portfolio acquisition, and in 1996, the acquisitions of Evans Rents and AFR and in 1998, the acquisition of Instant Interiors Corporation. During 1996, 1997 and 1998, net cash provided (used) by financing activities was $44,297, ($97) and $24,748, respectively, and, during the three months ended March 31, 1998 and 1999, net cash provided (used) by financing activities was $9,600 and ($1,916), respectively. In 1996, $32,672 was provided by the public offering of common stock, net of expenses, which was used to repay indebtedness under the revolving credit facility primarily due to the acquisition of Evans Rents.



    CFR has available a revolving credit facility of $125,000 to meet acquisition and expansion needs as well as seasonal working capital and general corporate requirements. The revolving credit facility expires February 2002 and restricts the ability of CFR to make advances and pay dividends to CORT. Borrowings under the revolving credit facility bear interest at a fluctuating rate based on, at CORT's option, either the lead lender's base rate or the London Interbank Offered Rate (LIBOR). The average interest rate paid by CFR during 1996, 1997 and 1998 on the revolving credit facility was 7.30%, 7.25% and 6.70%, respectively. A commitment fee calculated based upon the unused portion of the revolving credit facility is payable quarterly in arrears. CORT had $32,160 available under the revolving credit facility at March 31, 1999. The Company believes that future cash flows from operations, together with the borrowings available under the revolving credit facility will provide the Company with sufficient liquidity and financial resources to finance its growth and satisfy its working capital requirements through the term of the revolving credit facility.

    The Internal Revenue Service had proposed the disallowance of some deductions taken by Fairwood Corporation for a consolidated tax group of which CFR was previously a member through the year ended December 31, 1998. The IRS challenge included the assertion that some interest deductions taken by the tax group should be recharacterized as non-deductible dividend distributions and that deductions for some expenses related to the acquisition of Mohasco Corporation (now Consolidated Furniture Corporation), CFR's former shareholder, be disallowed. Fairwood Corporation has indicated to CORT that it has reached an agreement with the IRS regarding a settlement of the proposed adjustments. The bankruptcy court handling Fairwood Corporation's bankruptcy filing approved the terms of the settlement in October 1998. The total tax liability of the tax group under the terms of the settlement is approximately $5 million, including interest through December 31, 1998.



    Under IRS regulations, CORT and each other member of the tax group is severally liable for the full amount of any Federal income tax liability of the tax group while CFR was a member of the tax group, which could be as much as approximately $4 million for the periods (including interest through December 31, 1998) under the terms of the settlement. Under the agreement of sale for CFR, Consolidated Furniture agreed to indemnify CORT in full for any consolidated tax liability of the tax group for the years during which CFR was a member at the tax group. In addition, CORT may have rights of contribution against other members of the tax group if CORT were required to pay more than its equitable share of any consolidated tax liability. CORT is not in a position to determine the probable impact on CORT's consolidated financial statements, if any.



    PRO FORMA. Pro forma for the transactions related to the Merger, CORT will have a borrowing capacity of $133.0 million for working capital and general corporate purposes under the New Credit Facility. CORT expects to draw upon $87.0 million of the New Credit Facility in connection with the transactions related to the Merger. In the event the initial advance is increased and the equity contribution provided by CVC and BRS is reduced by $35 million, the initial borrowings under the New Credit Facility would be $120.4 million and CORT will have a borrowing capacity of $99.6 million.



    The New Credit Facility and the Notes will, and other debt instruments entered into subsequent to the completion of the transactions related to the Merger of CORT may, impose various restrictions and covenants on CORT which could potentially limit CORT's ability to respond to market conditions, to provide for unanticipated capital investments or to take advantage of business opportunities. CORT expects that its existing cash, together with available funds from the New Credit Facility and funds generated from operations, will be sufficient to meet its investing and financing requirements for the next twelve months.



YEAR 2000 COMPLIANCE



    As is the case with other companies using computers in their operations, CORT is faced with the task of addressing the Year 2000 issue. The Year 2000 issue arises from the widespread use of computer programs that rely on two-digit codes to perform computations or decision-making functions. CORT has done a comprehensive review of its significant computer programs to identify the systems that would be affected by the Year 2000 issue.



    CORT relies on computer-based technology and utilizes a variety of third-party hardware and software. CORT's rental and retail functions, including lease writing, inventory control, billing and accounts receivable, use the software called "RTR". This software, which is CORT's primary operating system, has been recently developed and installed in most of CORT's operations. The RTR software has been modified for Year 2000 compliance, but the modified version has not yet been installed in the operations of CORT. The installation of RTR, as well as the Year 2000 modification, is expected to be completed in the third quarter of 1999.



    CORT utilizes third party software for administrative functions such as accounting, payroll and human resources. CORT expects to upgrade the administrative function third party software to the

Year 2000 version or install new software which is Year 2000 complaint in the first half of 1999. CORT currently estimates the cost of modifying its computer systems to be Year 2000 complaint to be approximately $300; the majority of these costs will be incurred by September 30, 1999.



    CORT is still in the process of reviewing its Year 2000 exposure to customers and vendors. CORT is not dependent on any one supplier or customer for more than 10% of its rental furniture or revenue, respectively. As part of its contingency planning efforts, CORT is sending inquiries as to the Year 2000 readiness to selected vendors in order to identify any significant exposures that may exist and establish alternative sources or strategies where necessary. CORT is currently unaware of any Year 2000 problems faced by any customers or vendors that are likely to have a material adverse effect on CORT.



    In the worst-case scenario, if CORT's operating system was not to be ready for Year 2000, CORT would continue to make deliveries, record revenue and bill customers utilizing a personal computer until the computer system was ready. This would not stop the operations of CORT and currently is done whenever a location experiences temporary down time.



    There can be no guarantee that the foregoing cost estimates or deadlines will be achieved and actual results could differ from current expectations. Specific factors that might cause differences include, but are not limited to, the ability of customers, suppliers, and other companies on which CORT's operations rely to modify or convert their systems to be Year 2000 ready, the ability of CORT to locate and correct all relevant computer code, or similar uncertainties. CORT is in the process of developing contingency plans for these scenarios.



INFLATION AND GENERAL ECONOMIC CONDITIONS



    Historically, CORT has been able to offset increases in furniture prices with increases in rental rates. Management believes that increases in new furniture prices have averaged less than the overall inflation rate over the last five years. In periods of high inflation, CORT has historically achieved higher margins on its clearance center sales. A sustained recession with little or no new job growth may have a material adverse effect on CORT's future opportunities for sustained growth.



NEW ACCOUNTING PRONOUNCEMENTS



    On April 3, 1998, the Accounting Standards Executive Committee issued Statement of Position No. 98-5, Reporting on the Costs of Start-Up Activities (SOP 98-5) effective for CORT for fiscal 1999. SOP 98-5 requires costs of start-up activities, including organization costs, to be expensed as incurred. CORT currently expenses all of these start-up costs; accordingly, the adoption of SOP 98-5 will have no impact on CORT's consolidated financial statements.

                            BUSINESS OF THE COMPANY

OVERVIEW

    CORT Business Services Corporation through its wholly-owned subsidiary CORT Furniture Rental Corporation ("CFR") is the leading national provider of rental furniture, accessories and related services in the growing and fragmented "rent-to-rent" segment of the furniture rental industry. The "rent-to-rent" segment serves both corporate and individual customers who desire flexibility to meet their temporary and transitional needs. CORT focuses on corporate customers by offering office and residential furniture and related accessories through a direct sales force of approximately 900 salespeople and a network of 119 showrooms in 34 states and the District of Columbia. CORT believes that approximately 80% of its rental revenue is derived from its corporate customers, while the remainder is derived principally from rentals to middle- and upper-income level individuals. CORT maintains the showroom quality condition of its merchandise available for rent by selling its previously rented merchandise through a network of 83 company-operated clearance centers, thereby enabling CORT to regularly update its inventory with new styles and new merchandise. Sales of furniture through clearance centers, at prices which for the last five years have averaged 108% of the furniture's original cost, allow CORT to maximize the residual value of its rental merchandise. Furniture sales through clearance centers and other sales accounted for approximately 17% of CORT's total 1998 revenue.

    As the industry leader and the only "rent-to-rent" furniture rental company with a national presence, CORT is well-positioned to take advantage of the growing demand for furniture rental services. This demand is believed to be driven by continued growth in management and professional employment, the increasing importance to American business of flexibility and outsourcing and the impact of a more mobile and transitory population. CORT is called upon to meet furniture rental needs of a corporate customer base which includes Fortune 500 companies, small businesses and professionals, owners and operators of apartment communities, and corporate housing providers.

    According to industry estimates, a significant portion of the "rent-to-rent" furniture rental revenues is derived from single-location and small regional rental businesses which present attractive consolidation opportunities for the larger "rent-to-rent" furniture rental companies such as CORT. Since the beginning of 1993, CORT has acquired two larger regional competitors, General Furniture Leasing and Evans Rents, and has completed and successfully integrated 21 lease portfolio acquisitions in addition to the four acquisitions made in its trade show furnishings business. Management believes that CORT is well-positioned to continue capitalizing on the industry's consolidation trend due to its national presence, leading market share and financial capacity.

BUSINESS STRATEGY

    Management believes that CORT's size, national presence, consistently high-level customer service, product quality and broad product selection, depth of management and efficient clearance centers have been key contributors to CORT's success. CORT's objective is to build on these fundamentals and increase further its revenue and operating earnings and expand its margins by continuing to pursue its growth strategy. The key components of this strategy are

    - making selective acquisitions;

    - initiating operations in new markets and adding showrooms and clearance centers in existing markets;

    - expanding its corporate customer base and

    - continuing to invest in the development of various new products and services.

ACQUISITIONS


    The primary focus of CORT's growth strategy has been and will continue to be the selective acquisition of small lease portfolios and regional companies in new and existing markets. Since the beginning of 1993, CORT has completed 21 lease portfolio acquisitions which include entrance into the New York City, Salt Lake City, Pittsburgh and Cleveland markets. The purchase of the rental furniture business of Instant Interiors Corporation expanded CORT's reach into the Midwest, particularly in Michigan, Illinois, Indiana, and Ohio, and provided a centralized distribution format that is cost effective in serving large geographic areas containing many smaller cities. In a typical lease portfolio acquisition, CORT acquires existing leases and rental furniture. Additionally, CORT retains sales personnel with strong local customer relationships. CORT generally does not acquire showrooms, distribution facilities or clearance centers in existing markets. However, in new markets, CORT may choose to retain real estate. CORT also believes that there are a select number of opportunities to acquire larger regional companies in order to enter new markets and increase its market share in existing markets. For example, CORT has acquired two larger regional companies: General Furniture Leasing in September 1993, which had total revenues of approximately $41.5 million for fiscal year 1992, and Evans Rents in April 1996, which had total revenues of approximately $30.5 million for fiscal year 1995. The acquisition of General Furniture Leasing provided CORT with immediate access to new market areas and additional critical mass in CORT's existing markets. Evans Rents provided CORT with additional critical mass in the greater Los Angeles and San Francisco areas, increased the percentage of rental revenue derived from the rental of higher-margin office furniture products and contributed additional expertise in the supply of furniture for trade shows and conventions.


    CORT entered the trade show furnishings business through acquisition of three businesses in 1997. These businesses have been integrated to create CORT's trade show furnishings segment and will establish CORT as one of the major players in this segment of the furniture rental industry. To further expand this segment CORT purchased certain assets of the trade show furnishings business of Aaron Rents, Inc. in October 1998. The trade show furnishings business serves the major trade show contractors and corporate exhibitors nationwide and provides specialty rental furniture for use at conventions and trade shows. Major locations served include: Atlanta, Chicago, Dallas, Las Vegas, Los Angeles, New Orleans, New York City, Orlando, San Francisco, and Washington, D.C.

NEW MARKETS AND ADDITIONAL FACILITIES

    CORT continues to expand the number of showrooms and clearance centers within its existing markets as well as initiate new operations, including showrooms, distribution facilities and clearance centers, in strategically identified geographic locations where it currently does not conduct business and where attractive acquisition opportunities do not exist. By increasing the number of showrooms and clearance centers associated with existing distribution facilities, CORT is able to distribute its real estate, personnel and other fixed costs over a larger revenue base. Since the beginning of 1995, CORT has begun operations in eight new metropolitan markets: Huntsville, AL; Little Rock, AR; Des Moines, IA; St. Louis, MO; Las Vegas, NV; Portland, OR; El Paso, TX and Milwaukee, WI.

EXPANDED CORPORATE CUSTOMER BASE

    CORT seeks to increase its corporate customer base in order to capitalize on the longer lease terms, higher average lease amounts and multiple lease transactions associated with corporate customers. In addition, corporate customers more frequently enter into higher-margin office furniture leases. CORT intends to grow revenue by increasing its corporate customer base through expanded emphasis on national accounts, further development of sales personnel with business-to-business sales experience and continued advertising. In addition, CORT has introduced the high quality brand of office systems furniture by Herman Miller. CORT continues to increase awareness among its sales force of the benefits and breadth of its office product offerings through expanded training programs and to focus the efforts of its sales force on these products by increased incentive compensation for office product rentals.

DEVELOPMENT OF NEW PRODUCTS AND SERVICES


    CORT continues to invest in the development of other products and services. Products and services in various stages of development include the rental of housewares amenity packages, the supply of furniture for trade shows and conventions, and a website that provides information for relocating customers. Management believes that the gradual introduction of new products and services allows CORT to experiment with new products and services at a relatively low initial cost.


THE "RENT-TO-RENT" INDUSTRY


    The "rent-to-rent" segment of the furniture rental industry serves both corporate and individual customers who generally have immediate, temporary needs for office or residential merchandise but who typically do not seek to own the merchandise. Office product customers range from large corporations who desire flexibility to meet their temporary and transitional needs, to small businesses and professionals who require office furnishings but seek to conserve capital. Residential product customers include corporations seeking to provide furnishings for corporate employees who have been relocated or who are on temporary assignment, apartment community managers and others seeking to provide furnished apartments and individual residents seeking to rent furnishings for their own homes and apartments.


    Management believes the demand for rental products is driven by continued growth in management and professional employment levels, the changing trends in American business towards flexibility and outsourcing and the impact of a more mobile and transitory population.

    The "rent-to-rent" business is differentiated from the "rent-to-own" business primarily by the terms of the rental arrangements and the type of customer served. "Rent-to-rent" customers generally desire high quality furniture to meet temporary needs, have established credit, and pay on a monthly basis. Typically, these customers do not seek to acquire the property rented. In the typical "rent-to-rent" transaction, the customer agrees to rent merchandise generally for three to six months, subject to extension by the customer on a month-to-month basis. By contrast, "rent-to-own" arrangements are generally made by customers without established credit whose objective is to acquire ownership of the property. "Rent-to-own" arrangements are typically entered into on a month-to-month basis and require weekly rental payments.

OPERATING SEGMENTS

    CORT has identified the following operating segments based on the distinct products/services from which each derives revenue:

    FURNITURE RENTAL--rental of residential and office furniture and accessories to individual and corporate customers.

    FURNITURE SALES--sale of new or previously rented residential and office furniture to the general public.

    TRADE SHOW OPERATIONS--short term rental of display and workplace furnishings for trade shows, conventions and special events to corporate customers and trade show associations.

    HOUSEWARES OPERATIONS--rental of kitchen, bedroom and bathroom accessories to the Furniture Rental segment.

    Furniture rental and furniture sales segments represent the aggregation of individual districts, all of which have similar economic characteristics and distribution methods. Trade Show Operations and

Housewares Operations do not meet the quantitative thresholds and are aggregated with furniture rental and furniture sales for reporting purposes.

    CORT reports separately, in its Consolidated Statements of Operations, the revenue and associated cost of revenue of its remaining reportable segments. Operating segments are measured on the basis of gross margin; operating expenses, goodwill amortization, interest expense, tax expense, and extraordinary items are not allocated to the individual segments.

    Assets and liabilities are not specifically allocated between Furniture Rental and Furniture Sales. All rental furniture is available for rental or sale.

PRODUCTS

    CORT rents a full line of furniture and accessories throughout the United States for office and residential purposes. CORT classifies its furniture leases based on the type of furniture leased and the expected use of the furniture.

OFFICE PRODUCTS

    In order to capitalize on the significant profit potential available from the longer average rental periods and the higher average monthly rent for office products, CORT's strategy is to emphasize office furniture rentals. CORT offers a full range of office, conference room and reception area furniture, including desks, chairs, tables, credenzas, panel systems and accessories. In order to promote longer office lease terms, CORT leases furniture to its corporate customers at rates that reflect a premium on leases that are less than six months and a discount on leases of more than six months.

    CORT's office furniture customers consist primarily of large companies that desire flexibility to satisfy temporary and transitional needs and small or start-up businesses that have immediate and changing furniture requirements but seek to minimize capital outlay. CORT emphasizes its ability to outfit an entire office with high quality furniture in two business days, as well as its ability to provide consistent customer service and product quality nationwide.

RESIDENTIAL PRODUCTS


    CORT leases residential products to corporate customers who are temporarily or permanently relocating employees, to apartment managers and owners and others who are providing furnished apartments and to individual end users of the furniture. CORT offers a broad range of household furniture, including dining room, living room and bedroom pieces, as well as electronic products.


    A significant portion of CORT's residential furniture rentals are derived from corporate relocations and temporary assignments, as new and transferred employees of CORT's corporate customers enter into leases for residential furniture. CORT's sales personnel maintain contact with corporate relocation departments and present the possibility of obtaining fully-furnished rental apartments as a lower cost alternative to hotel accommodations. Thus, CORT offers its corporate rental customers a way to reduce the costs of corporate relocations while developing residential business with new and transferred employees. CORT's ability to service both corporate and individual needs creates a broad corporate customer base accompanied by an increasing pool of employees utilizing CORT's residential services.

OTHER PRODUCTS AND SERVICES

    CORT offers several other products and services. CORT offers houseware amenity packages (such as linens, towels, dishes, cookware and other kitchen, bedroom and bath accessories) for rent to its furniture rental customers. CORT had generally distributed houseware amenity packages through third-party contractors either under subcontract arrangements or direct referrals. CORT continues to expand the distribution of its own houseware amenity packages to capture profits currently realized by third-party contractors.

    CORT provides rental specialty furniture for short term use at trade shows, conventions and special events through its tradeshow furnishings operation. CORT had operations in New Orleans and California. The tradeshow services business expanded through the acquisition of three tradeshow businesses in March 1997 and one tradeshow business in October 1998. The combination of CORT's national network with the experience of these organizations should provide CORT with a competitive advantage in the tradeshow and convention services business.

    CORT established Relocation Central, a website that provides information about major cities such as apartment finders, school systems, movers and local recreation for relocating individuals. Relocation Central provides CORT with an additional marketing tool while also providing valuable information to potential customers. In addition, CORT has developed two other websites, CORT 1 and CORT Tradeshow, as part of its internet strategy.

OPERATIONS

LEASE TERMS

    CORT typically leases furniture to individuals and corporate accounts for three-, six- and twelve-month terms, which may be and often are extended by its customers on a month-to-month basis. Management believes that, on average, furniture remains on lease for approximately nine months at a time. Although rental contracts may give the customer the option to purchase the merchandise rented, only a small percentage of CORT's rental leases lead to customer ownership.

    CORT's strategy is to price rentals to recover the original cost of the furniture over a ten-month rental "payout period." However, pricing and payout periods often vary with the length of the leases. CORT frequently charges a delivery fee and, in the absence of proof of insurance, a waiver fee. Within general company guidelines, each district has discretion to set prices based upon local market factors.


    CORT may also require a customer security deposit which will be returned at the end of the lease upon satisfactory compliance with the terms of the lease. CORT requires applications from prospective rental customers and performs credit investigations before approving these applications. In each of the last five years, CORT's bad debt losses have been limited to 0.7% of revenue or less.


CUSTOMER SERVICES

    CORT is dedicated to providing consistently high quality customer service nationwide to its corporate and individual customers. Through its national network, CORT more efficiently services its corporate clients by providing a single point of contact for customers who have furniture needs in multiple locations, offering consistent quality of products and services at all CORT locations, and offering a broad spectrum of products to customers. Under its Personal Service Guaranty, CORT ensures customers of CORT Furniture Rental that they will be satisfied with the furniture they rent or CORT will exchange it for similar furniture within two business days, free of charge. Additionally, CORT's employees assist customers with space planning, interior design and apartment location services.

FURNITURE SALES

    For the last five years, CORT has derived 71% of its furniture sales revenue from clearance centers sales. The remaining furniture sales revenue is derived primarily from lease conversions and sales of new furniture. Sales of rental furniture allow CORT to control inventory levels and maintain showroom quality of rental inventory. On average, furniture is typically sold through the clearance centers three years after its initial purchase by CORT. For the last five years, sales of rental furniture through the clearance centers have had an average recovery margin on the original cost of furniture of approximately 108%, at a price which is usually considerably lower than the price of comparable new merchandise. Management believes that its ability to recover the original cost of its furniture through its clearance centers is a key contributor to CORT's profitability.

SALES, MARKETING AND ADVERTISING

    CORT employs a sales force of approximately 900 people, including managers and supervisors, rental consultants, commercial account executives, residential account executives, and clearance center personnel. In general, rental consultants service walk-in showroom customers, clearance center sales personnel are responsible for walk-in clearance center customers and commercial and residential account executives work to develop office and residential customers in their markets. Utilizing CORT's national distribution network to emphasize its ability to serve customers throughout the country, CORT employs fourteen national account representatives who are responsible for customers with business in more than one district.

    CORT's sales representatives receive professional, business-to-business sales training through the CORT University program, which was developed as part of CORT's continuing effort to increase rental revenue and improve customer service. Management believes that the program's emphasis on a problem solving, value-added approach to clients' needs enhances its relationships with customers and provides CORT with a competitive advantage in marketing to corporate customers.

    CORT markets its services through brochures, newspapers, periodicals, yellow pages, radio, television and direct response media and over the internet (http://www.cort1.com, http:/ www.corttradeshow.com and http://www.relocationcentral.com). CORT designs its marketing program both to promote the business and to increase awareness of the advantages of renting in the residential and office furniture markets.

PURCHASING AND DISTRIBUTION

    CORT has a national product line chosen by its merchandising group. Each district manager, in consultation with his or her regional merchandising manager, selects from the national product line based on an analysis of customer demand within such manager's specific market. Each district then places purchase orders directly with CORT's vendors and shipment is arranged through CORT's freight analyst directly to the district warehouse.

    CORT acquires furniture from a large number of manufacturers and is not dependent on any particular manufacturer as a source of supply. In 1998, no furniture manufacturer accounted for more than 10% of CORT's furniture purchases. Management believes that CORT is able to purchase furniture at lower prices than its competitors due to the centralized selection of its product line and large volume of purchases. CORT is generally able to obtain prompt delivery of furniture from its suppliers and has not experienced significant interruptions in its business resulting from delays in acquiring furniture.


    Merchandise is delivered to rental customers by CORT employees via owned or leased trucks after a rental agreement has been signed. At the end of the lease term, rental furniture is returned to CORT's warehouses where it is inspected, cleaned and/or repaired in preparation for future rental or sale. If it is determined that the furniture is appropriate for sale rather than future rental, the furniture is then transferred to a clearance center. Company warehouses are typically located next to a clearance center, which allows CORT to reduce shipping expenses and realize efficiency gains.


COMPETITION

    The "rent-to-rent" segment of the furniture rental industry is highly competitive. Management believes that Aaron Rents, Globe Business Resources and Brook Furniture Rental are CORT's most significant competitors. In addition, there are numerous smaller regional and local "rent-to-rent" furniture companies as well as retailers offering residential and office furniture. Management believes that the principal competitive factors in the furniture rental industry are product value, furniture condition, extent of furniture selection, terms of rental agreement, speed of delivery, exchange privilege, option to purchase, deposit requirements and customer service level.

    With respect to sales of furniture through its clearance centers, CORT competes with numerous used and new furniture retailers, some of which are larger than CORT and have greater financial resources. Management believes that price and value are the principal competitive factors in its furniture sales.

EMPLOYEES

    On March 31, 1999, CORT employed approximately 2,700 people, of whom approximately 106 were employed at corporate headquarters. Approximately 900 people were employed as salespersons, 1,500 people were employed in the warehouse and distribution portion of the business and the remainder in district and regional administrative positions.


    CORT's warehouse and delivery employees in Maryland (approximately 49 persons) are represented by an independent union under a contract which expires in December 1999. Additionally, 16 of the CORT's warehouse and delivery employees in New York City are represented by the Local 840 of the International Brotherhood of Teamsters under a contract which expires in May 2002.


    CORT believes that its relationships with its employees are good.

TRADEMARKS AND NAME RECOGNITION

    CORT engages in business primarily under the CORT Furniture Rental tradename, which has been used in the furniture rental business for over 20 years. CORT has established its reputation as a provider of quality furniture and customer service using this name. CORT feels that reputation and name recognition are important to customers. Therefore, following an acquisition in a new market, CORT may use a combination of the CORT and acquired business name to maintain customer recognition for a period of time.

REGULATORY MATTERS

    Compliance with Federal, state and local laws and regulations governing pollution and protection of the environment is not expected to have any material effect upon the financial condition or results of operations of CORT.

PROPERTIES

    As of March 31, 1999, CORT carried out its rental, sales and warehouse operations through 189 facilities, of which 20 were owned and 169 were leased. The leased facilities have lease terms with expiration dates ranging from 1999 to 2014. Upon the expiration of its leases, CORT generally has been able to either extend its leases or obtain suitable alternative facilities on satisfactory terms. Of the 33 leases that expire in 1999, CORT has already or expects to relocate in 13 of those locations (including its corporate headquarters), terminate the leases without replacement in 11 of those locations, extend the lease in seven of those locations and assign the leases in connection with a small divestiture in two of the locations.

    Management seeks to locate properties in new markets where rental, clearance and warehouse operations can be combined in one facility. As CORT expands in a particular district, it seeks to open free-standing showrooms and clearance centers that can be serviced from pre-existing warehouses. CORT's showrooms generally have 4,500 square feet of floor space. CORT regularly reviews the presentation and appearance of its furniture showrooms and clearance centers and periodically improves or refurbishes them to enhance their attractiveness to customers.

    CORT's decision to enter a new market is based upon its review of current demographic information, short- and long-term population and business growth projections and the level of existing competition. Once the decision is made to enter a new market, management selects individual showroom locations by reviewing demographic information, accessibility, visibility, customer traffic, location of competitors and cost.

    The metropolitan areas in which CORT operates, together with the current number of showrooms in each metropolitan area, are listed in the table below:


                        DISTRICT LOCATIONS                             NUMBER OF SHOWROOMS
------------------------------------------------------------------  -------------------------
ALABAMA                       Huntsville                                            1
ARIZONA                       Phoenix                                               2
ARKANSAS                      Little Rock                                           1
CALIFORNIA                    Orange County                                         2
                              Los Angeles                                           6
                              Sacramento                                            1
                              San Diego                                             1
                              San Francisco                                         5
                              Santa Clara                                           2
COLORADO                      Denver                                                2
DISTRICT OF COLUMBIA          (1)                                                   7
FLORIDA                       Ft. Lauderdale                                        2
                              Jacksonville                                          1
                              Miami                                                 2
                              Orlando                                               3
                              Pensacola                                             1
                              Tampa                                                 2
GEORGIA                       Atlanta                                               6
ILLINOIS                      Chicago                                               4
INDIANA                       Indianapolis                                          3
IOWA                          Des Moines(3)                                        --
KANSAS                        Kansas City                                           1
KENTUCKY                      Louisville                                            2
LOUISIANA                     Baton Rouge                                           2
                              New Orleans                                           1
MASSACHUSETTS                 Boston                                                3
MICHIGAN                      Ann Arbor                                             1
                              Detroit                                               4
                              Grand Rapids                                          1
                              Kalamazoo                                             1
                              Lansing                                               1
MINNESOTA                     Minneapolis                                           2
MISSOURI                      St. Louis                                             1
NEVADA                        Las Vegas                                             1
NEW JERSEY                    Kearny                                                3
NEW MEXICO                    Albuquerque                                           1
NEW YORK                      New York                                              1
NORTH CAROLINA                Raleigh                                               2
                              Charlotte                                             2
OHIO                          Cincinnati                                            2
                              Cleveland                                             2
                              Columbus                                              1
OKLAHOMA                      Oklahoma City                                         1

                        DISTRICT LOCATIONS                             NUMBER OF SHOWROOMS
------------------------------------------------------------------  -------------------------
                              Tulsa                                                 1
OREGON                        Portland                                              1
PENNSYLVANIA                  Philadelphia(2)                                       4
                              Pittsburgh                                            1
TENNESSEE                     Memphis                                               1
                              Nashville                                             1
TEXAS                         Austin                                                1
                              Corpus Christi                                        1
                              Dallas                                                4
                              El Paso                                               1
                              Houston                                               4
                              San Antonio                                           2
UTAH                          Salt Lake City                                        1
VIRGINIA                      Richmond                                              1
                              Virginia Beach                                        1
WASHINGTON                    Seattle                                               3
WISCONSIN                     Milwaukee                                             1
                                                                                  ---
    TOTAL                                                                         119

------------------------

(1) Includes locations in Washington, D.C., Maryland and Virginia.

(2) Includes locations in Pennsylvania, New Jersey and Delaware.

(3) Distribution center only.

    CORT distributes its furniture using a fleet of approximately 350 leased and 50 company-owned delivery trucks. The trucks are usually rented for a period of five to six years under operating leases and typically display CORT's tradenames.

LEGAL PROCEEDINGS

    At March 31, 1999, CORT was involved in legal proceedings arising in the normal course of its business. CORT believes the outcome of these matters will not have a material adverse effect on the Company. CORT is also involved in litigation challenging the Merger. See "SPECIAL FACTORS-- Litigation Challenging The Merger."

                      INFORMATION REGARDING THE DIRECTORS
                    AND EXECUTIVE OFFICERS OF CORT FOLLOWING
                               THE MERGER AND CBF


    The Merger Agreement provides that the directors of CBF Sub will become the directors of the surviving corporation when the Merger occurs, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. CBF, as the sole stockholder of CBF Sub, is expected to elect a new slate of directors to the board of CBF Sub immediately prior to the completion of the Merger. The board is anticipated to include representatives designated by BRS, CVC and CORT's management. The officers of CORT will become the officers of the surviving corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.


    Listed below is information regarding the directors and executive officers of CORT. Each individual listed below is a citizen of the United States.

DIRECTORS AND EXECUTIVE OFFICERS OF CORT


NAME                                                 PRESENT AGE                   POSITION WITH CORT
-------------------------------------------------  ---------------  -------------------------------------------------
Paul N. Arnold                                               53     President, Chief Executive Officer-Director

Robert Baker                                                 44     Group Vice President--CORT/Instant

Anthony J. Bellerdine                                        50     Senior Group Vice President

Michael G. Connors                                           42     Vice President--Real Estate

Charles M. Egan                                              62     Chairman & Director

Kenneth W. Hemm                                              45     Executive Vice President & Chief Operating
                                                                    Officer--Division II

Steven D. Jobes                                              49     Executive Vice President & Chief Marketing
                                                                    Officer

Lloyd Lenson                                                 48     Executive Vice President & Chief Operating
                                                                    Officer--Division I

Victoria L. Stiles                                           45     Vice President--Human Resources & Corporate Risk
                                                                    Management

William Swets                                                45     Vice President--Business Development

Maureen C. Thune                                             33     Vice President--Controller & Assistant Secretary

Frances Ann Ziemniak                                         48     Executive Vice President, Chief Financial Officer
                                                                    & Secretary

Keith E. Alessi                                              44     Director

Bruce C. Bruckmann                                           45     Director

Michael A. Delaney                                           44     Director

Gregory B. Maffei                                            38     Director

James A. Urry                                                45     Director

    PAUL N. ARNOLD, President, Chief Executive Officer and Director. Mr. Arnold has been with CORT and Mohasco Corporation, its former parent, for 30 years and has held group management positions within CORT since 1976. He has held his current position since July 1992. He is also a Director of Town Sports International, Inc. and Penhall International, Inc.


    ROBERT BAKER, Group Vice President--CORT/Instant. Mr. Baker joined CORT in August 1998 with the acquisition of certain assets of Instant Interiors Corporation. Mr. Baker was the co-founder and Chairman of Instant Interiors Corporation from 1978 until the acquisition.

    ANTHONY J. BELLERDINE, Senior Group Vice President. Mr. Bellerdine has been with CORT since July 1991. He was appointed to Senior Group Vice President in January 1999, having served as Group Vice President since December 1994, and Area Vice President and Senior District Manager prior thereto. Prior to joining CORT, Mr. Bellerdine was Senior Vice President of Sales and Marketing of Stern Office Furniture for eight years.

    MICHAEL G. CONNORS, Vice President--Real Estate. Mr. Connors joined CORT in February 1986, after nearly eight years in Real Estate and Marketing with Mobil Oil Corporation and has served in his current position since March 1991.

    CHARLES M. EGAN, Chairman and Director. Mr. Egan has been Chairman of CORT since the acquisition of General Furniture Leasing Company in September 1993. Mr. Egan joined General Furniture Leasing Company in 1989 and became its President and Chief Executive Officer in 1992. From 1985 to 1989, Mr. Egan was Executive Vice President of Mohasco Corporation. Mr. Egan was President of CORT from 1980 to 1985.


    KENNETH W. HEMM, Executive Vice President and Chief Operating
Officer--Division II. Mr. Hemm has been with CORT for 19 years. He was appointed Executive Vice President and Chief Operating Officer in January 1999, having served as Group Vice President since June 1992, as Group Manager and District Manager prior thereto.


    STEVEN D. JOBES, Executive Vice President and Chief Marketing Officer. Mr. Jobes has been with CORT for 27 years having served as Vice President-Marketing, Merchandising, Sales and National Accounts since May 1993 and as Group Vice President prior thereto. Mr. Jobes assumed his current position in January 1999.


    LLOYD LENSON, Executive Vice President and Chief Operating Officer--Division
I. Mr. Lenson has been with CORT for 21 years serving in his current position since January 1999. He previously served as Group Vice President since May 1993 and as Vice President--Marketing, Sales and Acquisitions prior thereto.


    VICTORIA L. STILES, Vice President--Human Resources and Corporate Risk Management. Ms. Stiles joined CORT in November 1987, after nearly eight years in Personnel for the Hecht Company, a division of the May Company. She was appointed to Vice President in July 1996, having served as Director of Human Resources and Regional Manager of Human Resources.

    WILLIAM SWETS, Vice President--Business Development. Mr. Swets joined CORT in August 1998 with the acquisition of certain assets of Instant Interiors Corporation. Mr. Swets was the co-founder and President of Instant Interiors Corporation from 1978 until the acquisition.

    MAUREEN C. THUNE, Vice President--Corporate Controller and Assistant Secretary. Ms. Thune joined CORT in August 1992 as Controller after five years with KPMG LLP. She assumed her current position in January 1999.

    FRANCES ANN ZIEMNIAK, Executive Vice President, Chief Financial Officer and Secretary. Ms. Ziemniak has been with CORT since March 1995. She was appointed to her current position in January 1999 having served as Vice President--Finance and Chief Financial Officer. Prior to joining

CORT, Ms. Ziemniak was an independent consultant focusing on risk-management and retail acquisition analysis from 1992 to 1995. Ms. Ziemniak was previously Vice President, Finance and Chief Financial Officer for Federated Merchandising, a division of Federated Department Stores, Inc. from 1987 to 1992 and Corporate Vice President, Financial Services for The GAP, Inc. from 1982 to 1987. Before Ms. Ziemniak joined The GAP, Inc. in 1979, she was employed by Ernst & Young LLP.


    KEITH E. ALESSI, Director. Mr. Alessi is currently President, Chief Executive Officer and Chairman of the Board of Directors of Telespectrum Worldwide, Inc. Mr. Alessi was President and Chief Executive Officer of Jackson Hewitt Inc. from June 1996 through March 1998. He was Vice Chairman and Chief Financial Officer of Farm Fresh, Inc. (which filed voluntary bankruptcy as part of a sale of the company in January 1998 and emerged from bankruptcy in February
1998) from June 1994 through June 1996. He had previously served in various executive capacities, including President, with Farm Fresh from 1988 to 1992. Mr. Alessi was Chairman and Chief Executive Officer of Virginia Supermarkets, Inc. from 1992 to 1994. He is also a Director of Town Sports International, Inc. and WLR Foods, Inc.


    BRUCE C. BRUCKMANN, Director. Mr. Bruckmann is currently Managing Director of Bruckmann, Rosser, Sherrill & Co., Inc., Mr. Bruckmann was a Vice President of Citicorp Venture Capital Ltd., which is an affiliate of the Company, through 1993 and a Managing Director from 1993 through 1994. He is also a Director of Mohawk Industries, Inc., AmeriSource Health Corporation, Chromcraft-Revington, Inc., Jitney-Jungle Stores of America, Inc., Anvil Knitwear, Inc., Town Sports International, Inc., MEDIQ, Inc. and Penhall International, Inc.

    MICHAEL A. DELANEY, Director. Mr. Delaney is currently a Managing Director of Citicorp Venture Capital Ltd., which is an affiliate of the Company. From 1989 through 1997, he was a Vice President of Citicorp Venture Capital Ltd. and from 1986 through 1989 he was Vice President of Citicorp Mergers and Acquisitions. Mr. Delaney is also a Director of Allied Digital Technologies Corporation, Aetna Industries, Inc., AmeriSource Health Corporation, CLARK Material Handling Corporation, Delco Remy International, Inc., Enterprise Media Inc., FabriSteel, Inc., Great Lakes Dredge & Dock Corporation, GVC Holdings, IKS Corporation, JAC Holdings, MSX International, Palomar Technologies, Inc., SC Processing, Inc. and Triumph Group, Inc.

    GREGORY B. MAFFEI, Director. Mr. Maffei is the Chief Financial Officer of Microsoft Corporation. He joined Microsoft in April 1993, served as Treasurer from 1994 to 1996 and Vice President, Corporate Development from 1996 to 1997, and was promoted to Chief Financial Officer in July 1997. Prior to January 1991, Mr. Maffei was a Vice President of Citicorp Venture Capital Ltd., which is an affiliate of the Company. Mr. Maffei is also a Director of Ragen MacKenzie Group Inc., Skytel Communications, Inc. and Starbucks Corporation.

    JAMES A. URRY, Director. Mr. Urry has been with Citibank, N.A. since 1981 serving as a Vice President since 1986. He has been a Vice President of Citicorp Venture Capital Ltd., which is an affiliate of the Company, since 1989. He is also a Director of Airxcel, Inc., AmeriSource Health Corporation, Brunner Mond Holdings, CLARK Material Handling Corporation, Hancor Holding Corporation, IKS Corporation, Palomar Technologies, Inc. and York International Corporation.

                   MARKET PRICES AND DIVIDENDS ON THE SHARES


    CORT's Common Stock began trading on the Nasdaq National Market on November 17, 1995. On December 21, 1995, CORT's Common Stock began trading on the New York Stock Exchange (symbol "CBZ"). Before November 17, 1995, there was no market for CORT's Common Stock. On March 25, 1999, the last trading day before the public announcement of the execution of the Merger Agreement, the reported
closing sale price per Share was $16 3/4. On July   , 1999, the last full
trading day prior to the date of this Proxy Statement/Prospectus, the reported
closing sale price per Share was $    . STOCKHOLDERS ARE URGED TO OBTAIN A
CURRENT PRICE QUOTATION FOR THE COMMON STOCK.


    CORT has not paid any cash dividends on its Common Stock and does not intend to pay cash dividends on its Common Stock for the foreseeable future. CORT intends to retain future earnings to finance further development. The terms of CORT's existing indebtedness restrict its ability to pay dividends.

    The following table lists, for the fiscal quarters indicated, the high and low closing sales prices per Share, as quoted on the New York Stock Exchange.

                                                                                           HIGH        LOW
                                                                                         ---------  ---------
1996
First Quarter..........................................................................  19 1/2     15 3/8
Second Quarter.........................................................................  19 1/2     17
Third Quarter..........................................................................  20 3/8     18 1/4
Fourth Quarter.........................................................................  22 7/8     19 3/8

1997
First Quarter..........................................................................  25 1/2     20 3/4
Second Quarter.........................................................................  30 14/16   21 1/4
Third Quarter..........................................................................  43 1/4     27 13/16
Fourth Quarter.........................................................................  41 6/16    32 7/16

1998
First Quarter..........................................................................  47 1/2     33 3/4
Second Quarter.........................................................................  48         31 1/8
Third Quarter..........................................................................  37 13/16   24 1/16
Fourth Quarter.........................................................................  26 5/8     15

1999
First Quarter..........................................................................  25 6/16    15 9/16

    On July 26, 1996, CORT sold 1,865,100 Shares at a price per share of $18.75 for aggregate proceeds to CORT of $32,672,000 pursuant to an underwritten public offering.

                DESCRIPTION OF CAPITAL STOCK PRIOR TO THE MERGER


    CORT is authorized by its Restated Certificate of Incorporation to issue an aggregate number of 40,000,000 shares of stock, divided into two classes consisting of: 20,000,000 shares of common stock, par value $.01 per share, and 20,000,000 shares of Class B common stock, par value $.01 per share. The following is a summary of some of the rights and privileges pertaining to CORT's capital stock.


    Holders of common stock and Class B common stock are entitled to receive dividends as may be declared by the Board of Directors. Each record holder of common stock is entitled to convert any or all of the holder's common stock into the same number of shares of Class B common stock. Each record holder of Class B common stock is entitled, if permitted by applicable law, to convert any or all of the shares of the holder's Class B common stock into the same number of shares of common stock.

    The holders of common stock have the general right to vote for all purposes, including the election of directors, as provided by law. Each holder of common stock is entitled to one vote for each share held. Except as otherwise required by law, the holders of Class B common stock have no voting rights.

                 DESCRIPTION OF CAPITAL STOCK AFTER THE MERGER

GENERAL


    Under the Merger Agreement, CORT's Restated Certificate of Incorporation will be amended and restated as of the effective time of the Merger to provide for, among other things, the reclassification of its capital stock into two classes of authorized stock comprised of: (i) 12 million shares of common stock, of which 6 million shares will be further designated as Class A common stock, par value $.01 per share and 6 million shares will be further designated as Class B common stock, par value $.01 per share (together, the "New Common Stock"); and (ii) 92.3 million shares of preferred stock, of which 13 million shares will be further designated as Series A-1 Preferred Stock, 14 million shares will be further designated as Series A-2 Preferred Stock, par value $.01 per share (the "Series A-2 Preferred Stock" and together with the Series A-1 Preferred Stock, the "Series A Preferred Stock"), 18.8 million shares will be further designated as Series B-1 Preferred Stock, par value $.01 per share (the "Series B-1 Preferred Stock"), 16.3 million shares will be further designated as Series B-2 Preferred Stock, par value $.01 per share (the "Series B-2 Preferred Stock" and together with the Series B-1 Preferred Stock, the "Series B Preferred Stock"), 16.2 million shares will be further designated as Series C-1 Preferred Stock, par value $.01 per share (the "Series C-1 Preferred Stock"), and 14 million shares will be further designated as Series C-2 Preferred Stock, par value $.01 per share (the "Series C-2 Preferred Stock," together with the Series C-1 Preferred Stock, the "Series C Preferred Stock" and together with the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, the "Preferred Stock").


NEW COMMON STOCK


    In connection with the Merger, BRS and CVC (together with some of their affiliates and employees) and each other holder of retained Shares will receive shares of New Common Stock. Except as described below, each class of New Common Stock will be identical in all respects and will entitle the holders to the same rights and privileges, subject to the same qualifications, limitations and restrictions. The Class A common stock will be entitled to one vote per share and the Class B common stock will have no voting rights, except as required by law or as otherwise provided in the surviving corporation's Restated Certificate of Incorporation with respect to amendments to the surviving corporation's Restated Certificate of Incorporation and some significant transactions. In addition, each share of Class A common stock and Class B common stock will be convertible at the option of the holder at any time into one share of Class B common stock or one share of Class A common stock, respectively, as provided in the surviving corporation's Restated Certificate of Incorporation. In connection with the Merger, CORT expects to issue up to 5,000,000 shares of Class A common stock.


PREFERRED STOCK

    Following the Merger there will be three series of Preferred Stock, each of which will be further designated into Series 1 and Series 2, with the rights and preferences described below. Each series of Preferred Stock will have a liquidation preference ahead of the common stock as described below. Under the surviving corporation's Restated Certificate of Incorporation, the board of directors of the surviving corporation will be empowered without further stockholders' action to divide any and all shares of the Preferred Stock into series and to fix and determine the relative rights and preferences of the shares of any series so established. However, no series of Preferred Stock with a preference to the Series A-1 Preferred Stock may be issued without the consent of holders of a majority of the Series A-1 Preferred Stock.

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

    SERIES A PREFERRED. Under the surviving company's Restated Certificate of Incorporation, 27,000,000 shares of Series A Preferred Stock with a stated value of $2.50 per share and a liquidation preference of $2.50 per share, plus accrued and unpaid dividends, will be authorized for issuance. The Series A Preferred Stock will be, when issued, fully paid and non-assessable and CORT holders will have no preemptive rights in connection with the Series A Preferred Stock. In connection with the Merger, (i) each holder of Shares will receive, in exchange for each Share, in addition to cash consideration of $24.00 (without interest), one share of Series A-1 Preferred Stock, and (ii) each of BRS and CVC (together with some of their respective affiliates and employees) could elect to receive up to 7,000,000 shares of Series A-2 Preferred Stock. In connection with the Merger, CORT expects to issue approximately 12,000,000 shares of Series A-1 Preferred Stock and 14,000,000 shares of Series A-2 Preferred Stock. However, if the surviving corporation is able to successfully complete its Note offering with a lower equity capitalization, it is anticipated that no shares of Series A-2 Preferred Stock will be issued. Except as described below, each series of the Series A Preferred Stock will be identical in all respects and will entitle holders to the same rights and privileges, subject to the same qualifications, limitations and restrictions.



    The Series A Preferred Stock will not be listed on the New York Stock Exchange or any other securities exchange and will not be quoted on the NASDAQ. Consequently, there can be no assurance that any trading market will exist or develop for the Series A Preferred Stock after the Merger. Shares of the Series A-1 Preferred Stock would trade only in the over-the-counter market. Although prices in respect of trades of the Series A-1 Preferred Stock may be published by the National Association of Securities Dealers, Inc. periodically in the "pink sheets," quotes for these shares would not be readily available. As a result, it is anticipated that the shares of the Series A-1 Preferred Stock will trade much less frequently relative to the trading volume of CORT's securities before the Merger. Although the stated value of the Series A Preferred Stock is set at its liquidation value of $2.50 per share, the valuation of the Series A Preferred Stock is subject to uncertainties and contingencies, all of which are difficult to predict. The stated value of the Series A Preferred Stock and the amounts at which the Series A Preferred Stock is reflected in the pro forma financial information contained in this Proxy Statement/Prospectus are not necessarily reflective of the prices at which the Series A Preferred Stock will actually trade at or after the time of their issuance, whether before or after these securities are fully distributed. In addition, the liquidity of and the market prices for Series A Preferred Stock can be expected to vary with changes in market and economic conditions, the financial condition and prospects of the surviving corporation and its subsidiaries and other factors that generally influence the value of securities. In addition, the Series A Preferred Stock may trade at prices that do not fully reflect the value of accrued but undeclared dividends.



    RANK. Except for preferences described below, the Series A Preferred Stock, will, with respect to dividend rights and rights on liquidation, winding up and dissolution of the surviving corporation, rank senior to the New Common Stock, the Series B Preferred Stock, the Series C Preferred Stock, and each other class of capital stock or class or series of preferred stock issued by CORT after the effective time of the Merger, the terms of which specifically provide that the class or series will rank junior to the Series A Preferred Stock as to dividend distributions or distributions upon the liquidation, winding up and dissolution of the surviving corporation (collectively referred to as "Series A Junior Securities"). With respect to these same rights, the Series A Preferred Stock will rank on a parity with each other class of capital stock or class or series of preferred stock issued by the surviving corporation after the effective time of the Merger the terms of which do not specifically provide that they rank junior to Series A Preferred Stock or senior to Series A Preferred Stock as to dividend distributions or distributions upon liquidation, winding up and dissolution of the surviving corporation (collectively referred to as "Series A Parity Securities"). With respect to these same rights, the Series A Preferred Stock will rank junior to each other class of capital stock or other class or series of preferred stock issued by the surviving corporation (with the consent of holders of a majority of the Series A-1 Preferred Stock and holders of a majority of the Series A-2 Preferred Stock) that by its terms is senior to the Series A Preferred Stock with respect to dividend distributions or distributions upon the liquidation, winding up and dissolution of the surviving corporation (collectively referred to as "Series A Senior Securities").


    Although the Series A Preferred Stock will, with respect to dividend rights and rights on liquidation, rank senior to Series A Junior Securities issued by the surviving corporation (other than with respect to payments related to the Series B-2 Preferred Stock and the Series C-2 Preferred Stock described below), it will be junior in right of payment to all existing and future indebtedness and obligations of the surviving corporation and any future Series A Senior Securities. The indenture which will govern the Notes and the New Credit Facility will restrict payment of cash dividends by the surviving corporation. See "RISK FACTORS" and "FINANCING OF THE MERGER."



    DIVIDENDS. Each holder of Series A Preferred Stock will be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available for cash dividends on each share of Series A Preferred Stock at a rate equal to $.30 per share per annum. All dividends will be cumulative, whether or not earned or declared, and will accrue on a daily basis from the date of issuance of Series A Preferred Stock, and will be payable quarterly in arrears on each dividend payment date. Each dividend on Series A Preferred Stock will be payable to the holders of record of Series A Preferred Stock as they appear on the stock register of the surviving corporation on the record date as may be fixed by the Board of Directors, which record date will not be less than 10 nor more than 60 days before the actual dividend payment date. Dividends will cease to accrue in respect of shares of Series A Preferred Stock on the date of their repurchase by the surviving corporation unless the surviving corporation has failed to pay the relevant repurchase price on the date fixed for repurchase. Notwithstanding anything to the contrary stated above, unless and until dividends are declared by the Board of Directors, there will be no obligation to pay dividends; provided, that dividends will be required to be paid at the time of repurchase of the Series A Preferred Stock as provided in this Proxy Statement/Prospectus if not earlier declared and paid. Accrued dividends on the Series A Preferred Stock if not paid on the first or any later dividend payment date following accrual will after that time accrue additional dividends, compounded quarterly, at the rate of 12.0% per annum. All dividends paid with respect to shares of Series A Preferred Stock will be paid pro rata to the holders entitled to them.


    In the event that after the fifth (5(th)) anniversary of the effective time of the Merger cash dividends in respect of the Series A-1 Preferred Stock are in arrears for four (4) quarterly periods (whether or not consecutive) the holders of a majority of the Series A-1 Preferred Stock voting as a class will be entitled to elect one director to the board of directors of the surviving corporation.


    As long as any Series A Preferred Stock is outstanding, no dividends will be declared by the Board of Directors or paid or funds set apart for the payment of dividends or other distributions on any Series A Parity Securities for any period, and no Series A Parity Securities may be repurchased, redeemed or otherwise acquired, nor may funds be set apart for this payment (other than dividends, other distributions, redemptions, repurchases or acquisitions payable in Series A Junior Securities and related cash in lieu of fractional shares of these Series A Junior Securities), unless (i) full accumulated dividends have been paid or set apart for payment on the Series A Preferred Stock and Series A Parity Securities for all dividend periods terminating on or before the date of payment of the dividends or distributions on, or the repurchase or redemption of, the Series A Parity Securities (the "Series A Parity Payment Date") and (ii) any of these dividends are declared and paid pro rata so that the amounts of any dividends declared and paid per share on outstanding Series A Preferred Stock and each other share of Series A Parity Securities will in all cases bear to each other the same ratio that accrued and unpaid dividends (including any accumulated dividends) per share of outstanding Series A Preferred Stock and other outstanding shares of Series A Parity Securities bear to each other.


    The holders of Series A Preferred Stock will be entitled to receive dividends in preference to and in priority over any dividends upon any of the Series A Junior Securities, except as provided below.

These dividends on the Series A Preferred Stock will be cumulative, whether or not earned or declared, so that if at any time full accumulated dividends on all shares of Series A Preferred Stock then outstanding have not been paid or set aside for all dividend periods then elapsed, the amount of these unpaid dividends will be paid before any sum will be set aside for or applied by the surviving corporation to the purchase, redemption or other acquisition for value of any shares of Series A Junior Securities (either as provided by any applicable sinking fund requirement or otherwise) or any dividend or other distribution will be paid or declared and set apart for payment on any Series A Junior Securities. However, the above will not:


    - prohibit the surviving corporation from repurchasing shares of Series A Junior Securities from a holder who is, or was an employee of the surviving corporation;


    - prohibit the surviving corporation from making dividends, other distributions, redemptions, repurchases or acquisitions in respect of the Series B-2 Preferred Stock and the Series C-2 Preferred Stock in an amount not to exceed $4.0 million in the aggregate in the first year following the Merger, and $1.0 million in the aggregate in each year after that time; or


    - prohibit the surviving corporation from making dividends, other distributions, redemptions, repurchases or acquisitions in respect of Series A Junior Securities payable in Series A Junior Securities.


    Dividends payable on Series A Preferred Stock for any period less than one year will be computed on the basis of a 360-day year consisting of twelve 30-day months and the actual number of days elapsed in the period for which the dividends are payable.


    The additional indebtedness incurred by the surviving corporation in connection with the Merger may have an adverse effect on the surviving corporation's ability to declare and pay accrued dividends on the Series A Preferred Stock or to redeem the Series A Preferred Stock. See "RISK FACTORS."


    LIQUIDATION PREFERENCE. Upon any voluntary or involuntary liquidation, dissolution or winding up of CORT, the holders of all shares of Series A Preferred Stock then outstanding will be entitled to be paid out of the assets of the surviving corporation available for distribution to its stockholders an amount in cash equal to $2.50 per share (the "Series A Liquidation Preference"), plus an amount equal to full cumulative dividends (whether or not earned or declared) accrued and unpaid on those shares, including additional dividends discussed in the section on dividends above, to the date of the final distribution and no more, before any distribution is made on any Series A Junior Securities. This excludes, however, distributions made (x) in respect of the Series B-2 Preferred Stock and (y) in respect of the Series C-2 Preferred Stock, for amounts accrued in respect of any unpaid Series C-2 Annual Dividends, which amounts, if any, shall be paid after any distributions described in the immediately preceding clause (x) and before any distributions made in respect of the Series A Preferred Stock. However, any amounts paid in priority to the Series A Preferred Stock pursuant to clause (x) or clause (y) of the preceding sentence shall not exceed $4.0 million in the aggregate in the first year following the Merger, and $1.0 million in the aggregate in each year after that time. If upon any voluntary or involuntary liquidation, dissolution or winding up of the surviving corporation, the application of all amounts available for payments related to Series A Preferred Stock and all other Series A Parity Securities would not result in payment in full of Series A Preferred Stock and such other Series A Parity Securities, the holders of Series A Preferred Stock and holders of Series A Parity Securities will share equally and ratably in any distribution of assets of the surviving corporation in proportion to the full liquidation preference to which each is entitled. After payment in full as provided in the preceding sentence, the holders of the Series A Preferred Stock shall not be entitled to any further participation in any distribution in the event of liquidation, dissolution or winding up of the affairs of the surviving corporation related to the shares of Series A Preferred Stock.

    OPTIONAL REDEMPTION. The surviving corporation may, at its option, redeem at any time, from any source of funds legally available for this purpose, in whole or in part, any or all of the shares of the Series A-1 Preferred Stock, at redemption prices stated below, plus an amount equal to full cumulative dividends (whether or not earned or declared) accrued and unpaid on those shares, including the additional dividends discussed in the section on dividends above, before the redemption date. The redemption prices for optional redemptions are as follows:


                                                                              REDEMPTION PRICE PER SHARE
                                                                                AS A % OF THE SERIES A
REDEMPTION DATE                                                                 LIQUIDATION PREFERENCE
----------------------------------------------------------------------------  --------------------------
on or before December 31, 2000..............................................              109.25%

on or after January 1, 2001, but before January 1, 2003.....................             104.625%

on or after January 1, 2003.................................................                 100%


    No partial redemption of Series A-1 Preferred Stock may be authorized or made unless before redemption, full accrued and unpaid dividends on this stock for all dividend periods terminating on or before the redemption date, and an amount equal to a prorated dividend on this stock for the period from the dividend payment date immediately before the redemption date, to the redemption date have been or immediately before the redemption notice are declared and paid in cash or are declared and there has been a sum set apart sufficient for the cash payment to the redemption date.


    In the event of a redemption of only a portion of the then outstanding shares of Series A-1 Preferred Stock, the surviving corporation will effect the redemption pro rata according to the number of shares held by each holder of Series A-1 Preferred Stock. The surviving corporation will not be entitled to redeem the Series A-2 Preferred Stock before the date which is thirty days after the twentieth (20(th)) anniversary of the date of issuance of the Series A-2 Preferred Stock.


    MANDATORY REDEMPTION. All outstanding shares of the Series A-1 Preferred Stock will be redeemed from funds legally available for this purpose on the twelfth (12(th)) anniversary of the date of issuance of the Series A-1 Preferred Stock, at a price per share equal to the Series A Liquidation Preference, plus an amount equal to full cumulative dividends (whether or not earned or declared) accrued and unpaid on those shares, including the additional dividends discussed in the section on dividends above, before the redemption date. All outstanding shares of the Series A-2 Preferred Stock will be redeemed from funds legally available for this purpose on the date which is thirty days after the twentieth (20(th)) anniversary of the date of issuance of the Series A-2 Preferred Stock, at a per share price equal to the Series A Liquidation Preference, plus an amount equal to full cumulative dividends (whether or not earned or declared) accrued and unpaid on those shares, including the additional dividends discussed in the section on dividends above, before the redemption date.



    NOTICE OF REDEMPTION. At least 30 days and not more than 60 days prior to the date fixed for any redemption of Series A Preferred Stock, written notice will be given by first class mail, postage prepaid, to each holder of record of Series A Preferred Stock on the record date fixed for the redemption of Series A Preferred Stock at the holder's address as provided on the stock register of the surviving corporation on the record date. If written notice has been properly mailed, unless the surviving corporation defaults in the payment in full of the redemption price, then, notwithstanding that the certificates evidencing any shares of Series A Preferred Stock so called for redemption have not been surrendered, (x) on the redemption date, the shares represented by the certificates so called for redemption will be found no longer outstanding and will have the status of authorized but unissued shares of Preferred Stock, undesignated as to series, (y) dividends related to the shares so called for redemption will cease to accrue after the redemption date and (z) all rights related to the shares so called for redemption will after this date cease and terminate, except for the right of the holders to receive the funds, if any, payable without interest upon surrender of their certificates.

    VOTING RIGHTS. The holders of Series A Preferred Stock will not be entitled or permitted to vote on any matter required or permitted to be voted upon by the stockholders of the surviving corporation, except as otherwise required by Delaware law. However, without the written consent of the holders of a majority of the outstanding shares of Series A-1 Preferred Stock or the vote of the holders of a majority of the outstanding shares of Series A-1 Preferred Stock at a meeting of the holders of Series A-1 Preferred Stock called for this purpose, the surviving corporation will not

    - create, authorize or issue any other class or series of stock entitled to a preference prior to Series A-1 Preferred Stock upon any dividend or distribution or any liquidation, distribution of assets, dissolution or winding up of the surviving corporation, or


    - amend, alter or repeal any provision of the surviving corporation's Restated Certificate of Incorporation so as to materially adversely affect the relative rights and preferences of the Series A-1 Preferred Stock other than with respect to establishing a redemption date or price for any Series A Parity Securities which is no more favorable to the holders of those securities than the relative rights of the holders of the Series A-1 Preferred Stock.


    In addition, without the written consent of the holders of a majority of the outstanding shares of Series A-2 Preferred Stock or the vote of the holders of a majority of the outstanding shares of Series A-2 Preferred Stock at a meeting of the holders of Series A-2 Preferred Stock called for this purpose, the surviving corporation will not

    - create, authorize or issue any other class or series of stock entitled to a preference prior to Series A-2 Preferred Stock upon any dividend or distribution or any liquidation, distribution of assets, dissolution or winding up of the surviving corporation, or


    - amend, alter or repeal any provision of the surviving corporation's Restated Certificate of Incorporation so as to materially adversely affect the relative rights and preferences of the Series A-2 Preferred Stock other than with respect to establishing a redemption date or price for any Series A Parity Securities which is no more favorable to the holders of those securities than the relative rights of the holders of the Series A-2 Preferred Stock.



    In addition, in the event that after the fifth (5(th)) anniversary of the date of issuance of the Series A-1 Preferred Stock, cash dividends in respect of the Series A-1 Preferred Stock are in arrears for periods beginning on or after such fifth (5(th)) anniversary for four (4) quarterly periods (whether or not consecutive), the holders of a majority of the outstanding Series A Preferred Stock voting as a class will be entitled to elect one director to the board of directors of the surviving corporation. In any case in which the holders of any series of Series A Preferred Stock will be entitled to vote, each holder of such series of Series A Preferred Stock will be entitled to one vote for each share of this series of Series A Preferred Stock held unless otherwise required by applicable law. Without limiting the generality of the above, in no event will the holders of Series A-1 Preferred Stock be entitled to vote (individually or as a class) on any merger or consolidation involving the surviving corporation, any sale of all or substantially all of the assets of the surviving corporation or any similar transaction.



    CONVERSION AND EXCHANGE. The holders of Series A Preferred Stock will not have any right to convert these shares into or exchange these shares at their option for shares of any other class or classes or of any other series of any class or classes of capital stock of the surviving corporation. At any time, however, the surviving corporation may cause the holders of any series of the Series A Preferred Stock to convert all of these shares or exchange all of these shares into a new issue of 12% junior subordinated debt securities of the surviving corporation (the "JSDs") having an aggregate principal amount equal to the aggregate Series A Liquidation Preference of the shares to be converted or exchanged, provided that at the time of exchange all accrued and unpaid dividends on those shares are paid in cash. The JSDs will mature on the mandatory redemption date of the applicable series of Series A Preferred Stock converted or exchanged. Interest on the JSDs will be payable, before the fifth

(5th) anniversary of the date of issuance of the Series A-1 Preferred Stock in kind, and after that time, in cash, quarterly in arrears.


    NO PREEMPTIVE RIGHTS. No holder of Series A Preferred Stock will have any preemptive rights to subscribe or acquire any unissued shares of capital stock of the surviving corporation (whether now or later authorized) or securities of the surviving corporation convertible into or carrying a right to subscribe to or acquire shares of capital stock of the surviving corporation.



    Dividends, including dividends with respect to the Series A Preferred Stock, can only be paid by the surviving corporation to the extent funds are legally available for this purpose under the Delaware General Corporation Law. See "RISK FACTORS."


SERIES B PREFERRED STOCK


    GENERAL. Under the surviving corporation's Restated Certificate of Incorporation, up to 35,100,000 shares of Series B Preferred Stock with a stated value of $1.00 per share and liquidation preference of $1.00 per share, plus accrued and unpaid dividends, will be authorized for issuance. The Series B Preferred Stock will be, when issued, fully paid and non-assessable and holders will have no preemptive rights in connection with the Series B Preferred Stock. In connection with the Merger, (i) the BRS Holders and the Management Stockholders will receive shares of the Series B-1 Preferred Stock, and (ii) the CVC Holders will receive shares of Series B-2 Preferred Stock. In connection with the Merger, CORT expects to issue up to 18,800,000 shares of Series B-1 Preferred Stock and up to 16,300,000 shares of Series B-2 Preferred Stock. Except as described below, each series of the Series B Preferred Stock will be identical in all respects and will entitle holders to the same rights and privileges, subject to the same qualifications, limitations and restrictions.


    Neither the stated value nor the liquidation preference of the Series B Preferred Stock is necessarily indicative of the actual value of the shares of Series B Preferred Stock at or after the time of their issuance. The value of the Series B Preferred Stock can be expected to fluctuate with changes in market and economic conditions, the financial condition and prospects of CORT and other factors that generally influence the value of securities.

    RANK.  Except for certain preferences described in this Proxy
Statement/Prospectus, the Series B Preferred Stock will, with respect to dividend rights and rights on liquidation, winding up and dissolution of the surviving corporation, rank junior to the Series A Preferred Stock and senior to the Series C Preferred Stock as to dividend distributions or distributions upon the liquidation, winding up and dissolution of the surviving corporation.

    Although the Series B Preferred Stock will, with respect to dividend rights and rights on liquidation, rank senior to Series C Preferred Stock issued by the surviving corporation, it will be junior in right of payment to all existing and future indebtedness and obligations of the surviving corporation. As described in "FINANCING OF THE MERGER," the indenture which will govern the Notes and the New Credit Facility will restrict payment of cash dividends by the surviving corporation.

    DIVIDENDS. Each holder of Series B Preferred Stock will be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available for this purpose, cash dividends on each share of Series B Preferred Stock at a rate equal to $.125 per share per annum. The holders of Series B Preferred Stock will be entitled to receive dividends in preference to and in priority over any dividends upon any of the Series C Preferred Stock (other than dividends paid in respect of the Series C-2 Preferred Stock for amounts accrued in respect of any unpaid Series C-2 Annual Dividends). These dividends on the Series B Preferred Stock will be cumulative, whether or not earned or declared, and will accrue on a daily basis from the date of issuance of Series B Preferred Stock, and will be payable quarterly in arrears. The Series B-2 Liquidation Premium from the date of issuance of Series B Preferred Stock and accrued dividends on the Series B Preferred Stock if not paid on the first or any later dividend payment date following accrual, will after that time accrue additional dividends, compounded quarterly, at a rate of 12.5% per annum. It is anticipated that in the first year following the Merger, CORT will declare and pay quarterly cash dividends on the Series B-2 Preferred Stock and Series C-2 Preferred Stock in an aggregate amount of up to 4.0 million.



    LIQUIDATION PREFERENCE. Upon any voluntary or involuntary liquidation, dissolution or winding up of the surviving corporation, the holders of all shares of Series B Preferred Stock then outstanding will be entitled to be paid out of the assets of the surviving corporation available for distribution to its stockholders an amount in cash equal to $1.00 per share (the "Series B Liquidation Preference"), plus (x) an amount equal to full cumulative dividends (whether or not earned or declared) accrued and unpaid on those shares, including additional dividends, and (y) with respect to the Series B-2 Preferred Stock, an amount, in the aggregate, equal to approximately $3.4 million (together with any additional dividends on those shares, the "Series B-2 Liquidation Premium"), in each case to the date of final distribution, after distributions are made on the Series A Preferred Stock and before any distribution is made on any Series C Preferred Stock. However, distributions in respect of the Series B-2 Preferred Stock and the Series C-2 Preferred Stock may be made prior to any distributions in respect of the Series A Preferred Stock in an amount not to exceed $4.0 million in the aggregate in the first year following the Merger and $1.0 million in the aggregate in each year after that time. After payment in full as stated in the preceding sentence, the holders of the Series B Preferred Stock will not be entitled to any further participation in any distribution in the event of liquidation, dissolution or winding up of the affairs of the surviving corporation related to the shares of Series B Preferred Stock.



    MANDATORY REDEMPTION. All outstanding shares of Series B Preferred Stock will be redeemed from funds legally available for this purpose on the date which is thirty days after the twentieth (20(th)) anniversary of the date of issuance of the Series B Preferred Stock at a price per share equal to the Series B Liquidation Preference, plus (x) an amount equal to full cumulative dividends (whether or not earned or declared) accrued and unpaid on those shares, including additional dividends, and (y) regarding the Series B-2 Preferred Stock, an amount, in the aggregate, equal to the Series B-2 Liquidation Premium.


    VOTING RIGHTS. The holders of Series B Preferred Stock will not be entitled or permitted to vote on any matter required or permitted to be voted upon by the stockholders of the surviving corporation, except as otherwise required by Delaware law.

    NO RIGHT OF CONVERSION OR EXCHANGE. The holders of Series B Preferred Stock will not have any rights to convert these shares into or exchange these shares for shares of any other class or classes or of any other series of any class or classes of capital stock of the surviving corporation.

    NO PREEMPTIVE RIGHTS. No holder of Series B Preferred Stock will possess any preemptive rights to subscribe or acquire any unissued shares of capital stock of the surviving corporation (whether now or after this time authorized) or securities of the surviving corporation convertible into or carrying a right to subscribe or to acquire shares of capital stock of the surviving corporation.

SERIES C PREFERRED STOCK


    GENERAL. Under the surviving corporation's Restated Certificate of Incorporation, up to 30,200,000 shares of Series C Preferred Stock with a stated value of $1.00 per share and liquidation preference of $1.00 per share, plus accrued and unpaid dividends, will be authorized for issuance. The Series C Preferred Stock will be, when issued, fully paid and non-assessable and holders will have no preemptive rights in connection with the Series C Preferred Stock. In connection with the Merger, (i) the BRS Holders and the Management Stockholders will receive shares of Series C-1 Preferred Stock and (ii) CVC Holders will receive shares of Series C-2 Preferred Stock. In connection with the Merger, CORT expects to issue up to 16,200,000 shares of Series C-1 Preferred Stock and up to 14,000,000 shares of Series C-2 Preferred Stock. Except as described below, each series of the Series C Preferred Stock will be identical in all respects and will entitle holders to the same rights and privileges, subject to the same qualifications, limitations and restrictions.


    Neither the stated value nor the liquidation preference of the Series C Preferred Stock is necessarily indicative of the actual value of the shares of Series C Preferred Stock at or after the time of their issuance. The value of the Series C Preferred Stock can be expected to fluctuate with changes in market and economic conditions, the financial condition and prospects of the surviving corporation and other factors that generally influence the value of securities.


    RANK. Except for certain preferences described in this Proxy Statement/Prospectus, the Series C Preferred Stock will, with respect to dividend rights and rights on liquidation, winding up and dissolution of the surviving corporation, rank junior to the Series A Preferred Stock and the Series B Preferred Stock as to dividend distributions or distributions upon the liquidation, winding up and dissolution of the surviving corporation. The Series C Preferred Stock will also be junior in right of payment to all existing and future indebtedness and obligations of the surviving corporation. As described in "FINANCING OF THE MERGER," the indenture which will govern the Notes and the New Credit Facility will restrict payment of cash dividends by the surviving corporation.



    DIVIDENDS. Each holder of Series C Preferred Stock will be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available for this purpose, cash dividends on each share of Series C Preferred Stock at a rate equal to $.13 per share per annum. In addition, the holders of the Series C-2 Preferred Stock will be entitled to receive, in the aggregate, an annual cash dividend (the "Series C-2 Annual Dividend") in an amount equal to the greater of (x) $500,000 and (y) .75% of the surviving corporation's earnings before interest, tax, depreciation (other than rental depreciation) and amortization for the year with respect to which the dividend will be paid. All dividends will be cumulative and compounding, whether or not earned or declared, and will accrue on a daily basis from the date of issuance of Series C Preferred Stock, and will be payable quarterly in arrears. Accrued dividends on the Series C Preferred Stock if not paid on the first or any later dividend payment date following accrual will after that time accrue additional dividends, compounded quarterly at a rate of 13.0% per annum. It is anticipated that in the first year following the Merger, CORT will declare and pay quarterly cash dividends on the Series B-2 Preferred Stock and Series C-2 Preferred Stock in an aggregate amount of up to $4.0 million.


    LIQUIDATION PREFERENCE. Upon any voluntary or involuntary liquidation, dissolution or winding up of the surviving corporation, the holders of all shares of Series C Preferred Stock then outstanding will be entitled to be paid out of the assets of the surviving corporation available for distribution to its stockholders an amount in cash equal to $1.00 per share (the "Series C Liquidation Preference"), plus an amount equal to full cumulative dividends (whether or not earned or declared) accrued and unpaid on those shares, including additional dividends, to the date of final distribution, after distributions are made on the Series A Preferred Stock and the Series B Preferred Stock. However, distributions made in respect of the Series B-2 Preferred Stock and the Series C-2 Preferred Stock may be paid prior to any distributions made in respect of the Series A Preferred Stock in an amount not exceed $4.0 million in the aggregate in the first year following the Merger and $1.0 million in the aggregate in each year after that time. After payment in full as stated in the preceding sentence, the holders of the Series C Preferred Stock will not be entitled to any further participation in any distribution in the event of liquidation, dissolution or winding up of the affairs of the surviving corporation related to the shares of Series C Preferred Stock.


    NO RIGHT OF CONVERSION OR EXCHANGE. The holders of Series C Preferred Stock will not have any rights to convert these shares into or exchange shares for shares of any other class or classes or of any other series of any class or classes of capital stock of the surviving corporation.


    NO PREEMPTIVE RIGHTS. No holder of Series C Preferred Stock will possess any preemptive rights to subscribe or acquire any unissued shares of capital stock of the surviving corporation (whether now or later authorized) or securities of the surviving corporation convertible into or carrying a right to subscribe to or acquire shares of capital stock of the surviving corporation.



    MANDATORY REDEMPTION. All outstanding shares of the Series C Preferred Stock will be redeemed from funds legally available for this purpose on the date which is thirty days after the twentieth (20(th)) anniversary of the date of issuance of the Series C Preferred Stock at a price per share equal to the Series C Liquidation Preference, plus an amount equal to full cumulative dividends (whether or not earned or declared) accrued and unpaid on those shares, including additional dividends.


    VOTING RIGHTS. The holders of Series C Preferred Stock will not be entitled or permitted to vote on any matter required or permitted to be voted upon by the stockholders of the surviving corporation, except as otherwise required by Delaware law.

                        TRANSACTIONS IN THE COMMON STOCK


    On March 25, 1999, Citicorp Venture Capital Ltd. converted 4,350,411 shares of voting common stock into non-voting common stock. By notice to CORT given on April 29, 1999, CVC converted all of its shares of non-voting common stock into voting common stock. See "Special Factors--Contacts With Third Parties."


    Except as set forth above, there were no transactions in the Shares that were effected during the past 60 days by (i) CORT, (ii) any director or executive officer of CORT, (iii) any persons controlling CORT or (iv) any director or executive officer of the persons ultimately in control of CORT, CBF or CBF Sub.

       SECURITY OWNERSHIP OF BENEFICIAL OWNERS AND DIRECTORS AND OFFICERS


    The following table presents information related to beneficial ownership of common stock as of July 15, 1999 by (i) each of CORT's directors and some of its executive officers, (ii) each person who is known by CORT to own beneficially more than 5% of CORT's common stock and (iii) by all of

CORT's directors and executive officers as a group. CORT owns all of the issued and outstanding capital stock of CORT Furniture Rental Corporation (CFR).

                                                                                         COMMON STOCK(1)
                                                                             ----------------------------------------
                                                                             NUMBER OF SHARES    PERCENTAGE OF CLASS
                                                                             -----------------  ---------------------
Directors:
  Paul N. Arnold...........................................................         209,429(2)              1.6%
  Bruce C. Bruckmann.......................................................         182,506(2)              1.4%
  Keith E. Alessi..........................................................          51,660(2)                *
  Gregory B. Maffei........................................................          42,526(2)                *
  Charles M. Egan..........................................................          31,382(2)                *
  James A. Urry............................................................          13,934(2)                *
  Michael A. Delaney.......................................................          10,501(2)                *
Certain Executive Officers:
  Lloyd Lenson.............................................................         122,987(2)                *
  Kenneth W. Hemm..........................................................          88,916(2)                *
  Steven D. Jobes..........................................................          78,796(2)                *
  Frances Ann Ziemniak.....................................................          71,475(2)                *
Five Percent Stockholders:(3)
  Citicorp Venture Capital, Ltd. ..........................................
    399 Park Avenue, 14th Floor
    New York, New York 10043                                                      5,778,518                44.1%
  T. Rowe Price Associates, Inc.(4) .......................................
    100 E. Pratt Street
    Baltimore, MD 21202                                                           1,366,400                10.4%
All Directors and Executive Officers as a group
  (17 persons)                                                                      993,111(2)              7.3%

------------------------

*   Less than 1%.

(1) CORT has two authorized classes of common stock: common stock (voting) and Class B common stock (nonvoting). There are no shares of CORT's Class B common stock issued and outstanding.


(2) Includes shares under option which are exercisable or will become exercisable within 60 days of July 15, 1999 of 182,023; 8,001; 3,667; 9,001;
    16,068; 8,001; 8,001; 74,741; 65,017; 75,446; 49,498 for Messrs. Arnold,
    Bruckmann, Alessi, Maffei, Egan, Urry, Delaney, Lenson, Hemm, Jobes and Ms. Ziemniak, respectively, and 582,045 in total for all Directors and Executive Officers as a group.


(3) The Board of Directors and Management are not aware of any other person or entity who holds beneficially more than 5% of the outstanding common stock of CORT.


(4) These securities are owned by various individual and institutional investors including T. Rowe Price Small Cap Value Fund, Inc. (which owns 670,000 shares, representing 5.0% of the shares outstanding), which T. Rowe Price Associates, Inc. ("Price Associates") serves as an investment adviser with power to direct investments and/or sole power to vote the securities. For the purposes of the reporting requirements of the Securities Exchange Act of 1934, Price Associates is found to be a beneficial owner of these securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of these securities.

                SECURITY OWNERSHIP OF THE SURVIVING CORPORATION


    The following table presents information related to the presently anticipated beneficial ownership of the securities of the surviving corporation immediately following completion of the Merger. The amounts listed below assume an overall equity contribution of $105.0 million of which approximately $49.7 million is assumed to have been provided by each of BRS (together with some of its employees and affiliates, the "BRS Holders") and CVC (together with some of its employees and affiliates, the "CVC Holders") and $5.5 million of which is assumed to have been provided by the Management Stockholders. These amounts do not reflect the issuance of additional shares of surviving corporation common stock which may be purchased by persons after the effective time of the merger or the issuance of any options to acquire securities of the surviving corporation which may be granted to CORT's employees. See "SPECIAL FACTORS--Interests of Certain Persons in the Merger." BRS and CVC have committed to CBF to invest (directly or indirectly) up to $52.5 million each in securities of the surviving corporation. See "FINANCING OF THE MERGER." The actual investments by BRS, CVC and the Management Stockholders have not been definitively determined by BRS and CVC and remain subject to change.



                             NUMBER AND PERCENT OF SHARES IN THE SURVIVING CORPORATION
                           --------------------------------------------------------------
                                                    SERIES A-2             SERIES B              SERIES C
NAME OF BENEFICIAL OWNER    COMMON STOCK (1)    PREFERRED STOCK (2)    PREFERRED STOCK       PREFERRED STOCK
-------------------------  -------------------  -------------------  --------------------  --------------------
BRS Holders (3)..........     2,087,500/41.75%     7,000,000/50.00%     16,236,111/46.39%     13,916,667/46.39%

CVC Holders (4)..........     2,087,500/41.75%     7,000,000/50.00%     16,236,111/46.39%     13,916,667/46.39%

Management Stockholders
  (5)....................       825,000/16.50%                            2,527,778/7.22%       2,166,667/7.22%


------------------------


(1) Does not include additional options which may be issued after the effective time of the Merger. See Note 5. Assumes CORT does not issue any warrants pursuant to the debt financing transactions described in "FINANCING OF THE MERGER."



(2) If the surviving corporation is able to successfully complete its Note offering with a lower equity capitalization, the surviving corporation may not issue any shares of Series A-2 Preferred Stock and borrowings under the New Credit Facility may be increased by up to $35 million. See "FINANCING OF THE MERGER--Debt Financing."



(3) Does not include shares of Series A-1 Preferred Stock which may be received by BRS Holders as merger consideration.



(4) Does not include shares of Series A-1 Preferred Stock which may be received by CVC Holders as merger consideration.



(5) Does not include shares of Series A-1 Preferred Stock which may be received by Management Stockholders as merger consideration. Includes 825,000 shares of surviving corporation common stock acquired pursuant to the Management Stockholders' investment. Does not include issuance of any options to CORT's employees to be designated by CORT and BRS and CVC to acquire securities of the surviving corporation (representing approximately 5% of the outstanding surviving corporation common stock on a fully diluted basis) which may be granted in the future, See "SPECIAL FACTORS--Interests of Certain Persons in the Merger; Conflicts of Interest."

                    INCORPORATION OF DOCUMENTS BY REFERENCE


    All documents filed by CORT under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement/Prospectus and before the Special Meeting and any adjournment or postponement of the Special Meeting, shall be found to be incorporated by reference in this Proxy Statement/Prospectus and to be a part of it for purposes of the Exchange Act from the date of the filing of the documents. Any statement contained in this Proxy Statement/Prospectus, in a supplement to this Proxy Statement/Prospectus or in a document incorporated or found to be incorporated by reference in this Proxy Statement/Prospectus will be found to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained in this Proxy Statement/ Prospectus or in any subsequently filed supplement to this Proxy Statement/Prospectus or in any document that also is or is found to be incorporated by reference in this Proxy Statement/Prospectus modifies or supersedes the statement. Any statement so modified or superseded shall not be found, except as so modified or superseded, to be a part of this Proxy Statement/Prospectus.


                        ADDITIONAL AVAILABLE INFORMATION


    CORT, CBF, CBF Sub, BRS and the Affiliated Stockholders have filed with the Securities and Exchange Commission a Rule 13e-3 Transaction Statement on
Schedule 13E-3 under the Exchange Act and a Form S-4 under the Securities Act related to the transactions described in this Proxy Statement/ Prospectus. As permitted by the rules and regulations of the Securities and Exchange Commission, this Proxy Statement/Prospectus omits information and exhibits contained in the Schedule 13E-3 and Form S-4. The Schedule 13E-3 and Form S-4 (including exhibits) and amendments to Schedule 13E-3 and Form S-4 may be inspected and copied at, or obtained from, the Securities and Exchange Commission's offices provided below. For further information, reference is made to the Schedule 13E-3 and Form S-4 and the exhibits to these documents. Statements contained in this Proxy Statement/ Prospectus concerning documents filed with the Securities and Exchange Commission as exhibits to the Schedule 13E-3 or Form S-4 or attached as Annexes to this Proxy Statement/Prospectus are not necessarily complete and, in each instance, reference is made to the copy of the document filed as an exhibit. Each statement in this Proxy Statement/Prospectus concerning these exhibits is qualified by reference to these documents.



    CORT is currently subject to the informational and reporting requirements of the Exchange Act, and in accordance with the Act files periodic reports, proxy statements and other information with the Securities and Exchange Commission. These reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Securities and Exchange Commission's regional offices at 7 World Trade Center, New York, New York 10048 and Citicorp Center, 500 Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of reports and other information may also be obtained upon payment of the Securities and Exchange Commission's prescribed rates by writing to its Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The Securities and Exchange Commission also maintains a Web site at http://www.sec.gov that contains reports and other information regarding registrants that file electronically with the Securities and Exchange Commission.



    Some of the documents discussed in this Proxy Statement/Prospectus, including, without limitation, the Schedule 13E-3 and Form S-4 and all exhibits to these documents and the opinion of STES, are also available for inspection and copying at the principal executive offices of CORT at 4401 Fair Lakes Court, Fairfax, Virginia, 22033, (703) 968-8524, during its regular business hours, by any stockholder or his or her representative so designated in writing. Upon the written request of a stockholder directed to CORT's Secretary at the above address, CORT will mail to the stockholder a copy of any of these documents at the expense of the stockholder.

    If the Merger is completed, CORT will deregister the Shares and will no longer be subject to the requirements of the Exchange Act with respect to these securities. See "SPECIAL FACTORS--Effects of the Merger."


                                 LEGAL MATTERS

    The validity of the CORT preferred stock to be issued to CORT stockholders in connection with the Merger will be passed upon by Dechert Price & Rhoads, Philadelphia, Pennsylvania, special counsel to CORT.

                                    EXPERTS


    The consolidated financial statements and schedules of CORT as of December 31, 1998 and 1997 and for each of the years in the three-year period ended December 31, 1998 have been included in this Proxy Statement/Prospectus in reliance upon the reports of KPMG LLP, independent certified public accountants, included in this Proxy Statement/Prospectus, and upon the authority of this firm as experts in accounting and auditing. Representatives of KPMG LLP are expected to be present at the special meeting, may make a statement if they desire to do so and will be available to respond to appropriate questions.


                             STOCKHOLDER PROPOSALS

    If the Merger is not completed, the next Annual Meeting of Stockholders of CORT is expected to be held shortly after termination of the Merger Agreement. Any stockholder who wishes to present a proposal for action at the Annual Meeting must comply with the applicable rules and regulations of the Securities and Exchange Commission then in effect and CORT's By-Laws. In accordance with regulations issued by the Securities and Exchange Commission, stockholder proposals intended for presentation at the next Annual Meeting of Stockholders must be received by CORT's Secretary within a reasonable period before CORT begins to print and mail its proxy materials if the proposals are to be considered for inclusion in CORT's Proxy Statement for the next Annual Meeting of the Stockholders.

                           FORWARD-LOOKING STATEMENTS


    In addition to historic information, this Proxy Statement/Prospectus includes certain forward-looking statements as such term is defined in Section 27A of the Securities Act and Section 21E of the Exchange Act. These forward-looking statements involve certain risks and uncertainties, including but not limited to acquisitions, additional financing requirements, a development of new products and services, the effect of competitive products and pricing and the effect of general economic conditions, that could cause actual results to differ materially from those in such forward-looking statements. See also "RISK FACTORS."


                                 OTHER MATTERS

    CORT knows of no other business that will be presented for action by the stockholders at the special meeting. No other business may be transacted at the special meeting unless written notice of that business is first given to stockholders in the manner prescribed by Delaware law and CORT's By-Laws.

                                          Frances Ann Ziemniak
                                          Secretary

               PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

                         INDEX TO FINANCIAL STATEMENTS



                                                                                                               PAGE
                                                                                                             ---------
Independent Auditors' Report...............................................................................        F-2
Consolidated Balance Sheets at December 31, 1997 and 1998..................................................        F-3
Consolidated Statements of Operations for each of the years in the three-year period ended December 31,
  1998.....................................................................................................        F-4
Consolidated Statements of Stockholders' Equity for each of the years in the three-year period ended
  December 31, 1998........................................................................................        F-5
Consolidated Statements of Cash Flows for each of the years in the three-year period ended December 31,
  1998.....................................................................................................        F-6
Notes to Consolidated Financial Statements.................................................................        F-7
Condensed Consolidated Balance Sheets at December 31, 1998 and March 31, 1999 (Unaudited)..................       F-21
Condensed Consolidated Statements of Operations (Unaudited) for the Three Months Ended March 31, 1998 and
  1999.....................................................................................................       F-22
Condensed Consolidated Statements of Cash Flows (Unaudited) for the Three Months Ended March 31, 1998 and
  1999.....................................................................................................       F-23
Notes to Condensed Consolidated Financial Statements (Unaudited)...........................................       F-24

                          INDEPENDENT AUDITORS' REPORT



The Stockholders and Board of Directors
CORT Business Services Corporation and subsidiary:



    We have audited the accompanying consolidated balance sheets of CORT Business Services Corporation and subsidiary as of December 31, 1998 and 1997, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.



    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.



    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CORT Business Services Corporation and subsidiary as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1998, in conformity with generally accepted accounting principles.



                                          /s/ KPMG LLP
            --------------------------------------------------------------------
                                          KPMG LLP
                                          Washington, D.C.
                                          February 12, 1999

                     CORT BUSINESS SERVICES AND SUBSIDIARY



                          CONSOLIDATED BALANCE SHEETS



                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)



                                                                                                 DECEMBER 31,
                                                                                            ----------------------
                                                                                               1997        1998
                                                                                            ----------  ----------
ASSETS
Cash and cash equivalents.................................................................  $       --  $      703
Accounts receivable, less allowance for doubtful accounts of $2,891 and $3,179 in 1997 and
  1998, respectively......................................................................      13,521      14,585
Prepaid expenses..........................................................................       4,127       5,918
Rental furniture, net (note 2)............................................................     164,323     189,059
Property, plant and equipment, net (note 4)...............................................      38,777      43,861
Investment................................................................................          --       3,000
Other receivables and assets, net (note 5)................................................       3,183       3,048
Goodwill, net of accumulated amortization of $4,224 and $6,159 in 1997 and 1998,
  respectively (note 12)..................................................................      53,910      72,722
                                                                                            ----------  ----------
                                                                                            $  277,841  $  332,896
                                                                                            ----------  ----------
                                                                                            ----------  ----------

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable..........................................................................  $    5,551  $    3,417
Rental security deposits..................................................................       7,978       9,581
Accrued expenses (note 10)................................................................      27,936      21,076
Deferred rental revenue...................................................................       9,239      11,541
Long-term debt (note 6)...................................................................      63,132      90,800
Deferred income taxes (note 5)............................................................      14,673      20,819
                                                                                            ----------  ----------
                                                                                               128,509     157,234
                                                                                            ----------  ----------
                                                                                            ----------  ----------

Commitments and contingencies (notes 5, 7 and 9)

Stockholders' equity (notes 3, 8, and 11):
  Common stock, voting, $.01 par value, 20,000,000 shares authorized, 12,869,306 and
    13,084,541 shares issued and outstanding in 1997 and 1998, respectively...............         129         131
  Common stock, Class B, nonvoting, $.01 par value, 20,000,000 shares authorized, and none
    issued and outstanding................................................................          --          --
  Additional paid-in capital..............................................................     103,007     105,940
  Retained earnings.......................................................................      46,196      69,591
                                                                                            ----------  ----------
    Total stockholders' equity............................................................     149,332     175,662
                                                                                            ----------  ----------
                                                                                            $  277,841  $  332,896
                                                                                            ----------  ----------
                                                                                            ----------  ----------



          See accompanying notes to consolidated financial statements.

                     CORT BUSINESS SERVICES AND SUBSIDIARY



                     CONSOLIDATED STATEMENTS OF OPERATIONS



                     (IN THOUSANDS, EXCEPT PER SHARE DATA)



                                                                                    YEAR ENDED DECEMBER 31,
                                                                               ----------------------------------
                                                                                  1996        1997        1998
                                                                               ----------  ----------  ----------
Revenue:
  Furniture rental...........................................................  $  191,560  $  237,212  $  265,871
  Furniture sales............................................................      42,589      50,006      53,093
                                                                               ----------  ----------  ----------
    Total revenue............................................................     234,149     287,218     318,964
                                                                               ----------  ----------  ----------

Operating costs and expenses:
  Cost of furniture rental...................................................      36,958      45,634      47,863
  Cost of furniture sales....................................................      25,207      30,257      32,354
  Employee, delivery and advertising expenses................................      95,204     114,674     128,710
  Occupancy, utilities and nonrental depreciation............................      22,722      27,747      32,496
  Amortization of goodwill...................................................         961       1,546       1,935
  Other operating expenses...................................................      17,649      21,052      22,959
                                                                               ----------  ----------  ----------
    Total costs and expenses.................................................     198,701     240,910     266,317
                                                                               ----------  ----------  ----------
    Operating earnings.......................................................      35,448      46,308      52,647
Interest expense, net........................................................       8,251       8,374       7,837
                                                                               ----------  ----------  ----------
Income before income taxes and extraordinary loss............................      27,197      37,934      44,810
Income tax expense (note 5)..................................................      11,261      15,608      18,907
                                                                               ----------  ----------  ----------
  Income before extraordinary loss...........................................      15,936      22,326      25,903
Extraordinary loss on early retirement of debt, net of income tax benefit of
  $1,672 (notes 5 and 6).....................................................          --          --       2,508
                                                                               ----------  ----------  ----------
  Net income.................................................................  $   15,936  $   22,326  $   23,395
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------
Earnings per common share before extraordinary loss (note 13)................  $     1.40  $     1.74  $     1.99
Extraordinary loss per common share..........................................          --          --         .19
                                                                               ----------  ----------  ----------
Earnings per common share....................................................  $     1.40  $     1.74  $     1.80
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------
Weighted average number of common shares used in computation.................      11,416      12,804      13,019
                                                                               ----------  ----------  ----------
Earnings per common share before extraordinary loss--assuming dilution (note
  13)........................................................................  $     1.31  $     1.67  $     1.92
Extraordinary loss per common share--assuming dilution.......................          --          --         .19
                                                                               ----------  ----------  ----------
Earnings per common share--assuming dilution.................................  $     1.31  $     1.67  $     1.73
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------
Weighted average number of common shares used in computation-- assuming
  dilution...................................................................      12,144      13,378      13,491
                                                                               ----------  ----------  ----------



          See accompanying notes to consolidated financial statements.

                     CORT BUSINESS SERVICES AND SUBSIDIARY



                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY



                                 (IN THOUSANDS)



                                                                            ADDITIONAL                    TOTAL
                                                                 COMMON      PAID-IN      RETAINED     STOCKHOLDERS'
                                                                  STOCK      CAPITAL      EARNINGS        EQUITY
                                                               -----------  ----------  -------------  ------------
Balance, December 31, 1995...................................   $     104   $   67,383    $   7,934     $   75,421
  Net income.................................................          --           --       15,936         15,936
  Income tax benefit from stock options exercised............          --          571           --            571
  Issuance of common stock from public offering, net of
    expenses.................................................          19       32,653           --         32,672
  Issuance of common stock from exercise of stock options....           1          487           --            488
  Issuance of common stock from exercise of warrants.........           3           61           --             64
                                                                    -----   ----------  -------------  ------------
Balance, December 31, 1996...................................         127      101,155       23,870        125,152
                                                                    -----   ----------  -------------  ------------
  Net income.................................................          --           --       22,326         22,326
  Income tax benefit from stock options exercised............          --        1,177           --          1,177
  Issuance of common stock from exercise of stock options....           1          660           --            661
  Issuance of common stock from exercise of warrants.........           1           15           --             16
                                                                    -----   ----------  -------------  ------------
Balance, December 31, 1997...................................         129      103,007       46,196        149,332
                                                                    -----   ----------  -------------  ------------
  Net income.................................................          --           --       23,395         23,395
  Income tax benefit from stock options exercised............          --        2,109           --          2,109
  Issuance of common stock from exercise of stock options,
    net......................................................           1          810           --            811
  Issuance of common stock from exercise of warrants.........           1           14           --             15
                                                                    -----   ----------  -------------  ------------
Balance, December 31, 1998...................................   $     131   $  105,940    $  69,591     $  175,662
                                                                    -----   ----------  -------------  ------------
                                                                    -----   ----------  -------------  ------------



          See accompanying notes to consolidated financial statements.

                     CORT BUSINESS SERVICES AND SUBSIDIARY



                     CONSOLIDATED STATEMENTS OF CASH FLOWS



                                 (IN THOUSANDS)



                                                                                       YEAR ENDED DECEMBER 31,
                                                                                   -------------------------------
                                                                                     1996       1997       1998
                                                                                   ---------  ---------  ---------
Cash flows from operating activities:
  Net income.....................................................................  $  15,936  $  22,326  $  23,395
  Proceeds of disposals of rental furniture in excess of gross profit............     24,118     27,697     31,487
  Adjustments to reconcile net income to net cash provided by operating activities:
    Extraordinary loss on early retirement of debt...............................         --         --      2,508
    Depreciation and amortization:
      Rental furniture...........................................................     26,887     33,704     36,461
      Other depreciation and amortization........................................      3,804      4,871      6,213
      Goodwill...................................................................        961      1,546      1,935
      Deferred financing fees....................................................        698        726        629
    Rental furniture inventory shrinkage.........................................      2,261      3,567      2,927
    Deferred income taxes........................................................      2,990      3,972      4,762
    Changes in assets and liabilities, net of acquisitions:
      Accounts receivable........................................................     (2,795)      (364)     1,271
      Prepaid expenses...........................................................         (8)       195     (1,619)
      Other receivables and assets...............................................         27         83     (1,248)
      Accounts payable, accrued expenses and rental security deposits, net.......      1,746        262     (2,465)
      Deferred rental revenue....................................................      1,749      2,054      1,933
                                                                                   ---------  ---------  ---------
    Net cash provided by operating activities....................................     78,374    100,639    108,189
                                                                                   ---------  ---------  ---------
Cash flows from investing activities:
  Purchases of rental furniture..................................................    (77,323)   (76,010)   (81,671)
  Portfolio acquisitions.........................................................     (2,790)   (16,851)   (21,970)
  Purchases of property, plant and equipment.....................................     (6,238)    (8,628)    (9,173)
  Sale of property, plant and equipment..........................................        586        990        275
  Purchase of Evans Rents........................................................    (27,778)        --         --
  Purchase of AFR................................................................     (9,384)      (166)        --
  Purchase of Instant Interiors..................................................         --         --    (16,695)
  Purchase of investment.........................................................         --         --     (3,000)
                                                                                   ---------  ---------  ---------
    Net cash used in investing activities........................................   (122,927)  (100,665)  (132,234)
                                                                                   ---------  ---------  ---------
Cash flows from financing activities:
  Repayments of senior notes.....................................................       (573)       (68)   (49,932)
  Payments of premium to retire senior notes.....................................         --         --     (3,503)
  Payment of deferred financing fees.............................................       (154)        --       (243)
  Borrowings on the line of credit...............................................     87,400     54,200    131,500
  Repayments on the line of credit...............................................    (75,600)   (56,600)   (53,900)
  Issuance of common stock.......................................................     33,224        677        826
  Other..........................................................................         --      1,694         --
                                                                                   ---------  ---------  ---------
    Net cash provided (used) by financing activities.............................     44,297        (97)    24,748
                                                                                   ---------  ---------  ---------
    Net increase (decrease) in cash and cash equivalents.........................       (256)      (123)       703
Cash and cash equivalents at beginning of year...................................        379        123         --
                                                                                   ---------  ---------  ---------
Cash and cash equivalents at end of year.........................................  $     123  $      --  $     703
                                                                                   ---------  ---------  ---------
                                                                                   ---------  ---------  ---------
Supplemental disclosures of cash flow information:
  Cash paid for:
    Interest.....................................................................  $   7,487  $   7,664  $   8,541
    Income taxes.................................................................      8,089     11,626     11,433
Noncash financing activities:
  Tax benefit from exercise of stock options.....................................  $     571  $   1,177  $   2,109



          See accompanying notes to consolidated financial statements.

                     CORT BUSINESS SERVICES AND SUBSIDIARY



                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



(1) FORMATION AND DESCRIPTION OF THE COMPANY



    CORT Business Services Corporation (the "Company") is a holding company with no independent operations and no material assets other than its ownership of all the outstanding capital stock of CORT Furniture Rental Corporation ("CORT Furniture Rental"). The Company is largely dependent on the receipt of dividends or distributions from CORT Furniture Rental to fund its obligations. CORT Furniture Rental is a provider of rental furniture, accessories and related services to both corporate and individual customers. In addition, CORT Furniture Rental sells previously rented furniture.



(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES



(A) PRINCIPLES OF CONSOLIDATION AND PRESENTATION



    The consolidated financial statements as of December 31, 1997 and 1998, and for the years ended December 31, 1996, 1997 and 1998, include the accounts of CORT Business Services Corporation and its wholly owned subsidiary. All significant intercompany transactions have been eliminated.



(B) ACCOUNTING ESTIMATES



    The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reported periods. Actual results could differ from these estimates.



(C) RENTAL FURNITURE



    Rental furniture includes residential and office furniture which is rented to customers or is available for rental and/or sale and is recorded at the lower of depreciated cost or market value. Rental furniture is depreciated primarily on a declining-balance method over 3 to 5 years, with an estimated salvage value of 25 to 40 percent of original cost. Accumulated depreciation on rental furniture was $66,797,000 and $79,871,000 at December 31, 1997 and 1998,
respectively. Reserves for purchase options and shrinkage on rental furniture were $4,406,000 and $2,825,000 at December 31, 1997 and 1998, respectively.
Furniture no longer meeting rental standards is held for sale.



    Furniture rentals are recognized as revenue in the month they are due. Rental payments received before the month due are recorded as deferred rental revenue. Cost of furniture rental includes depreciation expense, inventory losses, repairs and maintenance, net book value of furniture sold under lease purchase options and costs of accessories.



    Certain of CORT Furniture Rental's leases include purchase options whereby the customer can receive title to the furniture upon satisfaction of certain conditions. Generally, these leases are short term and must be extended by the customer in order for the purchase option to apply. CORT Furniture Rental provides reserves to reduce the net book value of furniture under such leases based on the length of time the furniture has been out on lease and the likelihood of the exercise of the options.



    The Company considers the proceeds from the sale of rental furniture as an element of cash flow from operations. Accordingly, the proceeds received in excess of the gross profit recognized on sales of rental furniture are added to net income in deriving cash flow from operations in the accompanying consolidated statements of cash flows.

                     CORT BUSINESS SERVICES AND SUBSIDIARY

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)


(D) PROPERTY, PLANT AND EQUIPMENT



    Property, plant and equipment is recorded at cost or fair value, if acquired through a purchase business combination. Depreciation is computed using the straight-line method over the estimated useful lives of the assets as follows: buildings, 50 years; major roof renovations, 10 years; furniture, fixtures, machinery and equipment from 5 to 10 years; computer hardware and software from 3 to 5 years; and leasehold improvements over the shorter of the term of the related leases or the estimated useful lives.



(E) INVESTMENT



    Investment consists of an equity ownership of less than 20% in a company and is accounted for under the cost method and evaluated for recoverability on a regular basis.



(F) GOODWILL



    Goodwill, representing the excess of the cost over the fair value of net assets acquired, is amortized using the straight-line method over 20 to 40 years. The Company assesses the recoverability of this intangible asset by determining whether the amortization of the goodwill balance over its remaining life can be recovered through undiscounted future operating cash flows of the acquired operation. The amount of goodwill impairment, if any, is measured based on projected discounted future operating cash flows using a discount rate reflecting the Company's average cost of funds. The assessment of the recoverability of goodwill will be impacted if estimated future operating cash flows are not achieved.



(G) CASH AND CASH EQUIVALENTS



    Cash and cash equivalents include cash in banks and investments having a maturity of three months or less on the date of purchase. Cash and cash equivalents at December 31, 1998 consisted primarily of overnight repurchase funds.



(H) RENTAL SECURITY DEPOSITS



    The Company may require a non-interest bearing security deposit of one month's rent based on the Company's evaluation of the credit-worthiness of the customer. The security deposit is returned at the end of the lease provided that all lease terms have been satisfied.



(I) STOCK-BASED COMPENSATION



    Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation," encourages, but does not require companies to record stock-based employee compensation plans at fair value. The Company has elected to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related Interpretations. Accordingly, compensation cost for employee stock options is measured as the excess, if any, of the quoted market price of the Company's stock at the date of the grant over the exercise price an employee must pay to acquire the stock.

                     CORT BUSINESS SERVICES AND SUBSIDIARY

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)


(J) INCOME TAXES



    Income taxes are reported under the asset and liability method, whereby deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.



(K) DEFERRED FINANCING FEES



    Costs incurred with the issuance of long-term debt are capitalized and amortized over the term of the related debt using a method which approximates the effective interest method.



(L) EARNINGS PER COMMON SHARE



    Earnings per common share is computed by dividing net income by the weighted average number of shares of common stock outstanding during the year. Earnings per common share--assuming dilution is computed by dividing net income by the weighted average number of shares of common stock and dilutive potential common stock. Dilutive securities are comprised entirely of stock options and warrants. The Company has no other potentially dilutive securities.



(M) ADVERTISING COSTS



    Advertising production costs are generally expensed the first time the advertisement is run. Media placement costs are generally expensed in the month the advertising appears. At December 31, 1997 and 1998, approximately $1,962,000 and $2,475,000 of deferred advertising expenses were reported in prepaid expenses. Advertising expenses were approximately $10,983,000, $12,632,000 and $14,552,000 for the years ended December 31, 1996, 1997 and 1998, respectively.



(N) COMPREHENSIVE INCOME



    On January 1, 1998, the Company adopted SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for reporting and presenting of comprehensive income and its components in a full set of financial statements. Comprehensive income of the Company consists solely of net income and, accordingly, the adoption of SFAS No. 130 had no impact on the Company's consolidated financial statements. The Statement requires only additional disclosures in the consolidated financial statements; it does not affect the Company's financial position or results of operations.



(3) PUBLIC OFFERING OF COMMON STOCK



    In July 1996, the Company sold, through an underwritten public offering, 1,865,100 common shares at $18.75 per share. The net proceeds of approximately $32,672,000, net of associated underwriting discounts and other expenses of the offering, were used to repay indebtedness under the revolving credit facility primarily due to the acquisition of Evans Rents.

                     CORT BUSINESS SERVICES AND SUBSIDIARY

(4) PROPERTY, PLANT AND EQUIPMENT



    Property, plant and equipment consisted of the following (in thousands):



                                                                   DECEMBER 31,  DECEMBER 31,
                                                                       1997          1998
                                                                   ------------  ------------
Land and land improvements.......................................   $    6,772    $    6,772
Buildings and improvements.......................................       15,418        15,650
Machinery and equipment..........................................        5,243         6,183
Leasehold improvements...........................................       14,657        19,242
Computer hardware and software...................................        7,257        11,060
Furniture and fixtures...........................................        1,793         2,803
Other............................................................        2,391         2,880
                                                                   ------------  ------------
                                                                        53,531        64,590
Accumulated depreciation and amortization........................       14,754        20,729
                                                                   ------------  ------------
                                                                    $   38,777    $   43,861
                                                                   ------------  ------------
                                                                   ------------  ------------



(5) INCOME TAXES



    Components of the expense for income taxes are summarized as follows (in thousands):



                                                     YEAR ENDED    YEAR ENDED    YEAR ENDED
                                                    DECEMBER 31,  DECEMBER 31,  DECEMBER 31,
                                                        1996          1997          1998
                                                    ------------  ------------  ------------
Current:
  Federal.........................................   $    6,117    $    9,037    $   11,275
  State and local.................................        1,489         2,453         2,870
                                                    ------------  ------------  ------------
                                                          7,606        11,490        14,145
                                                    ------------  ------------  ------------
Deferred:
  Federal.........................................        3,107         3,515         4,161
  State and local.................................          548           603           601
                                                    ------------  ------------  ------------
                                                          3,655         4,118         4,762
                                                    ------------  ------------  ------------

Total expense before extraordinary loss...........   $   11,261    $   15,608    $   18,907
Income tax benefit from extraordinary loss on
  early retirement of debt........................           --            --        (1,672)
                                                    ------------  ------------  ------------
Total income tax expense..........................   $   11,261    $   15,608    $   17,235
                                                    ------------  ------------  ------------
                                                    ------------  ------------  ------------

                     CORT BUSINESS SERVICES AND SUBSIDIARY

(5) INCOME TAXES (CONTINUED)


    The difference between the actual expense for taxes and taxes computed at the Federal income tax rate of 35 percent in 1996, 1997 and 1998 is summarized as follows (in thousands):



                                                                               YEAR ENDED   YEAR ENDED   YEAR ENDED
                                                                                DECEMBER     DECEMBER     DECEMBER
                                                                                31, 1996     31, 1997     31, 1998
                                                                               -----------  -----------  -----------
Tax expense computed at Federal rate.........................................   $   9,519    $  13,277    $  15,684
State and local taxes, net of Federal benefit................................       1,324        1,986        2,153
Effects of goodwill amortization.............................................         336          395          397
Other, net...................................................................          82          (50)         673
                                                                               -----------  -----------  -----------
  Total expense before extraordinary loss....................................   $  11,261    $  15,608    $  18,907
                                                                               -----------  -----------  -----------
                                                                               -----------  -----------  -----------



    The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below (in thousands):



                                                                                       DECEMBER 31,  DECEMBER 31,
                                                                                           1997          1998
                                                                                       ------------  ------------
Deferred tax assets:
  Accounts receivable, principally due to allowance for doubtful accounts............   $    1,156    $    1,271
  Compensated absences, principally due to accrual for financial reporting
    purposes.........................................................................          845           989
  Deferred financing fees............................................................          352            --
  Deferred rental revenue............................................................        3,715         4,617
  Reserve for unfavorable operating lease and duplicate facilities...................        2,526           829
  Reserve for purchase options and shrinkage on rental property......................        1,762         1,130
  Accrued insurance..................................................................          998           991
  Net operating loss carryforwards...................................................          205            --
  AMT credit carryforward............................................................          394           104
  Other..............................................................................        1,141         2,036
                                                                                       ------------  ------------
    Total gross deferred tax assets..................................................       13,094        11,967
                                                                                       ------------  ------------
                                                                                       ------------  ------------
Deferred tax liabilities:
  Rental furniture, principally due to differences in depreciation...................       22,387        29,320
  Property, plant and equipment, principally due to differences in depreciation......        5,140         2,453
  Other..............................................................................          240         1,013
                                                                                       ------------  ------------
    Total gross deferred tax liabilities.............................................       27,767        32,786
                                                                                       ------------  ------------
    Net deferred tax liability.......................................................   $   14,673    $   20,819
                                                                                       ------------  ------------
                                                                                       ------------  ------------



    The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment.



    The Company is expecting refunds from Federal and state taxing authorities of approximately $1,030,000 which are included in other receivables and assets. The Company has alternative minimum

                     CORT BUSINESS SERVICES AND SUBSIDIARY

(5) INCOME TAXES (CONTINUED)


tax credit carryforwards of approximately $104,000 which are available to reduce future Federal regular income taxes, if any, over an indefinite period.



    The Internal Revenue Service ("IRS") had proposed the disallowance of certain deductions taken by Fairwood Corporation for a consolidated tax group of which CORT Furniture Rental Corporation ("CORT Furniture Rental") was previously a member (the "Former Group") through the year ended December 31, 1988. The IRS challenge included the assertion that certain interest deductions taken by the Former Group should be recharacterized as non-deductible dividend distributions and that deductions for certain expenses related to the acquisition of Mohasco Corporation (now Consolidated Furniture Corporation ("Consolidated")), CORT Furniture Rental's former shareholder, be disallowed. Fairwood Corporation has indicated to the Company that it has reached an agreement with the IRS regarding a settlement of the proposed adjustments. The bankruptcy court handling Fairwood Corporation's bankruptcy filing approved the terms of the settlement in October 1998. The total tax liability of the Former Group under the terms of the settlement is approximately $5 million, including interest through December 31, 1998. Under IRS regulations, the Company and each other member of the Former Group is severally liable for the full amount of any Federal income tax liability of the Former Group while CORT Furniture Rental was a member of the Former Group, which could be as much as approximately $4 million for such periods (including interest through December 31, 1998) under the terms of the settlement. Under the agreement of sale for CORT Furniture Rental, Consolidated agreed to indemnify the Company in full for any consolidated tax liability of the Former Group for the years during which CORT Furniture Rental was a member of the Former Group. In addition, the Company may have rights of contribution against other members of the Former Group if the Company were required to pay more than its equitable share of any consolidated tax liability. The Company is not in a position to determine the probable impact on the Company's consolidated financial statements, if any.



(6) LONG-TERM DEBT



    The outstanding long-term debt was as follows (in thousands):



                                                                   DECEMBER 31,  DECEMBER 31,
                                                                       1997          1998
                                                                   ------------  ------------
Revolving Credit Facility........................................   $   13,200    $   90,800
Senior notes.....................................................       49,932            --
                                                                   ------------  ------------
                                                                    $   63,132    $   90,800
                                                                   ------------  ------------
                                                                   ------------  ------------



    CORT Furniture Rental maintains a revolving credit facility with a group of banks. This facility, for which the Company is guarantor, provides a $125 million line of credit to meet acquisition and expansion needs as well as seasonal working capital and general corporate requirements. The revolving credit facility expires February 2002 and is unsecured but does restrict the ability of CORT Furniture Rental to pledge its assets as security. This facility also restricts the ability of CORT Furniture Rental to make advances and pay dividends to the Company. Borrowings under the revolving credit facility bear interest at a fluctuating rate based on, at the Company's option, either the lead lender's base rate or the London Interbank Offer Rate (LIBOR). The average interest rate paid by CORT Furniture Rental during 1996, 1997 and 1998 on the revolving credit facility was 7.30%, 7.25% and 6.70%, respectively. A commitment fee calculated based upon the unused portion of the revolving credit

                     CORT BUSINESS SERVICES AND SUBSIDIARY

(6) LONG-TERM DEBT (CONTINUED)


facility is payable quarterly in arrears. The Company had approximately $3,753,000 in letters of credit outstanding at December 31, 1998 which reduced the borrowing base under the revolving credit facility. The Company had approximately $30,447,000 available under the revolving credit facility at December 31, 1998.



    On September 10, 1998, the Company redeemed the remaining $49,932,000 of its 12% Senior Notes at a price of 107% of the principal amount plus accrued and unpaid interest to the date of redemption. The Company used borrowings under an expanded credit line with its existing bank group to redeem the notes. As a result of the early retirement of the Senior Notes, the Company recognized an extraordinary loss of $2,508,000, net of income tax benefit of $1,672,000 in the third quarter of 1998.



    The estimated fair value of the Company's consolidated long-term debt based on the quoted market price and other available information was approximately $68,100,000 and $90,800,000 for December 31, 1997 and 1998, respectively.



    Other assets include debt issuance costs, net of accumulated amortization of $1,264,000 and $201,000 at December 31, 1997 and 1998, respectively.



(7) EMPLOYEE BENEFIT PLANS



    The Company maintains an investment and profit-sharing defined contribution retirement plan. All the Company's employees are eligible to participate after one year of service. The Company makes a 50 percent matching contribution on the first four percent of employee contributions to the plan. The Company may, at its discretion, make additional contributions based on the Company's performance. The aggregate plan contributions were approximately $1,080,000, $1,215,000 and $1,335,000 for the years ended December 31, 1996, 1997, and 1998, respectively.



    The Company maintains a Supplemental Executive Retirement Plan (SERP) for certain key present and former management executives. The SERP consists of both a defined benefit and a defined contribution plan. The annual costs of the plan were approximately $119,000, $152,000 and $118,000 for the years ended December 31, 1996, 1997, and 1998, respectively. The accrued, unfunded liability under the plan as of December 31, 1998 was not significant.



    The Company maintains an employee stock purchase plan. All employees are eligible to participate in the plan after 90 days of service. The price of the shares purchased in the open market is the average price paid for all the shares purchased by the broker on the investment date. The Company assumes the cost of all brokerage commissions and service charges for all purchases made under the plan. During 1997 and 1998, 3,174 and 10,672 shares of common stock were purchased through the plan at average prices of $37.30 and $33.66 per share, respectively.



(8) STOCK OPTIONS



    At December 31, 1998, the Company had four stock-based compensation plans, which were adopted by the Board of Directors and approved by the Company's stockholders. These plans are described below. The Company applies APB Opinion No. 25 and related Interpretations in accounting for its plans. Accordingly, as all options have been granted at exercise prices equal to the fair market value as of the date of grant, no compensation cost has been recognized under these plans in the accompanying consolidated financial statements. Had compensation cost for the Company's four stock-based compensation plans been determined consistent with FASB Statement No. 123, the Company's

                     CORT BUSINESS SERVICES AND SUBSIDIARY

(8) STOCK OPTIONS (CONTINUED)


net income and earnings per common share would have been reduced to the pro forma amounts indicated below (in thousands, except per share data):



                                                                         YEAR ENDED    YEAR ENDED    YEAR ENDED
                                                                        DECEMBER 31,  DECEMBER 31,  DECEMBER 31,
                                                                            1996          1997          1998
                                                                        ------------  ------------  ------------
Net income
  As Reported.........................................................   $   15,936    $   22,326    $   23,395
  Pro Forma...........................................................   $   15,327    $   21,461    $   21,783
Earnings per common share
  As Reported.........................................................   $     1.40    $     1.74    $     1.80
  Pro Forma...........................................................   $     1.34    $     1.68    $     1.67
Earnings per common share assuming dilution
  As Reported.........................................................   $     1.31    $     1.67    $     1.73
  Pro Forma...........................................................   $     1.26    $     1.60    $     1.61



    The effects of compensation cost as determined under FASB Statement No. 123 on net income in 1996, 1997 and 1998 may not be representative of the effects on pro forma net income for future periods.



STOCK OPTION AND STOCK PURCHASE PLAN



    Under the terms of the Stock Option and Stock Purchase Plan (the "1994 Plan"), certain key employees were granted, at the discretion of the Board of Directors, the right to purchase varying amounts of debt securities and options to purchase common stock. Concurrent with the adoption of the 1994 Plan, all members of management who previously held common stock of the Company gave up their rights to such stock.



    At the date of grant, each employee had the option to purchase immediately in cash all granted amounts of the debt securities, or defer purchase of these securities, plus interest, over a five-year vesting period. In either case, assuming all obligations to purchase the debt securities were fulfilled, the exercise price of the options to purchase common stock was fixed. Contemporaneously with the initial public offering of the Company in 1995, all debt securities were exchanged for common stock. There is no further obligation to purchase debt securities under the 1994 Plan. An option under the 1994 Plan vests over a five-year period and is exercisable over a ten-year period.



1995 STOCK-BASED INCENTIVE COMPENSATION PLAN



    The 1995 Stock-Based Incentive Compensation Plan (the "1995 Plan") became effective on October 31, 1995. The 1995 Plan was amended in May 1997 to increase the number of stock options available for grant. The 1995 Plan provides for the granting of a maximum of 1,210,000 stock options to key employees of the Company. The shares granted under the 1995 Plan may be in the form of deferred stock, restricted stock, incentive stock options, non-qualified stock options or stock appreciation rights. All awards made in 1996, 1997 and 1998 were in the form of non-qualified stock options. The exercise price of an option under the 1995 Plan is equal to the fair market value of common stock on the date the option is granted. An option under the 1995 Plan vests over a three-year or seven-year period and the expiration period may not exceed ten years.

                     CORT BUSINESS SERVICES AND SUBSIDIARY

(8) STOCK OPTIONS (CONTINUED)


    The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for grants in 1996, 1997 and 1998, respectively: 0.0% dividend yield for all years; expected volatility of 30% for 1996 and 1997 and 36%, for 1998; risk-free interest rates of 6.29%, 6.25%, and 5.61%; expected lives of five years, six years, and seven years, respectively.



1995 DIRECTORS STOCK OPTION PLAN



    The 1995 Directors Stock Option Plan (the "1995 Directors Plan") became effective on October 18, 1995. The 1995 Directors Plan provided for automatic grants of options to purchase shares of common stock on November 16, 1995 and 1996. The option exercise price per share is equal to the fair market value of common stock on the date the option is granted. All options granted became vested on November 16, 1998. The expiration period may not exceed ten years.



    The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for grants in 1995 and 1996, respectively: 0.0% dividend yield for both years; expected volatility of 30% for both years; risk-free interest rates of 5.89% and 6.43%; and expected lives of seven years for both years.



1997 DIRECTORS STOCK OPTION PLAN



    The 1997 Directors Stock Option Plan (the "1997 Directors Plan") became effective on May 14, 1997. The 1997 Directors Plan provides for the granting of a maximum of 50,000 stock options to non-employee directors of the Company. The 1997 Directors Plan provides for automatic grants of 2,000 shares of common stock for each of the Company's non-employee directors on the business day immediately following the Company's Annual Meeting of Stockholders for calendar years 1997, 1998, 1999, 2000 and 2001. The option price per share is equal to the fair market value of common stock on the date the option is granted. An option under the 1997 Directors Plan vests over a three-year period and the expiration period may not exceed ten years.



    The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for grants in 1997 and

                     CORT BUSINESS SERVICES AND SUBSIDIARY

(8) STOCK OPTIONS (CONTINUED)


1998, respectively: 0.0% dividend yield for both years; expected volatility of 30% for 1997 and 36% for 1998; risk-free interest rate of 6.54% and 5.74%; and expected lives of seven years for both years.


                                                                                                                   1997
                                                                                          1995 DIRECTORS PLAN    DIRECTORS
                                                1994 PLAN              1995 PLAN                                   PLAN
                                           --------------------  ----------------------  ----------------------  ---------
                                                      WEIGHTED               WEIGHTED                WEIGHTED
                                            SHARES     AVERAGE    SHARES      AVERAGE     SHARES      AVERAGE     SHARES
                                             UNDER    EXERCISE     UNDER     EXERCISE      UNDER     EXERCISE      UNDER
                                            OPTION      PRICE     OPTION       PRICE      OPTION       PRICE      OPTION
                                           ---------  ---------  ---------  -----------  ---------  -----------  ---------
Outstanding at December 31, 1995.........    627,556  $    0.57    439,800   $   12.00      21,000   $   12.00          --
  Granted................................         --         --    131,300       19.87      10,000   $   22.75          --
  Exercised..............................    (52,558)       .33    (39,501)      12.00          --          --          --
  Forfeited..............................         --         --         --          --          --          --          --
                                           ---------  ---------  ---------  -----------  ---------  -----------  ---------

Outstanding at December 31, 1996.........    574,998  $    0.59    531,599   $   13.94      31,000   $   15.47          --
  Granted................................         --         --    106,500       25.68          --          --      10,000
  Exercised..............................    (70,565)      0.55    (50,115)      12.55          --          --          --
  Forfeited..............................    (17,937)      0.79     (2,833)      18.31          --          --          --
                                           ---------  ---------  ---------  -----------  ---------  -----------  ---------

Outstanding at December 31, 1997.........    486,496  $    0.59    585,151   $   16.18      31,000   $   15.47      10,000
  Granted................................         --         --    479,500       36.92          --          --      10,000
  Exercised..............................    (78,834)      0.59    (60,259)      14.90      (3,667)      14.93        (667)
  Repriced...............................         --         --    (70,250)      39.36          --          --          --
  Forfeited..............................     (3,969)      0.71     (8,563)      21.65          --          --          --
                                           ---------  ---------  ---------  -----------  ---------  -----------  ---------

Outstanding at December 31, 1998.........    403,693  $    0.59    925,579   $   14.34      27,333   $   15.54      19,333
                                           ---------  ---------  ---------  -----------  ---------  -----------  ---------

Options exercisable at:
  December 31, 1996......................    574,998               120,280                   7,003                      --
  December 31, 1997......................    486,496               255,420                  19,002                      --
  December 31, 1998......................    403,693               408,113                  27,333                   2,668

Weighted average fair value at date of
  grant of options granted during the
  year ended:
  December 31, 1996......................  $      --             $    7.58               $   10.59               $      --
  December 31, 1997......................         --                 11.01                      --                   12.00
  December 31, 1998......................         --                 15.63                      --                   19.49

                                            WEIGHTED
                                             AVERAGE
                                            EXERCISE
                                              PRICE
                                           -----------
Outstanding at December 31, 1995.........          --
  Granted................................          --
  Exercised..............................          --
  Forfeited..............................          --
                                           -----------
Outstanding at December 31, 1996.........          --
  Granted................................   $   25.50
  Exercised..............................          --
  Forfeited..............................          --
                                           -----------
Outstanding at December 31, 1997.........   $   25.50
  Granted................................       39.63
  Exercised..............................       25.50
  Repriced...............................          --
  Forfeited..............................          --
                                           -----------
Outstanding at December 31, 1998.........   $   32.81
                                           -----------
Options exercisable at:
  December 31, 1996......................
  December 31, 1997......................
  December 31, 1998......................
Weighted average fair value at date of
  grant of options granted during the
  year ended:
  December 31, 1996......................
  December 31, 1997......................
  December 31, 1998......................

                     CORT BUSINESS SERVICES AND SUBSIDIARY

(8) STOCK OPTIONS (CONTINUED)


    The following table summarizes information about the Company's stock options outstanding at December 31, 1998:



                                                      OPTIONS OUTSTANDING                   OPTIONS EXERCISABLE
                                        -----------------------------------------------  --------------------------
                                                      WEIGHTED AVERAGE      WEIGHTED                    WEIGHTED
                                                          REMAINING          AVERAGE                     AVERAGE
               RANGE OF                   NUMBER      CONTRACTUAL LIFE      EXERCISE       NUMBER       EXERCISE
           EXERCISE PRICES              OUTSTANDING        (YEARS)            PRICE      EXERCISABLE      PRICE
--------------------------------------  -----------  -------------------  -------------  -----------  -------------
$ 0.2587 - 1.098......................     403,693             5.47         $    0.59       403,693     $    0.59
       - 12.00........................     331,125             6.88             12.00       331,125         12.00
 17.6875 - 29.1875....................     319,870             8.47             23.61       106,155         22.07
 33.875 - 40.375......................     321,250             9.32             40.02           834         33.88
                                        -----------                                      -----------
                                         1,375,938                                          841,807
                                        -----------                                      -----------
                                        -----------                                      -----------



(9) RENTAL COMMITMENTS



    The Company leases certain warehouse and showroom facilities and equipment. Future minimum lease payments at December 31, 1998 under all noncancelable operating leases are as follows (in thousands):



1999..............................................................  $  21,378
2000..............................................................     18,931
2001..............................................................     16,816
2002..............................................................     14,268
2003..............................................................     11,545
Thereafter........................................................     31,872
                                                                    ---------

  Total minimum lease payments....................................    114,810
Less sublease rentals.............................................      1,329
                                                                    ---------

  Net minimum operating lease payments............................  $ 113,481
                                                                    ---------
                                                                    ---------



    Rental expense, net of sublease income, was approximately $12,145,000, $15,964,000, and $19,300,000 for the years ended December 31, 1996, 1997 and
1998, respectively (including approximately $2,460,000, $3,880,000, and $4,446,000 for short-term vehicle leases).

                     CORT BUSINESS SERVICES AND SUBSIDIARY

(10) ACCRUED EXPENSES



    Accrued expenses are comprised of (in thousands):



                                                                                       DECEMBER 31,  DECEMBER 31,
                                                                                           1997          1998
                                                                                       ------------  ------------
Accrued salaries, wages and incentives...............................................   $    7,568    $    5,627
Accrued interest.....................................................................        2,065           727
Accrued vacation.....................................................................        2,113         2,474
Reserves for unfavorable operating lease and duplicate facilities....................        6,317         2,230
Accrued property, payroll, sales and use taxes.......................................        2,170         2,685
Accrued insurance....................................................................        2,496         2,477
Acquisition holdbacks................................................................          887           662
Other accrued expenses...............................................................        4,320         4,194
                                                                                       ------------  ------------
                                                                                        $   27,936    $   21,076
                                                                                       ------------  ------------
                                                                                       ------------  ------------



(11) WARRANTS TO PURCHASE COMMON STOCK



    For the years ended December 31, 1997 and 1998, 474,610 and 415,320 warrants were exercised for an aggregate of 78,504 and 81,019 shares of the common stock, respectively. The warrants were subject to certain anti-dilution provisions relating to issuances of the common stock. All of the Company's warrants to purchase shares of common stock expired September 1, 1998. 18,480 warrants expired without being exercised.



(12) ACQUISITIONS



INSTANT INTERIORS CORPORATION



    On August 14, 1998, the Company acquired certain assets of Instant Interiors Corporation, a provider of rental furniture in the Midwest area, for approximately $16,695,000, in a transaction accounted for as a purchase business combination. Based on the allocation of the purchase price to the net assets acquired, goodwill of approximately $7,970,000 was recorded. Such goodwill is being amortized on a straight-line basis over 40 years.



OTHER ACQUISITIONS



    In 1997, the Company acquired certain assets of Alco Trade Show Services, Delta Furniture Rentals, Inc. and Integrity Furniture Inc. In addition, the Company acquired the stock of Levitt Investment Company and McGregor Enterprises. Each of these transactions were accounted for as a purchase business combination. Based on the allocation of the purchase price to the net assets acquired, a total of approximately $10,235,000 of goodwill was recorded. Such goodwill is being amortized on a straight-line basis over 20 to 40 years.



    In 1998, the Company acquired certain assets of IS Furniture Rental Corp., Furniture Rentors of America, Inc. and the trade show furnishings business of Aaron's Rents, Inc., as well as two other small businesses. Each of these transactions were accounted for as a purchase business combination. Based on the allocation of the purchase price to the net assets acquired, a total of approximately $14,665,000 of goodwill was recorded. Such goodwill is being amortized on a straight-line basis over 20 to 40 years.

                     CORT BUSINESS SERVICES AND SUBSIDIARY

(13) EARNINGS PER COMMON SHARE



    The following table sets forth the computation of basic and diluted earnings per share (in thousands, except per share amounts):



                                                                         YEAR ENDED    YEAR ENDED    YEAR ENDED
                                                                        DECEMBER 31,  DECEMBER 31,  DECEMBER 31,
                                                                            1996          1997          1998
                                                                        ------------  ------------  ------------
Income before extraordinary loss......................................   $   15,936    $   22,326    $   25,903
Extraordinary loss, net of taxes......................................           --            --         2,508
                                                                        ------------  ------------  ------------

Net income applicable to common shares................................   $   15,936    $   22,326    $   23,395
                                                                        ------------  ------------  ------------
                                                                        ------------  ------------  ------------
Weighted average shares outstanding...................................       11,416        12,804        13,019
Effect of dilutive securities:
  Stock options.......................................................          457           489           443
  Warrants............................................................          271            85            29
                                                                        ------------  ------------  ------------

Weighted average shares and assumed conversions.......................       12,144        13,378        13,491
                                                                        ------------  ------------  ------------
                                                                        ------------  ------------  ------------
Earnings per common share before extraordinary loss...................   $     1.40    $     1.74    $     1.99
Extraordinary loss per share..........................................           --            --           .19
                                                                        ------------  ------------  ------------

Earnings per common share.............................................   $     1.40    $     1.74    $     1.80
                                                                        ------------  ------------  ------------
                                                                        ------------  ------------  ------------
Earnings per common share before extraordinary loss-- assuming
  dilution............................................................   $     1.31    $     1.67    $     1.92
Extraordinary loss per common share--assuming dilution................           --            --           .19
                                                                        ------------  ------------  ------------

Earnings per common share--assuming dilution..........................   $     1.31    $     1.67    $     1.73
                                                                        ------------  ------------  ------------
                                                                        ------------  ------------  ------------



(14) SEGMENT REPORTING



    In June 1997, the Financial Accounting Standard Board issued Statement of Financial Accounting Standards No. 131 (SFAS No. 131), "Disclosure about Segments of an Enterprise and Related Information." SFAS No. 131 requires CORT to present certain information about each identified segment that exceeds certain quantitative thresholds for revenue, profit or loss, and assets.



    The Company has identified the following operating segments based on the distinct products/ services from which each derives revenue:



    Furniture Rental--rental of residential and office furniture and accessories to individual and corporate customers.



    Furniture Sales--sale of new or previously rented residential and office furniture to the general public.



    Trade Show Operations--short-term rental of display and work-place furnishings for trade shows, conventions, and special events to corporate customers and trade show associations.



    Housewares Operations--rental of kitchen, bedroom and bathroom accessories to the Furniture Rental segment.

                     CORT BUSINESS SERVICES AND SUBSIDIARY

(14) SEGMENT REPORTING (CONTINUED)


    Furniture rental and furniture sales segments represent the aggregation of individual districts, all of which have similar economic characteristics and distribution methods.



    Trade Show Operations and Housewares Operations do not meet the quantitative thresholds outlined by SFAS No. 131 and are aggregated with furniture rental and furniture sales for reporting purposes.



    The Company reports separately, in its Consolidated Statements of Operations, the revenue and associated cost of revenue of its remaining reportable segments. Operating segments are measured on the basis of gross margin; operating expenses, goodwill amortization, interest expense, tax expense and extraordinary items are not allocated to the individual segments.



    Assets and liabilities are not specifically allocated between Furniture Rental and Furniture Sales. All rental furniture is available for rental or sale.



(15) QUARTERLY FINANCIAL DATA (UNAUDITED)


                                                                               THREE MONTHS ENDED
                                                               ---------------------------------------------------
                                                                MARCH 31,   JUNE 30,   SEPTEMBER 30,  DECEMBER 31,
                                                                  1998        1998         1998           1998
                                                               -----------  ---------  -------------  ------------

                                                                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Furniture rental revenue.....................................   $  62,814   $  65,065    $  68,477     $   65,515
Furniture sales revenue......................................      12,629      13,065       14,254         13,145
Operating earnings...........................................      12,575      13,354       13,881         12,837
Income before income taxes...................................      10,608      11,283       11,755         11,164
Income before extraordinary loss.............................       6,191       6,520        6,795          6,397
Earnings per common share before extraordinary loss..........   $     .48   $     .50    $     .52     $      .49
Earnings per common share before extraordinary loss--assuming
  dilution...................................................   $     .46   $     .48    $     .50     $      .48


                                                                               THREE MONTHS ENDED
                                                               ---------------------------------------------------
                                                                MARCH 31,   JUNE 30,   SEPTEMBER 30,  DECEMBER 31,
                                                                  1997        1997         1997           1997
                                                               -----------  ---------  -------------  ------------

                                                                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Furniture rental revenue.....................................   $  55,553   $  59,679    $  61,135     $   60,845
Furniture sales revenue......................................      11,748      14,802       12,253         11,203
Operating earnings...........................................      10,411      11,743       12,103         12,051
Income before income taxes...................................       8,426       9,490        9,978         10,040
Income before extraordinary loss.............................       4,930       5,607        5,876          5,913
Earnings per common share before extraordinary loss..........   $     .39   $     .44    $     .46     $      .46
Earnings per common share before extraordinary loss--assuming
  dilution...................................................   $     .37   $     .42    $     .44     $      .44

               CORT BUSINESS SERVICES CORPORATION AND SUBSIDIARY



                     CONDENSED CONSOLIDATED BALANCE SHEETS



                                 (IN THOUSANDS)



                                                                                        DECEMBER 31,   MARCH 31,
                                                                                            1998         1999
                                                                                        ------------  -----------
                                                                                                      (UNAUDITED)
                                        ASSETS
Cash and cash equivalents.............................................................   $      703    $   1,567
Accounts receivable, net..............................................................       14,585       17,385
Prepaid expenses......................................................................        5,918        6,216
Rental furniture, net.................................................................      189,059      193,394
Property, plant and equipment, net....................................................       43,861       43,954
Other receivables and assets, net.....................................................        3,048        2,015
Investment............................................................................        3,000        3,300
Goodwill..............................................................................       72,722       76,981
                                                                                        ------------  -----------
  Total Assets........................................................................   $  332,896    $ 344,812
                                                                                        ------------  -----------
                                                                                        ------------  -----------

                         LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:

Accounts payable......................................................................   $    3,417    $   5,289
Accrued expenses......................................................................       21,076       24,392
Deferred revenue and security deposits................................................       21,122       22,865
Revolving credit facility.............................................................       90,800       88,800
Deferred income taxes.................................................................       20,819       20,827
                                                                                        ------------  -----------
                                                                                            157,234      162,173
Stockholders' equity..................................................................      175,662      182,639
                                                                                        ------------  -----------
  Total liabilities and stockholders' equity..........................................   $  332,896    $ 344,812
                                                                                        ------------  -----------
                                                                                        ------------  -----------



See accompanying notes to unaudited condensed consolidated financial statements.

               CORT BUSINESS SERVICES CORPORATION AND SUBSIDIARY



           UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS



                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)



                                                                                               THREE MONTHS ENDED
                                                                                                   MARCH 31,
                                                                                              --------------------
                                                                                                1998       1999
                                                                                              ---------  ---------
Revenue:
  Furniture rental..........................................................................  $  62,814  $  71,795
  Furniture sales...........................................................................     12,629     14,569
                                                                                              ---------  ---------
    Total revenue...........................................................................     75,443     86,364
                                                                                              ---------  ---------

Operating costs and expenses:
  Cost of furniture rental..................................................................     11,087     12,489
  Cost of furniture sales...................................................................      7,615      9,229
  Selling, general and administrative expenses..............................................     44,166     51,292
                                                                                              ---------  ---------
    Total costs and expenses................................................................     62,868     73,010
                                                                                              ---------  ---------
    Operating earnings......................................................................     12,575     13,354
Interest expense............................................................................      1,967      1,421
                                                                                              ---------  ---------
    Income before income taxes..............................................................     10,608     11,933
Income taxes................................................................................      4,417      5,040
                                                                                              ---------  ---------
    Net income..............................................................................      6,191      6,893
                                                                                              ---------  ---------
Earnings per common share...................................................................  $     .48  $     .53

Weighted average number of common shares used in computation................................     12,924     13,087

Earnings per common share--assuming dilution................................................  $     .46  $     .51

Weighted average number of common shares used in
  computation--assuming dilution............................................................     13,472     13,394



See accompanying notes to unaudited condensed consolidated financial statements.

               CORT BUSINESS SERVICES CORPORATION AND SUBSIDIARY



           UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS



                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)



                                                                                              THREE MONTHS ENDED
                                                                                                  MARCH 31,
                                                                                            ----------------------
                                                                                               1998        1999
                                                                                            ----------  ----------
Cash flows from operating activities:
  Net income..............................................................................  $    6,191  $    6,893
  Proceeds of disposals of rental furniture in excess of gross profit.....................       7,294       9,198
  Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation and amortization:
    Rental furniture depreciation.........................................................       8,465       9,414
    Other depreciation and amortization...................................................       1,445       1,794
    Goodwill amortization.................................................................         434         587
    Amortization of debt issuance costs...................................................         184          15
  Rental furniture inventory shrinkage....................................................         830         668
  Changes in operating accounts, net......................................................      (1,060)      4,371
                                                                                            ----------  ----------
    Net cash provided by operating activities.............................................      23,783      32,940
                                                                                            ----------  ----------

Cash flows from investing activities:
  Purchases of rental furniture...........................................................     (20,917)    (21,399)
  Portfolio acquisitions..................................................................      (9,175)     (6,660)
  Purchases of property, plant and equipment..............................................      (1,975)     (1,871)
  Sales of property, plant and equipment..................................................         106          70
  Purchase of investment..................................................................          --        (300)
                                                                                            ----------  ----------
    Net cash used by investing activities.................................................     (31,961)    (30,160)
                                                                                            ----------  ----------

Cash flows from financing activities:
  Borrowings on the revolving credit facility.............................................      22,700      15,100
  Repayments on the revolving credit facility.............................................     (13,700)    (17,100)
  Issuance of common stock................................................................         600          84
  Other...................................................................................          --          --
  Net cash provided by financing activities...............................................       9,600      (1,916)
                                                                                            ----------  ----------
    Net increase (decrease) in cash and cash equivalents..................................       1,422         864
Cash and cash equivalents at beginning of period..........................................          --         703
                                                                                            ----------  ----------
Cash and cash equivalents at end of period................................................  $    1,422  $    1,567
                                                                                            ----------  ----------
                                                                                            ----------  ----------

Supplemental disclosure of cash flow information:
  Interest paid...........................................................................  $    3,206  $    1,782
  Income taxes paid.......................................................................         768         468
  Tax benefit from exercise of stock options..............................................         708          60



See accompanying notes to unaudited condensed consolidated financial statements.

               CORT BUSINESS SERVICES CORPORATION AND SUBSIDIARY



         NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS



                                 MARCH 31, 1999



(1) BASIS OF PRESENTATION



    In the opinion of management, the accompanying unaudited condensed consolidated financial statements reflect all adjustments, consisting of only normal recurring accruals, necessary for a fair presentation of the consolidated financial position of CORT Business Services Corporation ("CORT" or the "Company") and Subsidiary as of March 31, 1999, and the results of operations and cash flows for the three months ended March 31, 1999 and 1998. The results of operations for the three months ended March 31, 1999 are not necessarily indicative of the results that may be expected for the full year. These condensed consolidated financial statements are unaudited, and do not include all related footnote disclosures.



    The interim unaudited condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements included in the Company's 1998 Annual Report on Form 10-K.



(2) INCOME TAXES



    The Internal Revenue Service ("IRS") had proposed the disallowance of certain deductions taken by Fairwood Corporation for a consolidated tax group of which CORT Furniture Rental Corporation ("CORT Furniture Rental") was previously a member (the "Former Group") through the year ended December 31, 1988. The IRS challenge included the assertion that certain interest deductions taken by the Former Group should be recharacterized as non-deductible dividend distributions and that deductions for certain expenses related to the acquisition of Mohasco Corporation (now Consolidated Furniture Corporation ("Consolidated")), CORT Furniture Rental's former shareholder, be disallowed. Fairwood Corporation has indicated to the Company that it has reached an agreement with the IRS regarding a settlement of the proposed adjustments. The bankruptcy court handling Fairwood Corporation's bankruptcy filing approved the terms of the settlement in October 1998. The total tax liability of the Former Group under the terms of the settlement is approximately $5 million, including interest through December 31, 1998.



    Under IRS regulations, the Company and each other member of the Former Group is severally liable for the full amount of any Federal income tax liability of the Former Group while CORT Furniture Rental was a member of the Former Group, which could be as much as approximately $4 million for such periods (including interest through December 31, 1998) under the terms of the settlement. Under the agreement of sale for CORT Furniture Rental, Consolidated agreed to indemnify the Company in full for any consolidated tax liability of the Former Group for the years during which CORT Furniture Rental was a member of the Former Group. In addition, the Company may have rights of contribution against other members of the Former Group if the Company were required to pay more than its equitable share of any consolidated tax liability. The Company is not in a position to determine the probable impact on the Company's consolidated financial statements, if any.

               CORT BUSINESS SERVICES CORPORATION AND SUBSIDIARY

                                 MARCH 31, 1999



(3) EARNINGS PER SHARE



    The following table sets forth the computation of basic and diluted earnings per share:



                                                                                  THREE MONTHS ENDED MARCH 31,
                                                                                  ----------------------------
                                                                                      1998           1999
                                                                                  -------------  -------------
Weighted average shares outstanding during the period...........................     12,923,998     13,086,985

Effect of dilutive securities:
  Stock options.................................................................        489,099        306,770
  Warrants......................................................................         58,699             --
                                                                                  -------------  -------------
Weighted average common shares--assuming dilution...............................     13,471,796     13,393,755
                                                                                  -------------  -------------
                                                                                  -------------  -------------
Net income applicable to common shares..........................................  $   6,191,000  $   6,893,000
                                                                                  -------------  -------------
                                                                                  -------------  -------------
Earnings per common share.......................................................  $         .48  $         .53
                                                                                  -------------  -------------
                                                                                  -------------  -------------
Earnings per common share--assuming dilution....................................  $         .46  $         .51
                                                                                  -------------  -------------
                                                                                  -------------  -------------



(4) OTHER INFORMATION



    On March 25, 1999 the Company entered into an Agreement and Plan of Merger among the Company, CBF Holding LLC, a Delaware limited liability company, and CBF Mergerco Inc., a Delaware corporation (the "Merger Agreement"). Pursuant to the Merger Agreement, an investor group that includes Bruckmann, Rosser, Sherrill & Co., Inc. ("BRS") and members of the Company's management team would acquire the Company for consideration of $24.00 per share in cash and $2.50 per share in liquidation value of a new series of preferred stock. Citicorp Venture Capital, Ltd. ("CVC") will retain a portion of its investment and thereby provide equity financing to the resulting corporation.



    The Merger Agreement requires approval by the holders of a majority of the Company's voting stock and, in addition, approval by the holders of a majority of the outstanding voting stock who are not affiliated with BRS, CVC or other members of the investor group. The merger is also subject to other conditions, including receipt of necessary financing, a limitation on the number of dissenting shareholders and certain regulatory approvals. The Company has received copies of commitment and highly confident letters for the debt financing required to complete the transaction. There can be no assurance that the merger will be completed, or that the merger will be completed as contemplated.

                                                                         ANNEX A

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          AGREEMENT AND PLAN OF MERGER
                                     AMONG
                                CBF HOLDING LLC
                               CBF MERGERCO INC.
                                      AND
                       CORT BUSINESS SERVICES CORPORATION

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                                                               PAGE
                                                                                                               -----
ARTICLE I.
    THE MERGER............................................................................................           1
    SECTION 1.1   The Merger..............................................................................           1
    SECTION 1.2   Closing.................................................................................           1
    SECTION 1.3   Effective Time..........................................................................           1
    SECTION 1.4   Effects of the Merger...................................................................           2
    SECTION 1.5   Certificate of Incorporation; By-laws...................................................           2
    SECTION 1.6   Directors...............................................................................           2
    SECTION 1.7   Officers................................................................................           2
ARTICLE II.
    EFFECT OF THE MERGER ON THE SECURITIES
      OF THE CONSTITUENT CORPORATIONS.....................................................................           2
    SECTION 2.1   Effect on Capital Stock.................................................................           2
    SECTION 2.2   Stock Options...........................................................................           3
    SECTION 2.3   Exchange of Certificates................................................................           4
ARTICLE III.
    REPRESENTATIONS AND WARRANTIES........................................................................           6
    SECTION 3.1   Representations and Warranties of the Company...........................................           6
    SECTION 3.2   Representations and Warranties of Parent and Sub........................................          10
ARTICLE IV.
    COVENANTS RELATING TO CONDUCT OF BUSINESS PRIOR TO MERGER.............................................          12
    SECTION 4.1   Conduct of Business of the Company......................................................          12
    SECTION 4.2...........................................................................................          13
ARTICLE V.
    ADDITIONAL AGREEMENTS.................................................................................          13
    SECTION 5.1   Meeting of Stockholders.................................................................          13
    SECTION 5.2   Proxy Statement; Schedule 13E-3.........................................................          14
    SECTION 5.3   Access to Information; Confidentiality..................................................          14
    SECTION 5.4   Commercially Reasonable Efforts.........................................................          15
    SECTION 5.5   Financing...............................................................................          15
    SECTION 5.6   Indemnification; Directors' and Officers' Insurance.....................................          16
    SECTION 5.7   Public Announcements....................................................................          17
    SECTION 5.8   Acquisition Proposals...................................................................          17
    SECTION 5.9   Stockholder Litigation..................................................................          18
    SECTION 5.10  Board Action Relating to Stock Option Plans and Options.................................          18
    SECTION 5.11  Notices of Certain Events...............................................................          19
    SECTION 5.12  Exchange Act and Stock Exchange Filings.................................................          19
    SECTION 5.13  Purchase of Common Stock................................................................          19
ARTICLE VI.
    CONDITIONS PRECEDENT..................................................................................          20
    SECTION 6.1   Conditions to Each Party's Obligation to Effect the Merger..............................          20
    SECTION 6.2   Conditions to Obligations of Parent and Sub.............................................          20
    SECTION 6.3   Conditions to Obligations of the Company................................................          21
ARTICLE VII.
    TERMINATION, AMENDMENT AND WAIVER.....................................................................          21
    SECTION 7.1   Termination.............................................................................          21
    SECTION 7.2   Effect of Termination...................................................................          23
    SECTION 7.3   Expenses................................................................................          23

                                                                                                               PAGE
                                                                                                               -----
    SECTION 7.4   Amendment...............................................................................          23
    SECTION 7.5   Extension; Waiver.......................................................................          23
    SECTION 7.6   Procedure for Termination, Amendment, Extension or Waiver...............................          24
ARTICLE VIII.
    GENERAL PROVISIONS....................................................................................          24
    SECTION 8.1   Nonsurvival of Representations and Warranties...........................................          24
    SECTION 8.2   Fees and Expenses.......................................................................          24
    SECTION 8.3   Definitions.............................................................................          24
    SECTION 8.4   Notices.................................................................................          24
    SECTION 8.5   Interpretation..........................................................................          25
    SECTION 8.6   Counterparts............................................................................          25
    SECTION 8.7   Entire Agreement; Third-Party Beneficiaries.............................................          25
    SECTION 8.8   Governing Law...........................................................................          25
    SECTION 8.9   Assignment..............................................................................          25
    SECTION 8.10  Enforcement.............................................................................          26
    SECTION 8.11  Severability............................................................................          26
    SECTION 8.12  WAIVER OF JURY TRIAL....................................................................          26
    SECTION 8.13  Time is of the Essence..................................................................          26

Exhibits
    Schedule I             --      Affiliated Stockholders
    Exhibit 2.1(c)         --      Retained Shares
    Exhibit A              --      Restated Charter
    Exhibit B              --      Series A-1 Preferred Terms
    Exhibit C              --      Equity Commitment Letters

                          AGREEMENT AND PLAN OF MERGER

    This AGREEMENT AND PLAN OF MERGER, dated March   , 1999 (this "Agreement"),
by and among CBF HOLDING LLC, a Delaware limited liability company ("Parent"), CBF MERGERCO, INC., a Delaware corporation ("Sub"), and CORT BUSINESS SERVICES CORPORATION, a Delaware corporation (the "Company"). Capitalized terms used herein have the meanings ascribed to them in Section 8.3.

    WHEREAS, the Board of Directors of each of Parent, Sub and the Company have adopted resolutions approving this Agreement, and deem it advisable and in the best interests of their respective companies and stockholders to consummate the merger of Sub with and into the Company (the "Merger") upon the terms and subject to the conditions set forth herein; and

    WHEREAS, as of the date hereof, the stockholders listed on Schedule I hereto (the "Affiliated Stockholders") own or have the power to vote the number of the shares of the common stock of the Company set forth thereon (representing approximately the percentage of the total number of outstanding shares of the Company's common stock as of the date hereof set forth thereon);

    WHEREAS, in accordance with applicable law, the Company's Restated Certificate of Incorporation, (as in effect from time to time, the "Restated Charter") and the terms of this Agreement, the affirmative vote of the holders of a majority of the outstanding voting common stock of the Company and the affirmative vote of holders of a majority of the outstanding shares of voting common stock that are not beneficially owned by the Affiliated Stockholders or by persons that are Affiliates or Associates (as such terms are defined in Section 8.3) of the Affiliated Stockholders are required to adopt this Agreement; and

    WHEREAS, pursuant to the Merger, shares of the Company's common stock will be converted into the right to receive the Merger Consideration or the Retained Share Merger Consideration (each, as defined below), as the case may be, in the manner set forth herein;

    WHEREAS, it is intended that the Merger be recorded as a recapitalization for financial reporting purposes;

    NOW, THEREFORE, in consideration of the foregoing premises and the represen tations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound, the parties agree as follows:

                                   ARTICLE I.

                                   THE MERGER

    SECTION 1.1 THE MERGER. Upon the terms and subject to the conditions set forth in this Agreement and Plan of Merger (the "Agreement"), and in accordance with the Delaware General Corporation Law (the "DGCL") Sub shall be merged with and into the Company at the Effective Time (as hereinafter defined). Upon the Effective Time, the separate existence of Sub shall cease, and the Company shall continue as the surviving corporation (the "Surviving Corporation").

    SECTION 1.2 CLOSING. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to
Section 7.1, and subject to the satisfaction or waiver of the conditions set forth in Article VI, the closing of the Merger (the "Closing") will take place at 10:00 a.m. New York City time on the third business day following the date on which the last to be fulfilled or waived of the conditions set forth in Article VI shall be fulfilled or waived in accordance with this Agreement (the "Closing Date"), at the offices of Kirkland & Ellis, 153 East 53rd Street, New York, New York 10022, or such other date, time or place as agreed to in writing by the Parties.

    SECTION 1.3 EFFECTIVE TIME. The Company, with the consent of Parent, will file with the Secretary of State of the State of Delaware (the "Delaware Secretary of State") on the date of the Closing (or on such other date as Parent and the Company may agree) a certificate of merger or other appropriate documents, executed in accordance with the relevant provisions of the DGCL, and make all other filings or recordings required under the DGCL in connection with the Merger. The Merger shall become effective upon the filing of the certificate of merger with the Delaware Secretary of State, or at such later time as is specified in the certificate of merger and is agreed to by the parties (the "Effective Time").

    SECTION 1.4 EFFECTS OF THE MERGER. The Merger shall have the effects set forth in Section 259 of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Sub shall become the debts, liabilities and duties of the Surviving Corporation.

    SECTION 1.5  CERTIFICATE OF INCORPORATION; BY-LAWS.

    (a) At the Effective Time, the Restated Charter shall be amended so as to read in its entirety as set forth in Exhibit A to this Agreement and as so amended shall become the certificate of incorporation of the Surviving Corporation.

    (b) The By-Laws of Sub as in effect at the Effective Time shall be, from and after the Effective Time, the By-Laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

    SECTION 1.6 DIRECTORS. The directors of Sub at the Effective Time shall become, from and after the Effective Time, the directors of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

    SECTION 1.7 OFFICERS. At the Effective Time, the officers of the Company shall become the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

                                  ARTICLE II.

                     EFFECT OF THE MERGER ON THE SECURITIES
                        OF THE CONSTITUENT CORPORATIONS

    SECTION 2.1 EFFECT ON CAPITAL STOCK. As of the Effective Time, by virtue of the Merger and without any action on the part of any holder:

        (a) COMMON STOCK OF SUB. Each share of common stock and preferred stock of Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of Series A Preferred Stock, one share of Series B Preferred Stock, one share of Series C Preferred Stock and one share of Common Stock of the Surviving Company ("Surviving Company Securities"), which Surviving Company Securities shall be validly issued, fully paid and nonassessable upon such conversion.

        (b) CANCELLATION OF TREASURY STOCK. Each share of the Common Stock (as defined in Section 8.3) issued or outstanding immediately prior to the Effective Time that is owned by the Company or any of its wholly-owned Subsidiaries shall be canceled automatically and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor.

        (c) CONVERSION OF COMPANY SHARES. Each share of Common Stock that is then issued and outstanding (such shares of Common Stock being hereinafter referred to collectively as the "Company Shares", other than shares to be canceled pursuant to subsection 2.1(b) above and other than Dissenting Shares and Retained Shares (each as hereinafter defined), which shares will not constitute "Company Shares" hereunder) shall be converted into and become the right to receive, upon surrender of the certificate representing such Company Shares in accordance with Section 2.3, $24 in cash, without interest thereon (the "Per Share Cash Amount") and one (1) share of Senior Preferred (as defined in Section 8.3) (together with the Per Share Cash Amount, the "Merger Consideration"). Each Person set forth on the attached Exhibit 2.1(c), shall have the right to elect, by notice to the Company and Parent prior to the Effective Time, to exchange up to the number of shares of Common Stock set forth on Exhibit 2.1(c) (each a "Retained Share" and collectively, the "Retained Shares") into the right to receive, in lieu of the Merger Consideration, the quantities and classes of Surviving Company Securities as set forth on such Exhibit 2.1(c) (the "Retained Share Merger Consideration").

        (d) DISSENTING SHARES. Notwithstanding anything in this Agreement to the contrary, shares of Common Stock issued and outstanding immediately prior to the Effective Time held by a holder (a "Dissenting Shareholder") (if any) who has the right to demand, and who properly demands, an appraisal of such shares in accordance with Section 262 of the DGCL (or any successor provision) ("Dissenting Shares") shall not be converted into a right to receive the Merger Consideration unless such Dissenting Shareholder fails to perfect or otherwise loses such Dissenting Shareholder's right to such appraisal, if any. If, after the Effective Time, such Dissenting Shareholder fails to perfect or loses any such right to appraisal, each such share of such Dissenting Shareholder shall be treated as a share that had been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with this Section 2.1, without interest or dividends thereon. The Company shall give prompt notice to Parent of any demands received by the Company for appraisal of any Company Shares, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands.

        (e) CANCELLATION AND RETIREMENT OF COMMON STOCK. As of the Effective Time, all certificates representing shares of Common Stock, issued and outstanding immediately prior to the Effective Time, shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate representing any such shares of Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration or the Retained Share Merger Consideration, as the case may be, upon surrender of such certificate in accordance with Section 2.3, or, in the case of Dissenting Shares, the rights, if any, accorded under Section 262 of the DGCL.

    SECTION 2.2 STOCK OPTIONS. For purposes of this Agreement, the term "Option" means each unexercised option, warrant or other security (including without limitation any Company Stock Option, as hereafter defined) pursuant to which the holder thereof has the right to purchase Common Stock from the Company (whether or not such option is vested or exercisable) that is outstanding at the Effective Time. The term "Company Stock Options" means each outstanding option to purchase shares of Common Stock (a "Company Stock Option") issued under the Company Stock Option Plans (as defined in Section 3.1(c), as amended from time to time. The Company shall use its commercially reasonable efforts to modify or amend each Company Stock Option Plan or take such other action as may be reasonably necessary or appropriate in order that as of the Effective Time, each Option that by its terms is exercisable from and after the Effective Time and has an exercise price which is less than $26.50 per share, (each, an "In the Money Option") shall be extinguished and represent at the Effective Time the right to receive one (1.0) share of Senior Preferred for each share of Common Stock issuable upon exercise of such In the Money Option, and a cash amount equal to the product of (x) the excess, if any, of (a) the Per Share Cash Amount over (b) the exercise price of such Option (the "Cash Option Amount") multiplied by (y) the aggregate number of shares of Common Stock issuable upon the exercise in full of such Option as of the Effective Time; provided, however, that each In the Money Option with an exercise price in excess of the Per Share Cash Amount shall entitle the holder thereof to receive only a number of shares of Senior Preferred equal to the product of (x) a fraction, the numerator of which is equal to $26.50 minus the exercise price and the denominator of which is $2.50 (the initial liquidation preference of the Senior Preferred), multiplied by (y) the aggregate number of shares of Common Stock issuable upon the exercise in full of such Option as of the Effective Time; provided that each holder shall be entitled to receive cash in lieu of any fractional shares of Senior Preferred held thereby. Except as otherwise agreed to by the parties, (i) the Company Stock Option Plans shall terminate as of the Effective Time and the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any Subsidiary shall be terminated as of the Effective Time, and (ii) the Company shall take all action necessary to ensure that following the Effective Time no participant in the Company Stock Option Plans or other plans, programs or arrangements shall have any right thereunder to acquire or participate in changes in value of equity securities of the Company, the Surviving Corporation, Sub or any of their respective subsidiaries and to terminate all such plans effective as of the Effective Time; provided that for avoidance of doubt, any such termination shall not affect the rights of any outstanding Option, except as otherwise provided in the Company Stock Option Plans.

    SECTION 2.3 EXCHANGE OF CERTIFICATES. (a) EXCHANGE AGENT. As of the Effective Time, Sub (or the Company, as the Surviving Corporation) shall deposit, or shall cause to be deposited, with or for the account of a bank or trust company designated prior to the Effective Time by Sub, which shall be reasonably satisfactory to the Company (the "Exchange Agent"), for the benefit of the holders of Certificates (as defined herein) (i) cash in an aggregate amount (the "Exchange Fund") equal to the sum of (x) the product of (A) the number of Company Shares issued and outstanding at the Effective Time multiplied by (B) the Per Share Cash Amount plus (y) the product of (A) the aggregate number of shares of Common Stock issuable upon exercise in full of all of the In the Money Options as of the Effective Time multiplied by (B) the Cash Option Amount (as defined in Section 2.2 above) with respect to such In the Money Options and (ii) a stock certificate issued in the name of the Exchange Agent or its nominee) representing the number of shares of Senior Preferred deliverable pursuant to Section 2.2 (including any fractional shares).

    (b) EXCHANGE PROCEDURES. As soon as practicable following the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail or deliver to each record holder, as of the Effective Time, of an outstanding certificate or certificates or option grant which immediately prior to the Effective Time represented shares of either Common Shares or Retained Shares or In the Money Options (the "Certificates"), a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates for payment therefor. Upon surrender to the Exchange Agent of a Certificate, together with a duly executed letter of transmittal and any other reasonably required documents, the holder of such Certificate shall promptly receive in exchange therefor (i) with respect to Certificates representing Retained Shares, the form of a certificate or certificates representing the number of shares of Surviving Company Securities, to which such holder is entitled pursuant to Section 2.1(c), and (ii) with respect to any other Certificates, the amount of cash to which such holder is entitled pursuant to
Section 2.1(c) or Section 2.2 (as applicable), without interest, less any required withholding of U.S. federal income taxes and a certificate or certificates for the shares of Senior Preferred to which such holder is entitled in accordance with the terms hereof, with an issuance date of the Effective Time, and in each case, such Certificate shall be canceled. If payment or delivery is to be made to a Person other than the Person in whose name a Certificate so surrendered is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer, that the signatures on the certificate or any related stock power shall be properly guaranteed and that the Person requesting such payment either pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of the Certificate so surrendered or establish to the satisfaction of the Surviving Corporation that such Tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this
Section 2.3, each Certificate (other than Certificates canceled pursuant to Section 2.1(b), and Dissenting Shares) shall represent for all purposes only the right to receive the Merger Consideration, the Retained Share Merger Consideration or the consideration payable pursuant to Section 2.2 (the "Option Consideration"), as the case may be, in the form provided for by this Agreement, without interest.

    (c) TERMINATION OF EXCHANGE FUND. If Certificates are not surrendered prior to the date that is one year after the Effective Time, unclaimed amounts (including interest thereon) remaining in the Exchange Fund shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto. Any stockholders or optionholders of the Company who have not theretofore complied with the provisions of this Section 2.3 shall thereafter look only to the Surviving Corporation and only as general creditors thereof for payment for their claims in the form and amounts to which such stockholders or optionholders are entitled.

    (d) NO FURTHER RIGHTS IN COMMON STOCK. After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of the shares of Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration, Retained Share Merger Consideration or Option Consideration, as the case may be, as provided for and in accordance with the provisions of this Section 2.3.

    (e) INVESTMENT OF EXCHANGE FUND. The Exchange Agent shall invest the Exchange Fund, as directed by the Surviving Corporation, in (i) direct obligations of the United States of America, (ii) obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, (iii) commercial paper rated the highest quality by either Moody's Investors Services, Inc. or Standard & Poor's Corporation, or (iv) certificates of deposit, bank repurchase agreements or bankers acceptances, of commercial banks with capital exceeding $100 million, and any net earnings with respect thereto shall be paid to the Surviving Corporation as and when requested by the Surviving Corporation; provided that any such investment or any such payment of earnings shall not delay the receipt by holders of Certificates of the Merger Consideration, Retained Share Merger Consideration or Option Consideration, as the case may be, or otherwise impair such holders' respective rights hereunder.

    (f) WITHHOLDING RIGHTS. The Surviving Corporation, Parent or Sub shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Shares or Options such amounts (each a "Withholding Amount") as the Surviving Corporation, Parent or Sub is required to deduct and withhold with respect to the making of such payment under the Code (as hereinafter defined), or any provision of state, local or foreign tax law, including, without limitation, withholdings required in connection with payments with respect to Company Stock Options held by employees of the Company. To the extent that amounts are so withheld by the Surviving Corporation, Parent or Sub, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder in respect of which such deduction and withholding was made.

    (g) No dividends or other distributions with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Senior Preferred represented thereby until the surrender of such Certificate in accordance with this Section 2.3. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the holder of the Certificate representing shares of Senior Preferred issued in connection therewith, without interest, (i) at the time of such surrender or as promptly thereafter as practicable, the proportionate amount of dividends or other distributions with a record date after the Effective Time of the Merger theretofore paid with respect to such shares of Senior Preferred, and (ii) at the appropriate payment date, the proportionate amount of dividends or other distributions, with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable, with respect to such number of shares of Senior Preferred.

                                  ARTICLE III.

                         REPRESENTATIONS AND WARRANTIES

    SECTION 3.1 REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company represents and warrants to Parent and Sub as follows:

        (a) ORGANIZATION, STANDING AND CORPORATE POWER. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and corporate authority to carry on its business as now being conducted. The Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a material adverse effect on the business, financial condition, or results of operations of the Company and its Subsidiaries (as defined in subsection 3.1(b) hereof) taken as a whole (a "Material Adverse Effect"). The Company has delivered to Parent complete and correct copies of its Restated Charter and Bylaws, as amended to the date of this Agreement.

        (b) SUBSIDIARIES. SECTION 3.1(b) of the disclosure schedule attached hereto (the "Disclosure Schedule") sets forth the name, jurisdiction of incorporation, total capitalization and number of shares of outstanding capital stock of each class owned, directly or indirectly, by the Company of each corporation of which the Company owns, directly or indirectly, a majority of the outstanding capital stock (individually, a "Subsidiary" and, collectively, the "Subsidiaries"). All the issued and outstanding shares of capital stock of each Subsidiary are validly issued, fully paid and nonassessable. All such shares owned, directly or indirectly, by the Company are owned by the Company beneficially and of record, free and clear of all liens, pledges, encumbrances or restrictions of any kind. No Subsidiary has outstanding any securities convertible into or exchangeable or exercisable for any shares of its capital stock, there are no outstanding options, warrants, stock appreciation rights, phantom stock or stock equivalents. Except as set forth in Section 3.1(c) of the Disclosure Schedule, the Company has no outstanding stock appreciation rights, phantom stock or stock equivalents or other rights to purchase or acquire any capital stock of any Subsidiary, there are no irrevocable proxies with respect to such shares, and there are no contracts, commitments, understandings, arrangements or restrictions by which any Subsidiary or the Company is bound to issue additional shares of the capital stock of a Subsidiary. Except for the Subsidiaries, and as otherwise disclosed in Section 3.1(b) of the Disclosure Schedule, the Company does not own, directly or indirectly, any capital stock or other equity securities of any corporation or have any direct or indirect equity interest in any business. Each Subsidiary (i) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation; (ii) has all requisite corporate power and authority and any necessary governmental authority to carry on its business as it is now being conducted and to own, operate and lease its properties; and (iii) is qualified or licensed to do business as a foreign corporation and is in good standing in each of the jurisdictions in which
    (A) the ownership or leasing of real property or the conduct of its business requires such qualification or licensing and (B) the failure to be so qualified or licensed, either singly or in the aggregate, would have a Material Adverse Effect. The Company has previously delivered to Parent and Sub complete and correct copies of the Certificates or Articles of Incorporation and By-Laws of each Subsidiary, each as amended to date. All such Certificates or Articles of Incorporation and By-Laws are in full force and effect.

        (c) CAPITALIZATION. As of the date hereof, the authorized capital stock of the Company consists of 40,000,000 shares of Common Stock comprised of 20,000,000 shares of Voting Common and 20,000,000 shares of Non-Voting Common. At the close of business on March 24, 1999 (the "Stock Reference Date"), 13,094,585 shares of Voting Common were issued and outstanding, 1,359,071 shares of Voting Common were reserved for issuance upon the exercise of outstanding Options, no shares of Voting Common were reserved for issuance upon the conversion of any outstanding shares of Non-Voting Common, no shares of Non-Voting Common were issued and outstanding, 13,094,585 shares of Non-Voting Common were reserved for issuance upon the conversion of any outstanding shares of Voting Common, and no shares of Common Stock were held by the Company in its treasury. Except as set forth above, at the close of business on the Stock Reference Date, no shares of capital stock or other equity securities of the Company were issued, reserved for issuance or outstanding. Schedule 3.1(c) of the Disclosure Schedule sets forth each plan (collectively, the "Company Stock Option Plans") pursuant to which any options or warrants to acquire Common Stock have been, or may be, granted. All outstanding shares of capital stock of the Company are, and all shares which may be issued pursuant to the Company Stock Option Plans will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except as set forth above or in Section 3.1(c) of the Disclosure Schedule, the Company has no outstanding option, warrant, stock appreciation rights, phantom stock, stock equivalents, subscription or other right, agreement or commitment which either (i) obligates the Company to issue, sell or transfer, repurchase, redeem or otherwise acquire or vote any shares of the capital stock of the Company or (ii) restricts the transfer of Common Stock. As of the Stock Reference Date Section 3.1(c) of the Disclosure Schedule accurately sets forth the number of shares of Common Stock issuable upon exercise of each outstanding Option, and the applicable exercise price with respect to each such Option. Other than as set forth in Section 3.1(c) of the Disclosure Schedule, the Company has not granted, nor is obligated to grant, registration rights to any stockholders of the Company in respect of any of the Common Stock.

        (d) AUTHORITY; ENFORCEABILITY; NONCONTRAVENTION. The Company has the requisite corporate power and authority to enter into this Agreement and, subject to the adoption of this Agreement by its stockholders as set forth in subsection 6.1(a) with respect to the consummation of the Merger, to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject to the adoption of this Agreement by its stockholders as set forth in subsection 6.1(a). This Agreement has been duly executed and delivered by the Company and, assuming this Agreement constitutes the valid and binding agreement of Parent and Sub, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms except that the enforceability hereof may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. Except as disclosed in Section 3.1(d) of the Disclosure Schedule, the execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions hereof will not, (i) violate any of the provisions of the Restated Charter or By-laws of the Company, (ii) subject to the governmental filings and other matters referred to in the following sentence, conflict with, result in a breach of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a material benefit under, or require the consent of any person under, any indenture or other agreement, permit, concession, franchise, license or similar instrument or undertaking to which the

    Company is a party or by which the Company or any of its assets is bound or affected, or (iii) subject to the governmental filings and other matters referred to in the following sentence, contravene any law, rule or regulation of any state of the United States or any political subdivision thereof or therein, or any order, writ, judgment, injunction, decree, determination or award currently in effect, which, in the case of clauses
    (ii) and (iii) above, alone or in the aggregate, would have a Material Adverse Effect or prevent consummation of the transactions contemplated hereby. No consent, approval or authorization of, or declaration or filing with, or notice to, any governmental agency or regulatory authority (a "Governmental Entity"), which has not been received or made, is required by or with respect to the Company in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated hereby, except for (i) the requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"); (ii) the filing of the certificate of merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business; (iii) such filings and consents as may be required under any environmental law pertaining to any notification, disclosure or required approval triggered by the Merger or the transactions contemplated by this Agreement other than such filings or consents which the failure to obtain would not have a Material Adverse Effect; (iv) any filings with the New York Stock Exchange (the "NYSE") and the Securities and Exchange Commission (the "SEC") with respect to the delisting and deregistration of the shares of Voting Common; (v) such other consents, approvals, authorizations, filings or notices as are set forth in Section 3.1(d)(v) of the Disclosure Schedule and (vi) any applicable filings under state antitakeover laws, or filings, authorizations, consents or approvals the failure to make or obtain which, in the aggregate, would not have a Material Adverse Effect or otherwise materially interfere with the consummation of the transactions contemplated hereby.

        (e) FINANCIAL STATEMENTS; SEC REPORTS. The Company has previously furnished Parent and Sub with true and complete copies of (i) its Annual Report on Form 10-K for the year ended December 31, 1997 (the "Annual Report") filed by the Company with the SEC, (ii) its Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998 (collectively, the "Quarterly Reports" and, together with the Annual Report, the "Reports") filed by the Company with the SEC, (iii) proxy statements relating to all of the Company's meetings of shareholders (whether annual or special) held or scheduled to be held since December 31, 1997 and (iv) each other registration statement, proxy or information statement or current report on Form 8-K filed since September 30, 1998 by the Company with the SEC. Since January 1, 1994, the Company has complied in all material respects with its SEC filing obligations under the Exchange Act. The financial statements and related schedules and notes thereto of the Company contained in the Reports (or incorporated therein by reference) were prepared in accordance with generally accepted accounting principles applied on a consistent basis except as noted therein, and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and, if applicable, the cash flows for the periods then ended, subject (in the case of interim unaudited financial statements) to normal year-end audit adjustments, and such financial statements complied as of their respective dates in all material respects with applicable rules and regulations of the SEC. Each such registration statement, proxy statement and Report was prepared in accordance with the requirements of the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, as applicable, and did not, on the date of effectiveness in the case of such registration statements, on the date of mailing in the case of such proxy statements and on the date of filing in the case of such Reports, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

        (f) ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as may be disclosed in the Reports or as otherwise disclosed in Section 3.1(f) of the Disclosure Schedule, since September 30, 1998 there has not been (i) any change in the business, assets, financial condition or results of operations of the Company or its Subsidiaries or any other event which in any such case has had or could reasonably be expected to have a Material Adverse Effect; (ii) any damage, destruction or loss, whether covered by insurance or not, having a material adverse effect upon the properties or business of the Company and the Subsidiaries taken as a whole; (iii) any declaration, setting aside or payment of any dividend, or other distribution in respect of the capital stock of the Company or any redemption or other acquisition by the Company of any of its capital stock; (iv) any issuance by the Company, or commitment of the Company to issue, any shares of its Common Stock or securities convertible into or exchangeable for shares of its Common Stock; (v) any increase in the rate or terms of compensation payable or to become payable by the Company or any Subsidiary to its directors, officers or key employees, except increases occurring in the ordinary course of business in accordance with its customary past practices; (vi) any grant or increase in the rate or terms of any bonus, insurance, pension, severance or other employee benefit plan, payment or arrangement made to, for or with any directors, officers or key employees, except increases occurring in the ordinary course of business in accordance with its customary past practices;
    (vii) any change by the Company in accounting methods, principles or practices except as required by generally accepted accounting principles;
    (viii) an entry into any agreement, commitment or transaction by the Company or any Subsidiary which is material to the Company and its Subsidiaries taken as a whole, except agreements, commitments or transactions in the ordinary course of business; (ix) any stock split, reverse stock split, combination or reclassification of the Common Stock; (x) any change in the terms and conditions of the Company Stock Option Plans except as contemplated hereby; or (xi) any agreement or commitment, whether in writing or otherwise, to take any action described in this subsection 3.1(f). Since December 31, 1997, the Company and the Subsidiaries have conducted their respective businesses in all material respects only in the ordinary course, consistent with past custom and practice, except as contemplated by this Agreement and except to the extent such conduct would not have a Material Adverse Effect.

        (g) COMPANY SCHEDULE 13E-3 AND PROXY MATERIALS. All of the information supplied by the Company for inclusion in the Rule 13e-3 Transaction Statement on Schedule 13E-3 (the "Schedule 13E-3") referred to in Section
    5.2 hereof will not, on the date the Schedule 13E-3 is first filed, and all of the information supplied by the Company for inclusion in the Definitive Proxy Statement referred to in Section 5.2 hereof will not, on the date when the Definitive Proxy Statement is first mailed to the Company's shareholders, and the Schedule 13E-3 and the Definitive Proxy Statement, as then amended or supplemented, will not, on the date of the Company's stockholders' meeting referred to in Section 5.1 hereof or on the Closing Date (as defined in Section 1.2 hereof), contain any statement which is false or misleading with respect to any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, the Company makes no representation or warranty regarding information furnished by Parent or Sub for inclusion in the Schedule 13E-3 or the Definitive Proxy Statement (or any amendment or supplement thereto). The Definitive Proxy Statement will comply as to form and, with respect to information supplied or to be supplied in writing by or on behalf of the Company for inclusion in the Definitive Proxy Statement, substance in all material respects with the requirements of the Exchange Act and the applicable rules and regulations of the SEC thereunder.

        (h) BOARD RECOMMENDATION. As of the date hereof, the Board of Directors of the Company has recommended that the stockholders of the Company vote for adoption of this Agreement, subject to Section 5.8.

        (i) UNDISCLOSED LIABILITIES. Neither the Company nor any of its Subsidiaries has any material liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including any liability for taxes), except for (i) liabilities, obligations or contingencies that are reserved or accrued against the unaudited consolidated balance sheet of the Company and its Subsidiaries dated as of December 31, 1997 (ii) liabilities which have arisen after December 31, 1997 in the ordinary course of business, none of which is a liability and (iii) liabilities which individually or in the aggregate would not have a Material Adverse Effect.

        (j) TAKEOVER PROVISIONS INAPPLICABLE. The Restated Charter provides that Section 203 of the GCL is inapplicable to the Merger.

        (k) BROKERS. No broker, investment banker, financial advisor or other person, the fees and expenses of which will be paid by the Company, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement.

    SECTION 3.2 REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB. Parent and Sub represent and warrant to the Company as follows:

        (a) ORGANIZATION, STANDING AND CORPORATE POWER. Parent is a limited liability company duly organized and validly existing under the laws of the State of Delaware. Sub is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware. Each of Parent and Sub has the requisite power (corporate or otherwise) and authority (corporate or otherwise) to carry on its business as now being conducted. Each of Parent and Sub is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a Material Adverse Effect.

        (b) CAPITALIZATION. As of the date of this Agreement, the authorized units of Parent consists of 1,000 common units, none of which are presently issued and outstanding. As of the date of this Agreement, the authorized capital stock of Sub consists of (i) 1,000 shares of common stock, par value $.01 per share, 1,000 shares of which are presently issued and outstanding which constitutes all of the issued and outstanding capital stock of Sub. All of the issued and outstanding units and shares of capital stock of Parent and Sub, as applicable, are validly issued, fully paid and nonassessable. As of the Effective Time, the capitalization of Parent and Sub and the ownership of the issued and outstanding shares of the capital stock or other interests of each of Parent and Sub will be as provided to the Company for inclusion in the Definitive Proxy Statement.

        (c) AUTHORITY; ENFORCEABILITY; NONCONTRAVENTION. Parent and Sub have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Parent and Sub and the consummation by Parent and Sub of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of Parent and Sub. This Agreement has been duly executed and delivered by and, assuming this Agreement constitutes the valid and binding agreement of the Company, constitutes a valid and binding obligation of each of Parent and Sub, enforceable against such party in accordance with its terms, except that the enforceability hereof may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this

    Agreement will not (i) violate any of the provisions of the charter documents of Parent, or the Certificate of Incorporation or By-laws of Sub,
    (ii) subject to the governmental filings and other matters referred to in the following sentence, conflict with, result in a breach of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a material benefit under, or require the consent of any person under, any indenture, or other agreement, permit, concession, franchise, license or similar instrument or undertaking to which Parent or any of its subsidiaries is a party or by which Parent or any of its subsidiaries or any of their assets is bound or affected, or (iii) subject to the governmental filings and other matters referred to in the following sentence, contravene any law, rule or regulation of any state or of the United States or any political subdivision thereof or therein, or any order, writ, judgment, injunction, decree, determination or award currently in effect, which, in the case of clauses (ii) and (iii) above, singly or in the aggregate, would have a material adverse effect on the business, financial condition or results of operations of Parent and Sub taken as a whole or prevent consummation of the transactions contemplated hereby. No consent, approval or authorization of, or declaration or filing with, or notice to, any Governmental Entity which has not been received or made is required by or with respect to Parent or Sub in connection with the execution and delivery of this Agreement by Parent or Sub or the consummation by Parent or Sub, as the case may be, of any of the transactions contemplated by this Agreement, except for (i) the requirements or the Exchange Act, (ii) the filing of the certificate of merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (iii) such other consents, approvals, authorizations, filings or notices as are set forth in Section 3.1(d)(v) of the Disclosure Schedule and (iv) any applicable filings under state antitakeover laws, or filings, authorizations, consents or approvals the failure to make or obtain which, in the aggregate, would not have a material adverse effect on the business, financial condition or results of operations of Parent and Sub taken as a whole or prevent consummation of the transactions contemplated hereby.

        (d) SCHEDULE 13E-3 AND PROXY MATERIALS. All of the information to be furnished by Parent or Sub for inclusion in the Schedule 13E-3 and the Definitive Proxy Statement (or any amendment or supplement thereto) will not, in the case of the Schedule 13E-3, on the date it is first filed, and in the case of the Definitive Proxy Statement, on the date it is first mailed to the Company's shareholders, and in the case of the Schedule 13E-3 and the Definitive Proxy Statement, as then amended or supplemented, on the date of the Company's stockholders' meeting referred to in Section 5.1 hereof or on the Closing Date, contain any statement which is false or misleading with respect to any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, Parent and Sub make no representation or warranty regarding information furnished by the Company for inclusion in the Schedule 13E-3 (or any amendment or supplement thereto). The information supplied or to be supplied in writing by or on behalf of Parent or Sub for inclusion in the Schedule 13E-3 will comply as to form and substance in all material respects with the requirements of the Exchange Act and the applicable rules and regulations of the SEC thereunder.

        (e) BROKERS. No broker, investment banker, financial advisor or other person, the fees and expenses of which will be paid by Parent of Sub, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement.

        (f) FINANCING. Attached hereto as Exhibit C are true and correct copies of (collectively, the "Equity Letters"); (i) a commitment letter dated the date hereof from Bruckmann, Rosser, Sherrill & Co., L.P. ("BRSLP") pursuant to which BRSLP has committed, subject to the terms and conditions set forth therein, to provide or cause to be provided equity funding of up to $52,500,000; and (ii) a commitment letter dated the date hereof from Citicorp Venture Capital, Ltd. ("CVC") pursuant to which CVC has committed, subject to the terms and conditions set forth therein, to provide or cause to be provided Equity Funding of up to $52,500,000.

                                  ARTICLE IV.

                   COVENANTS RELATING TO CONDUCT OF BUSINESS
                                PRIOR TO MERGER

    SECTION 4.1 CONDUCT OF BUSINESS OF THE COMPANY. Except as contemplated or otherwise permitted by this Agreement, during the period from the date of this Agreement to the Effective Time, the Company shall use its reasonable best efforts to operate, and shall cause each Subsidiary to use its reasonable best efforts to operate, its business in the ordinary course in all material respects and comply with applicable laws in all material respects. Without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, except as expressly contemplated by this Agreement and except as set forth in Section 4.1 of the Disclosure Schedule, the Company shall not, without the prior written consent of Parent:

    (i) (x) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of the Company's outstanding capital stock, (y) split, combine or reclassify any of its outstanding capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its outstanding capital stock, or (z) purchase, redeem or otherwise acquire any shares of its outstanding capital stock or any rights, warrants or options to acquire any such shares;

    (ii) issue, sell, grant, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, except for the issuance of shares of Common Stock upon exercise of Options outstanding prior to the date of this Agreement and disclosed in
         Section 3.1(c), or take any action that would make the Company's representations and warranties set forth in Section 3.1(c) not true and correct in all material respects;

   (iii) amend its Restated Charter or By-laws or other comparable charter or organizational documents;

    (iv) acquire any business or any corporation, partnership, joint venture, association or other business organization or division thereof (or any interest therein) in a transaction or series of transactions involving aggregate consideration in excess of $25 million or form any subsidiaries;

    (v) sell or otherwise dispose of any of its substantial assets, except in the ordinary course of business or in a transaction or series of transactions involving assets with an aggregate value of less than $5,000,000;

    (vi) make any capital expenditures or commitments with respect thereto, except capital expenditures or commitments not exceeding the Company's budget (which capital expenditures budget is described in Section 4.1 of the Disclosure Schedule) by more than $1,000,000 in the aggregate as the Company may, in its discretion, deem appropriate;

   (vii) (x) incur any indebtedness for borrowed money or guaranty any such indebtedness of another person, other than (A) borrowings in the ordinary course under existing lines of credit (or under any refinancing of such existing lines), (B) indebtedness owing to, or guaranties of indebtedness owing to, the Company or (C) in connection with the Financing, or (y) make any loans or advances to any other person, other than to the Company and other than routine advances to employees, except in the case of either
         (x) or (y) as disclosed in Section 4.1 of the Disclosure Schedule;

  (viii) grant or agree to grant to any employee any increase in wages or bonus (other than any increase in the ordinary course of business consistent with past practices), severance, profit sharing, retirement, deferred compensation, insurance or other compensation or benefits, or establish any new compensation or benefit plans or arrangements, or amend or agree to amend any existing Company Stock Option Plans, except as may be required under existing agreements disclosed in Section 3.1(a)(viii) of the Disclosure Schedule;

    (ix) merge, amalgamate or consolidate with any other entity in any transaction, sell all or substantially all of its business or assets;

    (x) enter into or amend any employment, consulting, severance or similar agreement with any individual which provides for the payment of an annual base salary in excess of $125,000;

    (xi) change its accounting policies in any material respect, except as required by generally accepted accounting principals;

   (xii) cancel, terminate, amend, modify or waive any of the terms of any confidentiality or standstill agreement executed with respect to a proposed acquisition of the capital stock or substantially all of the assets of the Company or any of its Subsidiaries by any other party prior to the date of this Agreement;

  (xiii) except as contemplated by Section 5.8 and Section 7.1(d) hereof, authorize, recommend, propose or announce an intention to authorize, recommend or propose, or enter into an agreement in principle or an agreement with respect to any merger, consolidation or business combination (other than the Merger), any acquisition or disposition of a material amount of assets or securities (including, without limitation, the assets or securities of any Subsidiary and other than inventory in the ordinary course); or

   (xiv) except as contemplated by Section 5.8 and Section 7.1(d) hereof, commit or agree to take any of the foregoing actions except as contemplated by
         Section 5.8 and Section 7.1(d) hereof.

    SECTION 4.2 PLANS. Other than in connection with the Merger, Parent and Sub hereby covenant and agree that (a) they shall not sell, dispose of or otherwise transfer, or cause to be sold, disposed of or otherwise transferred, directly or indirectly, within one year of the Effective Time (i) more than 50% of the beneficial ownership of the outstanding voting capital stock of the Surviving Corporation or (ii) assets constituting more than 50% of the earning power of the Company and its subsidiaries or with a book value in excess of 50% of the book value of all assets of the Company and its subsidiaries and (b) the Surviving Corporation shall not engage in any public offering of its common equity securities (other than in connection with any offering of an "equity kicker" which is part of the Financing) within one year of the Effective Time.

                                   ARTICLE V.

                             ADDITIONAL AGREEMENTS

    SECTION 5.1 MEETING OF STOCKHOLDERS. Upon receipt of the Financing Letters, the Company will take all action necessary in accordance with applicable law and its Restated Charter and By-laws to duly call, give notice of, and convene a meeting of its stockholders (the "Stockholders' Meeting") to consider and vote upon the adoption of this Agreement. The board of directors of the Company shall recommend such adoption and approval, and subject to fiduciary obligations under applicable law, shall not withdraw or modify such recommendation other than in compliance with Section 5.8 and

Section 7.1(d) or if the Fairness Opinion (as defined in Section 5.2) is withdrawn by Sun Trust Equitable Securities Corporation, and shall take all lawful action necessary to obtain such approval.

    SECTION 5.2 PROXY STATEMENT; SCHEDULE 13E-3. Parent will prepare and file after consultation with the Company, and the Company will cooperate with Parent in the preparation and filing of, the Schedule 13E-3 with the SEC with respect to the transactions contemplated by this Agreement. Parent shall pay the filing fee for such Schedule 13E-3 and Form S-4. In connection with the Stockholders' Meeting contemplated by Section 5.1 above, the Company will prepare and file (after consultations with Parent) a preliminary proxy statement relating to the transactions contemplated by this Agreement (the "Preliminary Proxy Statement") which shall be included as part of the registration statement on Form S-4 (the "Form S-4") with the SEC and will use its commercially reasonable efforts to respond to the comments of the SEC thereon, and to cause a final proxy statement and the Form S-4 (such proxy statement together with the Form S-4, "the Definitive Proxy Statement") to be mailed to the Company's stockholders, in each case as soon as reasonably practicable after providing Parent with reasonable opportunity to comment thereon. Each party to this Agreement will notify the other parties promptly of the receipt of the comments of the SEC, if any, and of any request by the SEC for amendments or supplements to the Schedule 13E-3, the Preliminary Proxy Statement or the Definitive Proxy Statement or for additional information, and will supply the others with copies of all correspondence between such party or its representatives, on the one hand, and the SEC or members of its staff, on the other hand, with respect to the Schedule 13E-3, the Preliminary Proxy Statement, the Definitive Proxy Statement or the Merger. If at any time prior to the Stockholders' Meeting, (i) any event should occur relating to the Company or any of the Subsidiaries which should be set forth in an amendment of, or a supplement to, the Schedule 13E-3 or the Definitive Proxy Statement, or (ii) any event should occur relating to Parent or Sub or any of their respective Associates or Affiliates, or relating to the plans of any such persons for the Surviving Corporation after the Effective Time of the Merger, or relating to the Financing, in either case that should be set forth in an amendment of, or a supplement to, the Schedule 13E-3 or the Definitive Proxy Statement, then the Company or Parent (as applicable), will, upon learning of such event, promptly inform the other of such event and the Company shall prepare, file and, if required, mail such amendment or supplement to the Company's stockholders; provided that, prior to such filing or mailing the Company shall consult with Parent with respect to such amendment or supplement and shall afford Parent reasonable opportunity to comment thereon. Parent will furnish to the Company the information relating to Parent and Sub, their respective Associates and Affiliates and the plans of such persons for the Surviving Corporation after the Effective Time of the Merger, and relating to the Financing, which is required to be set forth in the Schedule 13E-3, the Preliminary Proxy Statement or the Definitive Proxy Statement under the Exchange Act and the rules and regulations of the SEC thereunder. The Definitive Proxy Statement shall contain a copy of the written opinion (the "Fairness Opinion") of Sun Trust Equitable Securities Corporation that the Merger Consideration is fair from a financial point of view to the Company's stockholders, other than the Affiliate Stockholders.

    SECTION 5.3  ACCESS TO INFORMATION; CONFIDENTIALITY.

    (a) From the date hereof, the Parent, Sub and their financing sources shall be entitled to make or cause to be made such reasonable investigation of the Company and its Subsidiaries, and the financial and legal condition thereof, as Parent, Sub and their financing sources deem reasonably necessary or advisable, and the Company shall reasonably cooperate with any such investigation. In furtherance of the foregoing, but not in limitation thereof, the Company will, and will cause each of its Subsidiaries to, provide the Parent, Sub and their financing sources and their respective agents and representatives, or cause them to be provided, with reasonable access to any and all of its management personnel, accountants, representatives, premises, properties, contracts, commitments, books, records and other information of the Company and each of its Subsidiaries upon reasonable notice during regular business hours and shall furnish such financial and operating data, projections, forecasts, business plans, strategic plans and other data relating to the Company and its Subsidiaries and their respective businesses as the Parent, Sub, its financing sources and their respective agents and representatives shall reasonably request from time to time, including all information necessary to satisfy closing conditions for obtaining Financing for the transactions contemplated hereby; provided, that until the Closing Date all information provided to Parent, Sub and their financing sources and representatives pursuant hereto (other than the information (i) contained in any offering memorandum prepared in connection with the registration, offering, placement, or syndication of any of the Financing or the Senior Preferred, (ii) disclosed in the process of marketing the Financing or the Senior Preferred, or (iii) contained in any filing with the SEC, the NYSE or any other national securities exchange), shall be subject to the confidentiality provisions set forth in Section 5.3(b). The Company agrees to cause its and its Subsidiaries' officers, employees, consultants, agents, accountants and attorneys to cooperate with the Parent, Sub and their financing sources and representatives in connection with such review and the Financing, including the preparation by the Parent, Sub and their financing sources of any offering memorandum or related documents related to such Financing. No investigation by the Parent or Sub heretofore or hereafter made shall modify or otherwise affect any representations and warranties of the Company, which shall survive any such investigation, or the conditions to the obligation of the Parent and Sub to consummate the transactions contemplated hereby.

    (b) Subject to Section 5.7 and Section 5.3(a), all information disclosed, whether before or after the date hereof, pursuant to this Agreement or in connection with the transactions contemplated by, or the discussions and negotiations preceding, this Agreement to any other party (or its representatives) shall constitute "Evaluation Material" within the meaning of that certain Confidentiality and Standstill Agreement dated March 23, 1999, between the Company and certain affiliates of the Parent (the "Confidentiality Agreement") and without limiting the foregoing, shall be kept confidential by such other party and its representatives and shall not be used by any Person, other than in connection with evaluating and giving effect to the Merger and the other the transactions contemplated by this Agreement including, without limitation, in connection with procurement of the Financing and in connection with Parent and Sub's filings under the Exchange Act. If the Merger is not consummated and this Agreement is terminated in accordance with its terms, at the request of the Company, Parent or Sub (as applicable) shall return or destroy any information provided hereunder.

    SECTION 5.4 COMMERCIALLY REASONABLE EFFORTS. Upon the terms and subject to the conditions and other agreements set forth in this Agreement, each of the parties agrees to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including the satisfaction of the respective conditions set forth in Article VI. Subject to the terms and provisions of the Confidentiality Agreement, the Company and Parent shall each furnish to one another and to one another's counsel all such information as may be required in order to accomplish the foregoing actions. If any state takeover statute or similar statute or regulation becomes applicable to the Merger, this Agreement or any of the other transactions contemplated hereby, the Company and Parent will take all commercially reasonable action necessary to ensure that the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Merger and the other transactions contemplated by this Agreement.

    SECTION 5.5 FINANCING. Each of Parent and Sub shall use their commercially reasonable efforts to obtain the Financing on terms and conditions reasonably satisfactory to them and to deliver to the Company true and correct copies of the fully executed and delivered Definitive Financing Agreements with respect thereto on or before the Closing Date. In furtherance thereof, not later than thirty (30) calendar days after the date hereof, Parent or Sub will provide the Company with true and correct copies of one or more highly confident letters and/or commitment letters in respect of bank financing, in each case, which are in customary, executable form, from one or more reputable commercial or investment banks indicating the willingness to underwrite, syndicate or otherwise provide, subject to the terms and conditions set forth therein, debt financing to the Surviving Company, the net proceeds of which shall not be less than $335,000,000 in the aggregate (the "Financing Letters"). Parent and Sub shall use their commercially reasonable efforts to satisfy on or before the Closing Date all requirements of the Financing Letters which are conditions to closing the transactions constituting the Financing and to drawing the cash proceeds thereunder; provided, that in no event shall Parent or Sub be required to pay any additional fees or offer an "equity kicker" in excess of those explicitly provided for in the Financing Letters. The obligations contained herein are not intended, nor shall they be construed, to benefit or confer any rights upon any person, firm or entity other than the Company.

    SECTION 5.6  INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE.

    (a) From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, indemnify and hold harmless each person who is now, at any time has been or who becomes prior to the Effective Time a director, officer, employee or agent of the Company or any of its subsidiaries (the "Indemnified Parties") against any and all losses, claims, damages, liabilities, costs, expenses (including reasonable fees and expenses of legal counsel), judgments, fines or amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation (each a "Claim") arising in whole or in part out of or pertaining to any action or omission occurring prior to the Effective Time (including, without limitation, any which arise out of or relate to the transactions contemplated by this Agreement), regardless of whether such Claim is asserted or claimed prior to, at or after the Effective Time, to the full extent permitted under Delaware law or the Surviving Corporation's Certificate of Incorporation or By-laws in effect as of the Effective Date; provided, however, that in no event shall the Surviving Corporation be required to indemnify, defend or hold harmless any director, officer or employee of the Company or any of its Subsidiaries in respect of any loss, cost, damage, expense or liability incurred by such party in respect of any Common Stock or Options held by such persons prior to or after the Effective Time. Without limiting the generality of the preceding sentence, in the event any Indemnified Party becomes involved in any Claim, after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, periodically advance to such Indemnified Party its legal and other expenses (including the cost of any investigation and preparation incurred in connection therewith), subject to the provisions of paragraph (b) of this Section 5.6, and subject to the providing by such Indemnified Party of an undertaking to reimburse all amounts so advanced in the event of a final and non-appealable determination by a court of competent jurisdiction that such Indemnified Party is not entitled thereto.

    (b) The Indemnified Party shall control the defense of any Claim with counsel selected by the Indemnified Party, which counsel shall be reasonably acceptable to Parent, provided that Parent and the Surviving Corporation shall be permitted to participate in the defense of such Claim at their own expense, and provided further that if any D&O Insurance (as defined in paragraph (c) of this Section 5.6) in effect at the time shall require the insurance company to control such defense in order to obtain the full benefits of such insurance and such provision is consistent with the provisions of the Company's D&O Insurance existing as of the date of this Agreement, then the provisions of such policy shall govern the selection of counsel. Neither Parent nor the Surviving Corporation shall be liable for any settlement effected without its written consent, which consent shall not be withheld unreasonably.

    (c) For a period of six years after the Effective Time (the "Insurance Carry-Over Period"), Parent or the Surviving Corporation shall provide officers' and directors' liability insurance ("D&O Insurance") covering each Indemnified Party who is presently covered by the Company's officers' and directors' liability insurance or will be so covered at the Effective Time with respect to actions or omissions occurring prior to the Effective Time, on terms no less favorable than such insurance maintained in effect by the Company as of the date hereof in terms of coverage and amounts, provided that Parent and the Surviving Corporation shall not be required to pay in the aggregate an annual premium for D&O Insurance in excess of 200% of the last annual premium paid prior to the date hereof, but in such case shall purchase as much coverage as possible for such amount.

    (d) The Certificate of Incorporation and By-laws of the Surviving Corporation shall contain substantially similar provisions with respect to indemnification, personal liability and advancement of fees and expenses as set forth in the Restated Charter and By-laws of the Company as of the Effective Time, which provisions shall not be amended, repealed or otherwise modified during the Insurance Carry-Over Period in any manner that would adversely affect the rights thereunder of the Indemnified Parties in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement), unless such modification is required by law. Parent, Sub and the Company agree that all rights existing in favor of any Indemnified Party under any indemnification agreement in effect as of the date hereof (each of which shall be listed on Section 5.6(d) of the Disclosure Schedule hereto shall survive the Merger and shall continue in full force and effect, without any amendment thereto. In the event any Claim is asserted or made, any determination required to be made with respect to whether an Indemnified Party's conduct complies with standards set forth under such provisions of the Restated Charter or By-laws or under the DGCL, as the case may be, shall be made by independent legal counsel selected by such Indemnified Party and reasonably acceptable to Parent unless the DGCL, the Restated Charter or By-laws provide otherwise; and provided, that nothing in this Section 5.6 shall impair any rights or obligations of any current or former director or officer of the Company or any of its subsidiaries, including pursuant to the respective certificates of incorporation or bylaws of Parent, the Surviving Corporation or the Company, or their respective subsidiaries, under the DGCL or otherwise.

    (e) The provisions of this Section 5.6 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, his or her heirs and his or her personal representatives and shall be binding on all successors and assigns of Parent, Sub, the Company and the Surviving Corporation.

    SECTION 5.7 PUBLIC ANNOUNCEMENTS. Parent and Sub, on the one hand, and the Company, on the other hand, will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation; provided, that any such party may make any public statement which it in good faith believes, based on advice of counsel, is necessary or advisable in connection with any requirement of applicable law, court process or by obligations pursuant to any listing agreement with any national securities exchange, it being understood and agreed that each party shall promptly provide the other parties hereto with copies of such public statement.

    SECTION 5.8  ACQUISITION PROPOSALS.

    (a) The Company shall not, nor shall it authorize or permit any of its Representatives to, directly or indirectly, (i) solicit, initiate or encourage the submission of any Acquisition Proposal (as hereinafter defined); (ii) participate in any discussions or negotiations regarding, or furnish to any person any non-public information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal; provided, however, that the foregoing shall not prohibit the Independent Directors from furnishing information or requiring the Company to furnish information to, or entering into discussions or negotiations with, any person in connection with an unsolicited bona fide Acquisition Proposal by such person if, and to the extent that such person first enters into a standstill and confidentiality agreement with the Company on terms no less favorable to the Company than those contained in the

Confidentiality Agreement; provided, that in no event shall the Company waive or amend any restriction contained in any such agreement. Prior to furnishing information to, or entering into discussions or negotiations with, such person or entity, the Company shall provide prompt written notice to Parent to such effect, such written notice shall include the material terms and conditions (to the extent known to the Company) of such Acquisition Proposal or inquiry, and the identity of the person making any such Acquisition Proposal or inquiry. For purposes of this Agreement, "Acquisition Proposal" means any proposal with respect to a merger, consolidation, share exchange, business combination or similar transaction involving the Company or any of its Subsidiaries, or any purchase of all or any significant portion of the assets of the Company or any of its Subsidiaries, or any equity interest in the Company or any of its Subsidiaries, other than the transactions contemplated hereby.

    (b) The Company shall not enter into any agreement with respect to any Acquisition Proposal or enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger or any other transactions contemplated by this Agreement unless: (i) the Company's Board of Directors determines in good faith by a majority vote, after consultation with its financial and legal advisors that such transaction (the "Alternative Transaction") (A) is more favorable to the stockholders of the Company from a financial point of view than the transactions contemplated by this Agreement (including any adjustment to the terms and conditions of such transaction proposed in writing by Parent in response to such Acquisition Proposal), (B) is not subject to any material contingency, to which the other party thereto has not reasonably demonstrated (as determined in good faith by the Board of Directors of the Company) its ability to obtain, including the receipt of government consents or approvals (including any such approval required under the HSR Act), and (C) is reasonably likely to be consummated and is in the best interest of the stockholders of the Company; and (ii) the Company has received both advice from its outside legal counsel (which may be the Company's regularly retained outside counsel) that there is a material risk that failure to approve such an Alternative Proposal will constitute a breach of the Board of Directors' fiduciary duties under applicable law, and (y) a written opinion (a copy of which has been delivered to Parent and Sub) from Sun Trust Equitable Securities Corporation (or any other nationally recognized investment banking firm) that the Alternative Transaction is fair from a financial point of view to the stockholders of the Company, other than any stockholders participating in the buying group in such transaction; provided, that the Company shall immediately prior to entering into such agreement have complied with the provisions of
Section 7.1(d) hereof, including, without limitation, the payment to Parent of its expenses as provided for in Section 7.3.

    SECTION 5.9 STOCKHOLDER LITIGATION. The Company shall give Parent, at its own cost and expense, the opportunity to participate in the defense or settlement of any stockholder litigation against the Company and its directors relating to the transactions contemplated by this Agreement; provided, however, that no such settlement shall be agreed to without Parent's consent, which consent shall not be unreasonably withheld.

    SECTION 5.10 BOARD ACTION RELATING TO STOCK OPTION PLANS AND OPTIONS. As soon as reasonably practicable following the date of this Agreement, to the extent permitted by the Company Stock Option Plans and applicable law, the Board of Directors of the Company (or, if appropriate, any committee administering a Company Stock Option Plans) shall adopt such resolutions or take such actions as may be necessary or appropriate to adjust the terms of all outstanding Company Stock Options in accordance with Section 2.2, and shall make such other changes to the Company Stock Option Plans as it deems necessary or appropriate to give effect to the Merger. In addition, prior to the Effective Time, the Board of Directors of the Company shall adopt such resolutions and take such actions as may be required to amend the terms of all outstanding Options in accordance with
Section 2.2, to the extent permitted by the Company Stock Option Plans and applicable law, and shall make such other changes to the Options as it deems appropriate to give effect to the Merger.

    SECTION 5.11 NOTICES OF CERTAIN EVENTS. The Company and Parent shall promptly notify the other of:

        (a) the receipt of any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by this Agreement;

        (b) the receipt of any notice or other communication from any governmental or regulatory agency or authority in connection with the transactions contemplated by this Agreement;

        (c) any actions, suits, claims, investigations or proceedings commenced or, to the best of its actual knowledge, threatened against, relating to or involving or otherwise affecting the Company or any Subsidiary, on the one hand, or Parent or Sub, on the other hand, which, in either case, could materially interfere with the consummation of the transactions contemplated by this Agreement; and

        (d) any action, event or occurrence that would constitute a breach of any representation, warranty, covenant or agreement of it set forth in this Agreement which could reasonably be expected to result in a Material Adverse Effect.

    SECTION 5.12 EXCHANGE ACT AND STOCK EXCHANGE FILINGS. Unless an exemption shall be expressly applicable to the Company, or unless Parent agrees otherwise in writing, the Company will file with the SEC and the NYSE all reports required to be filed by it pursuant to the rules and regulations of the SEC and the NYSE (including, without limitation, all required financial statements).

    SECTION 5.13 PURCHASE OF COMMON STOCK. The Company agrees that it will not object to the purchase by Parent or Sub of shares of Common Stock from stockholders of the Company listed on Exhibit 2.1(c) or Affiliates or Associates thereof, prior to the Effective Time so long as the purchase price for such shares does not exceed the Merger Consideration.

                                  ARTICLE VI.

                              CONDITIONS PRECEDENT

    SECTION 6.1  CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE
MERGER. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

        (a) STOCKHOLDER APPROVAL. This Agreement shall have been adopted by (i) the affirmative vote of holders of a majority of the outstanding shares of Voting Common and (ii) the affirmative vote of holders of a majority of the outstanding shares of Voting Common that are not beneficially owned by the Affiliated Stockholders or by persons that are Affiliates or Associates of the Affiliated Stockholders.

        (b) GOVERNMENTAL AND REGULATORY CONSENTS. All filings required to be made prior to the Effective Time with, and all consents, approvals, permits and authorizations required to be obtained prior to the Effective Time from, Governmental Entities, including, without limitation, those set forth in
    Section 3.1(d)(iii) of the Disclosure Schedule, in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by the Company, Parent and Sub, and which, either individually or in the aggregate, if not obtained would have a Material Adverse Effect or would prevent consummation of the Merger, will have been made or obtained (as the case may be).

        (c) NO INJUNCTIONS, RESTRAINTS OR LITIGATION. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; provided, however, that the parties invoking this condition shall use reasonable efforts to have any such order or injunction vacated. There shall not be threatened, instituted or pending any action, proceeding, application or counterclaim by any Governmental Entity before any court or governmental regulatory or administrative agency, authority or tribunal (i) which if adversely determined would have a Material Adverse Effect on the Surviving Corporation or the ability of any party to this Agreement to perform its obligations hereunder or (ii) which challenges or seeks to challenge, restrain or prohibit the consummation of the Merger.

        (d) FORM S-4. (a) The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order; (b) any material "blue sky" and other state securities laws applicable to the registration and qualification of, and any rules or regulations of any self-regulatory organization applicable to, the Senior Preferred to be issued in connection with the Merger shall have been complied with; and (c) the Definitive Proxy Statement and the Schedule 13E-3 shall have been disseminated to the extent, and for the minimum time period required by, the Exchange Act and the rules and regulations promulgated thereunder.

    SECTION 6.2 CONDITIONS TO OBLIGATIONS OF PARENT AND SUB. The obligations of Parent and Sub to effect the Merger are further subject to the following conditions:

        (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company set forth in Section 3.1 shall be true and correct in all respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except (i) to the extent such representations and warranties speak as of an earlier date (ii) for changes permitted or contemplated by this Agreement and (iii) for matters or circumstances or events which, individually or in the aggregate, would not have a Material Adverse Effect, provided that for purposes of determining whether any such representation or warranty has been breached, any materiality qualifier therein shall be disregarded, and Parent shall have received an officers' certificate signed on behalf of the Company to the effect set forth in this paragraph.

        (b) PERFORMANCE OF OBLIGATIONS OF THE COMPANY. The Company shall have performed in all material respects all material obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received an officers' certificate signed on behalf of the Company to such effect.

        (c) FINANCING. On or prior to the Effective Time, Parent and/or Sub shall have completed their arrangements for the Financing and received the cash proceeds thereof in an amount necessary to consummate the transactions contemplated hereby and to pay all fees and expenses in connection therewith, each on terms and conditions reasonably satisfactory to the Parent.

        (d) DISSENTING SHARES. Parent shall have received evidence, in form and substance reasonably satisfactory to it, that the number of Dissenting Shares shall constitute no greater than 5% of the total number of shares of Voting Stock outstanding immediately prior to the Effective Time, on a fully-diluted basis.

    SECTION 6.3 CONDITIONS TO OBLIGATIONS OF THE COMPANY. The obligation of the Company to effect the Merger is further subject to the following conditions:

        (a) REPRESENTATIONS AND WARRANTIES. The representations and warranties of Parent and Sub set forth in Section 3.2 that are qualified by materiality shall be true and correct and such representations and warranties of Parent and Sub set forth in Section 3.2 that are not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except (i) to the extent such representations and warranties speak as of an earlier date and (ii) for changes permitted or contemplated by this Agreement, and the Company shall have received a certificate signed on behalf of Parent by the chief executive officer and the chief financial officer of Parent to the effect set forth in this paragraph.

        (b) PERFORMANCE OF OBLIGATIONS OF PARENT AND SUB. Parent and Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by the chief executive officer and the chief financial officer of Parent to such effect.

                                  ARTICLE VII.

                       TERMINATION, AMENDMENT AND WAIVER

    SECTION 7.1 TERMINATION. This Agreement may be terminated and abandoned at any time prior to the Effective Time, whether before or after adoption of this Agreement by the stockholders of the Company or the Sub:

        (a) automatically without further action by any party, in the event that the Financing Letters referred to in Section 5.5 shall not have been delivered within the time period specified therein;

        (b) by mutual written consent of Parent and the Company; or

        (c) by either Parent or the Company:

           (i) if, upon a vote at the Stockholders Meeting, or any adjournment thereof, the adoption of this Agreement by the stockholders of the Company required by Delaware law, the Company's Restated Charter or the terms of this Agreement (which vote in any event shall include the affirmative vote of both (A) the holders of a majority of the outstanding shares of Voting Common and (B) the holders of a majority of the outstanding shares of Voting Common, that are not beneficially owned by the Affiliated Stockholders or by Persons that are Affiliates or Associates of the Affiliated Stockholders) shall not have been obtained; or

           (ii) if the Merger shall not have been consummated on or before October 31, 1999, provided that the failure to consummate the Merger is not attributable to the failure of the terminating party to fulfill its obligations pursuant to this Agreement; or

           (iii) if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable; or

        (d) by the Company, if: (i) the Board of Directors of the Company shall have approved an Alternative Transaction after determining, in good faith, after consultation with its financial and legal advisors, that such transaction Alternative Transaction (A) is more favorable to the stockholders of the Company from a financial point of view than the transactions contemplated by this Agreement (including any adjustment to the terms and conditions of such transaction proposed in writing by Parent in response to such Acquisition Proposal), (B) is not subject to any material contingency as to which the other party thereto has not reasonably demonstrated (as determined in good faith by the Board of Directors of the Company) its ability to obtain, including the receipt of government consents or approvals (including any such approval required under the HSR Act), and
    (C) is reasonably likely to be consummated and is in the best interest of the stockholders of the Company; and (ii) the Company has received both (x) advice from its outside legal counsel (which may be the Company's regularly retained outside counsel) there is a material risk that failure to approve such an Acquisition Proposal will constitute a breach of the Board of Directors' fiduciary duties under applicable law and (y) a written opinion (a copy of which has been delivered to Parent and Sub) from Sun Trust Equitable Securities Corporation (or any other nationally recognized investment banking firm) that the Alternative Transaction is fair from a financial point of view to the stockholders of the Company, other than any stockholders participating in the buying group in such transaction; provided that, any such termination shall not be effective unless, (i) the Company has provided Parent written notice (the "Termination Intention Notice") that it intends to terminate this Agreement pursuant to this Section 7.1(d), which notice shall also identify the Alternative Transaction then determined to be more favorable and the parties thereto and include a copy of the acquisition agreement or other similar agreement for such Alternative Transaction in the form to be entered into, (ii) at least five full business days after the Company has delivered the Termination Intention Notice (provided that the opinions referred to in clauses (x) and (y) above shall continue in effect without revision or modification), the Company delivers to Parent and Sub a written notice (the "Termination Notice") of termination of this Agreement pursuant to this Section 7.1(d), and (iii) upon delivery of Termination Notice, the Company reimburses Parent for its expenses as provided in Section 7.3 by delivery to Parent of a check or wire transfer of immediate available funds to such account as is designated by Parent. The payment of such expenses shall be accompanied by a written acknowledgment from the Company and from the other party to the Alternative Transaction that the Company and such other party have irrevocably waived any right to contest such payment; or

        (e) by Parent, if the Company or the Board of Directors of the Company shall have (i) breached any provision of Section 5.8, (ii) withdrawn or modified, in a manner materially adverse to Parent or Sub, the approval or recommendation by the Board of Directors of the Company of this Agreement or the transactions contemplated hereby or (iii) approved another Acquisition Proposal or Alternative Transaction; or

        (f) by Parent, if any of the conditions set forth in Section 6.2 shall have become incapable of fulfillment, and shall not have been waived by Parent; or

        (g) by the Company, if any of the conditions set forth in Section 6.3 shall have become incapable of fulfillment, and shall not have been waived by the Company; or

        (h) by the Parent, if there shall have occurred a material disruption of or a material adverse change in conditions in the banking or capital markets which has a material adverse effect on the syndication of bank credit facilities or consummation of high yield debt offerings:

provided, however, that the party seeking termination pursuant to clause (f) or
(g) above is not in material breach of any of its material representations, warranties, covenants or agreements contained in this Agreement.

    SECTION 7.2 EFFECT OF TERMINATION. In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Sub or the Company, other than the last three sentences of Section 5.3(b) and Sections 7.2, 7.3 and 8.2. Nothing contained in this Section shall relieve any party from any liability resulting from any wilful and material breach of the covenants or agreements set forth in this Agreement.

    SECTION 7.3  EXPENSES.  In the event that this Agreement is terminated by
(i) the Company pursuant to subsection 7.1(d) or (ii) the Parent pursuant to clauses (i) or (iii) of subsection 7.1(e), the Parent and Sub shall be entitled to reimbursement by the Company for their out-of-pocket expenses incurred in connection with the negotiation, execution, delivery and performance of this Agreement and the Financing; provided, that (A) such reimbursement for expenses shall not exceed the sum of (x) $2,000,000, plus (y) any fees and expenses incurred in connection with obtaining the Financing if the Company requests one or more executed Financing Letters, which in any event shall not exceed 2.0% of the maximum amount of any such Financing and (B) such reimbursement for expenses shall become payable promptly upon delivery by Parent to the Company of a certificate of an officer of the Parent setting forth in reasonable detail the true and correct amount of costs and expenses (whether paid or payable) incurred by Parent or Sub in connection with the transactions contemplated by this Agreement; provided, that any payment to Parent or Sub in respect of costs or expenses paid to an Affiliate of Parent or Sub will be limited to actual out-of-pocket expenses incurred by such affiliate. In addition, in the event that (x) this Agreement is terminated by the Parent pursuant to clause (ii) of subsection 7.1(e), or by either the Parent or the Company pursuant to Section 7.1(c)(i) or Section 7.1(c)(ii) and (y) within six months of such termination the Company consummates or enters into an agreement to consummate an Alternative Transaction which involves aggregate consideration greater than or equal to the aggregate consideration which would otherwise be received by the stockholders of the Company pursuant to this Agreement, upon the consummation of such transaction, the Company shall be required to pay and reimburse Parent for its out-of-pocket expenses in accordance with the preceding sentence.

    SECTION 7.4 AMENDMENT. Subject to the applicable provisions of the DGCL, at any time prior to the Effective Time, whether before or after adoption of this Agreement by the stockholders of the Company, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties; provided, however, that after adoption of this Agreement by the stockholders of the Company or the Sub, no amendment shall be made which by law would require the further approval of such stockholders, without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties; provided, further, that no amendment affecting the rights of the Independent Directors pursuant to the first proviso in the first sentence of Section 5.8 shall be effective without the consent of the Independent Directors.

    SECTION 7.5 EXTENSION; WAIVER. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to Section 7.4, waive compliance with any of the agreements or conditions of the other parties contained in this

Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

    SECTION 7.6 PROCEDURE FOR TERMINATION, AMENDMENT, EXTENSION OR WAIVER. A termination of this Agreement pursuant to Section 7.1 (other than Section 7.1(a)), an amendment of this Agreement pursuant to Section 7.4 or an extension or waiver pursuant to Section 7.5 shall, in order to be effective and in addition to requirements of applicable law, require, in the case of Parent, Sub or the Company, action by its Board of Directors or the duly authorized designee of its Board of Directors.

                                 ARTICLE VIII.

                               GENERAL PROVISIONS

    SECTION 8.1 NONSURVIVAL OF REPRESENTATIONS AND WARRANTIES. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time, including, without limitation, Section 5.7.

    SECTION 8.2  FEES AND EXPENSES.  Except as provided otherwise in Sections
5.2 and 7.3, whether or not the Merger shall be consummated, each party hereto shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby.

    SECTION 8.3  DEFINITIONS.  For purposes of this Agreement:

        (a) "Affiliate" and "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Exchange Act;

        (b) "Common Stock" means collectively, the Voting Common and the Non-Voting Common;

        (c) "Definitive Financing Agreements" means collectively any of the documents pursuant to which the Financing is given effect.

        (d) "Financing" means the financing pursuant to the terms of the Equity Letters and the Financing Letters.

        (e) "Independent Director" shall mean each of Keith E. Alessi and Gregory B. Maffei.

        (f) "Non-Voting Common" means the Class B Common Stock, par value $.01 per share, of the Company.

        (g) "person" or "Person" means an individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity;

        (h) "Senior Preferred" means the 12.0% Exchangeable Preferred Stock of the Surviving Corporation, $0.01 par value, having an initial liquidation preference of $2.50 per share, and the other material terms set forth in Exhibit B hereto.

        (i) "Voting Common" means the Common Stock, par value $.01 per share, of the Company.

    SECTION 8.4 NOTICES. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) or telecopy to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

        (a) if to Parent or Sub, to
    CBR Acquisition, L.L.C.
          c/o Bruckmann, Rosser, Sherrill & Co., Inc.
          126 East 56th Street
          New York, New York 10022
          Attention: Bruce Bruckmann

    with a copy (which shall not constitute notice to Parent or Sub) to:
          Kirkland & Ellis
          Citicorp Center
          153 East 53rd Street
          New York, New York 10022
          Attention: Kirk A. Radke

        (b) if to the Company, to
          CORT Business Service Corporation
          4401 Fair Lakes Court
          Fairfax, VA 22033
          Attention: Paul N. Arnold

    with a copy (which shall not constitute notice to the Company) to:

    Dechert Price & Rhoads
          4000 Bell Atlantic Tower
          1717 Arch Street
          Philadelphia, Pennsylvania 19103-2793
          Attention: G. Daniel O'Donnell

    SECTION 8.5 INTERPRETATION. When a reference is made in this Agreement to a Section or Schedule, such reference shall be to a Section of, or a Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

    SECTION 8.6 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

    SECTION 8.7 ENTIRE AGREEMENT; THIRD-PARTY BENEFICIARIES. This Agreement, the Confidentiality Agreement and the other agreements referred to herein constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement. This Agreement is not intended to confer upon any person, other than the parties hereto and the third party beneficiaries referred to in the following sentence, any rights or remedies. The parties hereto expressly intend the provisions of Section 5.6 and Article II to confer a benefit upon and be enforceable by, as third party beneficiaries of this Agreement, the third persons referred to in, or intended to be benefitted by, such provisions.

    SECTION 8.8 GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

    SECTION 8.9 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent, not to be unreasonably withheld, of the other parties, and any such assignment that is not consented to shall be null and void, except that Parent may assign this Agreement without the consent of the Company (i) to any wholly owned Subsidiary or Parent, (ii) together with all of the outstanding capital stock of Sub, to an entity organized under the corporate or limited liability laws of a jurisdiction of one of the United States of America, the ownership interests of which entity are substantially identical to the ownership interests of Parent and which entity specifically and expressly assumes by written agreement the obligations of Parent under this Agreement, in either case without Parent being released from liability hereunder, or (iii) for collateral security purposes to any source of financing to the Parent, Sub or Surviving Company. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

    SECTION 8.10 ENFORCEMENT. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically (without requirement to post a bond) the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity.

    SECTION 8.11 SEVERABILITY. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

    SECTION 8.12 Waiver of jury trial each of the parties hereto waives any right it may have to trial by jury in respect of any litigation based on, arising out of, under or in connection with this agreement or any course of conduct, course of dealing, verbal or written statement or action of any party hereto.

    SECTION 8.13 TIME IS OF THE ESSENCE. Parent and Sub agree that time is of the essence with respect to every covenant, condition to be satisfied, and action to be taken hereunder within a specified period of time, and shall proceed accordingly with respect to every action necessary, proper or advisable to make effective the transactions contemplated by this Agreement.

    IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                CORT BUSINESS SERVICES CORPORATION

                                By:  /s/ PAUL N. ARNOLD
                                     -----------------------------------------
                                     Name: Paul N. Arnold
                                     Title: President

                                Attest:

                                     -----------------------------------------
                                     Name:
                                     Title:
                                CBF HOLDING LLC

                                By:  /s/ STEPHEN C. SHERRILL
                                     -----------------------------------------
                                     Name: Stephen C. Sherrill
                                     Title: President

                                Attest:

                                     -----------------------------------------
                                     Name:
                                     Title:

                                CBF MERGERCO INC.

                                By:  /s/ STEPHEN C. SHERRILL
                                     -----------------------------------------
                                     Name: Stephen C. Sherrill
                                     Title: President

                                Attest:

                                     -----------------------------------------
                                     Name:
                                     Title:

                                   SCHEDULE 1

                                                         SHARES OF
                                                          VOTING       SHARES OF NON-                   % OF TOTAL
STOCKHOLDER                                               COMMON        VOTING COMMON       TOTAL         COMMON
----------------------------------------------------  ---------------  ---------------  --------------  -----------
Citicorp Venture Capital, Ltd. .....................    1,428,107.00     4,350,411.00     5,778,518.00     44.1291%
James A. Urry.......................................        5,933.00             0.00         5,933.00      0.0453%
Michael Delaney.....................................        2,500.00             0.00         2,500.00      0.0191%
Bruce Bruckmann.....................................      174,505.00             0.00       174,505.00      1.3327%
Paul Arnold.........................................       27,406.00             0.00        27,406.00      0.2093%
Steven Jobes........................................        3,350.00             0.00         3,350.00      0.0256%
Charles Egan........................................       15,314.00             0.00        15,314.00      0.1169%
Frances Ann Ziemniak................................       21,977.00             0.00        21,977.00      0.1678%
                                                      ---------------  ---------------  --------------  -----------
    TOTAL...........................................    1,679,092.00     4,350,411.00     6,029,503.00     45.0458%
                                                      ---------------  ---------------  --------------  -----------
                                                      ---------------  ---------------  --------------  -----------

                                                                  EXHIBIT 2.1(C)

    1. Citicorp Venture Capital, Ltd., and its Affiliates and Associates (collectively, the "CVC Holders") shall have the right to exchange up to 1,981,132.08 shares of Common Stock in the aggregate, for the number of shares of each series or class of stock of the Surviving Corporation set forth below, provided, that the ratio of the total number of shares of the Series A Preferred, Series B Preferred, Series C Preferred and Common Stock of the Surviving Corporation (the "Surviving Company Stock") shall be adjusted if and to the extent that the Company's Managers (as defined below) elect to retain shares pursuant to item 3 below, such that the total number of shares of each such series or class of Surviving Company Stock shall be equal to the number of shares to which such CVC Holder would be entitled to receive based on the ratio set forth below, minus one half of the total number of shares of such series or class of Surviving Company Stock issued to the Managers.

ASSUMES EACH SHARE
  ISSUED AT $1.00 PER                                      SERIES A      SERIES B      SERIES C
  SHARE                                                   PREFERRED     PREFERRED     PREFERRED     COMMON STOCK
-------------------------------------------------------  ------------  ------------  ------------  --------------
per share of Common Stock..............................       8.83333       8.83333       7.57142       1.261905
Total Shares if 1,981,132.08 Exchanged.................    17,500,000    17,500,000    15,000,000      2,500,000

    2. Parent, Sub, and Bruckmann, Rosser, Sherrill & Co., L.P., and their respective Affiliates and Associates (collectively, the "BRS Holders") shall have the right to exchange up to 1,981,132.08 shares of Common Stock in the aggregate, for the number of shares of each series or class of Surviving Company Stock set forth below, provided, that the ratio of the total number of shares of each such class or series of Surviving Company Stock shall be adjusted if and to the extent that the Company's Managers (as defined below) elect to retain shares pursuant to item 3 below, such that the total number of shares of each such series or class of Surviving Company Stock shall be equal to the number of shares to which such BRS Holder would be entitled to receive based on the ratio set forth below, minus one half of the total number of shares of such series or class of Surviving Company Stock issued to the Managers.

ASSUMES EACH SHARE
  ISSUED AT $1.00 PER                                      SERIES A      SERIES B      SERIES C
  SHARE                                                   PREFERRED     PREFERRED     PREFERRED     COMMON STOCK
-------------------------------------------------------  ------------  ------------  ------------  --------------
per share of Common Stock..............................       8.83333       8.83333       7.57142       1.261905
Total Shares if 1,981,132.08 Exchanged.................    17,500,000    17,500,000    15,000,000      2,500,000

    3. The officers, directors and employees of the Company approved by Parent and the Company (collectively, the "Managers"), shall have the right to exchange up to 208,280.92 shares of Common Stock in the aggregate, for the number of shares of Surviving Company Stock set forth below in the aggregate:

ASSUMES EACH SHARE
  ISSUED AT $1.00 PER                                      SERIES A        SERIES B        SERIES C
  SHARE                                                    PREFERRED      PREFERRED       PREFERRED      COMMON STOCK
-------------------------------------------------------  -------------  --------------  --------------  --------------
Total Shares if 208,280.92 Exchanged...................          0.0      2,527,777.78    2,166,666.67       825,000

                                                                       EXHIBIT A
                                    RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                       CORT BUSINESS SERVICES CORPORATION

    1. NAME. The name of the Corporation is CORT Business Services Corporation.

    2. REGISTERED OFFICE AND AGENT. The address of the Corporation's registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of the Corporation's registered agent at such address is The Corporation Trust Company.

    3. PURPOSE. The purposes for which the Corporation is formed are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware and to possess and exercise all of the powers and privileges granted by such law and any other law of Delaware.

    4. AUTHORIZED CAPITAL. The aggregate number of shares of stock which the Corporation shall have authority to issue is 132,000,000 shares, divided into three (3) classes consisting of: 120,000,000 shares of Preferred Stock, par value $.01 per share ("Preferred Stock"), 6,000,000 shares of Class A Common Stock, par value $.01 per share ("Class A Common Stock") and 6,000,000 shares of Class B Common Stock, par value $.01 per share ("Class B Common Stock"). Class A Common Stock and Class B Common Stock are hereinafter sometimes collectively referred to as "Common Stock."

    The following is a statement of the designations, preferences, qualifications, limitations, restrictions and the special or relative rights granted to or imposed upon the shares of each such class.

A. PREFERRED STOCK

    1. ISSUE IN SERIES. Preferred Stock may be issued from time to time in one or more series, each such series to have the terms stated herein and in the resolution of the Board of Directors of the Corporation providing for its issue. All shares of any one series of Preferred Stock will be identical, but shares of different series of Preferred Stock need not be identical or rank equally except insofar as provided by law or herein.

    2. CREATION OF SERIES. The Board of Directors will have authority by resolution to cause to be created one or more series of Preferred Stock, and to determine and fix with respect to each series prior to the issuance of any shares of the series to which such resolution relates:

        a. The distinctive designation of the series and the number of shares which will constitute the series, which number may be increased or decreased (but not below the number of shares then outstanding) from time to time by action of the Board of Directors;

        b. The dividend rate and the times of payment of dividends on the shares of the series, whether dividends will be cumulative or participating, and if so, from what date or dates;

        c. The price or prices at which, and the terms and conditions on which, the shares of the series may be redeemed at the option of the Corporation;

        d. Whether or not the shares of the series will be entitled to the benefit of a retirement or sinking fund to be applied to the purchase or redemption of such shares and, if so entitled, the amount of such fund and the terms and provisions relative to the operation thereof;

        e. Whether or not the shares of the series will be convertible into, or exchangeable for, any other shares of stock of the Corporation or other securities, and if so convertible or exchangeable, the conversion price or prices, or the rates of exchange, and any adjustments thereof, at which such conversion or exchange may be made, and any other terms and conditions of such conversion or exchange;

        f. The rights of the shares of the series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

        g. Whether or not the shares of the series will have priority over or be on a parity with or be junior to the shares of any other series or class in any respect or will be entitled to the benefit of limitations restricting the issuance of shares of any other series or class having priority over or being on a parity with the shares of such series in any respect, or restricting the payment of dividends on or the making of other distributions in respect of shares of any other series or class ranking junior to the shares of the series as to dividends or assets, or restricting the purchase or redemption of the shares of any such junior series or class, and the terms of any such restriction;

        h. Whether the series will have voting rights, in addition to any voting rights provided by law, and, if so, the terms of such voting rights; and

        i. Any other preferences, qualifications, privileges, options and other relative or special rights and limitations of that series.

    3. DIVIDENDS. Holders of Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors, out of funds legally available for the payment thereof, dividends at the rates fixed by the Board of Directors for the respective series, and no more, before any dividends shall be declared and paid, or set apart for payment, on Common Stock with respect to the same dividend period.

    4. PREFERENCE ON LIQUIDATION. In the event of the voluntary or involuntary liquidation, dissolution or winding up of the Corporation, holders of each series of Preferred Stock will be entitled to receive the amount fixed for such series plus, in the case of any series on which dividends will have been determined by the Board of Directors to be cumulative, an amount equal to all dividends accumulated and unpaid thereon to the date of final distribution whether or not earned or declared before any distribution shall be paid, or set aside for payment, to holders of Common Stock. If the assets of the Corporation are not sufficient to pay such amounts in full, holders of all shares of Preferred Stock will participate in the distribution of assets ratably in proportion to the full amounts to which they are entitled or in such order or priority, if any, as will have been fixed in the resolution or resolutions providing for the issue of the series of Preferred Stock. Neither the merger nor consolidation of the Corporation into or with any other corporation, nor a sale, transfer or lease of all or part of its assets, will be deemed a liquidation, dissolution or winding up of the corporation within the meaning of this paragraph except to the extent specifically provided for herein.

    5. REDEMPTION. The Corporation, at the option of the Board of Directors, may redeem all or part of the shares of any series of Preferred Stock on the terms and conditions fixed for such series.

    6. VOTING RIGHTS. Except as otherwise required by law, as otherwise provided herein or as otherwise determined by the Board of Directors as to the shares of any series of Preferred Stock prior to the issuance of any such shares, the holders of Preferred Stock shall have no voting rights and shall not be entitled to any notice of meeting of stockholders.

    B. COMMON STOCK. Except as otherwise provided herein, all shares of Class A Common Stock and Class B Common Stock will be identical and will entitle the holders thereof to the same rights and privileges.

    1. DIVIDENDS. Holders of Common Stock will be entitled to receive ratably such dividends as may be declared by the Board of Directors, PROVIDED that if dividends are declared which are payable in shares of Common Stock, dividends will be declared which are payable at the same rate on each class of Common Stock and the dividends payable to holders of Class A Common Stock will be payable in shares of Class A Common Stock and the dividends payable to holders of Class B Common Stock will be payable in shares of Class B Common Stock.

    2. CONVERSION. Each record holder of Class A Common Stock will be entitled to convert any or all of such holder's Class A Common Stock into the same number of shares of Class B Common Stock and each record holder of Class B Common Stock will be entitled to covert any or all of the shares of such holder's Class B Common Stock into the same number of shares of Class A Common Stock; PROVIDED, HOWEVER, that at the time of conversion of shares of Class B Common Stock into shares of Class A Common Stock such holder would be permitted, pursuant to applicable law, to hold the total number of shares of Class A Common Stock which he would hold after giving effect to such conversion; and PROVIDED, FURTHER, that the determination of a holder of Class B Common Stock that such holder is permitted pursuant to applicable law to convert Class B Common Stock into Class A Common Stock pursuant to this Section 2 shall be final and binding upon the Company.

    Each conversion of shares of a class of Common Stock into shares of another class of Common Stock, will be effected by the surrender of the certificate or certificates representing the shares to be converted at the principal office of the Corporation at any time during normal business hours, together with a written notice by the holder of such shares stating the number of shares that any such holder desires to convert into the other class. Such conversion will be deemed to have been effected as of the close of business on the date on which such certificate or certificates have been surrendered and such notice has been received by the Corporation, and at such time the rights of any such holder with respect to the converted class of Common Stock will cease and the person or persons in whose name or names the certificate or certificates for shares of the other class of Common Stock are to be issued upon such conversion will be deemed to have become the holder or holders of record of the shares of such other class of Common Stock represented thereby.

    Promptly after such surrender and the receipt by the Corporation of the written notice from the holder hereinbefore referred to, the Corporation will issue and deliver in accordance with the surrendering holder's instructions the certificate or certificates for the other class of Common Stock issuable upon such conversion and a certificate representing any shares of Common Stock which were represented by the certificate or certificates delivered to the Corporation in connection with such conversion but which were not converted. The issuance of certificates for the other class of Common Stock upon conversion will be made without charge to the holder or holders of such shares for any issuance tax (except stock transfer taxes) in respect thereof or other cost incurred by the Corporation in connection with such conversion.

    3. TRANSFERS. The Corporation will not close its books against the transfer of any share of Common Stock, or of any share of Common Stock issued or issuable upon conversion of shares of the other class of Common Stock, in any manner that would interfere with the timely conversion of such shares of Common Stock.

    4. SUBDIVISION AND COMBINATIONS OF SHARES. If the Corporation in any manner subdivides or combines the outstanding shares of any class of Common Stock, the outstanding shares of the other class of Common Stock will be proportionately subdivided or combined.

    5. RESERVATION OF SHARES FOR CONVERSION. So long as any shares of any class of Common Stock are outstanding, the Corporation will at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock and Class B Common Stock (or any shares of Class A Common Stock or Class B Common Stock which are held as treasury shares), the number of shares sufficient for issuance upon conversion of all outstanding shares of the other class of Common Stock.

    6. VOTING RIGHTS. The holders of Class A Common Stock shall have the general right to vote for all purposes, including the election of directors, as provided by law. Each holder of Class A Common Stock shall be entitled at all elections of directors to as many votes as shall equal the number of votes which such holder would be entitled to cast for the election of directors with respect to his shares of stock multiplied by the number of directors to be elected, and such holder may cast all of such votes for a single director or may distribute them among the number to be voted for, or for any two or more of them as he may see fit, and to one vote for each share upon all other matters. Except as otherwise required by law, the holders of Class B Common Stock shall have no voting rights.

    7. MERGER, ETC. In connection with any merger, consolidation, or recapitalization in which holders of Class A Common Stock generally receive, or are given the opportunity to receive, consideration for their shares (a) all holders of Class B Common Stock shall be given the opportunity to receive the same form of consideration for their shares as is received by holders of Class A Common Stock and (b) holders of Class B Common Stock shall be entitled to receive the same amount of consideration per share as received by holders of Class A Common Stock.

    5. INCORPORATOR. The name and mailing address of the incorporator are Luann
M. Taiariol, 4000 Bell Atlantic Tower, 1717 Arch Street, Philadelphia, Pennsylvania 19103-2793.

    6. BYLAWS. The board of directors of the Corporation is authorized to adopt, amend or repeal the bylaws of the Corporation, except as otherwise specifically provided therein.

    7. ELECTIONS OF DIRECTORS; BOARD NOT CLASSIFIED. Directors shall be elected at an annual meeting of stockholders and shall serve until the next annual meeting of stockholders. Elections of directors need not be by written ballot unless the bylaws of the Corporation shall so provide. The Board of Directors shall not be classified.

    8. DIRECTOR VACANCIES. The Board of Directors may fill any vacancy on the Board at any time after the commencement of such vacancy.

    9. RIGHT TO AMEND. The Corporation reserves the right to amend any provision contained in this Certificate as the same may from time to time be in effect in the manner now or hereafter prescribed by law, and all rights conferred on stockholders or others hereunder are subject to such reservation.

    10. LIMITATION ON LIABILITY. The directors of the Corporation shall be entitled to the benefits of all limitations on the liability of directors generally that are now or hereafter become available under the General Corporation Law of Delaware. Without limiting the generality of the foregoing, no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Section 10 shall be prospective only, and shall not affect, to the detriment of any director, any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

    11. BUSINESS COMBINATIONS WITH INTERESTED STOCKHOLDERS. The Company shall not be governed by the provisions of Section 203 of the General Corporation Law of Delaware.

                                   EXHIBIT A

                                SUMMARY OF TERMS
                   OF 12.0% SERIES A-1 SENIOR PREFERRED STOCK

Issuer........................  The Surviving Corporation.

Security......................  Series A-1 Preferred Stock.

Amount........................  Up to $35.0 million.

Rank..........................  The Series A-1 Preferred Stock will rank senior to all other series of Preferred Stock and Common Stock of the Surviving
                                Corporation (other than any series approved pursuant to (b)
                                under "Voting Rights" below) for dividend, repurchase and
                                liquidation purposes, except that the Series A-1 Preferred
                                Stock shall rank PARI PASSU with the Series A-2 Preferred
                                Stock, which series of Preferred shall be identical as to
                                dividend rate and liquidation preference and the remaining terms shall be identical to, or less favorable to the
                                holders thereof than, the Series A-1 Preferred Stock and
                                shall have an aggregate liquidation preference (not
                                including accrued and unpaid dividends) of no more than $35 million.

Dividends.....................  $0.30 per share PER ANNUM, payable, when, as and if declared by the Board of Directors, subject to covenants of senior
                                lenders. All dividends shall be cumulative, whether or not earned or declared and will be payable in cash after the
                                fifth anniversary of the Effective Time. Quarterly
                                accumulated dividends not paid (whether earned or declared)
                                will be added quarterly to the liquidation preference of the
                                Series A-1 Preferred and shall accrue dividends thereon at
                                12.0% per annum.

Redemption....................  Optionally redeemable, in whole or in part, at any time, for the liquidation preference, plus an amount equal to
                                cumulative dividends (whether or not earned or declared)
                                accrued and unpaid thereon, without premium or penalty,
                                provided that in the event the Series A-1 Preferred is
                                redeemed on or prior to December 31, 2000, the shares will be redeemable at 109.25% of the liquidation value, and
                                shares redeemed on or after January 1, 2001 but before
                                January 1, 2003, will be redeemable at 104.625% of the
                                liquidation value thereof. Mandatorily redeemable on the
                                twelfth anniversary of the date of issuance, for the
                                liquidation preference thereof, plus an amount equal to
                                cumulative dividends (whether or not earned or declared)
                                accrued and unpaid thereon.

Liquidation Preference........  The Series A-1 Preferred will have a liquidation preference of $2.50 per share, plus an amount equal to cumulative
                                dividends (whether or not earned or declared) accrued and
                                unpaid thereon. The Series A-1 Preferred will be junior to all of the Surviving Corporation's debt and preferred stock
                                (approved pursuant to (b) under "Voting Rights" below) which by its terms and conditions is senior to the Series A-1
                                Preferred, will have liquidation priority over the Company's
                                Series B Preferred Stock, Series C Preferred Stock, Common
                                Stock and other equity securities which by their terms are junior to the Series A-1 Preferred.

Exchange......................  At any time, in whole but not in part, at Company's option into 12% Junior Subordinated Notes ("JDSs") having an
                                aggregate principal amount equal to the liquidation value
                                plus accrued and unpaid dividends, provided that at the time of such exchange all accrued and unpaid dividends are paid in cash. The JDSs will mature on the mandatory redemption
                                date of the Series A-1 Preferred. Interest on the JDSs will be payable, prior to the fifth anniversary of the Effective
                                Time in kind, and thereafter, in cash, quarterly in arrears.
                                The holders shall not have any right to require the
                                conversion of the Series A-1 Preferred.

Covenants.....................  The Surviving Corporation will be prohibited from paying dividends or making any other distributions to holders of
                                the junior securities or repurchasing any junior securities prior to the complete redemption of the Series A-1 Preferred
                                Stock other than payments in kind, redemptions with respect to securities held by members of management, and certain
                                payments on the Series B or C Preferred held by CVC (not to exceed $4.0 million in the first year after the Effective
                                Time and $1.0 million in each year thereafter).

Voting Rights.................  None, except (a) as required by law, (b) with respect to the authorization of any series of stock of the Surviving
                                Corporation with a dividend or liquidation preference over the Series A-1 Preferred, (c) with respect to any amendment to the terms of the Series A-1 Preferred, and (d) if after the fifth anniversary of the Effective Time cash dividends are in arrears for periods beginning on or after the fifth anniversary of the Effective Time for four quarterly periods
                                (whether or not consecutive), holders of a majority of the outstanding shares of Series A-1 Preferred Stock voting as a class will be entitled to one director.

Preemptive Rights.............  None.

                     BRUCKMANN, ROSSER, SHERILL & CO., L.P.
                        126 EAST 56TH STREET, 29TH FLOOR
                            NEW YORK, NEW YORK 10022

                                 March 25, 1999

CBF Mergerco, Inc.
c/o Bruckmann, Rosser, Sherrill & Co., L.P.
126 East 56th Street, 29th Floor
New York, New York 10022
Attention: Bruce Bruckmann

Dear Mr. Bruckmann:

    1. COMMITMENT. This letter (the "LETTER AGREEMENT") will confirm the commitment of Bruckmann, Rosser, Sherrill & Co., L.P., a Delaware limited partnership ("BRS" or "US"), and its affiliates to provide or cause others to provide up to $52,500,000 in the aggregate of equity financing (the "FINANCING")
(i) to CBF Mergerco Inc., a Delaware corporation (the "COMPANY"), and (ii) to the Surviving Corporation (as defined in the Merger Agreement described below) on behalf of the Company by way of a rollover of shares of common stock of CORT (as defined below), in each case subject to the terms and conditions set forth herein; PROVIDED, that the proceeds from the Financing shall be used solely as part of the equity contribution required to affect the transactions (the "TRANSACTIONS" described in the Agreement and Plan of Merger, by and among CORT Business Services Corporation, a Delaware corporation ("CORT"), CBF Holdings LLC, a Delaware limited liability company, and the Company (as amended from time to time, the "MERGER AGREEMENT"); and PROVIDED FURTHER, that the actual amount to be contributed by BRS pursuant to the Financing shall be reduced by an amount equal to half of the amount, if any, contributed to the equity capital of the Surviving Corporation by members of CORT's management and/or other third parties in connection with the Transactions and approved by BRS.

    2. CONDITIONS. Our commitment to fund any obligation hereunder is subject to the satisfaction of the following conditions precedent with respect to the Transactions (collectively, the "CONDITIONS"):

        (a) all other conditions precedent to the Company's obligation to consummate the Transactions, other than with respect to any condition related to BRS's obligations under the Merger Agreement (if any) and hereunder, shall have been waived or satisfied to BRS's reasonable satisfaction;

        (b) no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Transactions shall be in effect; PROVIDED, however, that upon invoking this condition, BRS shall use reasonable efforts to have any such order or injunction vacated. There shall not be threatened, instituted or pending any action, proceeding, application or counterclaim against CORT, the Company, CVC or BRS by any Governmental Entity before any court or governmental regulatory or administrative agency, authority or tribunal (i) which if adversely determined would have a Material Adverse Effect (as defined in the Merger Agreement) on the Surviving Corporation or the ability of any party to this Letter Agreement or the Merger Agreement to perform its obligations hereunder or thereunder, or (ii) which challenges or seeks to challenge, restrain or prohibit the consummation of the Transactions.

    3. TERMINATION. This commitment will be effective upon the Company's acceptance of the terms and conditions of this letter agreement and will expire, unless otherwise waived by BRS in its sole discretion, as of the earliest to occur of (i) October 31, 1999, and (ii) the termination of the Merger Agreement pursuant to the terms and conditions thereof.

    4. GOVERNING LAW. THIS LETTER AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK (EXCLUDING THE PROVISIONS OF SUCH LAWS REGARDING CONFLICTS OF LAW).

    5. ASSIGNMENT; AMENDMENT AND WAIVER. Neither this Letter Agreement nor any of the rights, interests or obligations hereunder may be assigned by BRS or the Company without the prior written consent of the other, PROVIDED, that BRS shall be entitled to assign its interests and obligations hereunder to any one or more of its affiliates without obtaining any such consent of the Company. Any provision of this Letter Agreement may be amended only with prior written consent of BRS and the Company. Any provision of this Letter Agreement for the benefit of a party hereto may be waived by such party (either generally or in particular and either retroactively or prospectively), only by a written instrument signed by the party waiving compliance.

    6. NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and delivered personally, sent by documented overnight delivery service or, to the extent receipt is confirmed, telecopy, telefax or other electronic transmission service to the appropriate address or number as set forth below. Notices shall be effective only upon actual receipt.

    Notices to the Company shall be addressed to:

        CBF Mergerco, Inc.
       c/o Bruckmann, Rosser, Sherrill & Co., L.P.
       126 East 56th Street, 29th Floor
       New York, New York 10022
       Attention: Bruce Bruckmann
       (212) 521-3799 (telecopier)
       (212) 521-3706 (telephone)

    with a copy to (which shall not constitute notice to the Company):

        Kirkland & Ellis
       153 East 53rd Street
       New York, NY 10022
       Attention: Kirk A. Radke, Esq.
       (212) 446-4900 (telecopier)
       (212) 446-4940 (telephone)

or at such other address and to the attention of such other person as the Company may designate by written notice to BRS. Notices to BRS shall be addressed to:

        Bruckmann, Rosser, Sherrill & Co., L.P.
       126 East 56th Street, 29th Floor
       New York, New York 10022
       Attention: Bruce Bruckmann
       New York, NY 10022
       (212) 521-3799 (telecopier)
       (212) 521-3706 (telephone)

    with a copy to (which shall not constitute notice to BRS):

        Kirkland & Ellis
       153 East 53rd Street
       New York, NY 10022
       Attention: Kirk A. Radke, Esq.
       (212) 446-4900 (telecopier)
       (212) 446-4940 (telephone)
or at such other address and to the attention of such other person as BRS may designate by written notice to the Company.

    7. COMPLETE AGREEMENT. This Letter Agreement and the other documents and writings referred to herein or delivered pursuant hereto contain the entire understanding of the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and thereof.

    8. NO THIRD PARTY BENEFICIARIES. This Letter Agreement is not intended and shall not be deemed to confer any benefit upon any person or entity other than
(i) the parties hereto and (ii) in the event that BRS fails to perform its obligations hereunder and the Company does not promptly take legal action to compel such performance, CORT.

    9. HEADINGS. The headings contained in this Letter Agreement are for reference only and shall not affect in any way the meaning or interpretation of this Letter Agreement.

    10. CONFIDENTIALITY. Neither the Company nor BRS nor any of their respective representatives or affiliates shall disclose to any third party the terms or existence of this agreement without the written consent of the other, except as otherwise required by law.

                                *****

                                Very truly yours,

                                BRUCKMANN, ROSSER, SHERRILL & CO., L.P.

                                By:  BRS Partners, Limited Partnership

                                Its: General Partner

                                By:  BRSE Associates, Inc.

                                Its: General Partner

                                By:  /s/
                                     ---------------------------------------
                                     Name:
                                     Title:

  Agreed and Accepted:

  CBF MERGERCO INC.

  By:  /s/
       ------------------------------------------
       Name:
       Title:

                         CITICORP VENTURE CAPITAL, LTD.
                                399 PARK AVENUE
                            NEW YORK, NEW YORK 10022

                                   March 25, 1999

CBF Mergerco, Inc.
c/o Bruckmann, Rosser, Sherrill & Co., L.P.
126 East 56th Street, 29th Floor
New York, New York 10022
Attention: Bruce Bruckmann

Dear Mr. Bruckmann:

    1. COMMITMENT. This letter (the "Letter Agreement") will confirm the commitment of Citicorp Venture Capital, Ltd, a New York corporation ("CVC" or "us"), and its affiliates to provide or cause others to provide up to $52,500,000 in the aggregate of equity financing (the "Financing") (i) to CBF Mergerco Inc., a Delaware corporation (the "Company"), and (ii) to the Surviving Corporation (as defined in the Merger Agreement described below) on behalf of the Company by way of a rollover of shares of common stock of CORT (as defined below), in each case subject to the terms and conditions set forth herein; provided, that the proceeds from the Financing shall be used solely as part of the equity contribution required to affect the transactions (the "Transactions") described in the Agreement and Plan of Merger, by and among CORT Business Services Corporation, a Delaware corporation ("CORT"), CBF Holdings LLC, a Delaware limited liability company, and the Company (as amended from time to time, the "Merger Agreement"); and provided further, that the actual amount to be contributed by CVC pursuant to the Financing shall be reduced by an amount equal to half of the amount, if any, contributed to the equity capital of the Surviving Corporation by members of CORT's management and/or other third parties in connection with the Transaction and approved by CVC.

    2. CONDITIONS. Our commitment to fund any obligation hereunder is subject to the satisfaction of the following conditions precedent with respect to the Transactions (collectively, the "Conditions"):

        (a) all other conditions precedent to the Company's obligation to consummate the Transactions, other than with respect to any condition related to CVC's obligations under the Merger Agreement (if any) and hereunder, shall have been waived or satisfied to CVC's reasonable satisfaction;

        (b) no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Transactions shall be in effect; provided, however, that upon invoking this condition, BRS shall use reasonable efforts to have any such order or injunction vacated. There shall not be threatened, instituted or pending any action, proceeding, application or counterclaim against CORT, the Company, CVC or BRS by any Governmental Entity before any court or governmental regulatory or administrative agency, authority or tribunal (i) which if adversely determined would have a Material Adverse Effect (as defined in the Merger Agreement) on the Surviving Corporation or the ability of any party to this Letter Agreement or the Merger Agreement to perform its obligations hereunder or thereunder, or (ii) which challenges or seeks to challenge, restrain or prohibit the consummation of the Transactions.

    3. TERMINATION. This commitment will be effective upon the Company's acceptance of the terms and conditions of this letter agreement and will expire, unless otherwise waived by CVC in its sole discretion, as of the earliest to occur of (i) October 31, 1999, and (ii) the termination of the Merger Agreement pursuant to the terms and conditions thereof.

    4. GOVERNING LAW. This Letter Agreement shall be governed by and construed in accordance with the internal laws of the state of New York (excluding the provisions of such laws regarding conflicts of law).

    5. ASSIGNMENT; AMENDMENT AND WAIVER. Neither this Letter Agreement nor any of the rights, interests or obligations hereunder may be assigned by CVC or the Company without the prior written consent of the other; provided, that CVC shall be entitled to assign its interests and obligations hereunder to any one or more of its affiliates without obtaining any such consent of the Company. Any provision of this Letter Agreement may be amended only with the prior written consent of CVC and the Company. Any provision of this Letter Agreement for the benefit of a party hereto may be waived by such party (either generally or in particular and either retroactively or prospectively), only by a written instrument signed by the party waiving compliance.

    6. NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and delivered personally, sent by documented overnight delivery service or, to the extent receipt is confirmed, telecopy, telefax or other electronic transmission service to the appropriate address or number as set forth below. Notices shall be effective only upon actual receipt.

    Notices to the Company shall be addressed to:

       CBF Mergerco, Inc.
       c/o Bruckmann, Rosser, Sherrill & Co., L.P.
       126 East 56th Street, 29th Floor
       New York, New York 10022
       Attention: Bruce Bruckmann
       (212) 521-3799 (telecopier)
       (212) 521-3706 (telephone)

    with a copy to (which shall not constitute notice to the Company):

       Kirkland & Ellis
       153 East 53rd Street
       New York, NY 10022
       Attention: Kirk A. Radke, Esq.
       (212) 446-4900 (telecopier)
       (212) 446-4940 (telephone)

or at such other address and to the attention of such other person as the Company may designate by written notice to CVC. Notices to CVC shall be addressed to:

       Citicorp Venture Capital, Ltd.
       399 Park Avenue
       14th Floor, Zone 4
       Attention: Mr. James Urry
       New York, NY 10022
       (212) 888-2940 (telecopier)
       (212) 559-2009 (telephone)

    with a copy to (which shall not constitute notice to CVC):

       Kirkland & Ellis
       153 East 53rd Street
       New York, NY 10022

       Attention: Kirk A. Radke,Esq.
       (212) 446-4900 (telecopier)
       (212) 446-4940 (telephone)

or at such other address and to the attention of such other person as CVC may designate by written notice to the Company.

    7. COMPLETE AGREEMENT. This Letter Agreement and the other documents and writings referred to herein or delivered pursuant hereto contain the entire understanding of the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and thereof.

    8. NO THIRD PARTY BENEFICIARIES. This Letter Agreement is not intended and shall not be deemed to confer any benefit upon any person or entity other than
(i) the parties hereto and (ii) in the event that CVC fails to perform its obligations hereunder and the Company does not promptly take legal action to compel such performance, CORT.

    9. HEADINGS. The headings contained in this Letter Agreement are for reference only and shall not affect in any way the meaning or interpretation of this Letter Agreement.

    10. CONFIDENTIALITY. Neither the Company nor CVC nor any of their respective representatives or affiliates shall disclose to any third party the terms or existence of this agreement without the written consent of the other, except as otherwise required by law.

                                  * * * * * *

                                Very truly yours,

                                CITICORP VENTURE CAPITAL, LTD.

                                By:  /s/ JAMES A. URRY
                                     -----------------------------------------
                                     Name: James A. Urry
                                     Title: Vice President

Agreed and Accepted:

CBF MERGERCO INC.

By:                  /s/ STEPHEN C. SHERRILL
           -------------------------------------------
                    Name: Stephen C. Sherrill
                         Title: President

                                                                  EXECUTION COPY



                               FIRST AMENDMENT TO
                          AGREEMENT AND PLAN OF MERGER



    This FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this "AMENDMENT") is dated as of July 26, 1999, and is between CBF HOLDING LLC ("PARENT"), CBF Mergerco Inc. ("SUB") and CORT Business Services Corporation (the "COMPANY").



    Parent, Sub and the Company are parties to a certain Agreement and Plan of Merger dated as of March 25, 1999 (the "MERGER AGREEMENT"), and the Parties desire to amend certain provisions of such Merger Agreement. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Merger Agreement.



    NOW, THEREFORE, in consideration of the mutual agreements contained herein, the parties hereto agree as follows:



    1. AMENDMENTS TO MERGER AGREEMENT. Pursuant to Section 7.3 of the Merger Agreement, the Merger Agreement is hereby amended as follows:



        (a) Section 2.1(a) of the Merger Agreement is hereby deleted in its entirety and the following language shall be substituted therefor:



           "(a) STOCK OF SUB. Each share of common stock of Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of Surviving Company Common. Each share of Series A-1 preferred stock of Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of Senior Preferred. Each share of Series A-2 preferred stock of Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of Series A-2 Preferred Stock. Each share of Series B preferred stock of Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of Series B-1 Preferred Stock. Each share of Series C preferred stock of Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of Series C-1 Preferred Stock. All of such shares of Senior Preferred and Surviving Company Securities shall be validly issued, fully paid and nonassessable upon such conversion."



        (b) Section 2.2 of the Merger Agreement is hereby amended by adding the following after the last sentence thereof immediately following the period:



           "Notwithstanding the foregoing, each In the Money Option issued pursuant to the Company's 1995 Directors Stock Option Plan or the Company's 1997 Directors Stock Option Plan held by any Affiliated Stockholder shall be converted as of the Effective time into one or more options ("SURVIVING COMPANY OPTIONS") to acquire such number of Surviving Company Securities as the Surviving Company shall determine; provided that as of the date of issuance of such Surviving Company Options the excess of the stated value of the Surviving Company Securities issuable upon exercise of any such Surviving Company Option over the exercise price thereof shall not exceed the difference of $26.50 minus the exercise price of the corresponding In the Money Option so converted."



        (c) Section 3.2(b) of the Merger Agreement is hereby deleted and the following language shall be substituted therefor:



           "(b) CAPITALIZATION. As of the date of the Merger Agreement, the authorized units of Parent consisted of 1,000 common units, none of which were (or as of the date hereof are) issued and outstanding. As of the date of the Merger Agreement, the authorized capital stock of Sub consisted of 1,000 shares of common stock, par value $.01 per share, 1,000 shares of which were (and as of the date hereof are) issued and outstanding. As of the date of the Merger Agreement such 1,000 shares of Sub common stock constituted (and as of the date hereof continue to constitute) all of the issued and outstanding capital stock of Sub and all of such stock was (and as of the date hereof is) validly issued, fully paid and nonassessable. Immediately prior to the Effective Time, the authorized capital stock of Sub shall consist of (i) 2,500,000 shares of common stock, and (ii) 55,000,000 shares of preferred stock, par value $.01 per share, which may be issued from time to time in one or more series by resolution of the board of directors of Sub. Immediately following the Effective Time, the issued and outstanding capital stock of the Surviving Corporation shall consist of at least (i) 5,000,000 shares of Common Stock, (ii) 12,700,000 shares of Series A-1 Preferred Stock, (iii) 35,000,000 shares of Series B Preferred Stock, and (iv) 30,000,000 shares of Series C Preferred Stock. The ownership of the issued and outstanding shares of the capital stock of the Surviving Corporation will be as provided to the Company for inclusion in the Definitive Proxy Statement."



        (d) Section 8.3(h) of the Merger Agreement is hereby deleted and the following language shall be substituted therefor:



           "(h) "SENIOR PREFERRED" means the Series A-1 Preferred Stock, par value $.01 per share, of the Surviving Company, which stock shall have an initial liquidation preference of $2.50 per share and the other material terms set forth in EXHIBIT A hereto."



        (e) The following definition shall be added to Section 8.3 of the Merger
    Agreement:



           "(j) "SURVIVING COMPANY SECURITIES" means, collectively, the Series A-2 Preferred Stock, par value $.01 per share, of the Surviving Company (the "SERIES A-2 PREFERRED STOCK"), the Series B-1 Preferred Stock, par value $.01 per share ("SERIES B-1 PREFERRED STOCK"), the Series B-2 Preferred Stock, par value $.01 per share ("SERIES B-2 PREFERRED STOCK"), and such other shares of Series B Preferred Stock, par value $.01 per share, of the Surviving Company, which may be issued from time to time in multiple series or classes at the discretion of the board of directors of the Surviving Company (collectively, the "SERIES B PREFERRED STOCK"), the Series C-1 Preferred Stock, par value $.01 per share ("SERIES C-1 PREFERRED STOCK"), the Series C-2 Preferred Stock, par value $.01 per share ("SERIES C-2 PREFERRED STOCK"), and such other shares of Series C Preferred Stock, par value $.01 per share, of the Surviving Company, which may be issued from time to time in multiple series or classes at the discretion of the board of directors of the Surviving Company (collectively, the "SERIES C PREFERRED STOCK"), and the common stock, par value $.01 per share, of the Surviving Company, which common stock may be issued in multiple series or classes at the discretion of the board of directors of the Surviving Company ("SURVIVING COMPANY COMMON") in each case, having the terms and preferences set forth in Exhibit A hereto."



        (f) EXHIBIT 2.1(C) to the Merger Agreement is hereby deleted and the following language shall be substituted therefor:



           "1. Citicorp Venture Capital, Ltd., and its Affiliates and Associates (collectively, "CVC HOLDERS") shall have the right to exchange up to such number of shares of Common Stock of the Company (valued at $26.50 per share) as would result in the following number of shares of the respective series and class of Surviving Company Securities being issuable to the CVC Holders in the aggregate: (i) 17,500,000 shares of Series B-2 Preferred Stock, LESS one-half of the total number of shares of Series B Preferred Stock issued to the Company's Managers (as defined below) in connection with the Merger and the related transactions, (ii) 15,000,000 shares of Series C-2 Preferred Stock, LESS one-half of the total number of shares of Series C Preferred Stock issued to the Managers in connection with the Merger and the related transactions, (iii) 2,500,000 shares of Surviving Company Common, LESS one-half the total number of shares of Surviving Company Common issued to the Managers in connection with the Merger and the related transactions, and (iv) in the event that CBF determines that the Surviving Company shall issue any Series A-2 Preferred Stock, CVC Holders shall be entitled to exchange up to such number of additional shares of Common Stock of the Company as would result in CVC Holders being issued up to 7,000,000 shares of such Series A-2 Preferred Stock.



           2. Parent, Sub, and Bruckmann, Rosser, Sherrill & Co., L.P., and their respective Affiliates and Associates (collectively, "BRS HOLDERS") shall have the right to exchange up to such number of shares of Common Stock of the Company (valued at $26.50 per share) as would result in the following number of shares of the respective series and class of Surviving Company Securities being issuable to the BRS Holders in the aggregate when combined with the number of such shares received in exchanged for stock of Sub exchanged pursuant to Section 2.1(a) of the
       Agreement: (i) 17,500,000 shares of Series B-1 Preferred Stock, LESS one-half of the total number of shares of Series B Preferred Stock issued to the Managers in connection with the Merger and the related transactions, (ii) 15,000,000 shares of Series C-1 Preferred Stock, LESS one-half the total number of shares of Series C Preferred Stock issued to the Managers in connection with the Merger and the related transactions,
       (iii) 2,500,000 shares of Surviving Company Common, LESS one-half the total number of shares of Surviving Company Common issued to the Managers in connection with the Merger and the related transactions, and (iv) in the event that CBF determines that the Surviving Company shall issue any Series A-2 Preferred Stock, BRS Holders shall be entitled to exchange up to such number of shares of Common Stock of the Company as would result in BRS Holders being issued up to 7,000,000 shares of such Series A-2 Preferred Stock.



           3. The officers, directors and employees of the Company approved by Parent and the Company (collectively, "MANAGERS"), shall have the right to exchange up to 208,281shares of Common Stock of the Company in the aggregate, such that the total number of shares of Surviving Company Securities issuable to the Managers in the aggregate, together with any such shares purchased by the Managers, shall be not more than 2,527,778 shares of Series B-1 Preferred Stock, 2,166,667 shares of Series C-1 Preferred Stock, and 825,000 shares of Surviving Company Common.



        (g) The reference in Section 8.4 of the Merger Agreement to "CBR Acquisition, L.L.C." shall be deleted and the following words shall be substituted therefor: "CBF Holding LLC".



        (h) Exhibit A to the Merger Agreement is hereby deleted and the form of Restated Charter attached hereto as Exhibit A shall be substituted therefor.



    2. MISCELLANEOUS.



        (a) This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which, when taken together, shall constitute one and the same instrument.



        (B) THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF DELAWARE, WITHOUT REFERENCE TO THE CHOICE OF LAW OR CONFLICTS OF LAW PRINCIPLES THEREOF.



        (c) Except as amended hereby, the Merger Agreement shall remain in full force and effect.



                                     * * * * *

    IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be duly executed as of the date and year first above written.



                                                  CBF HOLDING LLC

                                                  By: /s/ WALKER SIMMONS
                                                  --------------------------------------------
                                                             Name: Walker Simmons
                                                             Title:

                                                  CBF MERGERCO INC.

                                                  By: /s/ WALKER SIMMONS
                                                  --------------------------------------------
                                                             Name: Walker Simmons
                                                             Title:

                                                  CORT BUSINESS SERVICES CORPORATION

                                                  By: /s/ FRANCES ANN ZIEMNIAK
                                                  --------------------------------------------
                                                             Name: Frances Ann Ziemniak
                                                             Title:Executive Vice President and
                                                                  Chief Financial Officer

                                                                       EXHIBIT A



                                    RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                       CORT BUSINESS SERVICES CORPORATION



                                 ARTICLE FIRST



    The name of the Corporation is CORT Business Services Corporation.



                                 ARTICLE SECOND



    The address of the Corporation's registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of the Corporation's registered agent at such address is The Corporation Trust Company.



                                 ARTICLE THIRD



    The purposes for which the Corporation is formed are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware and to possess and exercise all of the powers and privileges granted by such law and any other law of Delaware.



                                 ARTICLE FOURTH
                            AUTHORIZED CAPITAL STOCK



SECTION 1. AUTHORIZED SHARES



    The total number of shares of capital stock which the Corporation has authority to issue is 104,200,000 shares, consisting of:



    (A) 12,000,000 shares of Common Stock, $.01 par value per share, of which 6,000,000 shares shall be further designated as Class A Common Stock (the "CLASS A COMMON STOCK") and 6,000,000 shares shall be further designated as Class B Common Stock (the "CLASS B COMMON STOCK" and together with the Class A Common Stock, the "COMMON STOCK");



    (B) 27,000,000 shares of Series A Preferred Stock, par value $.01 per share, of which 13,000,000 shares shall be further designated as Series A-1 Preferred Stock (the "SERIES A-1 PREFERRED STOCK") and 14,000,000 shares shall be further designated as Series A-2 Preferred Stock (the "SERIES A-2 PREFERRED STOCK" and together with the Series A-1 Preferred Stock, the "SERIES A PREFERRED STOCK");



    (C) 35,100,000 shares of Series B Preferred Stock, par value $.01 per share, of which 18,800,000 shares shall be further designated as Series B-1 Preferred Stock (the "SERIES B-1 PREFERRED STOCK") and 16,300,000 shares shall be further designated as Series B-2 Preferred Stock (the "SERIES B-2 PREFERRED STOCK" and together with the Series B-1 Preferred Stock, the "SERIES B PREFERRED STOCK"); and



    (D) 30,100,000 shares of Series C Preferred Stock, par value $.01 per share, of which 16,100,000 shares shall be further designated as Series C-1 Preferred Stock (the "SERIES C-1 PREFERRED STOCK") and 14,000,000 shares shall be further designated as Series C-2 Preferred Stock (the "SERIES C-2 PREFERRED STOCK," together with the Series C-1 Preferred Stock, the "SERIES C PREFERRED STOCK").

    The Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock are collectively referred to herein as the "Preferred Stock". The Common Stock and Preferred Stock are collectively referred to herein as the "Capital Stock".



SECTION 2. SERIES A PREFERRED STOCK



    Except as otherwise provided in this Section 2 or as otherwise required by applicable law, all shares of Series A Preferred Stock (each such share, a "SERIES A SHARE") shall be identical in all respects and shall entitle the holders thereof to the same rights and privileges, subject to the same qualifications, limitations and restrictions.



    (a) DIVIDENDS.



        (i) GENERAL OBLIGATION. Each Holder of Series A Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available therefor, cash dividends on each share of Series A Preferred Stock at a rate equal to $.30 per share PER ANNUM. All dividends shall be cumulative, whether or not earned or declared, and shall accrue on a daily basis from the date of issuance of Series A Preferred Stock, and shall be payable quarterly in arrears on each Dividend Payment Date. Each dividend on Series A Preferred Stock shall be payable to the holders of record of Series A Preferred Stock as they appear on the stock register of the Corporation on such record date as may be fixed by the Board, which record date shall not be less than 10 nor more than 60 days prior to the applicable Dividend Payment Date. Dividends shall cease to accrue in respect of shares of Series A Preferred Stock on the date of their repurchase or redemption by the Corporation unless the Corporation shall have failed to pay the relevant repurchase or redemption price on the date fixed for repurchase or redemption. Notwithstanding anything to the contrary set forth above, unless and until such dividends are declared by the Board of Directors, there shall be no obligation to pay such dividends whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends; PROVIDED, that such dividends shall be required to be paid at the time of the repurchase or redemption of the Series A Shares as provided herein if not earlier declared and paid. Accrued dividends on the Series A Preferred Stock if not paid on the first or any subsequent Dividend Payment Date following accrual shall thereafter accrue additional dividends ("ADDITIONAL DIVIDENDS") in respect thereof, compounded quarterly, at the rate of 12.0% per annum. The date on which the Corporation initially issues any Series A Share will be deemed to be its "date of issuance" regardless of the number of times transfer of such Series A Share is made on the stock records maintained by or for the Corporation and regardless of the number of certificates which may be issued to evidence such Series A Share.



        (ii) All dividends paid with respect to shares of Series A Preferred Stock pursuant to Section 2(a)(i) shall be paid PRO RATA to the holders of Series A Shares entitled thereto.



        (iii) DIVIDEND PAYMENT DATES. Quarterly cash dividends described above shall be payable in arrears on each of March 31, June 30, September 30 and January 31 of each year (each a "DIVIDEND PAYMENT DATE"), commencing on the second Dividend Payment Date after the date of issuance of such Series A Preferred Stock.



        (iv) Dividends on account of arrears for any past Dividend Period and dividends in connection with any optional redemption pursuant to Section 2(d)(i) may be declared and paid at any time, without reference to any regular Dividend Payment Date, to the holders of record of Series A Shares on any date as may be fixed by the Board of Directors, which date is not more than 60 days prior to the payment of such dividends.



        (v) DISTRIBUTION OF PARTIAL DIVIDEND PAYMENTS. If at any time the Corporation elects to pay dividends in cash and pays less than the total amount of dividends then accrued and unpaid with respect to the Series A Preferred Stock, such payment will be distributed ratably among the holders of Series A Shares based upon the aggregate accrued and accumulated but unpaid dividends on the Series A Shares held by each such holder and the aggregate amount of dividends to be paid thereby, and any amounts of such dividends remaining thereafter shall, until paid to the holder thereof, remain Additional Dividends with respect to such Series A Share.



        (vi) PAYMENT OF STOCK DIVIDENDS. In the sole discretion of the Corporation, in addition to dividends accruing on the Series A Shares, the board of directors may issue additional Series A Shares in the form of a stock dividend on the then outstanding Series A Preferred Stock, which additional shares shall have the liquidation value determined by the board of directors of the Corporation.



    (b) RANK; PRIORITY.



        (i) Except as otherwise described below in this paragraph (b), with respect to dividend rights and rights on liquidation, winding up and dissolution of the Corporation, the Series A Preferred Stock shall rank senior to Series A Junior Securities, on a parity with Series A Parity Securities and junior to Series A Senior Securities.



        (ii) So long as any Series A Shares remain outstanding, the Corporation shall not (i) declare any dividends on any Series A Junior Securities, (ii) repurchase or otherwise redeem any Series A Junior Securities, or (iii) set aside or apply any funds for the purchase, redemption or other acquisition by the Corporation for value of any shares of Series A Junior Securities (either pursuant to any applicable sinking fund requirement or otherwise) unless (x) in the case of clause (i) above, full Accumulated Dividends have been paid or set apart for payment on the Series A Shares for all Dividend Periods terminating on or prior to the date of payment of such dividends on Series A Junior Securities and (y) in the case of clauses (ii) and (iii) above, all of the then outstanding Series A Shares have been purchased, redeemed or otherwise acquired by the Corporation or funds in an amount sufficient to pay the aggregate redemption price of such Series A Shares have been set apart for payment upon the purchase, redemption or acquisition of such shares; PROVIDED, HOWEVER, that the foregoing will not: (i) prohibit the Corporation from repurchasing shares of Series A Junior Securities, pursuant to a written plan or agreement, from a holder who is, or was, an employee of the Corporation; (ii) prohibit the Corporation from making dividends, distributions or payments in respect of the Series B-2 Preferred Stock or in respect of the Series C-2 Preferred Stock in an amount not to exceed $4.0 million in the aggregate in the first year following date of issuance of the Series A Shares, and $1.0 million in the aggregate in each year thereafter; or (iii) prohibit the Corporation from making dividends, other distributions, redemptions, repurchases or acquisitions in respect of Series A Junior Securities payable in Series A Junior Securities or options, warrants or other rights to subscribe for or purchase shares of Series A Junior Securities, including any dividends declared in connection with any stock splits, stock dividends, share combinations, share exchanges, recapitalization or other transaction in which such dividends are made in the form of Series A Junior Securities.



        (iii) So long as any Series A Preferred Stock is outstanding, no dividends shall be declared by the Board of Directors or paid or funds set apart for the payment of dividends or other distributions on any Series A Parity Securities for any period, and no Series A Parity Securities may be repurchased, redeemed or otherwise acquired, nor may funds be set apart for such payment (other than dividends, other distributions, redemptions, repurchases or acquisitions payable in Series A Junior Securities), unless
    (i) full Accumulated Dividends have been paid or set apart for such payment on the Series A Preferred Stock and Series A Parity Securities for all Dividend Periods terminating on or prior to the date of payment of such dividends or distributions on, or such repurchase or redemption of, such Series A Parity Securities (the "SERIES A PARITY PAYMENT DATE") or (ii) any such dividends are declared and paid PRO RATA so that the amounts of any dividends declared and paid per share on outstanding Series A Preferred Stock and each other share of Series A Parity Securities will in all cases bear to each other the same ratio that accrued and unpaid dividends (including any Accumulated Dividends) per share of outstanding Series A Preferred Stock and such other outstanding shares of Series A Parity Securities bear to each other as of such Series A Parity Payment Date. In the event that Series A Parity Securities are issued in multiple classes or series, dividends, distributions, redemptions, repurchases and acquisitions made on any one class or series of Series A Parity Securities pursuant to this paragraph (b)(iii) must be made on a PARI PASSU basis with each other outstanding class or series. In addition, if the Corporation in any manner subdivides or combines the outstanding shares of any class or series of Series A Parity Securities, the outstanding shares of each other class or series of Series A Parity Securities shall be proportionately subdivided or combined.



    (c) LIQUIDATION. Upon any liquidation, dissolution or winding up of the Corporation, BEFORE any distribution or payment is made upon any Series A Junior Securities (except for distributions or payments made in respect of the Series B-2 Preferred Stock or the Series C-2 Preferred Stock for amounts accrued and accumulated in respect of the Series B-2 Liquidation Premium (as defined in Section 3 of this Article Fourth) and the Series C-2 Annual Dividend (as defined in Section 4 of this Article Fourth), respectively, which distributions or payments, to the extent made prior to any distributions or payments in respect of the Series A Preferred Stock, shall not exceed $4,000,000 in the aggregate in the first year following the date of issuance of the Series A Shares and $1,000,000 in the aggregate in each year thereafter), the holders of Series A Shares then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders an amount in cash per share equal to the Series A Liquidation Value (plus all Accumulated Dividends, accrued and unpaid thereon, including Additional Dividends), and the holders of Series A Shares as such will not be entitled to any further payment. If upon any such liquidation, dissolution or winding up of the Corporation, the Corporation's assets available to be distributed among the holders of the Series A Shares and the holders of all Series A Parity Securities are insufficient to permit payment to such holders of the aggregate amount which they are entitled to be paid pursuant to this Section, then the entire assets to be distributed to the holders of Series A Preferred Stock and the Series A Parity Securities shall be distributed ratably among such holders based upon the aggregate liquidation preference to which each is entitled (plus all Accumulated Dividends, including Additional Dividends) with respect to the Series A Shares or Series A Parity Securities held by each such holder. After payment in full in accordance with the preceding sentence, the holders of Series A Shares shall not be entitled to any further participation in any distribution in the event of liquidation, dissolution or winding up of the affairs of the Corporation in respect of the shares of Series A Preferred Stock held thereby. Neither the consolidation, merger or other business combination of the Corporation into or with one or more corporations, nor the voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) by the Corporation of all or any part of its property or assets, nor the reduction of the capital stock of the Corporation, will be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Section 2 so long as the holders of the Series A Junior Securities do not receive consideration in respect of such securities with rights and preferences in respect of dividends, distributions, liquidation or redemption senior to (i) the Series A Preferred Stock or (ii) such other consideration as may be received by the holders of Series A Preferred Stock in respect of such shares in connection with any such transaction.



    (d) REDEMPTIONS.



        (i) OPTIONAL REDEMPTIONS. The Corporation may, at its option, redeem at any time or from time to time, from any source of funds legally available therefor, all or any portion of the Series A-1 Preferred Stock then outstanding at a price per share set forth below, plus an amount equal to full Accumulated Dividends, accrued and unpaid thereon, including Additional Dividends, for all Dividend Periods terminating on or prior to the Redemption Date; PROVIDED, that (x) all partial redemptions of Series A-1 Preferred Stock pursuant to this subparagraph (d)(i) shall be made PRO RATA among the holders of such stock on the basis of the number of shares held by each such holder and the total number of such shares outstanding, and (y) no partial redemption of Series A-1 Preferred Stock pursuant to this subparagraph (d)(i) may be authorized or made unless prior thereto, full accrued and unpaid dividends thereon for all Dividend Periods terminating on or prior to the Redemption Date and an amount equal to a prorated dividend thereon for the period from the Dividend Payment Date immediately prior to the Redemption Date to the Redemption Date have been or immediately prior to the Redemption Notice are declared and paid in cash or are declared and there has been a sum set apart sufficient for such cash payment on the Redemption Date. Redemptions made pursuant to this subparagraph (d)(i) will not relieve the Corporation of its obligations to redeem outstanding Series A-1 Preferred Stock pursuant to subparagraph
    (d)(ii) of this Section 2. The redemption prices for optional redemptions are as follows:



                                                         REDEMPTION PRICE PER SHARE AS A % OF
                                                                         THE
REDEMPTION DATE                                               SERIES A LIQUIDATION VALUE
------------------------------------------------------  --------------------------------------
on or before December 31, 2000........................                   109.25%
on or after January 1, 2001, but before January 1,
  2003................................................                   104.625%
on or after January 1, 2003...........................                  100%



        (ii) MANDATORY REDEMPTION. The Corporation shall redeem from funds legally available therefor all outstanding shares of the Series A-1 Preferred Stock on the twelfth (12(th)) anniversary of the date of issuance of the Series A-1 Preferred Stock, at a price per share equal to the Series A Liquidation Value PLUS an amount equal to full Accumulated Dividends accrued and unpaid thereon, including Additional Dividends, for all Dividend Periods prior to the Redemption Date. The Corporation shall redeem from funds legally available therefor all outstanding shares of the Series A-2 Preferred Stock on the date which is thirty days after the twentieth (20(th)) anniversary of the date of issuance of the Series A-2 Preferred Stock, at a price per share equal to the Series A Liquidation Value PLUS an amount equal to full Accumulated Dividends accrued and unpaid thereon, including Additional Dividends, for all Dividend Periods prior to the Redemption Date. The Corporation shall not have the right nor the power to, and the holders thereof shall not have the right to require the Corporation to, redeem any shares of Series A-2 Preferred Stock prior to the scheduled Redemption Date. Notwithstanding the foregoing, the preceding sentence shall not prohibit the Corporation from acquiring from any holder thereof, with such holder's consent, any shares of Series A-2 Preferred Stock held by such holder subject to paragraph (b) of this Section 2.



        (iii) AVAILABLE FUNDS. Subject to the rights of any Series A Senior Securities or Series A Parity Securities, if the Corporation's funds which are legally available for redemption of Series A Shares on any Redemption Date are insufficient to redeem the total number of Series A Shares to be redeemed on such date, those funds which are legally available will be used to redeem the maximum possible number of Series A Shares ratably among the holders of the Series A Shares to be redeemed based upon the aggregate Series A Liquidation Value of such shares (plus all accrued and unpaid dividends thereon) held by each such holder and the aggregate Series A Liquidation Value to be paid at such time, and other shares not so redeemed shall remain issued and outstanding until redeemed in accordance with the terms thereof. At any time thereafter when additional funds of the Corporation are legally available for the redemption of Series A Shares, such funds will immediately be used to redeem the balance of the Series A Shares which the Corporation has become obligated to redeem on any Redemption Date but which it has not redeemed.

        (iv) NOTICE OF REDEMPTION. At least 30 days and not more than 60 days prior to the date fixed for any redemption of Series A Preferred Stock, written notice (the "REDEMPTION NOTICE") will be given by first class mail, postage prepaid, to each holder of record of Series A Preferred Stock on the record date fixed for such redemption of Series A Preferred Stock at such holder's address as set forth on the stock register of the Corporation on such record date provided that no failure to give such notice nor any deficiency therein shall affect the validity of the procedure for the redemption of any shares of Series A Preferred Stock to be redeemed except as to the holder or holders thereof to whom the Corporation has failed to give said notice or except as to the holder or holders thereof whose notice was defective. In addition to any information required by law or by the applicable rules of any exchange upon which shares of Series A Preferred Stock may be listed or admitted to trading, the Redemption Notice shall state:



           (A) the redemption price;



           (B) whether all or less than all of the outstanding shares of Series A Preferred Stock redeemable thereunder are to be redeemed and the aggregate number of shares of Series A Preferred Stock being redeemed;



           (C) the number of shares of Series A Preferred Stock held, as of the appropriate record date, by the holder that the Corporation intends to redeem;



           (D) the Redemption Date;



           (E) that the holder is to surrender to the Corporation, at the place or places where certificates for shares of Series A Preferred Stock are to be surrendered for redemption, in the manner and at the price designated, his, her or its certificate or certificates representing the shares of Series A Preferred Stock to be redeemed;



           (F) that dividends on the shares of Series A Preferred Stock to be redeemed shall cease to accumulate on such Redemption Date unless the Corporation defaults in the payment of the redemption price; and



           (G) the name and address of the Exchange Agent (as defined in paragraph (d)(vii) below).



        (v) SURRENDER OF CERTIFICATES. Each holder of Series A Shares shall surrender the certificate or certificates representing such shares of Series A Preferred Stock being so redeemed to the Corporation, duly endorsed, in the manner and at the place designated in the Redemption Notice, and on the Redemption Date the full redemption price for such shares shall be payable in cash to the Person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled and retired. In the event that less than all of the shares represented by any such certificate are redeemed, a new certificate shall be issued to the holder thereof within three Business Days after redemption representing the unredeemed shares.



        (vi) DIVIDENDS AFTER REDEMPTION DATE. If a Redemption Notice has been properly mailed, unless the Corporation defaults in the payment in full of the redemption price, then, notwithstanding that the certificates evidencing any shares of Series A Preferred Stock so called for redemption have not been surrendered, (x) on the Redemption Date, the shares represented thereby so called for redemption will be deemed no longer outstanding and will have the status of authorized but unissued shares of Preferred Stock, undesignated as to series, (y) dividends with respect to the shares so called for redemption will cease to accrue after the Redemption Date, and
    (z) all rights with respect to the shares so called for redemption or subject to conversion will forthwith after such date cease and terminate, except for the right of the holders to receive the funds, if any, payable without interest upon surrender of their certificates therefor.

        (vii) DEPOSIT OF FUNDS. The Corporation's obligation to deliver funds in accordance with this Section 2(d) shall be deemed fulfilled if, on or before a Redemption Date, the Corporation shall deposit with the Exchange Agent (as defined below) such funds as are required to be delivered by the Corporation pursuant to this Section 2(d) upon the occurrence of the related redemption consideration sufficient to pay all accrued and unpaid dividends on the shares to be redeemed, in trust for the account of the holders of the shares to be redeemed (and so as to be and continue to be available therefor), with irrevocable instructions and authority to such Exchange Agent that such shares and funds be delivered upon redemption of the shares of Series A Preferred Stock so called for redemption. Any interest accrued on such funds shall be paid to the Corporation from time to time. Upon surrender of the certificates pursuant to Section 2(d)(v), each surrendering holder of Series A Shares for redemption shall thereupon be entitled to any funds payable pursuant to this Section 2(d) following such surrender and following the date of such redemption. For purposes of this Article Fourth, the term "EXCHANGE AGENT" shall mean a bank or trust corporation, or an Affiliate of a bank or trust corporation, in each case organized under the laws of the United States, any state thereof or the District of Columbia, doing business in the State of New York and having total assets of at least $100 million, calculated in accordance with generally accepted accounting principles.



    (e) CONVERSION AND EXCHANGE OF SERIES A PREFERRED STOCK.



        (i) CONVERSION AT OPTION OF CORPORATION. The holders of Series A Preferred Stock will not have any right to convert such shares into or exchange such shares at their option for shares of any other class or classes or of any other series of any class or classes of capital stock of the Corporation. At any time, however, the Corporation may cause the holders of any series of the Series A Preferred Stock to convert all (but not less than all) of such shares or exchange all (but not less than all) of such shares into a new issue of 12% junior subordinated debt securities of the Corporation (the "JSDS") having an aggregate principal amount equal to the aggregate Series A Liquidation Value of such shares to be converted or exchanged; PROVIDED, that at the time of such exchange all Accumulated Dividends accrued and unpaid thereon, including Additional Dividends, are paid in cash. Notwithstanding the foregoing, the Corporation shall not cause the holders of the Series A-2 Preferred Stock to convert or exchange such shares pursuant to this paragraph (e)(1) unless the Corporation contemporaneously also converts all of the then outstanding shares of Series A-1 Preferred Stock into JSDs. The JSDs will mature on the Mandatory Redemption Date of the applicable series of Series A Preferred Stock so converted or exchanged. Interest on the JSDs will be payable, prior to the fifth anniversary of the date of issuance of the Series A-1 Preferred Stock in kind, and thereafter, in cash, quarterly in arrears.



        (ii) TERMS OF JSDS. In addition to the interest rate and principal amount, which shall be as described in this paragraph (e)(i), the JSDs shall have such other terms and conditions as determined by the board of directors of the Corporation prior to any conversion and set forth in a form of JSD which shall be attached as an annex to the Conversion Notice described in paragraph (e)(iii) below.



        (iii) NOTICE OF CONVERSION. At least 30 days and not more than 60 days prior to the date fixed for any conversion of Series A Preferred Stock, written notice (the "CONVERSION NOTICE") will be given by first class mail, postage prepaid, to each holder of record of Series A Preferred Stock on the record date fixed for such conversion of Series A Preferred Stock at such holder's address as set forth on the stock register of the Corporation on such record date provided that no failure to give such notice nor any deficiency therein shall affect the validity of the procedure for the conversion of any shares of Series A Preferred Stock to be redeemed except as to the holder or holders thereof to whom the Corporation has failed to give said notice or except as to the holder or holders thereof whose notice was defective. In addition to any information required by law or by the applicable rules of any exchange upon which shares of Series A Preferred Stock may be listed or admitted to trading, the Conversion Notice shall (x) include a form of JSD setting forth the terms and conditions determined by the board of directors of the Corporation pursuant to paragraph (e)(ii) above, and (y) state:



           (A) that all of the outstanding shares of Series A Preferred Stock are to be converted;



           (B) the number of shares of Series A Preferred Stock held, as of the appropriate record date, by the holder;



           (C) the Conversion Date;



           (D) that the holder is to surrender to the Corporation, at the place or places where certificates for shares of Series A Preferred Stock are to be surrendered for conversion, in the manner and for the JSDs designated, his, her or its certificate or certificates representing the shares of Series A Preferred Stock; and



           (E) that dividends on the shares of Series A Preferred Stock shall cease to accumulate on such Conversion Date unless the Corporation fails to deliver the JSDs.



        (iv) Each holder of Series A Shares shall surrender the certificate or certificates representing such shares of Series A Preferred Stock being so converted to the Corporation, duly endorsed, in the manner and at the place designated in the Conversion Notice. Each conversion of Series A Shares shall be deemed to have been effected as of the close of business on the date on which such certificate or certificates have been surrendered, and at such time the rights of the holder of the converted Series A Shares as such holder shall cease, and the person or persons in whose name or names the JSDs are to be issued upon such conversion shall be deemed to have become the holder or holders of record of the JSDs represented thereby.



        (v) ISSUANCE OF JSDS. Within five (5) Business Days after the surrender of certificates of Series A Shares, the Corporation shall issue and deliver in accordance with the surrendering holder's instructions the JSDs issuable upon such conversion.



        (vi) NO CHARGE. The issuance JSDs upon conversion of the Series A Shares will be made without charge to the holders of such Series A Shares of any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and the related issuance of JSDs.



    (f)  VOTING RIGHTS.



        (i) The holders of Series A Preferred Stock shall not be entitled or permitted to vote on any matter required or permitted to be voted upon by the stockholders of the Corporation, except as otherwise required by Delaware law or the Certificate of Incorporation except that, (A) without the written consent of the holders of a majority of the outstanding shares of Series A-1 Preferred Stock or the vote of the holders of a majority of the outstanding shares of Series A-1 Preferred Stock at a meeting of the holders of Series A-1 Preferred Stock called for such purpose, the Corporation shall not (x) create, authorize or issue any other class or series of Stock entitled to a preference prior to the Series A-1 Preferred Stock upon any dividend or distribution or any liquidation, distribution of assets, dissolution or winding up of the Corporation, or (y) amend, alter or repeal any provision of the Corporation's Certificate of Incorporation so as to materially adversely affect the relative rights and preferences of the Series A-1 Preferred Stock (other than with resepct to establishing a redemption date or price for any Series A Parity Securities which is no more favorable to the holders of those securities than the relative rights of the holders of the Series A-1 Preferred Stock), and (B) without the written consent of the holders of a majority of the outstanding shares of Series A-2 Preferred Stock or the vote of the holders of a majority of the outstanding shares of Series A-2 Preferred Stock at a meeting of the holders of Series A-2 Preferred Stock called for such purpose, the Corporation shall not (x) create, authorize or issue any other class or series of Stock entitled to a preference prior to the Series A-2 Preferred Stock upon any dividend or distribution or any liquidation, distribution of assets, dissolution or winding up of the Corporation, or (y) amend, alter or repeal any provision of the Corporation's Certificate of Incorporation so as to materially adversely affect the relative rights and preferences of the Series A-2 Preferred Stock (other than with respect to establishing a redemption date or price for any Series A Parity Securities which is no more favorable to the holders of those securities than the relative rights of the holders of the Series A-1 Preferred Stock).



        (ii) Without limiting the generality of the foregoing, in no event shall the holders of Series A Preferred Stock be entitled to vote (individually or as a class) on any merger or consolidation involving the Corporation, any sale of all or substantially all of the assets of the Corporation or any similar transaction.



        (iii) Notwithstanding the foregoing, in the event that after the fifth (5(th)) anniversary of the date of issuance of the Series A Shares, cash dividends in respect of the Series A-1 Preferred Stock are in arrears for periods beginning on or after such fifth (5(th)) anniversary for four (4) quarterly periods (whether or not consecutive) (an "EVENT OF NONCOMPLIANCE"), at the request of the holders of a majority of the Series A-1 Preferred Stock, the number of directors constituting the Board shall be increased by one, and the holders of a majority of the Series A-1 Preferred Stock (to the exclusion of all other classes and series of Capital Stock) shall be entitled to elect the individual (the "SERIES A DIRECTOR") to fill such newly created directorship, to remove the Series A Director and to fill any vacancy in such directorship. Such special rights of the holders of Series A-1 Preferred Stock shall continue until such time as there is no longer any Event of Noncompliance in existence, at which time (i) the Series A Director shall be automatically removed as a director and the number of directors constituting the Board will be reduced by one (subject to later increase as described above or as otherwise permitted herein) and (ii) such special rights shall terminate subject to revesting upon the occurrence of a subsequent Event of Noncompliance which gives rise to such special rights hereunder.



        (iv) In any case in which the holders of Series A Preferred Stock shall be entitled to vote pursuant to this Section 2(f), each holder shall be entitled to one vote for each share of Series A Preferred Stock held unless otherwise required by applicable law.



    (g) REISSUANCE OF SERIES A PREFERRED STOCK. Shares of Series A Preferred Stock which have been issued and reacquired in any manner, including shares purchased, redeemed or exchanged, shall have the status of authorized and unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock, all subject to the conditions and restrictions on issuance set forth in any resolution or resolutions adopted by the Board of Directors providing for the issuance of any series of Preferred Stock; except that the Corporation may reissue shares of Series A Preferred Stock which are reacquired by the Corporation from a holder who is, or was, an employee or director of the Corporation (or its Affiliates) to another employee or director of the Corporation or its subsidiaries.



    (h) BUSINESS DAY. If any payment shall be required by the terms hereof to be made on a day that is not a Business Day, such payment shall be made on the immediately succeeding Business Day.



    (i) NO PREEMPTIVE RIGHTS. No holder of Series A Preferred Stock will possess any preemptive rights to subscribe for or acquire any unissued shares of Capital Stock of the Corporation (whether now or hereafter authorized) or securities of the Corporation convertible into or carrying a right to subscribe to or acquire shares of Capital Stock of the Corporation.



    (j) PROHIBITIONS AND RESTRICTIONS IMPOSED BY SENIOR SECURITIES AND INDEBTEDNESS. To the extent that any action required to be taken by the Corporation under this Section 2 shall be prohibited or restricted by the terms of any Series A Senior Securities or any contract or instrument to which the Corporation is a party or by which it is bound in respect of the incurrence of indebtedness, the

Corporation's actions shall be delayed until such time as such prohibition or restriction is no longer in force; PROVIDED, HOWEVER, that in no event shall any such delay affect the right of the holders of the Series A-1 Preferred Stock to elect the Series A-1 Director pursuant to paragraph (f)(iii) of this Section 2.



    (k)  DEFINITIONS.  The following definitions apply only to this Section 2.



        "ACCUMULATED DIVIDENDS" means (i) with respect to any share of Series A Preferred Stock, the dividends that have accrued on such share as of such specific date for Dividend Periods ending on or prior to such date (whether or not earned or declared) and that have not previously been paid in cash, and (ii) with respect to any Series A Parity Security, the dividends that have accrued and are due on such security as of such specific date (whether or not earned or declared).



        "AFFILIATE" shall mean, as to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition, "control" (including, with its correlative meanings, "controlled by" and "under common control with") shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).



        "BUSINESS DAY" means any day, excluding Saturday, Sunday, and any day which shall be in the City of New York a legal holiday or a day on which banking institutions are authorized by law or other governmental actions to close.



        "DIVIDEND PERIOD" means the Initial Dividend Period and, thereafter, each quarterly period between subsequent consecutive Dividend Payment Dates.



        "EVENT OF NONCOMPLIANCE" has the meaning set forth in Section 2(f).



        "INITIAL DIVIDEND PERIOD" means the dividend period commencing on the Issue Date and ending on the first Dividend Payment Date to occur thereafter.



        "PERSON" means an individual, a partnership, a corporation, an association, a joint stock company, a limited liability company, a trust, a joint venture, an incorporated or unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.



        "REDEMPTION DATE" as to any Series A Share means the date specified in the Redemption Notice at the Corporation's option; PROVIDED, that no such date will be a Redemption Date unless the Series A Liquidation Value plus all Accumulated Dividends, accrued and unpaid thereon, including Additional Dividends, is actually paid, and if not so paid, the Redemption Date will be the date on which such amount is fully paid.



        "SERIES A JUNIOR SECURITIES" means the Series B Preferred Stock, the Series C Preferred Stock, the Common Stock, and each other class of Capital Stock or class or series of preferred stock issued by the Corporation after the date hereof the terms of which specifically provide that such class or series shall rank junior to the Series A Preferred Stock as to dividend distributions or distributions upon the liquidation, winding up or dissolution of the Corporation.



        "SERIES A LIQUIDATION VALUE"of any Series A Share will be an amount equal to $2.50 per share.



        "SERIES A PARITY SECURITIES" means each other class of Capital Stock or class or series of preferred stock issued by the Corporation after the date hereof the terms of which do not specifically provide that they rank junior to Series A Preferred Stock or senior to Series A Preferred Stock as to dividend distributions or distributions upon liquidation, winding up or dissolution of the Corporation.

        "SERIES A SENIOR SECURITIES" means each other class of Capital Stock or other class or series of preferred stock issued by the Corporation (in accordance with paragraph 2(f) above) that by its terms is senior to the Series A Preferred Stock with respect to dividend distributions or distributions upon the liquidation, winding up and dissolution of the Corporation.



    (l)  NOTICES



    Except as otherwise expressly provided, all notices referred to herein will be in writing and will be delivered by registered or certified mail, return receipt requested, postage prepaid and will be deemed to have been given when so mailed (i) to the Corporation, at its principal executive offices and (ii) to any stockholder, at such holder's address as it appears in the stock records of the Corporation (unless otherwise indicated by any such holder).



SECTION 3. SERIES B PREFERRED STOCK



    Except as otherwise provided in this Section 3 or as otherwise required by applicable law, all shares of Series B Preferred Stock (each such share, a "Series B Share") shall be identical in all respects and shall entitle the holders thereof to the same rights and privileges, subject to the same qualifications, limitations and restrictions.



    (a)  DIVIDENDS.



        (i) GENERAL OBLIGATION. Each holder of Series B Preferred Stock shall be entitled to receive, when, as and if declared by the Board cash dividends on each Series B Share at a rate equal to $.125 per share per annum. Such dividends on the Series B Preferred Stock shall be cumulative, whether or not earned or declared, and shall accrue on a daily basis from the date of issuance of Series B Preferred Stock, and shall be payable quarterly in arrears on each Series B Dividend Payment Date if declared by the Board. Each dividend on Series B Preferred Stock shall be payable to the holders of record of Series B Preferred Stock as they appear on the stock register of the Corporation on such record date as may be fixed by the Board. Dividends shall cease to accrue in respect of shares of Series B Preferred Stock on the date of their repurchase or redemption by the Corporation unless the Corporation shall have failed to pay the relevant repurchase or redemption price on the date fixed for repurchase or redemption. Notwithstanding anything to the contrary set forth above, unless and until such dividends are declared by the Board of Directors, there shall be no obligation to pay such dividends whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends; PROVIDED, that such dividends shall be required to be paid at the time of the repurchase or redemption of the Series B Shares as provided herein if not earlier declared and paid. Accrued dividends on the Series B Preferred Stock if not paid on the first or any subsequent Series B Dividend Payment Date following accrual shall thereafter accrue additional dividends ("ADDITIONAL DIVIDENDS") in respect thereof, compounded quarterly, at the rate of 12.5% per annum. In addition, special dividends will accrue with respect to the Series B-2 Preferred Stock at a rate of 12.5% per annum, compounded quarterly, on the Series B-2 Liquidation Premium. All of such dividends will accrue whether or not they have been declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends. The date on which the Corporation initially issues any Share will be deemed to be its "date of issuance" regardless of the number of times transfer of such Share is made on the stock records maintained by or for the Corporation and regardless of the number of certificates which may be issued to evidence such Share.



        (ii) SERIES B DIVIDEND PAYMENT DATES. To the extent that all accrued and accumulated dividends are not paid on each March 31, June 30, September 30 and December 31 of each year (the "SERIES B DIVIDEND PAYMENT DATES"), commencing on the second Series B Dividend Payment Date following the issuance of the Series B Shares, all dividends which have accrued and accumulated on each such share outstanding during the period ending upon each such date (including dividends on the Series B-2 Preferred Stock for amounts accrued and accumulated in respect of the Series B-2 Liquidation Premium) will be accumulated as described above as Additional Dividends.



        (iii) DISTRIBUTION OF PARTIAL DIVIDEND PAYMENTS. If at any time the Corporation elects to pay dividends in cash and pays less than the total amount of dividends then accrued with respect to the Series B Preferred Stock, such payment will be distributed (x) first, ratably among the holders of the Series B-2 Preferred Stock until an amount which, together with cash dividends theretofore paid on the Series C-2 Preferred Stock (other than in respect of the Series C-2 Annual Dividend) is equal to the Series B-2 Liquidation Premium (plus, all Accumulated Dividends thereon) shall have been paid, and (y) second, ratably among the holders of the Series B Preferred Stock based upon the aggregate accrued and accumulated but unpaid dividends on the Series B Shares held by each such holder and the aggregate amount of dividends to be paid thereby, and any amounts of such dividends remaining thereafter shall, until paid to the holder thereof, remain Additional Dividends with respect to such Series B Share.



        (iv) PAYMENT OF STOCK DIVIDENDS. In the sole discretion of the Corporation, any dividends accruing on the Series B Shares may be paid, in lieu of cash dividends, by the issuance of additional Series B Shares (including fractional Series B Shares) having an aggregate Series B Liquidation Value at the time of such payment equal to the amount of the dividend to be paid; provided, that if the Corporation pays less than the total amount of dividends then accrued and accumulated on the Series B Preferred Stock in the form of additional Series B Shares, such payment in Series B Shares shall be made PRO RATA to the holders of Series B Shares based upon the aggregate accrued and accumulated but unpaid dividends on the Series B Shares held by each such holder and the aggregate amount of dividends to be paid in the form of Series B Shares.



    (b)  RANK; PRIORITY.



        (i) Except as otherwise described below, with respect to dividend rights and rights on liquidation, winding up and dissolution of the Corporation, the Series B Senior Securities shall rank junior to the Series B Senior Securities on a parity with the Series B Parity Securities and senior to the Series B Junior Securities.



        (ii) Unless otherwise waived in writing by the holders of a majority of the outstanding shares of Series B-2 Preferred Stock, the holders of Series B-2 Preferred Stock shall be entitled to receive a quarterly dividend (ratably among such holders based upon the number of shares of Series B-2 Preferred Stock held by each such holder as of the time of such distribution) equal to the aggregate accrued and accumulated but unpaid dividends on such Series B-2 Shares (plus, all Accumulated Dividends) on each Series B Dividend Payment Date (PROVIDED, that the aggregate amount of such dividends together with cash dividends paid on the Series C-2 Preferred Stock (other than in respect of the Series C-2 Annual Dividend) shall not exceed the sum of the Series B-2 Liquidation Premium plus, all Accumulated Dividends thereon), and no distribution or dividend on or redemption or repurchase of any Series A Shares, Series B Parity Securities or Series B Junior Securities (other than pursuant to paragraph (b)(ii) of Section 4) or any portion thereof shall be made until such dividends are paid in full; PROVIDED, HOWEVER, that no more than $4 million in the aggregate in the first year following the date of issuance of the Series B Preferred Stock (and $1 million in each subsequent year), may be paid to the holders of the Series B-2 Preferred Stock (pursuant to this paragraph (b)(ii)) and the holders of the Series C-2 Preferred stock (pursuant to paragraph (b)(ii) of Section 4) prior to any distribution or dividend on or redemption or repurchase of any Series A Shares.



        (iii) So long as any Series B Shares remain outstanding, the Corporation shall not (i) declare any dividends on any Series B Junior Securities, (ii) repurchase or otherwise redeem any Series B Junior Securities, or (iii) set aside or apply any funds for the purchase, redemption or other acquisition by the Corporation for value of any shares of Series B Junior Securities (either pursuant to any applicable sinking fund requirement or otherwise) unless (x) in the case of clause (i) above, full Accumulated Dividends have been paid or set apart for payment on the Series B Shares for all Dividend Periods terminating on or prior to the date of payment of such dividends on Series B Junior Securities and (y) in the case of clauses (ii) and (iii) above, all of the then outstanding Series B Shares have been purchased, redeemed or otherwise acquired by the Corporation or funds in an amount sufficient to pay the aggregate redemption price of such Series B Shares have been set apart for payment upon the purchase, redemption or acquisition of such shares; PROVIDED, HOWEVER, that the foregoing will not:
    (i) prohibit the Corporation from repurchasing shares of Series B Junior Securities, pursuant to a written plan or agreement, from a holder who is, or was, an employee of the Corporation; (ii) prohibit the Corporation from making dividends, other distributions, redemptions, repurchases or acquisitions in respect of the Series C-2 Annual Dividend (as defined in Section 4 of this Article Fourth) or in respect of the Series C-2 Preferred Stock (other than in respect of the Series C-2 Annual Dividend) in an amount such that such dividends together with dividends paid in respect of the Series B-2 Preferred Stock do not exceed the Series B-2 Liquidation Premium (plus, all Accumulated Dividends thereon); or (iii) prohibit the Surviving Corporation from making dividends, other distributions, redemptions, repurchases or acquisitions in respect of Series B Junior Securities payable in Series B Junior Securities or options, warrants or other rights to subscribe for or purchase shares of Series A Junior Securities (and cash in lieu of any fractional shares of such Series B Junior Securities), including any dividends declared in connection with any stock splits, stock dividends, share combinations, share exchanges, recapitalization or other transaction in which such dividends are made in the form of Series B Junior Securities.



        (iv) So long as any Series B Preferred Stock is outstanding, no dividends shall be declared by the Board of Directors or paid or funds set apart for the payment of dividends or other distributions on any Series B Parity Securities for any period, and no Series B Parity Securities may be repurchased, redeemed or otherwise acquired, nor may funds be set apart for such payment (other than dividends, other distributions, redemptions, repurchases or acquisitions payable in Series B Junior Securities and cash in lieu of fraction share of such Series B Junior Securities in connection therewith), unless (i) full Accumulated Dividends have been paid or set apart for such payment on the Series B Preferred Stock and Series B Parity Securities for all Dividend Periods terminating on or prior to the date of payment of such dividends or distributions on, or such repurchase or redemption of, such Series B Parity Securities (the "Series B Parity Payment Date") or (ii) any such dividends are declared and paid pro rata so that the amounts of any dividends declared and paid per share on outstanding Series B Preferred Stock and each other share of Series B Parity Securities will in all cases bear to each other the same ratio that accrued and unpaid dividends (including any Accumulated Dividends) per share of outstanding Series B Preferred Stock and such other outstanding shares of Series B Parity Securities bear to each other as of such Series B Parity Payment Date. In the event that Series B Parity Securities are issued in multiple classes or series, dividends, distributions, redemptions, repurchases and acquisitions made on any one class or series of Series B Parity Securities pursuant to this paragraph (b)(iv) (other than any payments made to the holders of the Series B-2 Preferred Stock for amounts for which the Series B-2 Preferred Stock is entitled to a priority pursuant to paragraph (b)(ii)) must be made on a PARI PASSU basis with each other outstanding class or series. In addition, if the Corporation in any manner subdivides or combines the outstanding shares of any class or series of Series B Parity Securities, the outstanding shares of each other class or series of Series B Parity Securities shall be proportionately subdivided or combined.



    (c) LIQUIDATION. Upon any liquidation, dissolution or winding up of the Corporation, the holders of the Series B Preferred Stock then outstanding will be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders an amount in cash per share equal to the

Series B Liquidation Value, plus (x) all Accumulated Dividends accrued and unpaid thereon, including Additional Dividends, and (y) with respect to the Series B-2 Preferred Stock, an amount equal to the Series B-2 Liquidation Premium (plus all Accumulated Dividends accrued and unpaid thereon, including Additional Dividends), AFTER distributions or payments are made in respect of any Series B Senior Securities but BEFORE any distribution or payment is made in respect of any of the Series B Junior Securities (EXCEPT, that distributions or payments in respect of the Series B-2 Preferred Stock or the Series C-2 Preferred Stock for amounts accrued and accumulated in respect of the Series B-2 Liquidation Premium and the Series C-2 Annual Dividend (as defined in Section 4 of this Article Fourth), respectively, shall be made on a PARI PASSU basis PRIOR to any distribution or payment in respect of the Series A Preferred Stock or the Series B-1 Preferred Stock; PROVIDED, HOWEVER, that such distributions or payments to the extent made PRIOR to any distribution or payment made in respect of the Series A Preferred Stock shall not exceed $4.0 million in the aggregate in the first year following the date of issuance of the Series B Preferred Stock and $1.0 million in the aggregate in each year thereafter). After payment in full in accordance with the preceding sentence, the holders of Series B Preferred Stock will not be entitled to any further payment. The Corporation will mail written notice of such liquidation, dissolution or winding up, not less than 10 days prior to the payment date stated therein, to each record holder of Series B Preferred Stock. If upon any such liquidation, dissolution or winding up of the Corporation, the Corporation's assets available to be distributed among the holders of the Series B Shares and the holders of all Series B Parity Securities are insufficient to permit payment to such holders of the aggregate amount which they are entitled to be paid pursuant to this Section, then the entire assets to be distributed to the holders of Series B Preferred Stock and the Series B Parity Securities shall be distributed (x) first, ratably among the holders of the Series B-2 Preferred Stock to the extent of the dividend preference set forth in paragraph (b)(ii) of this Section 3, and
(y) second, ratably among such holders based upon the aggregate liquidation preference to which each is entitled (plus all Accumulated Dividends, including Additional Dividends) with respect to the Series B Shares held by each such holder. After payment in full in accordance with the preceding sentence, the holders of Series B Shares shall not be entitled to any further participation in any distribution in the event of liquidation, dissolution or winding up of the affairs of the Corporation in respect of the Shares of Series B Preferred Stock held thereby. Neither the consolidation, merger or other business combination of the Corporation into or with one or more corporations, nor the voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) by the Corporation of all or any part of its property or assets, nor the reduction of the capital stock of the Corporation, will be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Section 3 so long as the holders of the Series B Junior Securities do not receive consideration in respect of such securities with rights and preferences in respect of dividends, distributions, liquidation or redemption senior to (i) the Series B Preferred Stock or (ii) such other consideration as may be received by the holders of Series B Preferred Stock in respect of such shares in connection with any such transaction.



    (d)  REDEMPTIONS.



        (i) SCHEDULED REDEMPTIONS. Subject to the terms and conditions of the Series B Senior Securities (including without limitation paragraph (b) of
    Section 2 of this Article Fourth), the Corporation shall redeem from funds legally available therefor all outstanding shares of the Series B Preferred Stock on the date that is thirty days after the twentieth (20(th)) anniversary of the date of issuance of the Series B Preferred Stock, at the per share redemption price set forth below. The Corporation shall not have the right nor the power to, and the holders thereof shall not have the right to require the Corporation to, redeem any shares of the Series B Preferred Stock prior to the scheduled Redemption Date. Notwithstanding the foregoing, the preceding sentence shall not prohibit the Corporation from acquiring from any holder thereof, with such holder's consent, any shares of Series B Preferred Stock held by such holder.

        (ii) REDEMPTION PRICE. For each Series B Share which is to be redeemed the Corporation will be obligated on the Redemption Date to pay to the holder thereof (upon surrender by such holder at the Corporation's principal office of the certificate representing such share) an amount in immediately available funds equal to the equal to the Series B Liquidation Value, plus
    (x) all Accumulated Dividends accrued and unpaid thereon, including Additional Dividends, and (y) with respect to shares of Series B-2 Preferred Stock, an amount equal to the Series B-2 Liquidation Premium (plus all Accumulated Dividends accrued and unpaid thereon, including Additional Dividends). If the Corporation's funds which are legally available for redemption of Series B Shares on any Redemption Date are insufficient to redeem the total number of Series B Shares to be redeemed on such date, those funds which are legally available will be used to redeem the maximum possible number of Series B Shares ratably among the holders of the Series B Shares to be redeemed based upon the aggregate Series B Liquidation Value of such shares (plus all Accumulated Dividends accrued and unpaid thereon (including, with respect to shares of Series B-2 Preferred Stock, an amount equal to the Series B-2 Liquidation Premium, plus, in each case, all Additional Dividends) held by each such holder and the aggregate amount to be paid, and other shares not so redeemed shall remain issued and outstanding until redeemed in accordance with the terms thereof. At any time thereafter when additional funds of the Corporation are legally available for the redemption of Series B Shares, such funds will immediately be used to redeem the balance of the Series B Shares which the Corporation has become obligated to redeem on any Redemption Date but which it has not redeemed.



        (iii) NOTICE OF REDEMPTION. The Corporation will mail written notice (a "REDEMPTION NOTICE") of the redemption of Series B Preferred Stock to each record holder not more than 30 nor less than 10 days prior to the date on which such redemption is to be made. Each holder of Series B Shares shall surrender the certificate or certificates representing such shares of Series B Preferred Stock being so redeemed to the Corporation, duly endorsed, in the manner and at the place designated in the Redemption Notice, and on the Redemption Date the full redemption price for such shares shall be payable in cash to the Person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled and retired. In the event that less than all of the shares represented by any such certificate are redeemed, a new certificate shall be issued to the holder thereof within three Business Days of redemption representing the unredeemed shares.



        (iv) DIVIDENDS AFTER REDEMPTION DATE. No Series B Share is entitled to any dividends accruing after the date on which the Series B Liquidation Value (plus all accrued and unpaid dividends thereon) of such Series B Shares is paid in full. On such date all rights of the holder of such Series B Shares will cease, and such Share will not be deemed to be outstanding.



        (v) REDEEMED OR OTHERWISE ACQUIRED SHARES. Any Series B Shares which are redeemed or otherwise acquired by the Corporation will be canceled and will not be reissued, sold or transferred.



        (vi) OTHER REDEMPTIONS OR ACQUISITIONS. Subject to the terms and conditions of the Series B Senior Securities, the Corporation shall not redeem or otherwise acquire any Series B Preferred Stock, except as expressly authorized herein or pursuant to a purchase offer made pro rata to all holders of the Series B Preferred Stock on the basis of the number of shares of such stock owned by each such holder.



        (vii) DEPOSIT OF FUNDS. The Corporation's obligation to deliver funds in accordance with this Section 3(d) shall be deemed fulfilled if, on or before a Redemption Date, the Corporation shall deposit with the Exchange Agent such funds as are required to be delivered by the Corporation pursuant to this Section 3(d) upon the occurrence of the related redemption consideration sufficient to pay all accrued and unpaid dividends on the shares to be redeemed, in trust for the account of the holders of the shares to be redeemed (and so as to be and continue to be available therefor), with irrevocable instructions and authority to such Exchange Agent that such shares and funds be delivered upon redemption of the shares of Series B Preferred Stock so called for redemption. Any interest accrued on such funds shall be paid to the Corporation from time to time. Upon surrender of the certificates pursuant to paragraph (d)(iii) above, each surrendering holder of Series B Shares for redemption shall thereupon be entitled to any funds payable pursuant to this
    Section 3(d) following such surrender and following the date of such redemption.



    (e)  VOTING RIGHTS.



        (i) The holders of Series B Preferred Stock shall not be entitled or permitted to vote on any matter required or permitted to be voted upon by the shareholders of the Corporation, except as otherwise required by Delaware law or the Certificate of Incorporation except that, without the written consent of the holders of a majority of the outstanding shares of Series B Preferred Stock or the vote of the holders of a majority of the outstanding shares of Series B Preferred Stock at a meeting of the holders of Series B Preferred Stock called for such purpose, the Corporation shall not (a) create, authorize or issue any other class or series of Capital Stock entitled to a preference prior to a Series B Preferred Stock upon any dividend or distribution or any liquidation, distribution of assets, dissolution or winding up of the Corporation, or (b) amend, alter or repeal any provision of the Corporation's Certificate of Incorporation so as to materially adversely affect the relative rights and preferences of the Series B Preferred Stock.



        (ii) Without limiting the generality of the foregoing, in no event shall the holders of Series B Preferred Stock be entitled to vote (individually or as a class) on any merger or consolidation involving the Corporation, any sale of all or substantially all of the assets of the Corporation or any similar transaction.



        (iii) In any case in which the holders of Series B Preferred Stock shall be entitled to vote pursuant to this Section 3(e), each holder shall be entitled to one vote for each share of Series B Preferred Stock held unless otherwise required by applicable law.



    (f) REISSUANCE OF SERIES B PREFERRED STOCK. Shares of Series B Preferred Stock which have been issued and reacquired in any manner, including shares purchased, redeemed or exchanged, shall have the status of authorized and unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock, all subject to the conditions and restrictions on issuance set forth in any resolution or resolutions adopted by the Board of Directors providing for the issuance of any series of Preferred Stock; except that the Corporation may reissue shares of Series B Preferred Stock which are reacquired by the Corporation from a holder who is, or was, an employee or director of the Corporation (or its Affiliates) to another employee or director of the Corporation or its subsidiaries.



    (g) BUSINESS DAY. If any payment shall be required by the terms hereof to be made on a day that is not a Business Day, such payment shall be made on the immediately succeeding Business Day.



    (h) NO PREEMPTIVE RIGHTS. No holder of Series B Preferred Stock will possess any preemptive rights to subscribe for or acquire any unissued shares of Capital Stock of the Corporation (whether now or hereafter authorized) or securities of the Corporation convertible into or carrying a right to subscribe to or acquire shares of Capital Stock of the Corporation.



    (i) PROHIBITIONS AND RESTRICTIONS IMPOSED BY SENIOR SECURITIES AND INDEBTEDNESS. To the extent that any action required to be taken by the Corporation under this Section 3 shall be prohibited or restricted by the terms of any Series B Senior Securities or any contract or instrument to which the Corporation is a party or by which it is bound in respect of the incurrence of indebtedness, the Corporation's actions shall be delayed until such time as such prohibition or restriction is no longer in force.

    (j)  DEFINITIONS.  The following definitions apply to this Section 3 only.



        "ACCUMULATED DIVIDENDS" means (i) with respect to any share of Series B Preferred Stock, the dividends that have accrued on such share as of such specific date for Dividend Periods ending on or prior to such date (whether or not earned or declared) and that have not previously been paid in cash, and (ii) with respect to any Series B Parity Security, the dividends that have accrued and are due on such security as of such specific date (whether or not earned or declared).



        "AFFILIATE" shall mean, as to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition, "control" (including, with its correlative meanings, "controlled by" and "under common control with") shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).



        "BUSINESS DAY" means any day, excluding Saturday, Sunday, and any day which shall be in the City of New York a legal holiday or a day on which banking institutions are authorized by law or other governmental actions to close.



        "DIVIDEND PERIOD" means the Initial Dividend Period and, thereafter, such quarterly period between subsequent consecutive Series B Dividend Payment Dates.



        "INITIAL DIVIDEND PERIOD" means the dividend period commencing on the Issue Date and ending on the first Series B Dividend Payment Date to occur thereafter.



        "PERSON" means an individual, a partnership, a corporation, an association, a limited liability company, a joint stock company, a trust, a joint venture, an incorporated or unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.



        "REDEMPTION DATE" as to any Series B Share means the date specified in any Redemption Notice; PROVIDED, that no such date will be a Redemption Date unless the applicable Series B Liquidation Value PLUS, in the case of Series B-2 Preferred Stock, the Series B-2 Liquidation Premium (plus, in each case, all Accumulated Dividends accrued and unpaid thereon) is actually paid, or set aside for payment in full on such date, and if not so paid or set aside for payment in full, the Redemption Date will be the date on which such amount is fully paid.



        "SERIES B JUNIOR SECURITIES" means, collectively, the Common Stock, Series C Preferred Stock and each other class or series of Capital Stock of the Corporation issued after the date hereof of the terms of which specifically provide that such class or series shall rank junior to the Series B Preferred Stock as to dividend distributions or distributions upon the liquidation, winding up or dissolution of the Corporation.



        "SERIES B LIQUIDATION VALUE" of any Series B Share will be an amount equal to $1.00 per share.



        "SERIES B PARITY SECURITIES" means each other class of Capital Stock or class or series of preferred stock issued by the Corporation after the date hereof the terms of which do not specifically provide that they rank junior to Series B Preferred Stock or senior to Series B Preferred Stock as to dividend distributions or distributions upon liquidation, winding up or dissolution of the Corporation.



        "SERIES B SENIOR SECURITIES" means the Series A Preferred Stock and each other class of capital stock or other class or series of Preferred Stock issued by the Corporation that by its terms is senior to the Series B Preferred Stock with respect to dividend distributions or distributions upon the liquidation, winding up or dissolution of the Corporation.



        "SERIES B-2 LIQUIDATION PREMIUM" with respect to the Series B-2 Preferred Stock means an amount, in the aggregate, equal to $3,400,000.

    (k) NOTICES. Except as otherwise expressly provided, all notices referred to herein will be in writing and will be delivered by registered or certified mail, return receipt requested, postage prepaid and will be deemed to have been given when so mailed (i) to the Corporation, at its principal executive offices and (ii) to any stockholder, at such holder's address as it appears in the stock records of the Corporation (unless otherwise indicated by any such holder).



SECTION 4. SERIES C PREFERRED STOCK



    Except as otherwise provided in this Section 4 or as otherwise required by applicable law, all shares of Series C Preferred Stock (each such share, a "SERIES C SHARE") shall be identical in all respects and shall entitle the holders thereof to the same rights and privileges, subject to the same qualifications, limitations and restrictions.



    (a)  DIVIDENDS.



        (i) GENERAL OBLIGATION. Each holder of Series C Preferred Stock shall be entitled to receive, when, as and if declared by the Board cash dividends on each Series C Share at a rate equal to $.13 per share PER ANNUM. Such dividends on the Series C Preferred Stock will be cumulative, whether or not earned or declared, and will accrue on a daily basis from the date of issuance of Series C Preferred Stock, and will be payable quarterly in arrears on each Series C Dividend Payment Date if so declared by the Board. In addition, the holders of Series C-2 Preferred Stock will be entitled to receive, when, as and if declared by the Board, an annual cash dividend (ratably among such holders based upon the number of shares of Series C-2 Preferred Stock held by each such holder as of the time of such distribution) in an aggregate amount equal to the Series C-2 Annual Dividend. Dividends shall cease to accrue in respect of shares of Series C Preferred Stock on the date of their repurchase or redemption by the Corporation unless the Corporation shall have failed to pay the relevant repurchase or redemption price on the date fixed for repurchase or redemption. Notwithstanding anything to the contrary set forth above, unless and until such dividends are declared by the Board of Directors, there shall be no obligation to pay such dividends whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends; PROVIDED, that such dividends shall be required to be paid at the time of the repurchase or redemption of the Series C Shares as provided herein if not earlier declared and paid. Accrued dividends (including the Series C-2 Annual Dividend) on the Series C Preferred Stock if not paid on the first or any subsequent Series C Dividend Payment Date following accrual shall thereafter accrue additional dividends ("ADDITIONAL DIVIDENDS") in respect thereof, compounded quarterly, at the rate of 13.0% per annum. The date on which the Corporation initially issues any Series C Share will be deemed to be its "date of issuance" regardless of the number of times transfer of such Series C Share is made on the stock records maintained by or for the Corporation and regardless of the number of certificates which may be issued to evidence such Series C Share.



        (ii) All dividends paid with respect to shares of Series C Preferred Stock pursuant to Section 2(a)(i) shall be paid PRO RATA to the holders of Series C Shares entitled thereto.



        (iii) DIVIDEND REFERENCE DATES. To the extent that all accrued and accumulated dividends are not paid on each March 31, June 30, September 30 and December 31 of each year (the "SERIES C DIVIDEND REFERENCE DATES"), commencing on the second Series C Dividend Reference Date following the issuance of the Series C Shares, all dividends which have accrued and accumulated on each such share outstanding during the period ending upon each such date (including dividends on the Series C-2 Preferred Stock in respect of the Series C-2 Annual Dividend) will be accumulated as described above as Additional Dividends.



        (iv) Dividends on account of arrears for any past Dividend Period and dividends in connection with any mandatory redemption pursuant to Section 4(d) may be declared and paid at any time, without reference to any regular Series C Dividend Reference Date, to the holders of record of the Series C Shares on any date as may be fixed by the Board of Directors, which date is not more than 10 days prior to the payment of such dividends.



        (v) DISTRIBUTION OF PARTIAL DIVIDEND PAYMENTS. If at any time the Corporation elects to pay dividends in cash and pays less than the total amount of dividends then accrued with respect to the Series C Preferred Stock, such payment will be distributed (x) first, ratably among the holders of the Series C-2 Preferred Stock until an amount which, together with cash dividends theretofore paid on the Series B-2 Preferred Stock, is equal to the Series B-2 Liquidation Premium (plus, all Accumulated Dividends thereon) shall have been paid, (y) second, ratably among the holders of the Series C-2 Preferred Stock as payment of amounts accrued with respect to the Series C-2 Annual Dividend, and (z) third, ratably among the holders of the Series C Preferred Stock based upon the aggregate accrued and accumulated but unpaid dividends on the Series C Shares held by each such holder and the aggregate amount of dividends to be paid thereby, and any amounts of such dividends remaining thereafter shall, until paid to the holder thereof, remain Additional Dividends with respect to such Series C Share.



        (vi) PAYMENT OF STOCK DIVIDENDS. In the sole discretion of the Corporation, any dividends accruing on the Series C Shares may be paid, in lieu of cash dividends, by the issuance of additional Series C Shares (including fractional Series C Shares) having an aggregate Series C Liquidation Value at the time of such payment equal to the amount of the dividend to be paid; PROVIDED, that if the Corporation pays less than the total amount of dividends then accrued and accumulated on the Series C Preferred Stock in the form of additional Series C Shares, such payment in Series C Shares shall be made PRO RATA to the holders of Series C Shares based upon the aggregate accrued and accumulated but unpaid dividends on the Series C Shares held by each such holder.



    (b)  RANK; PRIORITY.



        (i) Except as otherwise described below, with respect to dividend rights and rights on liquidation, winding up and dissolution of the Corporation, the Series C Preferred Stock shall rank junior to the Series C Senior Securities, on a parity with the Series C Parity Securities and senior to the Series C Junior Securities.



        (ii) Unless otherwise waived in writing by the holders of a majority of the outstanding shares of Series C-2 Preferred Stock, the holders of Series C-2 Preferred Stock shall be entitled to receive a quarterly dividend (ratably among such holders based upon the number of shares of Series C-2 Preferred Stock held by each such holder as of the time of such distribution) (x) until such time as the sum of all such dividends, together with cash dividends paid on the Series B-2 Preferred Stock, equals the Series B-2 Liquidation Premium (plus, all Accumulated Dividends thereon) and
    (y) for amounts which have accrued and accumulated in respect of the Series C-2 Annual Dividend (plus, all Accumulated Dividends thereon) on each Series C Dividend Payment Date occurring in any calendar year, and no distribution or dividend on or redemption or repurchase of any Series A Shares, Series B Shares occurring in any calendar year, Series C Parity Securities or Series C Junior Securities or any portion thereof shall be made until the aggregate amount of Accumulated Dividends in respect of the Series C-2 Annual Dividend and the aggregate other Accumulated Dividends in respect of the Series C-2 Preferred Stock in an amount that, together with cash dividends paid on the Series B-2 Preferred Stock, equals the Series B-2 Liquidation Premium (plus, all Accumulated Dividends thereon), for all Dividend Periods terminating on or prior to the date of payment of such dividend distribution, repurchase or redemption has been paid in full to the holders of the outstanding shares of Series C-2 Preferred Stock; PROVIDED, HOWEVER, that no more than $4 million in the aggregate in the first year following the date of issuance of the Series C Preferred Stock (and $1 million in each subsequent year), may be paid to the holders of the Series C-2 Preferred Stock (pursuant to this paragraph (b)(ii)) and the holders of the Series B-2 Preferred Stock (pursuant to paragraph (b)(ii) of Section 3) prior to any distribution or dividend on or redemption or repurchase of any Series A Shares.



        (iii) So long as any Series C Shares remain outstanding, the Corporation shall not (i) declare any dividends on any Series C Junior Securities, (ii) repurchase or otherwise redeem any Series C Junior Securities, or (iii) set aside or apply any funds for the purchase, redemption or other acquisition by the Corporation for value of any shares of Series C Junior Securities (either pursuant to any applicable sinking fund requirement or otherwise) unless (x) in the case of clause (i) above, full Accumulated Dividends have been paid or set apart for payment on the Series C Senior Securities for all Dividend Periods terminating on or prior to the date of payment of such dividends on such Series C Junior Securities and (y) in the case of clauses
    (ii) and (iii) above, all of the then outstanding shares of Series C Senior Securities have been purchased, redeemed or otherwise acquired by the Corporation or funds in an amount sufficient to pay the aggregate redemption price of such Series C Senior Securities have been set apart for payment upon the purchase, redemption or acquisition of such shares; PROVIDED, HOWEVER, that the foregoing will not: (i) prohibit the Corporation from repurchasing shares of Series C Junior Securities, pursuant to a written plan or agreement, from a holder who is, or was, an employee of the Corporation; or (ii) prohibit the Surviving Corporation from making dividends, other distributions, redemptions, repurchases or acquisitions in respect of Series C Junior Securities payable in Series C Junior Securities or options, warrants or other rights to subscribe for or purchase shares of Series C Junior Securities (and cash in lieu of any fractional shares of such Series C Junior Securities), including any dividends declared in connection with any stock splits, stock dividends, share combinations, share exchanges, recapitalization or other transaction in which such dividends are made in the form of Series C Junior Securities.



        (iv) So long as any Series C Preferred Stock is outstanding, no dividends shall be declared by the Board of Directors or paid or funds set apart for the payment of dividends or other distributions on any Series C Parity Securities for any period, and no Series C Parity Securities may be repurchased, redeemed or otherwise acquired, nor may funds be set apart for such payment (other than dividends, other distributions, redemptions, repurchases or acquisitions payable in Series C Junior Securities and cash in lieu of fraction share of such Series C Junior Securities in connection therewith), unless (i) full Accumulated Dividends have been paid or set apart for such payment on the Series C Preferred Stock and Series C Parity Securities for all Dividend Periods terminating on or prior to the date of payment of such dividends or distributions on, or such repurchase or redemption of, such Series C Parity Securities (the "SERIES C PARITY PAYMENT DATE") or (ii) any such dividends are declared and paid pro rata so that the amounts of any dividends declared and paid per share on outstanding Series C Preferred Stock and each other share of Series C Parity Securities will in all cases bear to each other the same ratio that accrued and unpaid dividends (including any Accumulated Dividends) per share of outstanding Series C Preferred Stock and such other outstanding shares of Series C Parity Securities bear to each other as of such Series C Parity Payment Date. In the event that Series C Parity Securities are issued in multiple classes or series, dividends, distributions, redemptions and acquisitions made on any one class or series of Series C Parity Securities pursuant to this paragraph (b)(iv) (other than the payments to the holders of the Series C-2 Preferred Stock for amounts accrued in respect of the Series C-2 Annual Dividend and for which the Series C-2 Preferred Stock is otherwise entitled to a priority pursuant to paragraph (b)(ii) of this Section 4) must be made on a PARI PASSU basis with each other outstanding class or series. In addition, if the Corporation in any manner subdivides or combines the outstanding shares of any class or series of Series C Parity Securities, the outstanding shares of each other class or series of Series C Parity Securities shall be proportionately subdivided or combined.

    (c) LIQUIDATION. Upon any liquidation, dissolution or winding up of the Corporation, the holders of the Series C Preferred Stock then outstanding will be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders an amount in cash per share equal to the Series C Liquidation Value (plus all Accumulated Dividends accrued and unpaid thereon (including with respect to the Series C-2 Preferred Stock, amounts accrued and accumulated in respect of the Series C-2 Annual Dividend plus all Accumulated Dividends therein, including Additional Dividends), AFTER distributions or payments are made in respect of the Series C Senior Securities but BEFORE any distribution or payment is made in respect of any of the Series C Junior Securities (EXCEPT, that distributions or payments made in respect of the Series C-2 Preferred Stock for amounts accrued and accumulated in respect of the Series C-2 Annual Dividend shall be made on a PARI PASSU basis with distributions or payments made in respect of the Series B-2 Preferred Stock for amounts accrued and accumulated in respect of the Series B-2 Liquidation Premium (as defined in Section 3 of this Article Fourth) PRIOR to any distribution or payment in respect of the Series A Preferred Stock, the Series B-1 Preferred Stock or the Series C-1 Preferred Stock; PROVIDED, that such distributions or payments to the extent made PRIOR to any distribution or payment made in respect of the Series A Preferred Stock shall not exceed, together with any distributions or payment made on the Series B-2 Preferred Stock prior to the Series A Preferred Stock or the Series B-1 Preferred Stock, $4.0 million in the aggregate in the first year following the date of issuance of the Preferred Stock and $1.0 million in the aggregate in each year thereafter). After payment in full in accordance with the preceding sentence, the holders of Series C Preferred Stock will not be entitled to any further payment. The Corporation will mail written notice of such liquidation, dissolution or winding up, not less than 10 days prior to the payment date stated therein, to each record holder of Series C Preferred Stock. If upon any such liquidation, dissolution or winding up of the Corporation, the Corporation's assets available to be distributed among the holders of the Series C Shares and the holders of all Series C Parity Securities are insufficient to permit payment to such holders of the aggregate amount which they are entitled to be paid pursuant to this Section, then the entire assets to be distributed to the holders of Series C Preferred Stock and the Series C Parity Securities shall be distributed (x) first, ratably among the holders of the Series C-2 Preferred Stock to the extent of the dividend preference set forth in paragraph (b)(ii) of this Section 4, and (y) second, ratably among such holders based upon the aggregate liquidation preference to which each is entitled (plus all Accumulated Dividends, including Additional Dividends) with respect to the Series C Shares or Series C Parity Securities held by each such holder. After payment in full in accordance with the preceding sentence, the holders of Series C Shares shall not be entitled to any further participation in any distribution in the event of liquidation, dissolution or winding up of the affairs of the Corporation in respect of the shares of Series C Preferred Stock held thereby. Neither the consolidation, merger or other business combination of the Corporation into or with one or more corporations, nor the voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) by the Corporation of all or any part of its property or assets, nor the reduction of the capital stock of the Corporation, will be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Section 4 so long as the holders of the Series C Junior Securities do not receive consideration in respect of such securities with rights and preferences in respect of dividends, distributions, liquidation or redemption senior to (i) the Series C Preferred Stock or (ii) such other consideration as may be received by the holders of Series C Preferred Stock in respect of such shares in connection with any such transaction.



    (d)  REDEMPTIONS.



        (i) SCHEDULED REDEMPTIONS. Subject to the terms and conditions of the Series C Senior Securities (including without limitation paragraph (b) of
    Section 2 of this Article Fourth) the Corporation shall redeem from funds legally available therefor all outstanding shares of the Series C Preferred Stock on the date that is thirty days after the twentieth (20th) anniversary of the date of issuance of the Series C Preferred Stock, at the per share redemption price set forth below. The Corporation shall not have the right nor the power to, and the holders thereof shall not have the right to require the Corporation to, redeem any shares of Series C Preferred Stock prior to the scheduled Redemption Date. Notwithstanding the foregoing, the preceding sentence shall not prohibit the Corporation from acquiring from any holder thereof, with such holder's consent, any shares of Series C Preferred Stock held by such holder.



        (ii) REDEMPTION PRICE. For each Series C Share which is to be redeemed the Corporation will be obligated on the Redemption Date to pay to the holder thereof (upon surrender by such holder at the Corporation's principal office of the certificate representing such share) an amount in immediately available funds equal to the Series C Liquidation Value, plus all Accumulated Dividends accrued and unpaid thereon (including, with respect to the Series C-2 Preferred Stock, amounts accrued and unpaid in respect of the Series C-2 Annual Dividend, plus, in each case Additional Dividends), for all Dividend Periods prior to the Redemption Date,. If the Corporation's funds which are legally available for redemption of Series C Shares on any Redemption Date are insufficient to redeem the total number of Series C Shares to be redeemed on such date, those funds which are legally available will be used to redeem the maximum possible number of Series C Shares ratably among the holders of the Series C Shares to be redeemed based upon the aggregate Series C Liquidation Value of such shares (plus all Accumulated Dividends accrued and unpaid thereon (including, with respect to shares of Series C-2 Preferred Stock, amounts accrued and unpaid in respect of the Series C-2 Annual Dividend, plus, in each case, all Additional Dividends)) held by each such holder and other shares not so redeemed shall remain issued and outstanding until redeemed in accordance with the terms thereof. At any time thereafter when additional funds of the Corporation are legally available for the redemption of Series C Shares, such funds will immediately be used to redeem the balance of the Series C Shares which the Corporation has become obligated to redeem on any Redemption Date but which it has not redeemed.



        (iii) NOTICE OF REDEMPTION. The Corporation will mail written notice of each redemption of Series C Preferred Stock to each record holder not more than 30 nor less than 10 days prior to the date on which such redemption is to be made. Each holder of Series C Shares shall surrender the certificate or certificates representing such shares of Series C Preferred Stock being so redeemed to the Corporation, duly endorsed, in the manner and at the place designated in the Redemption Notice, and on the Redemption Date the full redemption price for such shares shall be payable in cash to the Person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled and retired. In the event that less than all of the shares represented by any such certificate are redeemed, a new certificate shall be issued to the holder thereof within three Business Days after redemption representing the unredeemed shares.



        (iv) DIVIDENDS AFTER REDEMPTION DATE. No Series C Share is entitled to any dividends accruing after the date on which the Series C Liquidation Value (plus all accrued and unpaid dividends thereon) of such Series C Shares is paid in full. On such date all rights of the holder of such Series C Shares will cease, and such Share will not be deemed to be outstanding.



        (v) REDEEMED OR OTHERWISE ACQUIRED SHARES. Any Series C Shares which are redeemed or otherwise acquired by the Corporation will be canceled and will not be reissued, sold or transferred.



        (vi) OTHER REDEMPTIONS OR ACQUISITIONS. Subject to the terms and conditions of the Series C Senior Securities, the Corporation shall not redeem or otherwise acquire any Series C Preferred Stock, except as expressly authorized herein or pursuant to a purchase offer made pro rata to all holders of the Series C Preferred Stock on the basis of the number of shares of such stock owned by each such holder.



        (vii) DEPOSIT OF FUNDS. The Corporation's obligation to deliver funds in accordance with this Section 4(d) shall be deemed fulfilled if, on or before a Redemption Date, the Corporation shall deposit with the Exchange Agent such funds as are required to be delivered by the Corporation pursuant to this Section 4(d) upon the occurrence of the related redemption consideration sufficient to pay all accrued and unpaid dividends on the shares to be redeemed, in trust for the account of the holders of the shares to be redeemed (and so as to be and continue to be available therefor), with irrevocable instructions and authority to such Exchange Agent that such shares and funds be delivered upon redemption of the shares of Series C Preferred Stock so called for redemption. Any interest accrued on such funds shall be paid to the Corporation from time to time. Upon surrender of the certificates pursuant to paragraph (d)(iii) above, each surrendering holder of Series C Shares for redemption shall thereupon be entitled to any funds payable pursuant to this Section 4(d) following such surrender and following the date of such redemption.



    (e)  VOTING RIGHTS.



        (i) The holders of Series C Preferred Stock shall not be entitled or permitted to vote on any matter required or permitted to be voted upon by the shareholders of the Corporation, except as otherwise required by Delaware law or the Certificate of Incorporation except that, without the written consent of the holders of a majority of the outstanding shares of Series C Preferred Stock or the vote of the holders of a majority of the outstanding shares of Series C Preferred Stock at a meeting of the holders of Series C Preferred Stock called for such purpose, the Corporation shall not (a) create, authorize or issue any other class or series of Capital Stock entitled to a preference prior to a Series C Preferred Stock upon any dividend or distribution or any liquidation, distribution of assets, dissolution or winding up of the Corporation, or (b) amend, alter or repeal any provision of the Corporation's Certificate of Incorporation so as to materially adversely affect the relative rights and preferences of the Series C Preferred Stock.



        (ii) Without limiting the generality of the foregoing, in no event shall the holders of Series C Preferred Stock be entitled to vote (individually or as a class) on any merger or consolidation involving the Corporation, any sale of all or substantially all of the assets of the Corporation or any similar transaction.



        (iii) In any case in which the holders of Series C Preferred Stock shall be entitled to vote pursuant to this Section 4(e), each holder shall be entitled to one vote for each share of Series C Preferred Stock held unless otherwise required by applicable law.



    (f) REISSUANCE OF SERIES C PREFERRED STOCK. Shares of Series C Preferred Stock which have been issued and reacquired in any manner, including shares purchased, redeemed or exchanged, shall have the status of authorized and unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock, all subject to the conditions and restrictions on issuance set forth in any resolution or resolutions adopted by the Board of Directors providing for the issuance of any series of Preferred Stock; except that the Corporation may reissue shares of Series C Preferred Stock which are reacquired by the Corporation from a holder who is, or was, an employee or director of the Corporation (or its Affiliates) to another employee or director of the Corporation or its subsidiaries.



    (g) BUSINESS DAY. If any payment shall be required by the terms hereof to be made on a day that is not a Business Day, such payment shall be made on the immediately succeeding Business Day.



    (h) NO PREEMPTIVE RIGHTS. No holder of Series C Preferred Stock will possess any preemptive rights to subscribe for or acquire any unissued shares of Capital Stock of the Corporation (whether now or hereafter authorized) or securities of the Corporation convertible into or carrying a right to subscribe to or acquire shares of Capital Stock of the Corporation.



    (i) PROHIBITIONS AND RESTRICTIONS IMPOSED BY SENIOR SECURITIES AND INDEBTEDNESS. To the extent that any action required to be taken by the Corporation under this Section 2 shall be prohibited or restricted by the terms of any Series C Senior Securities or any contract or instrument to which the Corporation is a party or by which it is bound in respect of the incurrence of indebtedness, the

Corporation's actions shall be delayed until such time as such prohibition or restriction is no longer in force.



    (j)  DEFINITIONS.  The following definitions apply to this Section 4 only.



        "ACCUMULATED DIVIDENDS" means (i) with respect to any share of Series C Preferred Stock, the dividends that have accrued on such share as of such specific date for Dividend Periods ending on or prior to such date (whether or not earned or declared) and that have not previously been paid in cash, and (ii) with respect to any Series C Parity Security, the dividends that have accrued and are due on such security as of such specific date (whether or not earned or declared).



        "AFFILIATE" shall mean, as to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition, "control" (including, with its correlative meanings, "controlled by" and "under common control with") shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).



        "BUSINESS DAY" means any day, excluding Saturday, Sunday, and any day which shall be in the City of New York a legal holiday or a day on which banking institutions are authorized by law or other governmental actions to close.



        "DIVIDEND PERIOD" means the Initial Dividend Period and, thereafter, such quarterly period between subsequent consecutive Series C Dividend Payment Dates.



        "INITIAL DIVIDEND PERIOD" means the dividend period commencing on the Issue Date and ending on the first Series C Dividend Payment Date to occur thereafter.



        "PERSON" means an individual, a partnership, a corporation, an association, a limited liability company, a joint stock company, a trust, a joint venture, an incorporated or unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.



        "REDEMPTION DATE" as to any Series C Share means the date that specified in any Redemption Notice; PROVIDED, that no such date will be a Redemption Date unless the applicable Series C Liquidation Value (plus all Accumulated Dividends accrued and unpaid thereon (including, with respect to the Series C-2 Preferred Stock, amounts accrued and unpaid in respect of the Series C-2 Annual Dividend, and, in each case, all Additional Dividends) is actually paid, or set aside for payment in full on such date, and if not so paid or set aside for payment in full, the Redemption Date will be the date on which such amount is fully paid.



        "SERIES C JUNIOR SECURITIES" means, collectively, the Common Stock and each other class or series of Capital Stock of the Corporation the terms of which provide that such class or series will rank junior to the Series C Preferred Stock as to dividend distributions or distributions upon the liquidation, winding up or dissolution of the Corporation.



        "SERIES C LIQUIDATION VALUE" of any Series C Share will be an amount equal to $1.00 per share.



        "SERIES C PARITY SECURITIES" means each other class of Capital Stock or class or series of preferred stock issued by the Corporation after the date hereof the terms of which do not specifically provide that they rank junior to Series C Preferred Stock or senior to Series C Preferred Stock as to dividend distributions or distributions upon liquidation, winding up or dissolution of the Corporation.



        "SERIES C SENIOR SECURITIES" means the Series A Preferred Stock, the Series B Preferred Stock and each other class of capital stock or other class or series of Preferred Stock issued by the Corporation that by its terms is senior to the Series C Preferred Stock with respect to dividend distributions or distributions upon the liquidation, winding up or dissolution of the Corporation.

        "SERIES C-2 ANNUAL DIVIDEND" with respect to the Series C-2 Preferred Stock means an amount, in the aggregate, equal to the greater of (x) $500,000 and (y) .75% of the Corporations earnings before interest, tax depreciation (other than rental depreciation) and amortization for the year with respect to which such dividend will be paid.



    (k) NOTICES. Except as otherwise expressly provided, all notices referred to herein will be in writing and will be delivered by registered or certified mail, return receipt requested, postage prepaid and will be deemed to have been given when so mailed (i) to the Corporation, at its principal executive offices and (ii) to any stockholder, at such holder's address as it appears in the stock records of the Corporation (unless otherwise indicated by any such holder).



SECTION 5. COMMON STOCK



    Except as otherwise provided in this Section 5 or as otherwise required by applicable law, all shares of Common Stock shall be identical in all respects and shall entitle the holders thereof to the same rights and privileges, subject to the same qualifications, limitations and restrictions.



    (a) VOTING RIGHTS. The holders of Class A Common Stock shall have the general right to vote for all purposes, including the election of directors, as provided by law. Each holder of Class A Common Stock shall be entitled at all elections of directors to as many votes as shall equal the number of votes which such holder would be entitled to cast for the election of directors with respect to his shares of stock multiplied by the number of directors to be elected, and such holder may cast all of such votes for a single director or may distribute them among the number to be voted for, or for any two or more of them as he may see fit, and to one vote for each share upon all other matters. Except as otherwise required by law, the holders of Class B Common Stock shall have no voting rights.



    (b) DIVIDENDS. Holders of Common Stock will be entitled to receive ratably such dividends as may be declared by the Board of Directors, PROVIDED that if dividends are declared which are payable in shares of Common Stock, dividends will be declared which are payable at the same rate on each class of Common Stock and the dividends payable to holders of Class A Common Stock will be payable in shares of Class A Common Stock and the dividends payable to holders of Class B Common Stock will be payable in shares of Class B Common Stock.



    (c) LIQUIDATION. Subject to the provisions of the Series A Preferred Stock, the Series B Preferred Stock and the Series C Preferred Stock, the holders of the Common Stock shall be entitled to participate ratably on a per share basis in all distributions to the holders of Common Stock in any liquidation, dissolution or winding up of the Corporation.



    (d)  CONVERSION OF COMMON STOCK.



        (i) RIGHT TO CONVERT. Each record holder of Class A Common Stock will be entitled to convert any or all of such holder's Class A Common Stock into the same number of shares of Class B Common Stock and each record holder of Class B Common Stock will be entitled to convert any or all of the shares of such holder's Class B Common Stock into the same number of shares of Class A Common Stock; PROVIDED, HOWEVER, that at the time of conversion of shares of Class B Common Stock into shares of Class A Common Stock such holder determines in its sole discretion that it would be permitted, pursuant to applicable law, to hold the total number of shares of Class A Common Stock which he would hold after giving effect to such conversion; and PROVIDED, FURTHER, that the determination of a holder of Class B Common Stock that such holder is permitted pursuant to applicable law to convert Class B Common Stock into Class A Common Stock pursuant to this Section 2 shall be final and binding upon the Corporation.



        (ii) SURRENDER OF CERTIFICATES. Each conversion of shares of a class of Common Stock into shares of another class of Common Stock, will be effected by the surrender of the certificate or certificates representing the shares to be converted at the principal office of the Corporation at any time during normal business hours, together with a written notice by the holder of such shares stating the number of shares that any such holder desires to convert into the other class. Such conversion will be deemed to have been effected as of the close of business on the date on which such certificate or certificates have been surrendered and such notice has been received by the Corporation, and at such time the rights of any such holder with respect to the converted class of Common Stock will cease and the person or persons in whose name or names the certificate or certificates for shares of the other class of Common Stock are to be issued upon such conversion will be deemed to have become the holder or holders of record of the shares of such other class of Common Stock represented thereby.



        (iii) ISSUANCE OF CERTIFICATES. Promptly after such surrender and the receipt by the Corporation of the written notice from the holder hereinbefore referred to, the Corporation will issue and deliver in accordance with the surrendering holder's instructions the certificate or certificates for the other class of Common Stock issuable upon such conversion and a certificate representing any shares of Common Stock which were represented by the certificate or certificates delivered to the Corporation in connection with such conversion but which were not converted. The issuance of certificates for the other class of Common Stock upon conversion will be made without charge to the holder or holders of such shares for any issuance tax (except stock transfer taxes) in respect thereof or other cost incurred by the Corporation in connection with such conversion.



        (iv) RESERVATION OF SHARES FOR CONVERSION. So long as any shares of any class of Common Stock are outstanding, the Corporation will at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock and Class B Common Stock (or any shares of Class A Common Stock or Class B Common Stock which are held as treasury shares), the number of shares sufficient for issuance upon conversion of all outstanding shares of the other class of Common Stock.



    (e) TRANSFERS. The Corporation will not close its books against the transfer of any share of Common Stock, or of any share of Common Stock issued or issuable upon conversion of shares of the other class of Common Stock, in any manner that would interfere with the timely conversion of such shares of Common Stock.



    (f) SUBDIVISION AND COMBINATION OF SHARES. If the Corporation in any manner subdivides or combines the outstanding shares of any class of Common Stock, the outstanding shares of the other class of Common Stock will be proportionately subdivided or combined.



    (g) REGISTRATION OF TRANSFER. The Corporation shall keep at its principal office (or such other place as the Corporation reasonably designates) a register for the registration of shares of Common Stock. Upon the surrender of any certificate representing shares of any class of Common Stock at such place, the Corporation shall, at the request of the record holder of such certificate, execute and deliver (at the Corporation's expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of shares of such class represented by the surrendered certificate and the Corporation shall forthwith cancel such surrendered certificate. Each such new certificate shall be registered in such name and shall represent such number of shares of such class as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate. The issuance of new certificates shall be made without charge to the holders of the surrendered certificates for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such issuance.



    (h) REPLACEMENT. Upon receipt of evidence reasonably satisfactory to the Corporation (provided that an affidavit of the registered holder will be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing one or more shares of any class of Common Stock, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the holder is a financial institution or other institutional investor its own agreement will be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.



    (i) NOTICES. All notices referred to herein shall be in writing, and shall be delivered by registered or certified mail, return receipt requested, postage prepaid, and shall be deemed to have been given when so mailed (i) to the Corporation at its principal executive offices and (ii) to any stockholder at such holder's address as it appears in the stock records of the Corporation (unless otherwise specified in a written notice to the Corporation by such holder).



    (j) ACTION BY WRITTEN CONSENT. Any action required to be taken at any annual or special meeting of stockholders of the Corporation, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken and bearing the dates of signature of the stockholders who signed the consent or consents, shall be signed by the holders of outstanding stock having not less than a majority of the shares entitled to vote, or, if greater, not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.



    (k)  AMENDMENT AND WAIVER.  No amendment or waiver of any provision of this
Section 5 shall be effective without the prior consent of the holders of a majority of the then outstanding shares of Common Stock voting as a single class. For purposes of votes on amendments and waivers to this Section 5, each share of Common Stock shall be entitled to one vote. No amendment directly to any terms or provisions of any class of Common Stock that adversely affects such class of Common Stock vis-a-vis any other class of Common Stock shall be effective without the prior consent of the holders of a majority of the then outstanding shares of such class of Common Stock (it being understood that the issuance of preferred stock shall not be deemed to adversely affect the Common Stock).



                                 ARTICLE FIFTH



    The name and mailing address of the incorporator are Luann M. Taiariol, 4000 Bell Atlantic Tower, 1717 Arch Street, Philadelphia, Pennsylvania 19103-2793.



                                 ARTICLE SIXTH



    The board of directors of the Corporation is authorized to adopt, amend or repeal the bylaws of the Corporation, except as otherwise specifically provided therein.



                                ARTICLE SEVENTH



    Directors shall be elected at an annual meeting of stockholders and shall serve until the next annual meeting of stockholders. Elections of directors need not be by written ballot unless the bylaws of the Corporation shall so provide. The Board of Directors shall not be classified.



                                 ARTICLE EIGHTH



    The Board of Directors may fill any vacancy on the Board at any time after the commencement of such vacancy.

                                 ARTICLE NINTH



    The Corporation reserves the right to amend any provision contained in this Certificate as the same may from time to time be in effect in the manner now or hereafter prescribed by law, and all rights conferred on stockholders or others hereunder are subject to such reservation.



                                 ARTICLE TENTH



    The directors of the Corporation shall be entitled to the benefits of all limitations on the liability of directors generally that are now or hereafter become available under the General Corporation Law of Delaware. Without limiting the generality of the foregoing, no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Section 10 shall be prospective only, and shall not affect, to the detriment of any director, any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.



                                ARTICLE ELEVENTH



    The Company shall not be governed by the provisions of Section 203 of the General Corporation Law of Delaware.

                                                                         ANNEX B

                                          March 25, 1999

Board of Directors
CORT Business Services Corporation
4401 Fair Lakes Court
Fairfax, VA 22033

Members of the Board:

    We understand that CORT Business Services Corporation ("CORT" or the "Company") will enter into an Agreement and Plan of Merger to be dated March 26, 1999 (the "Agreement"), with Acquisition Holdings, L.L.C. ("Parent") and Acquisition Merger Sub, Inc. ("Sub") in substantially the form provided to us in rendering this opinion. The Agreement provides that, at the effective time of the merger (the "Merger") of Sub with and into CORT (the "Effective Time"), CORT will become a wholly-owned subsidiary of Parent and each outstanding share of Common Stock (as defined by the Agreement) of CORT (other than shares canceled pursuant to Section 2.1(b) of the Agreement and other than Dissenting Shares (as defined by the Agreement) and Retained Shares (as defined by the Agreement)) will be converted into the right to receive (i) $24.00 in cash and (ii) one share of Senior Preferred (as defined by the Agreement), which consideration is referred to in the Agreement and herein as the "Merger Consideration." The terms and conditions of the Merger are more fully set forth in the Agreement.

    You have requested our opinion as investment bankers as to the fairness, from a financial point of view, of the Merger Consideration to the shareholders of the Company receiving the Merger Consideration (the "Non-Affiliated Shareholders").

    SunTrust Equitable Securities Corporation ("SunTrust Equitable"), as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. SunTrust Equitable has been engaged to render an opinion to the Board of Directors of the Company with respect to the fairness, from a financial point of view, to the Non-Affiliated Shareholders of the Merger Consideration and will receive a fee for rendering this opinion and reimbursement of its expenses. In addition, the Company has agreed to indemnify SunTrust Equitable for certain liabilities arising out of its engagement, including the rendering of this opinion. In the ordinary course of business, we trade the equity securities of the Company for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in these securities.

    In connection with our opinion, we have reviewed, among other things, the Agreement, certain publicly-available information and certain other financial information, reports, forecasts and other internal information that was provided to us by or on behalf of the Company for purposes of our analysis. We held discussions with the management and representatives of the Company concerning the historical and current operations of the Company, its financial condition and its prospects. In addition, we conducted such other financial studies, analyses and investigations and reviewed such other information and factors as we deemed appropriate for purposes of this opinion.

    In rendering this opinion, we have relied, without assuming any responsibility for independent verification, on the accuracy and completeness of all financial and other information reviewed by us that was publicly available or furnished to us by or on behalf of the Company. We have assumed with your consent that the financial forecasts that we examined were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of the Company. We express no opinion with respect to such forecasts or the assumptions on which they were based. We

Board of Directors
March 25, 1999
Page 2

have not made an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company, nor were we furnished with any such evaluations or appraisals. In connection with the preparation of this opinion we have not been authorized to solicit nor have we solicited or evaluated any alternative transaction with any other party. Our opinion is based upon economic, market and other conditions as they exist and can be evaluated on the date hereof. Our opinion does not address the merits of the underlying decision by the Company to engage in the Merger and does not constitute a recommendation to any shareholder of the Company as to whether or not that shareholder should vote to approve the Merger. The financial markets in general, and the markets for the securities of the Company, in particular, are subject to volatility, and this opinion does not purport to address potential developments in the financial markets or the markets for the securities of the Company after the date hereof.

    This letter may not be reproduced, disseminated, quoted or referred to at any time without our prior written consent; however, the opinion rendered hereby may be included in its entirety in the proxy statement relating to the Merger to be distributed by the Company to its shareholders.

    Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the Non-Affiliated Shareholders of the Company.

                                          Very truly yours,

                                          SunTrust Equitable Securities
                                          Corporation

                                                                         ANNEX C

                        DELAWARE GENERAL CORPORATION LAW

SECTION 262. APPRAISAL RIGHTS

    (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to sec. 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

    (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to sec. 251 (other than a merger effected pursuant to sec. 251(g) of this title), sec. 252, sec. 254, sec. 257, sec. 258, sec. 263 or sec. 264 of this title:

        (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 stockholders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of sec. 251 of this title.

        (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to secs. 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

           a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

           b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

           c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

           d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares described in the foregoing subparagraphs a., b. and c. of this paragraph.

        (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under sec. 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

    (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

    (d) Appraisal rights shall be perfected as follows:

        (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

        (2) If the merger or consolidation was approved pursuant to sec. 228 or sec. 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

    (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

    (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

    (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

    (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

    (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

    (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems STES in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

    (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

    (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

                                   SCHEDULE I

                          PURCHASES OF SHARES BY CORT
                             AND CERTAIN AFFILIATES

                                                                  QUARTERLY     NUMBER OF SHARES      RANGE OF
PURCHASER                                                          PERIOD           PURCHASED          PRICES
-------------------------------------------------------------  ---------------  -----------------  --------------
CORT.........................................................         1997(1)            4,259     $ 0.26- 9.09

CORT.........................................................         1998(1)              713     $ 8.23- 9.66

CORT.........................................................        Q3 1998             3,500     $ 40.06

CORT.........................................................        Q4 1998             4,998     $ 18.13

Paul N. Arnold...............................................        Q3 1997               100     $ 35.75

Bruce C. Bruckmann...........................................        Q3 1998            17,600     $ 24.06-31.31

Michael A. Delaney...........................................        Q2 1998             2,500     $ 31.00

Kenneth W. Hemm..............................................        Q3 1998             3,500     $ 30.13

------------------------

(1) Shares purchased from terminated management investors pursuant to the Company's Stock Option, Securities Purchase and Stockholders' Agreement.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    The Certificate of Incorporation, as amended (the "Charter"), of CORT Business Services Corporation (the "Company") provides that directors of the Company shall be entitled to all limitations on the liability of directors available under the Delaware General Corporation Law (the "DGCL"). Further, the Charter provides that a director shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions by the director not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) for actions described under Section 174 of the DGCL relating to the declaration of dividends and purchase or redemption of shares in violation of the DGCL or (iv) for any transactions from which a director derived an improper personal benefit. In addition, Section 145 of the DGCL, under certain circumstances, provides for the indemnification of the Company's officers and directors against liabilities which they may incur in such capacities.

    In general, any officer or director of the Company shall be indemnified by the Company against expenses including attorneys' fees, judgments, fines and settlements actually and reasonably incurred by that person in connection with a legal proceeding as a result of such relationship, whether or not the indemnified liability arises from an action by or in the right of the Company, if the officer or director acted in good faith, and in the manner believed to be in or not opposed to the Company's best interest; and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. Such indemnity is limited to the extent that (i) such person is not otherwise indemnified and (ii) such indemnification is not prohibited by the DGCL or any other applicable law.

    Any indemnification under the previous paragraph (unless ordered by a court) shall be made by the Company only as authorized in the specific case upon the determination that indemnification of the director or officer is proper in the circumstances because that person has met the applicable standard of conduct set forth above. Such determination shall be made (i) by the Board of Directors by a majority vote of a quorum of disinterested directors who are not parties to such action or (ii) if such quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion. To the extent that a director or officer of the Company shall be successful in prosecuting an indemnity claim, the reasonable expenses of any such person and the fees and expenses of any special legal counsel engaged to determine the possibility of indemnification shall be borne by the Company.

    Expenses incurred by a director or officer of the Company in defending a civil or criminal action, suit or proceeding shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that that person is not entitled to be indemnified by the Company as authorized by the Bylaws.

    The indemnification and advancement of expenses provided by, or granted pursuant to Article IV of the Bylaws is not deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled, both as to action in that person's official capacity and as to action in another capacity while holding such office.

    The Board of Directors has the power to authorize the Company to purchase and maintain insurance on behalf of the Company and others to the extent that the power to do so has not been prohibited by the DGCL, create any fund to secure any of its indemnification obligations and give other indemnification to the extent permitted by law. The obligations of the Company to indemnify a director or officer under Article IV of the Bylaws is a contract between the Company and such director or officer and no modification or repeal of the Bylaws shall detrimentally affect such officer or director with regard to that person's acts or omissions prior to such amendment or repeal.

    The Company has also purchased insurance for its directors and officers for certain losses arising from claims or charges made against them in their capacities as directors and officers of the Company.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.


  EXHIBIT
  NUMBER                                                   DESCRIPTION
-----------  --------------------------------------------------------------------------------------------------------

       2.1   Agreement and Plan of Merger, dated as of March 25, 1999, among the Company, CBF Holding LLC and CBF
             Mergerco Inc.; incorporated by reference to Exhibit 2.1 to the Company's Form 8-K, filed on March 29,
             1999.

       2.2   First Amendment to Agreement and Plan of Merger dated as of July 26, 1999, among the Company, CBF
             Holding LLC and CBF Mergerco Inc.; included as Annex A to the preliminary Proxy Statement/Prospectus, which is filed herewith.

       3.1   Restated Certificate of Incorporation of the Company; incorporated by reference to Exhibit 3.1 to
             Amendment No. 3 to the Company's Registration Statement on Form S-1, No. 33-97568 filed on November 13,
             1995.

       3.2   Amendment to Restated Certificate of Incorporation; incorporated by reference to Appendix A to the
             Company's Definitive Proxy Statement on Schedule 14A, filed as of March 31, 1997.

       3.3   By-laws of the Company; incorporated by reference to Exhibit 3.2 to Amendment No. 3 to the Company's
             Registration Statement on Form S-1, No. 33-97568 filed on November 13, 1995.

       4.1   Letter from NationsBank N.A. and NationsBanc Montgomery Security LLC to CBF Holding LLC dated April 21,
             1999; incorporated by reference to Exhibit 99.3 to the Company's Form 8-K filed April 29, 1999.

       4.2   Letter from Credit Suisse First Boston Corporation to CBF Holding LLC dated April 21, 1999 incorporated by reference to Exhibit 99.2 to the Company's Form 8-K filed April 29, 1999.

       4.3   Letter from Bank of America, N.A., Bankers Trust Company and Credit Suisse First Boston to CBF Holding
             LLC dated July 6, 1999

       5.1   Opinion of Dechert Price & Rhoads.

      10.1   Credit Agreement dated as of February 13, 1998 by and among CFR, the Company, the lenders identified therein, and NationsBank, N.A., as agent; incorporated by reference to Exhibit 10.1 to the Company's
             Annual Report on Form 10-K for the fiscal year ended December 31, 1997.

      10.2   Stock Option, Securities Purchase and Stockholders Agreement, dated as of January 18, 1994, by and among the Company, CFR, Citicorp Venture Capital Ltd. and certain investors named therein; incorporated by reference to Exhibit 4.6 to the Company's Registration Statement on Form S-8, No. 33-72724, filed on
             December 9, 1993.

      10.3   Amendment 1 to New Cort Holdings Corporation and Subsidiaries Employee Stock Option and Stock Purchase
             Plan as adopted by the Board of Directors of the Company on December 21, 1993; incorporated by reference to Exhibit 10.11 to CFR's Annual Report on Form 10-K for the fiscal year ended December 31, 1993.

  EXHIBIT
  NUMBER                                                   DESCRIPTION
-----------  --------------------------------------------------------------------------------------------------------
      10.4   New Cort Holdings Corporation and Subsidiaries Employee Stock Option and Stock Purchase Plan (1995 Plan
             Distribution) as adopted by the Board of Directors of the Company on December 16, 1994; incorporated by reference to Exhibit 10.13 to CFR's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30,
             1995.

      10.5   Form of First Amendment to Stockholders Agreement, dated as of November 13, 1995, by and among the
             Company, Citicorp Venture Capital Ltd., and certain investors named therein; incorporated by reference to Exhibit 10.5 to Amendment No. 3 to the Company's Registration Statement on Form S-1, No. 33-97568
             filed on November 13, 1995.

      10.6   Registration Rights Agreement for Common Stock, dated as of January 18, 1994, by and among the Company,
             Citicorp Venture Capital Ltd. and certain investors named therein; incorporated by reference to Exhibit
             10.4 to the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1994.

      10.7   CFR's Supplemental Executive Retirement Plan, dated October 28, 1992, as revised effective January 1,
             1993, restated through the Second Amendment; incorporated by reference to Exhibit 10.8 to the Company's
             Annual Report on Form 10-K for the year ended December 31, 1996.

      10.8   Agreement for Irrevocable Trust Under CORT Furniture Rental Supplemental Executive Retirement Plan,
             dated June 1, 1996, between CFR and Mentor Trust Company; incorporated by reference to Exhibit 10.9 to the Company's Annual Report on Form 10-K for the year ended December 31, 1996.

      10.9   Letter Agreement, dated July 24, 1992, between CFR and Paul N. Arnold; incorporated by reference to
             Exhibit 10.16 to CFR's Registration Statement on Form S-1, No. 33-65094, filed on June 25, 1993.

     10.10   Letter Agreement, dated August 18, 1993, between CFR and Paul N. Arnold; incorporated by reference to
             Exhibit 10.26 to Amendment No. 5 to the Company's Registration Statement on Form S-1, No. 33-65094,
             filed on August 25, 1993.

     10.11   Employment Agreement, dated September 1, 1994, between CFR and Charles M. Egan; incorporated by reference to Exhibit 10.10 to CFR's Annual Report on Form 10-K for the year ended December 31, 1994.

     10.12   Amended and Restated CORT Business Services Corporation 1995 Directors Stock Option Plan adopted by the
             Board of Directors October 18, 1995 and amended and restated on May 14, 1997; incorporated by reference to Exhibit 10.13 to the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30,
             1997.

     10.13   Equity Share Agreement, between CFR and Lloyd and Eileen S. Lenson, dated April 20, 1994; incorporated by reference to Exhibit 10.17 to the Company's Registration Statement on Form S-1, No. 33-97568 filed on
             September 29, 1995.

     10.16   Amended and Restated CORT Business Services Corporation 1995 Stock Based Incentive Compensation Plan as
             adopted by the Board of Directors on July 25, 1995 and amended and restated on May 14, 1997;
             incorporated by reference to Exhibit 10.17 to the Company's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1997.

     10.17   CORT Business Services Corporation 1997 Directors Stock Option Plan, as adopted by the stockholders of the Company at the Annual Meeting of Stockholders on May 14, 1997; incorporated by reference to Appendix
             C to the Company's Definitive Proxy Statement on Schedule 14A, filed as of March 31, 1997.

  EXHIBIT
  NUMBER                                                   DESCRIPTION
-----------  --------------------------------------------------------------------------------------------------------
      12.1   Statement re computation of ratios.

      21.1   List of Subsidiaries; incorporated by reference to Exhibit 21.1 to the Company's Annual Report on Form
             10-K for the year ending December 31, 1998.

      23.1   Consent of KPMG LLP.

      23.2   Consent of Dechert Price & Rhoads (contained in opinion filed as Exhibit 5.1 to this Proxy
             Statement/Prospectus).

      99.1   Press Release issued by the Company on March 26, 1999; incorporated by reference to Exhibit 99.1 to the
             Company's Form 8-K filed March 29, 1999.

      99.2   Press Release issued by the Company on April 21, 1999; incorporated by reference to Exhibit 99.1 to the
             Company's Form 8-K filed April 29, 1999.

      99.3   Complaint in the Court of Chancery of the State of Delaware, naming Michael Sternberg, as Plaintiff, and the Company, each of the directors of the Company, and Citicorp Venture Capital Ltd., as Defendants;
             incorporated by reference to Exhibit 99.4 to the Company's Form 8-K filed April 29, 1999.

      99.4   Complaint in the Court of Chancery of the State of Delaware, naming Harbor Finance Partners, as
             Plaintiff, and the Company, each of the directors of the Company, and Citicorp Venture Capital Ltd., as
             Defendants; incorporated by reference to Exhibit 99.5 to the Company's Form 8-K filed April 29, 1999.

      99.5   Complaint in the Court of Chancery of the State of Delaware, naming Harold Shapiro, as Plaintiff, and the Company, each of the directors of the Company, Bruckmann, Rosser, Sherrill & Co. and Citicorp
             Venture Capital Ltd., as Defendants, incorporated by reference to Exhibit 99.6 to the Company's Form 8-K filed April 29, 1999.

      99.6   Consent of SunTrust Equitable Securities Corporation.

      99.7   Amended Complaint in the Court of Chancery of the State of Delaware, naming Harbor Finance Partners, as
             Plaintiff, and the Company, each of the directors of the Company, Bruckmann, Rosser, Sherill & Co. and
             Citicorp Venture Capital Ltd., as Defendants.

      99.8   Financial Statement Schedules


ITEM 22. UNDERTAKINGS.

    The undersigned registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (Section 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed to be underwriters, in addition to the information called for by the other Items of the applicable form.

    The Registrant undertakes that every prospectus (i) that is filed pursuant to the immediately preceding undertaking or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fairfax, Commonwealth of Virginia on July 26, 1999.


                                CORT BUSINESS SERVICES CORPORATION

                                BY:             FRANCES ANN ZIEMNIAK
                                     -----------------------------------------
                                                Frances Ann Ziemniak
                                             EXECUTIVE VICE PRESIDENT,
                                                  CHIEF FINANCIAL
                                               OFFICER AND SECRETARY


    Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 2 to the Registration Statement has been signed on July 26, 1999 by the following persons in the capacities indicated.



          SIGNATURE                        TITLE
------------------------------  ---------------------------

        PAUL N. ARNOLD          President, Chief Executive
------------------------------    Officer (Principal
        Paul N. Arnold            Officer) and Director

                                Executive Vice President,
     FRANCES ANN ZIEMNIAK         Chief Financial Officer
------------------------------    (Principal Financial
     Frances Ann Ziemniak         Officer) and Secretary

                                Vice President, Corporate
        MAUREEN THUNE             Controller (Principal
------------------------------    Accounting Officer) and
        Maureen Thune             Assistant Secretary

     FRANCES ANN ZIEMNIAK       Director
------------------------------
       Keith E. Alessi

     FRANCES ANN ZIEMNIAK       Director
------------------------------
      Bruce C. Bruckmann

     FRANCES ANN ZIEMNIAK       Director
------------------------------
      Michael A. Delaney

     FRANCES ANN ZIEMNIAK       Director
------------------------------
       Charles M. Egan

     FRANCES ANN ZIEMNIAK       Director
------------------------------
      Gregory B. Maffei

     FRANCES ANN ZIEMNIAK       Director
------------------------------
        James A. Urry



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